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As filed with the Securities and Exchange Commission on July 11, 2007

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US ONCOLOGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	621999	20-0873619
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number of Registrant and each Co-Registrant)	(I.R.S. Employer Identification No.)

16825 Northchase Drive, Suite 1300
Houston, Texas 77060
(832) 601-8766
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

B. Scott Aitken
Associate General Counsel
16825 Northchase Drive, Suite 1300
Houston, Texas 77060
(832) 601-6178
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

with a copy to:
Othon Prounis
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
(212) 596-9000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Note(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Senior Unsecured Floating Rate Toggle Notes due 2012	$654,144,119	100%	$654,144,119	$20,082

(1)
Includes $425.000.000 of senior unsecured floating rate toggle notes originally issued by the registrant and an additional $229,144,119 of such notes that may be issued in payment of interest pursuant to the indenture governing such notes. Such additional principal amount represents the Registrant's reasonable good faith estimate of the amount of additional notes which may be issued as payments of interest pursuant to such indenture.

(2)
Estimated solely for the purpose of calculating the registration fee.

(3)
Calculated pursuant to Rule 457(f) under the Securities Act, as follows: .0000307 multiplied by the proposed maximum aggregate offering price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2007

US Oncology Holdings, Inc.

Offer to Exchange

$425,000,000 principal amount of our Senior Unsecured Floating Rate Toggle Notes due 2012 for new Senior Unsecured Floating Rate Toggle Notes due 2012

        We are offering to exchange new Senior Unsecured Floating Rate Toggle Notes due 2012, or the exchange notes, for our currently outstanding Senior Unsecured Floating Rate Toggle Notes due 2012, or the outstanding notes. The exchange notes are substantially identical to the applicable outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to such outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on,                        , 2007, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

  •
  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

  •
  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

        You should consider carefully the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2007

[Inside Front Cover]

        This prospectus incorporates business and financial information about US Oncology Holdings, Inc. that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

        Any requests for business and financial information incorporated but not included in this prospectus should be sent to US Oncology Holdings, Inc., 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, Attn: Associate General Counsel. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before                         2007, the date they must make their investment decision.

PROSPECTUS SUMMARY

        This summary does not contain all of the information that is important to you. Please review this prospectus in its entirety, including the risk factors and the financial statements and the related notes included elsewhere herein, before you decide to invest. Unless the context otherwise requires, the term "Holdings" refers to US Oncology Holdings, Inc., the terms "our company," "us," "we" and "our" refer to US Oncology Holdings, Inc. together with its subsidiaries, and the terms "US Oncology" and "our subsidiaries" refer to US Oncology, Inc. together with its subsidiaries. Unless otherwise noted, references to "EBITDA," and other financial terms have the meanings set forth under "Summary of Historical and Pro Forma Consolidated Financial Information."

The Issuer

        Holdings was formed in March 2004. Currently, its principal asset is 100% of the shares of common stock of US Oncology. Holdings conducts all of its business through US Oncology and its subsidiaries.

        On August 20, 2004, a wholly owned subsidiary of Holdings merged with and into US Oncology, with US Oncology continuing as the surviving corporation and a wholly owned subsidiary of Holdings. Throughout this offering memorandum, we refer to the merger and the related financing transactions undertaken in connection with the merger as the "August 2004 Transactions."

Our Company

        We are a leading national cancer care services company. We support the cancer care community by providing medical oncology services, cancer center services, pharmaceutical services and cancer research services to physician practices that treat cancer patients. As of March 31, 2007, our network of 1,077 affiliated physicians provided care to patients in 433 locations, including 79 integrated cancer centers with 46 licensed pharmacies, and 11 radiation-only facilities across 38 states. In providing our services, we operate 114 linear accelerators, 65 diagnostic CT units and 34 PET units, including 16 PET/CT units. We estimate that in 2006 our affiliated physicians provided care to over 570,000 patients, including approximately 240,000 new patients.

        We believe that our network of affiliated practices treats more cancer patients than any other for-profit cancer care network in the United States and our affiliated practices hold significant leadership positions within several regional markets in the nation. We have built a leading franchise within the cancer care market by providing our affiliated physicians with community-based access to advanced cancer therapeutics, state-of-the-art facilities and technologies, and the largest integrated cancer research platform in the country. We are not a direct provider of medical services, but rather our affiliated practices offer comprehensive medical services to cancer patients, integrating the specialties of medical and gynecologic oncology, hematology, radiation oncology, diagnostic radiology and blood and marrow stem cell transplantation.

        Our network's community-based focus assists our affiliated physicians in locally providing the latest advances in therapies, research and technology to patients, often within a single outpatient setting. As a result, patients are often able to access high quality treatment with minimal unnecessary disruption to their daily lives. Our nationwide presence enables us to implement best practices and share new discoveries with our affiliated practices. Furthermore, our network's size affords competitive advantages in areas such as purchasing, recruiting, information systems, access to clinical research, and leading-edge technology.

Corporate Information

        Holdings was incorporated in Delaware in March, 2004. Our principal executive offices are located at 16825 Northchase Drive, Suite 1300, Houston, Texas 77060. Our telephone number at our principal executive offices is (832) 601-6178. Our worldwide web address is www.usoncology.com. The information on our website is not part of this prospectus.

Risk Factors

        See "Risk Factors" for discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Recent Developments

        During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents ("ESAs"). ESAs are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood's ability to carry oxygen. In response to the FDA advisory and subsequent Medicare intermediary changes in reimbursement for ESAs, the Centers for Medicare & Medicaid Services ("CMS") opened a National Coverage Analysis ("NCA"), on March 14, 2007. On May 14, 2007, CMS issued a proposed national coverage decision ("NCD") which goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning. A substantial portion of our affiliated practices' treatment regimens in battling cancer include the use of ESAs, so the final coverage decisions will have a significant impact on us and will reduce our revenue and operating income. See "Reimbursement Matters—Pharmaceutical Reimbursement under Medicare" for more detail regarding the CMS actions and the magnitude of ESAs to our business.

Summary of the Terms of the Exchange Offer

        The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered	$425.0 million in aggregate principal amount of senior unsecured floating rate toggle notes due 2012.
Exchange Offer
The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2007, which is the 21st business day after the date the registration statement to which this prospectus is a part went effective. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, each of the outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
	•	The exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
	•	The exchange notes bear different CUSIP numbers than the outstanding notes; and
•
The holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances relating to the timing of the exchange offer.
Resale
Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
	•	you are acquiring the exchange notes in the ordinary course of your business;
	•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and
	•	you are not an "affiliate" of Holdings, within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned "Plan of Distribution." Any holder of outstanding notes who:
• is an affiliate of Holdings,
• does not acquire exchange notes in the ordinary course of its business, or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time on , 2007 unless we decide to extend the exchange offer. We may extend the exchange offer for the outstanding notes. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail, fax, or otherwise deliver the letter of transmittal together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.
By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any exchange notes to be received by you will be acquired in the ordinary course of business;

•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;
•
you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Holdings, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.
See "The Exchange Offer—Procedure for Tendering" and "Plan of Distribution."
Effect of Not Tendering in the Exchange Offer
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.
Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Material United States Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned "Material United States Federal Income Tax Considerations" for more information on tax consequences of the exchange offer.
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
LaSalle Bank National Association, the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer—Exchange Agent."

Summary Description of the Exchange Notes

        The brief summary below describes the principal terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the "notes." Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	US Oncology Holdings, Inc.
Notes Offered	$425,000,000 aggregate principal amount of Senior Unsecured Floating Rate Toggle Notes due 2012.
Maturity Date	March 15, 2012.
Interest Rate
Interest for the first interest period commencing on the issue date shall be payable entirely in cash. Thereafter, Holdings may elect to pay interest on the exchange notes entirely in cash, by entirely increasing the principal amount of the exchange notes, or by paying 50% in cash and 50% by increasing the principal amount of the notes. Cash interest will accrue on the exchange notes at a rate per annum equal to LIBOR plus the applicable spread. PIK interest will accrue on the exchange notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR will be reset semiannually. The applicable spread will be 4.50% from (and including) the issue date to (but excluding) March 15, 2009, increasing by 0.50% from (and including) March 15, 2009 to (but excluding) March 15, 2010, and increasing by another 0.50% thereafter.
Interest Payment Dates	March 15 and September 15, beginning on September 15, 2007.
Ranking	The exchange notes will be Holdings' unsecured senior obligations and will:
• rank equally in right of payment to all of its future senior indebtedness;
• rank senior in right of payment to all of its future senior subordinated indebtedness and subordinated indebtedness;
•
be effectively subordinated in right of payment to its secured debt to the extent of the value of the assets securing such debt, and all liabilities and preferred stock of current and future subsidiaries; and
• be structurally subordinated to all indebtedness and other liabilities of its subsidiaries, including US Oncology.

As of December 31, 2006 and March 31, 2007, after giving effect to the issuance of the outstanding notes, and the application of the proceeds therefrom, Holdings, on an unconsolidated basis, would have had total outstanding debt of $425.0 million, all of which would have been senior indebtedness relating to the notes.

Holdings is a guarantor of US Oncology's existing senior secured credit facility and has pledged 100% of the capital stock of US Oncology to secure such guarantee.

Holders of the exchange notes will only be creditors of Holdings, and not of its subsidiaries. As a result, all the existing and future liabilities of its subsidiaries, including US Oncology, and including any claims of trade creditors and preferred stockholders of such subsidiaries, will be effectively senior to the exchange notes. The total condensed consolidated balance sheet liabilities of US Oncology and its subsidiaries, as of March 31, 2007, were $1,585.0 million, of which $1,075.6 million constituted indebtedness, including $475.3 million of indebtedness under the existing senior secured credit facility, $300.0 million of the existing 9% senior notes of US Oncology, $3.0 million of the existing 9 5/8% senior subordinated notes of US Oncology, $275.0 million of the existing 10 3/4% senior subordinated notes of US Oncology, and $22.3 million of other indebtedness. The senior secured credit facility and 9 5/8% senior subordinated notes of US Oncology will mature prior to the exchange notes. In addition, at July 1, 2007, US Oncology could increase its liabilities by borrowing up to an additional $136.6 million under its revolving credit facility.
Holdings and its restricted subsidiaries may incur additional debt in the future, including under the senior secured credit facility.
Optional Redemption
Holdings may redeem some or all of the exchange notes prior to September 15, 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a "make-whole" premium. Holdings may redeem some or all of the notes on or after September 15, 2007 in whole or in part, at any time and from time to time, at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption."
Mandatory Redemption	None
Guarantors	None
Security	None
Change of Control
Upon the occurrence of a change of control, holders of the exchange notes will have the right to require Holdings to repurchase notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants	The indenture governing the exchange notes contains certain covenants that limit, among other things, the ability of Holdings and the ability of its restricted subsidiaries, including US Oncology, to:
• incur additional debt;
• pay dividends on, redeem or repurchase capital stock;

	•	issue capital stock of restricted subsidiaries;
	•	make certain investments;
	•	enter into certain types of transactions with affiliates;
	•	engage in unrelated businesses;
	•	create liens securing the debt of Holdings; and
	•	sell certain assets or merge with or into other companies.
These covenants are subject to a number of important exceptions and limitations, which are described under the heading "Description of the Exchange Notes—Certain Covenants."
Absence of an Established Market for the Notes
The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you receive when you sell will be favorable.

Summary of Historical and Pro Forma Consolidated Financial Information

        We present financial information relating to US Oncology Holdings, Inc. and its subsidiaries in this offering memorandum. On August 20, 2004, the August 2004 Transactions were consummated. The historical financial data discussed herein for the period prior to August 20, 2004 was derived from the consolidated financial statements of US Oncology. Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The summary historical consolidated financial and other data of Holdings presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

        The summary historical consolidated financial data and other data set forth below for, and as of the end of the periods from January 1, 2004 through August 20, 2004 (predecessor period) and from August 21, 2004 through December 31, 2004 (successor period) and fiscal years ended December 31, 2005 and 2006, have been derived from Holdings' audited consolidated financial statements. The summary historical consolidated financial data set forth below for the three months ended March 31, 2006 and March 31, 2007 has been derived from the Holdings' unaudited condensed consolidated financial statements included elsewhere in this prospectus.

        The summary unaudited pro forma statement of operations data was derived from our unaudited pro forma condensed consolidated financial statements included elsewhere herein, which give effect to the offering of the outstanding notes as if they occurred as of January 1, 2006. The summary unaudited pro forma statement of operations data does not purport to represent what our results of operations would have been if such events had occurred as of such date indicated or what such results will be for future periods.

	Predecessor	Successor					Pro Forma
	Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004	Year Ended December 31, 2005	Three Months Ended March 31, 2006	Year Ended December 31, 2006	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Statement of Operations Data:
Product revenue	$901,616	$490,222	$1,615,943	$457,741	$1,822,141	$481,615	$1,822,141	$481,615
Service revenue	524,238	343,771	902,617	244,002	989,242	250,426	989,242	250,426

Total revenue	1,425,854	833,993	2,518,560	701,743	2,811,383	732,041	2,811,383	732,041
Cost of products	839,774	460,946	1,545,588	438,313	1,753,638	464,665	1,753,638	464,665
Cost of services:
Operating compensation and benefits	244,168	143,142	418,102	116,682	458,006	117,349	458,006	117,349
Other operating costs	144,220	100,987	245,630	66,800	274,665	72,794	274,665	72,794
Depreciation and amortization	37,375	21,096	67,414	16,034	69,351	17,729	69,351	17,729

Total cost of services	425,763	265,225	731,146	199,516	802,022	207,872	802,022	207,872
Total cost of products and services	1,265,537	726,171	2,276,734	637,829	2,555,660	672,537	2,555,660	672,537
General and administrative expense	40,676	30,159	72,357	19,078	77,180	20,276	77,180	20,276
Merger related charges	9,625	8,330	—	—	—	—	—	—
Compensation expense under long-term incentive plan	—	—	14,507	—	—	—	—	—
Impairment and restructuring charges	—	—	—	—	—	7,395	—	7,395
Depreciation and amortization	13,198	6,254	17,504	3,800	13,983	3,364	13,983	3,364

Total costs and expenses	1,329,036	770,914	2,381,102	660,707	2,646,823	703,572	2,646,823	703,572
Income from operations	96,818	63,079	137,458	41,036	164,560	28,469	164,560	28,469
Other income (expense):
Interest expense, net	(10,931)	(27,842)	(102,543)	(27,458)	(117,088)	(31,025)	(137,403)	(34,825)
Minority interests	20	(106)	(2,003)	(525)	(2,388)	(722)	(2,388)	(722)
Loss on early extinguishment of debt	(38,272)	—	—	—	—	(12,917)	(12,917)	—
Other income	622	1,976	—	—	—	—	—	—

Income (loss) before income taxes	48,257	37,107	32,912	13,053	45,084	(16,195)	11,852	(7,078)
Income tax (provision) benefit	(21,939)	(15,355)	(13,823)	(5,482)	(18,926)	609	(6,132)	(2,901)

Net income (loss)	$26,318	$21,752	$19,089	$7,571	$26,158	$(15,586)	$5,720	$(9,979)

Ratio of Earnings to Fixed Charges	2.6x	1.8x	1.2x	1.3x	1.3x	0.6x	1.1x	0.9x

	Predecessor	Successor
	Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004	Year Ended December 31, 2005	Three Months Ended March 31, 2006	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Other Financial Data:
EBITDA (as defined herein)(1)	$109,139	$94,379	$224,256	$61,415	$250,043	$36,905
Acquisition of property and equipment	50,339	30,013	84,200	11,768	82,571	17,427
Depreciation and amortization	50,573	27,350	84,918	19,834	83,334	21,093
	Predecessor	Successor
	Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004	Year Ended December 31, 2005	Three Months Ended March 31, 2006	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$131,649	$91,745	$113,914	$(128,193)	$20,517	$23,730
Investing activities	(50,339)	(1,195,840)	(90,234)	(15,049)	(110,768)	(16,677)
Financing activities	4,143	1,014,528	(18,242)	17,424	246,181	(196,018)
	As of December 31,
				As of March 31, 2007
	2004	2005	2006
	(in thousands)
Balance Sheet Data:
Working capital(2)	$186,577	$214,955	$261,796	$262,572
Total assets	2,031,798	2,118,974	2,366,494	2,194,892
Long term debt, excluding current maturities	978,937	1,230,871	1,319,664	1,489,911
Stockholders' (deficit) equity	112,485	64,397	(18,037)	(173,047)

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, including amortization of restricted stock compensation, and minority interest expense. We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. We use EBITDA to evaluate our liquidity and financial condition, both with respect to the business as a whole and individual sites. EBITDA is not calculated in accordance with GAAP. EBITDA is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to our income statement and statement of cash flows is included in this prospectus. We believe that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, EBITDA is not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us.

  As a non-GAAP measure, EBITDA should not be viewed as an alternative to income from operations, as an indicator of operating performance, or cash flow from operations as a measure of liquidity. For example, EBITDA does not reflect:

  •
  our significant interest expense, or the cash requirements necessary to service interest and principal payments on our indebtedness;

  •
  cash requirements for the replacement of capital assets being depreciated and amortized, which typically need to be replaced in the future, even though depreciation and amortization are non-cash charges;

  •
  changes in, or cash equivalents available for, our working capital needs;

  •
  our cash expenditures, or future requirements, for other capital expenditure or contractual commitments; and

  •
  the fact that other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

  Despite these limitations, management believes that EBITDA provides investors and analysts with a useful measure of liquidity and financial condition unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management compensates for these limitations by relying primarily on our GAAP results and using EBITDA as a supplement for comparative purposes and for analyzing compliance with our loan covenants.

  The following sets forth a reconciliation of EBITDA to net income (loss) and cash flow from operations.

	Predecessor	Successor
	Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004	Year Ended December 31, 2005	Three Months Ended March 31, 2006	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Net income (loss)	$26,318	$21,752	$19,089	$7,571	$26,158	$(15,586)
Interest expense, net and other income	10,309	25,866	102,543	27,458	117,088	31,025
Income tax provision (benefit)	21,939	15,355	13,823	5,482	18,926	(609)
Depreciation and amortization	50,573	27,350	84,918	19,834	83,334	21,093
Amortization of stock compensation	—	4,056	3,883	545	2,149	260
Minority interest expense(a)	—	—	—	525	2,388	722

EBITDA	109,139	94,379	224,256	61,415	250,043	36,905
Compensation expense under the long-term incentive plan	—	—	14,507	—	—	—
Merger-related charges	9,625	8,330	—	—	—	—
Loss on early extinguishment of debt	38,272	—	—	—	—	12,917
Impairment and restructuring charges	—	—	—	—	—	7,395
Changes in assets and liabilities	(490)	15,275	(18,650)	(158,047)	(97,934)	(835)
Minority interest expense(a)	(20)	106	2,003	—	—	—
Deferred income taxes	7,371	14,876	8,164	1,379	4,422	(2,236)
Interest expense, net and other income	(10,309)	(25,866)	(102,543)	(27,458)	(117,088)	(31,025)
Income tax benefit (provision)	(21,939)	(15,355)	(13,823)	(5,482)	(18,926)	609

Cash flow from operations	$131,649	$91,745	$113,914	$(128,193)	$20,517	$23,730

  (a)
  Effective January 1, 2006, minority interest expense was added back to net income (loss) for purposes of determining EBITDA.

(2)
Working capital is computed as total current assets less total current liabilities.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the notes offered hereby. In general, because our revenues depend upon the revenues of US Oncology and its affiliated practices, any risks that harm the economic performance of US Oncology or its affiliated practices will, in turn, harm us.

Risks Relating to the Notes, Including the Exchange Notes, and Our Leveraged Capital Structure

Holdings is the sole obligor under the notes. Our subsidiaries, including US Oncology, will not guarantee our obligations under the notes and do not have any obligation with respect to the notes; the notes will be effectively subordinated to Holdings' existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all indebtedness and other obligations of Holdings' subsidiaries, including US Oncology. Holdings is a holding company and therefore depends on its subsidiaries to service its obligations under the notes and its other indebtedness. Holdings' ability to repay the notes depends upon the performance of its subsidiaries and their ability to make distributions.

        Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. None of Holdings' subsidiaries will guarantee these notes. Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets will be structurally subordinated to the claims of any subsidiary's creditors, including trade creditors and holders of debt of those securities. As a result, the notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of Holdings' subsidiaries. Holdings' subsidiaries have, and after the offering will continue to have, a significant amount of indebtedness. The total consolidated balance sheet liabilities of Holdings and its subsidiaries, as of March 31, 2007, was $2,009.7 million, of which $1,500.6 million constituted indebtedness, including $425.0 million of indebtedness represented by the notes, $475.3 million of indebtedness under the existing senior secured credit facility, $300.0 million of the existing 9% senior notes of US Oncology, $3.0 million of the existing 9 5/8% senior subordinated notes of US Oncology, $275.0 million of the existing 10 3/4% senior subordinated notes of US Oncology, and other indebtedness described in Note 5 to the Condensed Consolidated Financial Statements for the three months ended March 31, 2007, which are included elsewhere in this prospectus. The senior secured credit facility and 9 5/8% senior subordinated notes will mature prior to the notes. In addition, at July 1, 2007, US Oncology could increase its liabilities by borrowing up to an additional $136.6 million under its revolving credit facility. Holdings and its restricted subsidiaries may incur additional debt in the future, including under the senior secured credit facility. You are only entitled to participate with all other holders of Holdings' indebtedness and liabilities in the assets of Holdings' subsidiaries remaining after the subsidiaries have paid all of their debts and liabilities.

        Holdings depends on its subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the notes. However, none of Holdings' subsidiaries is obligated to make funds available to it for payment on the notes. The terms of the existing senior secured credit facility and the terms of the indentures governing US Oncology's existing 9% senior notes and existing 10 3/4% senior subordinated notes restrict US Oncology and certain of its subsidiaries from, in each case, paying dividends or otherwise transferring its assets to Holdings. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of default and limitations on the total amount of dividends. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of Holdings' subsidiaries, currently limit and may, in the future, limit Holdings' ability to obtain cash from its subsidiaries. The earnings from, or other available assets of Holdings' subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of Holdings' subsidiaries will permit such subsidiaries to provide Holdings with sufficient dividends, distributions or loans to fund interest and principal payments on the notes offered hereby when due. See "Description of the Exchange Notes—Ranking."

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. As of March 31, 2007, our aggregate indebtedness was approximately $1,500.6 million. Our substantial indebtedness could have important consequences by adversely affecting our financial condition and making it more difficult to satisfy obligations, make strategic investments, increase our service offerings or expand our network of affiliated practices.

        Our substantial total indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations. Our substantial indebtedness could:

  •
  increase our vulnerability to adverse general economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds.

        In addition, the indentures governing our indebtedness contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our debts.

We may elect not to pay any cash interest accrued on the notes.

        Pursuant to the indenture governing the notes, we may elect not to pay cash interest due on the notes on any interest payment date (other than the first interest payment date of September 15, 2007), and may instead elect to pay PIK interest. In the absence of such an election, interest on the notes will be payable as PIK interest. The failure to pay cash interest on the notes on any interest payment date (other than the first interest payment date) will not constitute an event of default under the indenture governing the notes. Under such circumstances, interest will be paid in the form of PIK interest by increasing the principal amount of the notes. See "Description of the Exchange Notes—Principal, Maturity and Interest."

Despite our current level of indebtedness, we will be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

         We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes, the existing 9% senior notes and the existing 10 3/4% senior subordinated notes and the credit agreement governing the existing senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. The restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. The existing senior secured credit facility provides for $500.0 million of term loans and revolving credit commitments of $160.0 million. At July 1, 2007, US Oncology could increase its liabilities by borrowing up to an additional $136.6 million under its revolving credit facility. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. In addition, such new debt could be incurred by our subsidiaries, including US Oncology, and, as a result, the notes would be structurally subordinated to such new indebtedness. See "Description of Certain Other Indebtedness" and "Description of the Exchange Notes."

The terms of the existing senior secured credit facility and the indentures governing the notes, the existing 9% senior notes and the existing 10 3/4% senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

        The indenture governing the notes will contain, and the existing senior secured credit facility and the indentures governing the existing 9% senior notes and the existing 10 3/4% senior subordinated notes contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. The existing senior secured credit facility includes covenants restricting, among other things, US Oncology's ability to:

  •
  incur, assume or guarantee additional debt;

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  pay dividends and make other restricted payments;

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  create liens;

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  use the proceeds from sales of assets and subsidiary stock;

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  enter into sale and leaseback transactions;

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  make capital expenditures;

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  change our business;

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  enter into agreements that restrict dividends from subsidiaries;

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  enter into certain transactions with affiliates; and

  •
  transfer all or substantially all of our assets or enter into merger or consolidation transactions.

        The indenture governing the notes will also contain, and the indentures governing the existing 9% senior notes and the existing 10 3/4% senior subordinated notes also contain, numerous operating and financial covenants including, among other things, restrictions on the ability of Holdings and US Oncology, as applicable, to:

  •
  incur additional debt;

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  pay dividends and make other restricted payments;

  •
  make investments;

  •
  enter into transactions with affiliates; and

  •
  transfer all or substantially all of its assets or enter into merger or consolidation transactions.

        The existing senior secured credit facility also includes financial covenants, including requirements that US Oncology maintain:

  •
  a minimum interest coverage ratio; and

  •
  a maximum leverage ratio.

        These financial covenants will become more restrictive over time.

        A failure to comply with the covenants contained in the existing senior secured credit facility or the indentures could result in an event of default. In the event of any default under the existing senior secured credit facility, the lenders under the existing senior secured credit facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, enforce their security interest, require US Oncology to apply all of its available cash to repay these borrowings or prevent US Oncology from making debt service payments on the existing 9% senior notes and the existing 10 3/4% senior subordinated notes, any of which would result in an event of default under those notes. In addition, any default under the existing senior secured credit facility, existing 9% senior notes or existing 10 3/4% senior subordinated notes would (unless the default is waived) prevent US Oncology from paying dividends to Holdings to enable Holdings to service its obligations under the notes. In addition, future indebtedness could contain financial and other covenants more restrictive than those applicable to the existing senior secured credit facility, the notes, the existing 9% senior notes and the existing 10 3/4% senior subordinated notes. See "Description of Certain Other Indebtedness."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on debt obligations including distributions of sufficient funds from US Oncology to Holdings to enable Holdings to satisfy its obligations under its indebtedness will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available under the senior secured credit facility in an amount sufficient to allow Holdings to pay its obligations under its notes or to fund our other liquidity needs. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets subject to restrictions in our debt agreements, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible or that any assets could be sold on acceptable terms or otherwise. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations.

The notes are not secured by our assets and the lenders under the existing senior secured credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        The notes will not be secured by any of our assets. Our obligations under the existing senior secured credit facility are secured by, among other things, a first priority pledge of all of US Oncology's capital stock, which is Holdings' only asset. If we become insolvent or are liquidated, or if payment under the existing senior secured credit facility or in respect of any other secured indebtedness is accelerated, the lenders under the existing senior secured credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the existing senior secured facility or other secured debt). See "Description of Certain Other Indebtedness" and "Description of the Exchange Notes."

There may be no active trading market for the notes.

        The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the exchange offer and the pendency of any shelf registration statement.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase a substantial portion of our indebtedness. Any change of control also would constitute a default under the senior secured credit facility. Therefore, upon the occurrence of a change of control, the lenders under the senior secured credit facility will have the right to accelerate their loans and require US Oncology to prepay all of the outstanding obligations under the senior secured credit facility. Also, the senior secured credit facility will prohibit US Oncology from making dividend payments to Holdings to enable Holdings to repurchase the notes upon a change in control, unless US Oncology first repays all borrowings under the senior secured credit facility or obtains the consent of the lenders under the senior secured credit facility.

        If a change of control occurs, there can be no assurance that US Oncology will have available funds sufficient to repay all borrowings under the senior secured credit facility, to repurchase all existing notes of US Oncology and to make dividend payments to Holdings to enable it to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer. Accordingly, none of the holders of our outstanding notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or pay the change of control purchase price when due would result in a default under the indenture governing the notes.

We intend to treat the notes as "variable rate debt instruments" bearing original issue discount for U.S. federal income tax purposes.

        As a result of the characterization of the notes as "variable rate debt instruments" bearing original issue discount, United States persons will be required to include in income the interest accruing on the notes, and the rate of such accrual may be higher than the nominal rate on the notes. In addition, purchasers of the notes could be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes. See "Material U.S. Federal Income Tax Considerations."

Fraudulent conveyance laws could void our obligations under the notes.

        The net proceeds from the sale of the outstanding notes were used to repay our former senior secured floating rate notes, pay a dividend to our stockholders, and to pay related fees and expenses. Our incurrence of debt under the notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors at some future date.

Federal and state statutes allow courts, under specific circumstances, to void notes and require noteholders to return payments received from debtors. As a result, an unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes constituted a "fraudulent conveyance." To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes and that, at the time the notes were issued, we:

  •
  were insolvent;

  •
  were rendered insolvent by the issuance of the outstanding notes;

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

        If a court were to make such a finding, it could void all or a portion of our obligations under the notes, subordinate the claim in respect of the notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in certain circumstances, invalidating the notes.

        The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

Our principal stockholder's interest may conflict with yours.

        An investor group led by Welsh Carson IX owns approximately 64.2% of Holdings' outstanding common stock and approximately 81.5% of its outstanding participating preferred stock and controls a substantial portion of the voting power of such outstanding equity securities. Welsh Carson IX's interests in exercising control over our business may conflict with the interests of other holders of our debt and equity securities.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our cost of financing or ability to obtain financing.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning as early as the time of filing our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. Such a report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Effective with the year ending December 31, 2008, such report must also contain a statement that our independent registered public accounting firm has issued an attestation report on management's assessment of such internal control.

        We have begun the system and process documentation and evaluation needed to comply with Section 404. If our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to attest that our management's report is fairly stated or it is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our cost of financing or our ability to obtain financing.

Risks Relating to Our Industry

Continued efforts by commercial payers to reduce reimbursement levels, change reimbursement methodologies or control the way in which services are provided could adversely affect us.

        Commercial payers continue to seek to negotiate lower levels of reimbursement for cancer care services, with a particular focus on reimbursement for pharmaceuticals. A disproportionate majority of affiliated practices' profitability is attributable to reimbursement from commercial payers. There is a risk that commercial payers will seek reductions in pharmaceutical reimbursement similar to those included in the recent federal legislation discussed below. Any reductions in reimbursement levels could harm us and our affiliated physicians. In addition, several payers are trying to implement Mandatory Vendor Imposition ("MVI") programs under which cancer patients or their oncologists would be required to obtain pharmaceuticals from a third-party. That third-party, rather than the oncologist, would then be reimbursed. Private payers have the ability to implement such programs through benefit designs that offer patients significant incentives to receive drugs in this fashion as well as through negotiations with practices. As described below, the United States Department of Health and Human Services ("HHS") was required to implement a program under which oncologists may elect to receive drugs from a Medicare contractor, rather than purchase drugs and seek reimbursement. If such a program is successfully implemented for Medicare, private payers may follow. Commercial payers are also attempting to reduce reimbursement for other services, such as diagnostic imaging tests, by requiring that such tests be performed by specific providers within a given market or otherwise limiting the circumstances under which they will provide reimbursement for those services. In the event that payers succeed with these initiatives, our practices' and our results of operations could be adversely affected.

Changes in Medicare reimbursement may continue to adversely affect our results of operations.

        Government organizations, such as Medicare and Medicaid ("Centers for Medicare and Medicaid Services" or "CMS"), are the largest payers for our collective group of affiliated practices. As such, changes in Medicare reimbursement practices which have been initiated over the past several years, and which are continuing into 2007, may adversely affect our results of operations. Several changes which have and may continue to adversely affect us include:

  •
  Change in Medicare reimbursement methodology based on average wholesale price ("AWP") to average sales price ("ASP") for oncology pharmaceuticals administered in physicians' offices effective January 1, 2005 and its potential impact on differential pricing offered on pharmaceuticals;

  •
  Elimination of payments for data submission under the Medicare Demonstration Project;

  •
  Implementation of the Competitive Acquisition Program ("CAP") which began August 1, 2006 should any affiliated practices elect to participate in this program;

  •
  CMS changes to the Practice Expense ("PE") Methodology for non-drug services reimbursement to be phased in from 2007 to 2010;

  •
  Capping of Medicare imaging reimbursement at the lower of Hospital Outpatient Prospective Payment System ("HOPPS") rates or Physician Fee Schedule ("PFS") National Payment Amounts under the Deficit Reduction Act;

  •
  Proposed national coverage determination ("NCD") issued by the CMS which would eliminate coverage of erythropoiesis-stimulating agents ("ESAs") for patients with certain types of cancer or receiving certain types of drug therapy, and limit coverage of ESAs in certain other circumstances.

        The reductions in Medicare reimbursement may also cause some oncologists to cease providing care in the physician office setting either by retiring from the practice of medicine or by moving to a hospital setting or they may cease charging for drugs administered in the office by choosing to obtain drugs through CAP. Any such reductions in our affiliated practices would adversely affect our results of operations. In addition, any reduction in the overall size of the outpatient oncology market could adversely affect our prospects for growth and business development. We believe that the increasing national budget deficit, aging population and newly enacted prescription drug benefit will mean that pressure to reduce healthcare costs, and drug costs in particular, will continue to intensify. For a more complete description of the Medicare reimbursement changes and their impact to us, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Reimbursement Matters," contained elsewhere in this prospectus.

Proposed restrictions on reimbursement by government programs for erythropoiesis stimulating agents could result in a material reduction in revenues and profits of our affiliated practices and us.

        Erythropoiesis-stimulating agents ("ESAs") are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood's ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions. ESA usage by our affiliated practices accounted for approximately $41.0 million of our revenue, $24.5 million of our operating costs, and $16.5 million of income from operations, EBITDA and pre-tax income during the first quarter of 2007. Excluding the impairment and restructuring charges and loss on early extinguishment of debt incurred during the first quarter of 2007, ESA usage by affiliated practices accounted for approximately 5.6% of our revenue, 45.9% of our income from operations and 28.8% of our EBITDA. For the fiscal year 2006, ESA usage by our affiliated practices accounted for approximately $152.7 million of our revenue, $112.3 million of our operating costs, and $40.4 million of income from operations, EBITDA and pre-tax income, which represents 5.4% of our revenue, 24.5% of our income from operations and 16.2% of our EBITDA, respectively.

        During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about ESAs. In particular, the FDA highlighted studies that concluded that an increased risk of death may occur in cancer patients who are not receiving chemotherapy and who are treated with ESAs. Partly in response to such warnings, certain Medicare intermediaries have ceased reimbursement for ESAs administered to patients who are not current or recent chemotherapy recipients at the time of administration. In addition, intermediaries have revised usage guidelines for ESAs in other circumstances. We disclosed, in our Form 10-Q for the quarter ended March 31, 2007, lower utilization of these drugs as a result of these usage guidelines was estimated to reduce pretax income for fiscal year 2007 by approximately $8 million to $10 million. The FDA advisory and subsequent intermediary action led the Centers for Medicare & Medicaid Services ("CMS") to open a National Coverage Analysis ("NCA"), on March 14, 2007, on the use of ESAs for conditions other than advanced kidney disease, which was the first step toward issuing a proposed national coverage decision ("NCD"). On May 10, 2007, FDA conducted an Oncologic Drug Advisory Committee meeting that further raised concerns about the use of ESAs in oncology patients. Subsequent to that meeting, on May 14, 2007, in a proposed NCD, CMS announced its proposed decision to limit coverage of ESA treatment for beneficiaries with certain cancers and related neoplastic conditions, either because of a negative effect of the ESA on the beneficiaries' underlying disease or because the underlying disease increases their risk of adverse effects related to ESA use.

        The proposed NCD goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning discussed above. The proposed NCD includes determinations that would eliminate coverage for anemia not related to cancer treatment and for anemia associated with certain blood disorders and their treatment. In addition, coverage would be eliminated for patients being treated with regimens that include anti-angiogenic drugs such as bevacizumab (Avastin®) or monoclonal/polyclonal antibodies directed against the epidermal growth factor (EGF) receptor, such as Trastuzumab (Herceptin®). Coverage would also be eliminated for patients with certain other risk factors. Where ESA treatment is covered, the proposed NCD would (i) require that in order to commence ESA treatment, patients be significantly more anemic than is common practice today; (ii) impose limitations on the duration of ESA therapy and the circumstances in which it should be continued and (iii) limit dosing and mandate discontinuation of treatment, rather than dose increases, in nonresponsive patients. The complete proposed NCD is available on the CMS website at http://www.cms.hhs.gov/mcd/viewdraftdecisionmemo.asp?id=203.

        In order to adopt a new NCD, the Medicare Modernization Act of 2003 requires CMS to provide a 30-day period for public comment on the proposed decision and to make a final decision no later than 60 days after the conclusion of the public comment period. Accordingly, CMS sought public comments on this proposed NCD through June 13, 2007 and we expect that the final NCD will be announced on or prior to August 12, 2007.

        As we have previously disclosed in our periodic reports, and in our filing on Form 8-K dated May 18, 2007, if the proposed NCD is adopted in its current form, the impact to US Oncology will be significantly in excess of the $8 million to $10 million reduction in pre-tax income that we initially disclosed as the estimated impact of the ESA guidelines issued during the first quarter of 2007. However, it is not possible to precisely estimate the impact of the proposed NCD at this time. Factors that could materially affect the financial impact include any revisions in the final version of the NCD, actions of the FDA and whether or not managed care and other non-governmental payers adopt reimbursement limitations similar to those in the NCD. Because the decision relates to specific clinical determinations in connection with administration of ESAs and US Oncology does not make the clinical decision regarding usage of ESAs by affiliated physicians, analysis of financial impact of the proposed NCD is a complex process. Consequently, the final coverage determination (and its corresponding financial impact) likely will not be known for several months.

        In the event that the final NCD results in a material reduction in the use of ESAs, this would materially reduce our revenues, net income, cash flow and EBITDA. Our results of operations remain subject to the significant uncertainties discussed in this prospectus, including CMS' final decision with respect to ESAs. Additionally the covenants under our senior secured credit facility are based upon EBITDA and become more restrictive over time. As of March 31, 2007, US Oncology was required to maintain a maximum leverage ratio (indebtedness divided by EBITDA as defined by the indenture) not to exceed 5.25:1 and a minimum interest coverage ratio (interest expense divided by EBITDA as defined by the indenture) of not less than 2.15:1. Indebtedness of Holdings, including the notes, and interest related thereto, is not included in such calculations. As of March 31, 2007, US Oncology's leverage ratio was 4.36:1 and its interest coverage ratio was 2.67:1. Compliance with these covenants is measured on a quarterly basis, based upon indebtedness as of the end of such quarter and EBITDA and interest expense for the twelve months prior to quarter end. These ratios gradually become more restrictive over time. As of June 30, 2007, the maximum leverage ratio permitted under the facility is 5.00:1 and the minimum interest coverage ratio is 2.20:1, and at maturity in 2011, both will be 3.00:1.

        As of March 31, 2007, our EBITDA exceeded the minimum required under the more restrictive of these covenants, the maximum leverage ratio, by $42.5 million. We believe the reduction in EBITDA that may occur as a result of the final decision regarding the usage of ESAs is unlikely to result in our inability to comply with our covenants through June 30, 2008. However, with the increasing restrictiveness of the covenants, assuming our indebtedness remains constant (except for required principal repayments) and, if our EBITDA does not increase or if we do not make voluntary principal repayments, we will not be in compliance with the leverage ratio covenant at December 31, 2008. Therefore a reduction in EBITDA, including one resulting from ESA reimbursement changes, will likely require us to seek amendments or a waiver related to our senior secured credit facility during 2008. There can be no assurance that we will successfully obtain a waiver or amend the terms of our senior secured credit facility. In addition, a reduction in EBITDA would reduce the amount of cash that is available to us for debt service and capital expenditures. US Oncology's senior notes and senior subordinated notes also limit our ability to make restricted payments from US Oncology, including dividends paid by US Oncology to Holdings. As of March 31, 2007 US Oncology has the ability to make $30.9 million in restricted payments, which amount increases based upon 50 percent of US Oncology's net income and is reduced by the amount of any restricted payments made and would be reduced by the amount of any net losses of US Oncology. Because Holdings relies on dividends from US Oncology to fund cash interest payments on the notes, in the event that such restrictions prevent US Oncology from paying such a dividend, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. Additionally, lower ESA usage may reduce future cash flow from affiliated practices and trigger the impairment of our management services agreement intangibles, with a net book value of $231.9 million at March 31, 2007, that relate to operations of specific practices. Additionally, goodwill related to the medical oncology services segment and the pharmaceutical services segment (our operating segments most impacted by ESA usage) may be impaired. At March 31, 2007, goodwill associated with the medical oncology services and pharmaceutical services segments was $409.3 million and $156.9 million, respectively. Reduced utilization of ESAs may negatively impact the financial performance of practices which could also have an effect on our existing network of affiliated practices and their relationship with us. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from manufacturers for ESA drugs.

Continued review of pharmaceutical companies and their pricing and marketing practices could result in lowered reimbursement for pharmaceuticals and adversely affect us.

        Continued review of pharmaceutical companies by government payers could result in lowered reimbursement for pharmaceuticals, which could harm us. Recent federal legislation mentioned above may reduce governmental scrutiny of AWP, which has been a focus of several investigations by government agencies, since Medicare reimbursement is no longer based on AWP. However, many state Medicaid programs continue to reimburse for drugs on an AWP-based model. Moreover, existing and prior lawsuits and investigations have resulted and could continue to result in significant settlements that include corporate integrity agreements affecting pharmaceutical manufacturer behavior. Corporate integrity agreements subject a healthcare provider, including pharmaceutical manufacturers, to burdensome and costly monitoring and reporting requirements to the Office of Inspector General of the HHS (the "OIG"). Additionally, many of the concerns of government agencies will continue to apply under any reimbursement model. Because our network is a significant purchaser of pharmaceuticals; the other services we provide to, and relationships we have with, pharmaceutical manufacturers, could be subject to scrutiny to the extent they are not viewed as bona fide arms length relationships or are inappropriately linked to pharmaceutical purchasing. Furthermore, possibly in response to such scrutiny as well as significant adverse coverage by the media, some pharmaceutical manufacturers could alter pricing or marketing strategies that increase the cost of pharmaceuticals to oncologists, which in turn could adversely affect us. Finally, because our network of affiliated practices participates in a group purchasing organization that is a significant purchaser of pharmaceuticals paid for by government programs, we or our network of affiliated practices have become involved in these investigations or lawsuits, and are the target of such pharmaceutical-related scrutiny. Any of these events could have a material adverse effect on us.

The new reimbursement methodology under Medicare could make it more difficult for us to obtain favorable pricing from pharmaceutical companies.

        Historically, one of our key business strengths has been our ability to obtain pricing for pharmaceuticals that we believe is better than prices widely available in the marketplace. Starting January 1, 2005, Medicare began reimbursing for oncology pharmaceuticals based on 106% of the average price at which pharmaceutical companies sell those drugs to oncologists and other users, so that any discount to any purchaser would have the effect of reducing reimbursement for drugs administered in all physician offices. This may make pharmaceutical companies more reluctant to offer market-differentiated pricing to us or may cause them to reduce the degree of such differentiation. We believe that these trends are already present in the marketplace. In addition, the new reimbursement method may have other, unanticipated effects on pricing of pharmaceuticals. Any decrease in our ability to obtain pricing for pharmaceuticals that is more favorable than the market as a whole could adversely affect our ability to attract and retain new customers and could adversely affect our business and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may directly or indirectly, reduce our revenues and harm our business.

        The healthcare industry is highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Several areas of regulatory compliance that may affect our ability to conduct business include:

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  federal and state anti-kickback laws;

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  federal and state self-referral and financial inducement laws, including the federal Ethics in Patient Referrals Act of 1989 (the "Stark Law");

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  federal and state false claims laws;

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  state laws regarding prohibitions on the corporate practice of medicine;

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  state laws regarding prohibitions on fee splitting;

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  federal and state laws regarding pharmacy regulations;

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  federal and state laws regarding pharmaceutical distribution; and

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  federal and state laws and regulations applicable to the privacy and security of certain health information and the use of electronic transactions and codes sets, including the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and implementing regulations.

        These federal and state laws and regulations are extremely complex. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. It also is possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. While we believe that we are currently in compliance in all material respects with applicable laws and regulations, a determination that we have violated these laws, or the public announcement or perception that we are being investigated for possible violations of these laws, would have an adverse effect on our business, financial condition and results of operations. In addition to our affiliated practices, hospitals and other healthcare providers with which we, or our affiliated practices, have entered into various arrangements are also heavily regulated. To the extent that our arrangements with these parties or their independent activities fail to comply with applicable laws and regulations, our business and financial condition could be adversely affected. For a more complete description of these regulations, see "Government Regulation."

We face the risk of governmental investigation and qui tam litigation relating to regulations governing billing for medical services.

        The federal government has become more aggressive in examining billing practices and seeking repayments and penalties allegedly resulting from improper billing and reimbursement practices. Federal and some state laws authorize private whistleblowers to bring false claim, or qui tam suits, on behalf of the government and reward the whistleblower with a portion of any final recovery. Because qui tam lawsuits are filed under seal, we could be named in other such suits of which we are not aware. For the past several years, the number of qui tam suits filed against healthcare companies and the aggregate amount of recoveries under such suits have increased significantly. This trend increases the risk that we may become subject to additional qui tam lawsuits.

        Although we believe that our operations comply with applicable laws and we intend to vigorously defend ourselves against allegations of wrongdoing, the costs of addressing such suits, as well as the amount of any recovery in the event of a finding of wrongdoing on our part, could be significant. The existence of qui tam litigation involving us may also strain our relationships with our affiliated physicians, particularly those physicians or practices named in such suits, or with our pharmaceutical suppliers.

We operate in a highly competitive industry.

        We have existing competitors, as well as a number of potential new competitors, some of whom have greater name recognition and significantly greater financial, technical, marketing and managerial resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of their services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees.

        We also expect our competitors to develop additional strategic relationships with providers, pharmaceutical companies and payers, which could result in increased competition. The introduction of new and enhanced services, acquisitions, industry consolidation and the development of additional strategic relationships by our competitors could cause price competition, a decline in revenue or a loss of market acceptance of our services, or make our services less attractive. Additionally, in developing cancer centers, we compete with a number of non-profit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us. Such organizations may be willing to provide services at rates lower than we would require to operate profitably.

        With respect to research activities, the competitive landscape is fragmented, with competitors ranging from small limited-service providers to large full-service contract research organizations with global operations. Some of these large contract research organizations have access to more financial resources than we do.

        We expect that industry forces will have an impact on us and our competitors. In recent years, the healthcare industry has undergone significant changes driven by various efforts to reduce costs, including national healthcare reform, trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of healthcare service companies and collective purchasing arrangements by office-based healthcare practitioners. The changes in our industry have caused greater competition among industry participants. Our inability to predict accurately, or react competitively to, changes in the healthcare industry could adversely affect our operating results. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Business

Most of our revenues come from pharmaceuticals, and an adverse impact on the way in which pharmaceuticals are reimbursed or purchased by us would have an adverse impact on our business.

        During 2006, approximately 75% of the patient revenue generated by our affiliated practices was attributable to pharmaceuticals. Under the comprehensive services model, our revenues are dependent on the earnings of our affiliated practices. Because revenues attributable to pharmaceuticals and our ability to procure pharmaceuticals at competitive prices are such a significant part of the affiliated practices' earnings and, consequently, our revenues, factors that adversely affect those revenues, such as changes in reimbursement or usage, or the cost structure underlying those revenues are likely to adversely affect our business.

We derive a substantial portion of our revenue and profitability from the utilization of pharmaceuticals manufactured and sold by a very limited number of suppliers and any termination or modification of relations with those suppliers could have a material adverse impact on our business.

        We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceutical products manufactured and sold by a very limited number of manufacturers. During 2006, approximately 50% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. Included among these are ESAs, which accounted for 5.4% of our 2006 revenue and a larger proportion of our EBITDA and net income. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that is adjusted quarterly based on specified volume levels or a specified level of use of a specific drug as a percentage of overall use of drugs within a given therapeutic class.

        In some cases, compliance with the contract is measured on an annualized basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including changes in reimbursement policies such as those which may affect ESAs or the introduction of standardized treatment regimens or clinical pathways that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements. Furthermore, certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

        Our ability to negotiate the purchase of pharmaceuticals on behalf of our network of affiliated physicians, or to expand the scope of pharmaceuticals purchased, from a particular supplier at prices below those generally offered to all oncologists is largely dependent upon such supplier's assessment of the value of our network. Many pharmaceuticals used by our affiliated physicians are single-sourced drugs and available from only one manufacturer. To the extent that our pharmaceutical services structure or other factors cause pharmaceutical suppliers to perceive our network as less valuable, our relationships and any pricing advantages with such suppliers could be harmed. Our inability to negotiate prices of pharmaceuticals with any of our significant suppliers at prices below those generally available to all oncologists could have a material adverse effect on our business, results of operations and financial condition.

        During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice's Civil Litigation Division ("DOJ") requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and intend to cooperate fully with the DOJ. At the present time, the DOJ has not made any specific allegation of wrongdoing on the part of our company. However, we cannot provide assurance that such allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we are devoting significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control.

        Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control. We have only one pharmaceutical distribution facility, which is located in Fort Worth, Texas. In addition, certain of our other business functions are centralized at our headquarters in Houston, Texas. A significant interruption in the operation of any of these facilities, whether as a result of natural disaster or other unexpected damage from fire, floods, power loss, telecommunications failures, break-in, terrorist attacks, acts of war and other events, could significantly impair our ability to operate our business and adversely impact our and our affiliated practices' operations. If we seek to replicate our centralized operations at other locations, we will face a number of technical as well as financial challenges, which we may not be able to address successfully. In particular, with respect to distribution, although we and our affiliated practices would be able to obtain pharmaceuticals from other sources, we cannot assure you that we will be able to do so at a price that is comparable or in as efficient a manner as through our own distribution operation. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

If our affiliated practices terminate their agreements with us, we could be seriously harmed.

        Our affiliated practices under certain circumstances are allowed, and may attempt, to terminate their agreements with us. If any of our larger practices were to succeed in such a termination, other than in connection with a transition to our OPS structure, our business could be seriously harmed. From time to time, we have disputes with physicians and practices that could result in harmful changes to our relationship with them or a termination of a service agreement if adversely determined. We are also aware that some practices that are not part of our network but which are affiliated with other companies, have attempted to end or restructure their affiliations with such companies, although they may not have a contractual right to do so, by arguing that their affiliations violate some aspect of healthcare law and have been successful in doing so.

        Specifically, we are involved in litigation with a 35 physician practice in Oklahoma that was affiliated with us under the net revenue model until April 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court's ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. Because of the need for extra proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

        During the first quarter of 2006, the practice represented 4.6% of our consolidated revenue. In October, 2006, we sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation for the merger in August, 2004, no value was assigned to goodwill or our management service agreement with this practice due to the ongoing dispute that existed at that time.

        As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice's behalf. At March 31, 2007, the total receivable owed to us of $22.5 million is reflected on our balance sheet as other assets. Currently, certain amounts are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, certain amounts are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.5 million receivable recorded in other assets at March 31, 2007. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to incur expenses in connection with our litigation with the practice.

        In addition to loss (if any) of revenue from a particular practice, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If some of our affiliated physicians or affiliated practices terminate their affiliation with us, this could result in a material adverse effect on our business.

If a significant number of physicians leave our affiliated practices, we could be seriously harmed.

        Our affiliated practices usually enter into employment or non-competition agreements with their physicians that provide some assurance to both the practice and to us with respect to continuing affiliation. We and our affiliated practices seek to maintain and renew such contracts once they expire. We cannot predict whether a court will enforce the non-competition covenants in these agreements. If practices are unable to enforce these non-competition provisions or otherwise enforce these employment agreements, physicians may leave our network and compete with our affiliated practices. In addition, physicians leave our network from time to time as a result of retirement, disability or death. In addition to loss of revenue from departing physicians, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If a significant number of physicians terminate relationships with our affiliated practices, our business could be seriously harmed.

We are subject to numerous legal proceedings, many of which could be material.

Professional Liability Claims

        The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. We do not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices' participation in governmental healthcare programs, we and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although we and our practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against us or one of the practices in excess of insurance coverage could have a material adverse effect on us.

U.S. Department of Justice Subpoena

        During the fourth quarter of 2005, we received a subpoena from the DOJ requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and intend to cooperate fully with the DOJ. At the present time, the DOJ has not made any specific allegation of wrongdoing on the part of our company. However, we cannot provide assurance that such allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we are devoting significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

        We have also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

Qui Tam Suits

        From time to time, we have become aware that we and certain of our subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as "whistle-blower" suits). Because qui tam actions are filed under seal, it is possible that we are the subject of other qui tam actions of which we are unaware.

        Specifically, during March 2007, we became aware that we and one of our affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ is in the early stages of its investigation, and as such, has not made a decision on the merits of the whistle-blower's claim. We intend to continue to investigate and vigorously defend ourselves against any and all such claims, and we continue to believe that we conduct our operations in compliance with law. Based upon our present understanding of the nature and scope of the claim and investigation, we do not expect this claim to have a material adverse effect on our operations or financial condition.

        In previous qui tam suits which we have been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Breach of Contract Claims

        We and our network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, we are involved from time to time in disputes with, and claims by, our affiliated practices against us.

        Specifically, we are involved in litigation with a 35 physician practice in Oklahoma that was affiliated with us under the net revenue model until April 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court's ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. Because of the need for extra proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

        During the first quarter of 2006, the practice represented 4.6% of our consolidated revenue. In October, 2006, we sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation for the merger in August, 2004, no value was assigned to goodwill or our management service agreement with this practice due to the ongoing dispute that existed at that time.

        As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice's behalf. At March 31, 2007, the total receivable owed to us of $22.5 million is reflected on our balance sheet as other assets. Currently, certain amounts are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, certain amounts are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.5 million receivable recorded in other assets at March 31, 2007. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to incur expenses in connection with our litigation with the practice.

        We intend to vigorously pursue our claims, including claims for any costs and expenses that we incur as a result of the termination of the service agreement and to defend against the practice's allegations that we breached the agreement and that the agreement is unenforceable. However, we cannot provide assurance as to what the outcome of the litigation will be, or, even if we prevail in the litigation, whether we will be successful in recovering the full amount, or any, of our costs associated with the litigation and termination of the service agreement.

Certificate of Need Regulatory Action

        During the third quarter of 2006, one of our affiliated practices in North Carolina lost (through state regulatory action) the ability, currently, to provide radiation services at its cancer center in Asheville. The practice continues to provide medical oncology services, but is not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice is appealing the regulatory action and is exploring other strategic alternatives with respect to radiation oncology and the utilization of the cancer center.

        Beginning in March, 2007 we began experiencing delays with third parties, in pursuing the strategic alternatives to the regulatory appeal, referred to above. These delays led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, impairment testing was performed as of March 31, 2007 and we recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment. (These charges are a component of the impairment losses disclosed in "Liquidity and Capital Resources—Impairment and Restructuring Charges" in Management's Discussion and Analysis of Financial Condition and Results of Operations.)

        At March 31, 2007, our Consolidated Balance Sheet included net assets in the amount of $2.2 million related to this practice, which includes primarily working capital in the amount of $1.4 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, was not previously recorded on our balance sheet. At March 31, 2007, the lease had a remaining term of 20 years and the net present value of minimum future lease payments is approximately $7.1 million. A termination obligation for this lease has not been accrued as we have not exhausted our strategic alternatives or legal appeals that may provide an ability to resume radiation therapy services at this location. Management will continue to monitor this matter.

        Assessing our financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

We rely on the ability of our affiliated practices to grow and expand.

        We rely on the ability of our affiliated practices to grow and expand. Our affiliated practices may encounter difficulties attracting additional physicians and expanding their operations or may choose not to do so. The failure of practices to expand their patient base and increase revenues could harm us.

        We lease our corporate headquarters in Houston, Texas. We also lease a warehouse facility in Fort Worth, Texas to operate our distribution center including our oral oncology specialty pharmacy and mail order business. We or the affiliated practices own, lease or sublease the facilities where the clinical staffs provide medical services. We lease physician office space in addition to some of our cancer centers. We anticipate that, as our affiliated practices grow, expanded facilities will be required.

        In addition to conventional medical office space, we have developed integrated cancer centers that are generally freestanding facilities in which a full range of outpatient cancer treatment services is offered in one facility. At March 31, 2007, we operated 79 integrated cancer centers and had two cancer centers under development. Of the 79 cancer centers in operation, 34 are leased and 45 are owned by us. We also operate 11 radiation-only facilities.

Our affiliated practices may be unsuccessful in obtaining favorable contracts with third-party payers, which could result in lower operating margins.

        We facilitate negotiation of commercial payer contracts and advise our affiliated physicians accordingly under our comprehensive services model. Commercial payers, such as managed care organizations, often request fee structures or alternative reimbursement methodologies that could have a material adverse effect on our affiliated physicians and therefore, on our operating results. Reductions in reimbursement rates for services offered by our affiliated physicians and other commercial payer cost containment measures could affect our liquidity and results of operations with respect to our comprehensive service agreements.

We may encounter difficulties in managing our network of affiliated practices.

        We do not control the practice of medicine by the physicians or their compliance with regulatory and other requirements directly applicable to the practices. At the same time, an affiliated practice may have difficulty in effectively governing the practices of its individual physicians. In addition, we have only limited control over the business decisions of the practices even under the comprehensive services model. As a result, it is difficult to implement standardized practices across the network, and this could have an adverse effect on cost controls, regulatory compliance, business strategy, our profitability and the strength of our network.

Loss of revenues or a decrease in income of our affiliated practices, including as a result of cost containment efforts by third-party payers, could adversely affect our results of operations.

        Our revenue currently depends on revenue generated by affiliated practices. Loss of revenue by the practices could seriously harm us. It is possible that our affiliated practices will not be able to maintain successful medical practices. In addition, our fees under comprehensive service agreements depend upon the profitability of the practices. Any failure by the practices to contain costs effectively will adversely impact our results of operations. Because we do not control the manner in which our practices conduct their medical practice (including drug utilization), our ability to control costs related to the provision of medical care is limited. Furthermore, the affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty practices, hospitals and managed care organizations. We have limited ability to discontinue or alter our service arrangements with practices, even where continuing to manage such practices under existing arrangements is economically detrimental to us.

        Physician practices typically bill third-party payers for the healthcare services provided to their patients. Third-party payers such as private insurance plans and commercial managed care plans negotiate the prices charged for medical services and supplies in order to lower the cost of the healthcare services and products they pay for and to shift the financial risk of providing care to healthcare providers. Third-party payers can also deny reimbursement for medical services and supplies by concluding that they believe a treatment was not appropriate, and these reimbursement denials are difficult to appeal or reverse. Third-party payers are also seeking to contain costs by moving certain services, particularly pharmaceutical services, outside of the physician's office. We believe that self-injectable supportive care drugs used by oncologists, which account for approximately 37% of the pharmaceutical revenue generated by our affiliated practices in 2006, are particularly susceptible to this trend. Our affiliated practices also derive a significant portion of their revenues from governmental programs. Reimbursement by governmental programs generally is not subject to negotiation and is established by governmental regulation. There is a risk that other payers could reduce rates of reimbursement to match any reduction by governmental payers. Our management fees under the comprehensive services model are dependent on the financial performance of the practices and would be adversely affected by a reduction in reimbursement. From time to time, due to market conditions and other factors, we may also renegotiate our management fee arrangements, reducing our management fee income. In addition, to the extent oncologists that are our customers under the OPS model are impacted adversely by reduced reimbursement levels, our business could be harmed generally.

The development or operation of cancer centers could cause us to incur unexpected costs, and our existing or future centers may not be profitable.

        The development and operation of integrated cancer centers is subject to a number of risks, including not obtaining regulatory permits or approval, delays that often accompany construction of facilities and environmental liabilities related to the disposal of radioactive, chemical and medical waste. Our strategy includes the development of additional integrated cancer centers. As of March 31, 2007, we have two cancer centers under construction, and several others in various planning stages. Any failure or delay in successfully building new integrated cancer centers, as well as liabilities from ongoing operations, could seriously harm us. New cancer centers may incur significant operating losses during their initial operations, which could materially and adversely affect our operating results, cash flows and financial condition. In addition, in some cases our cancer centers may not be profitable enough for us to recover our investment. We may decide to close or sell cancer centers, either because of underperformance or other market developments.

Insourcing of our oncology pharmacy distribution business is subject to daily operational risk and requires significant investment in capital.

        During 2005, we implemented an oncology pharmaceutical distribution function to serve our network of affiliated practices. The insourcing of distribution poses new operating risks, including the investment in infrastructure, inventory and personnel, and managing an efficient distribution function. The cost to build out the 75,000 square foot facility in Fort Worth, Texas was approximately $12.1 million. The distribution center began supplying a limited number of pharmaceuticals to our affiliated practices during the third quarter of 2005, and we believe it has now achieved normal operating levels as it currently serves all affiliated practice sites and provides over 90% of the value of pharmaceuticals administered by our affiliated practices. The initial working capital investment of approximately $113.0 million for the distribution center was made primarily during the fourth quarter of 2005 and the first quarter of 2006. The distribution center provides a platform to further expand our services related to oncology pharmaceuticals with the launch of our oral oncology specialty pharmacy and mail order business in August 2006.

        Additionally, becoming a distributor subjects us to additional licensing and regulatory requirements. Disruptions in distribution as a result of these requirements could adversely impact the financial performance of our affiliated practices and our relations with them, and could adversely impact our ability to recover our investment in our oncology pharmaceutical distribution business or adversely impact our financial condition.

Our success depends on our ability to attract and retain highly qualified technical staff and other key personnel, and we may not be able to hire enough qualified personnel to meet our hiring needs.

        Our ability to offer and maintain high quality service is dependent upon our ability to attract and maintain arrangements with qualified professional and technical staff and with executives on our management team. Clinical staffs at affiliated practices are practice employees, but we assist in recruiting them. There is a high level of competition for such skilled personnel among healthcare providers, research and academic institutions, government entities and other organizations, and there is a nationwide shortage in many specialties, including oncology nursing and technical radiation staff. In addition, recently there has been increased regulatory scrutiny of physician recruitment activities by hospitals, and there can be no assurance that this will not adversely affect our recruitment of qualified personnel. We cannot assure that we or our affiliated practices will be able to hire sufficient numbers of qualified personnel or that employment arrangements with such staff can be maintained on terms advantageous to our affiliated practices or us. In addition, if one or more members of our management team become unable or unwilling to continue in their present positions, we could be harmed.

Our failure to remain technologically competitive in a declining payment environment for imaging and radiation services could adversely affect our business.

        Rapid technological advancements have been made in the radiation oncology and diagnostic imaging industry. Although we believe that our equipment and software can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically obsolete. If such obsolescence were to occur, we may be compelled to incur significant costs to replace or modify the equipment, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our cancer centers compete against local centers, which may contain more advanced imaging or radiation therapy equipment or provide additional technologies. Our performance is dependent upon physician and patient confidence in the quality of our technology and equipment as compared to that of our competitors.

        Advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques could reduce demand for the radiation therapy services provided at the cancer centers we operate. The development and commercialization of new radiation therapy technologies could have a material adverse effect on our affiliated practices and on our business, financial condition and results of operations.

Our working capital could be impacted by delays in reimbursement for services.

        The healthcare industry is characterized by delays that can be as much as three to six months between when services are provided and when the reimbursement or payment for these services is received. Under our comprehensive service agreements, our working capital is dependent on such collections. Although we believe our collection experience is generally consistent with that of the industry, industry reimbursement practices make working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. We cannot provide assurance that trends in the industry will not further extend the collection period and negatively impact our working capital.

Our services could give rise to liability to clinical trial participants and the parties with whom we contract.

        In connection with clinical research programs, we provide several services focused on bringing new drugs to market, which is time consuming and expensive. Such clinical research involves the testing of new drugs on human volunteers. Clinical research involves the inherent risk of liability for personal injury or death to patients resulting from, among other things, unforeseen adverse side effects or improper administration of the new drugs by physicians. In certain cases, these patients are already seriously ill and are at risk of further illness or death. In addition, under the privacy regulations promulgated pursuant to HIPAA, there are specific privacy standards associated with clinical trial agreements. Violations of such standards could subject us to an enforcement action by HHS. If we do not perform our services to contractual or regulatory standards, the clinical trial process and the participants in such trials could be adversely affected. These events would create a risk of liability to us from either the pharmaceutical companies with which we contract or the study participants.

        We also contract with physicians to serve as investigators in conducting clinical trials. Third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons for the medical care rendered by third-party investigators. Although we would vigorously defend any such claims, it is possible that we could be held liable for such types of losses.

We could be subject to malpractice claims and other harmful lawsuits not covered by insurance.

        In the past, we have been named in suits related to medical services provided by our affiliated physicians. We cannot provide assurance that claims relating to services delivered by a network physician will not be brought against us in the future. In addition, because affiliated physicians prescribe and dispense pharmaceuticals and we operate pharmacies and participate in the drug procurement and distribution process, we and our affiliated physicians could be subject to product liability claims.

        Although we maintain malpractice insurance, there can be no assurance that it will be adequate in the event of a judgment against us. There can be no assurance that any claim asserted against us for professional liability will not be successful. The availability and cost of professional liability insurance varies widely from state to state and is affected by various factors, many of which are beyond our control. We may be unable to obtain insurance in the amounts we seek or at prices we are prepared to pay.

Under OPS, our agreements with affiliated practices have shorter terms than our comprehensive services agreements, and we have less input with respect to the business operations of the practices.

        Currently, most of our revenues are derived from providing comprehensive management services to practices under long-term agreements that generally have 25 to 40 year initial terms and that are not terminable except under specified circumstances. Agreements under our comprehensive services model allow us to be the exclusive provider of management services, including all services contemplated under the OPS structure, to each of the affiliated practices. In addition, under those agreements, the affiliated practices are required to bind their physicians to specified employment terms or restrictive covenants. Under the OPS structure, our agreements with affiliated practices have shorter terms, and are more easily terminable. A number of the other input mechanisms that we currently have with respect to affiliated comprehensive services practices do not exist under our oncology pharmaceutical services model. This may increase the ability of affiliated practices to change their internal composition to our detriment and may result in arrangements that are easier for individual physicians and practices to exit, exposing us to increased competition from other companies, especially in the pharmacy services sector. Departure of a significant number of physicians or practices from participation in our OPS structure could harm us. These risks will increase if we successfully grow our business under the OPS structure.

INDUSTRY AND MARKET DATA

        Industry and market data, including all market share data, used throughout this prospectus was obtained from our own research and estimates and certain third party sources, including the American Cancer Society, Center for Disease Control, Congressional Budget Office, National Cancer Institute and National Institutes of Health. While we believe internal company estimates and third party information are reliable and market definitions are appropriate, they have not been verified by any other independent sources and neither we nor the initial purchasers make any representations as to the accuracy or completeness of such estimates and information.

FORWARD LOOKING STATEMENTS

        This prospectus contains "forward looking statements." All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements. Forward looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results.

        Because of these factors, we caution that investors should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and except as required by law we undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE EXCHANGE OFFER

General

        In connection with the sale of the outstanding notes, the purchasers thereof became entitled to the benefits of a certain registration rights agreement executed as part of the offering of the outstanding notes. Pursuant to that agreement, we agreed to (i) file the registration statement with respect to the exchange offer (of which this prospectus is a part) within 120 days of the date of the original issue of the outstanding notes, (ii) use reasonable best efforts to cause such registration statement to become effective within 210 days of the date of the original issue of the outstanding notes, and (iii) cause the exchange offer to be completed within 240 days of the date of original issue of the outstanding notes. The exchange notes have terms identical in all material respects to the terms of the outstanding notes. However, (i) in the event that any changes in law or applicable interpretation of the Staff of the SEC do not permit us to effect the exchange offer, (ii) if for any other reason the exchange offer is not consummated within 240 days following the date of the original issue of the outstanding notes, (iii) if an initial purchaser of the outstanding notes so requests because it holds outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer and are held by it following consummation of the exchange offer or outstanding notes acquired in the original offering having the status of an unsold allotment, or (iv) if any holder of the outstanding notes other than the initial purchasers in the original offering is not eligible to participate in the exchange offer, we have agreed to use our reasonable best efforts to cause a shelf registration statement to become effective with respect to the resale of the outstanding notes in accordance with the terms of the registration rights agreement.

        We also had agreed that in the event that (i) the registration statement or a shelf registration statement is not filed with the SEC on or prior to the 120th day following the date of the original issue of the outstanding notes, (ii) the registration statement or a shelf registration statement is not declared effective on or prior to the 210th day following the date of the original issue of the outstanding notes, (iii) the exchange offer is not consummated or a shelf registration statement is not filed with the SEC on or prior to the 240th day following the original issue of the outstanding notes, or (iv) a shelf registration statement is not filed on or prior to the 180th day following any other circumstances in which a shelf registration statement is required to be filed or (v) a shelf registration statement has been declared effective and ceases to be effective at any time prior to the second anniversary thereof, the interest rate borne by the outstanding notes shall be increased by 0.25% per annum after such 120-day period in the case of clause (i) above, after such 210-day period in the case of clause (ii) above, after such 240-day period in the case of clause (iii) above, after such 180-day period in the case of clause (iv) above and immediately in the case of clause (v) above, in each case for a period of 90 days, after which time the interest rate shall be increased by an additional 0.25% per annum. The aggregate amount of such increases from the original interest rate pursuant to those provisions will in no event exceed 1.0% per annum.

        In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such outstanding notes will remain at its initial level. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued exchange notes for all outstanding notes (other than outstanding notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been tendered and not withdrawn on the expiration date.

        Following the completion of the exchange offer, holders of outstanding notes, other than those not eligible to participate in the exchange offer, seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of applicable outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

        Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such outstanding notes directly from us to resell or (ii) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the exchange notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the exchange notes, as such terms are interpreted by the SEC. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.

        Each broker-dealer that receives exchange notes in exchange for outstanding notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes.

        As of the date of this prospectus, there is $425.0 million aggregate principal amount of the outstanding notes. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the outstanding notes as of the close of business on                        , 2007, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

        We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

        If any tendered outstanding notes are withdrawn or not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after withdrawal, rejection of tender or termination of the exchange offer.

        Holders of outstanding notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

        The holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture governing the notes.

Expiration Dates, Extensions, and Amendments

        The term "expiration date" shall mean                        , 2007, which is the 21st business day after the date the registration statement to which this prospectus is a part went effective, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended. We may extend the expiration date for the exchange offer for the outstanding notes.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of applicable outstanding notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time and will disclose the approximate number of outstanding notes tendered at such time.

        We reserve the right (i) to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the outstanding notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. In connection with any public announcement of an extension, we will disclose the approximate number of outstanding notes tendered to that date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the applicable outstanding notes of such amendment. If there is a material change in the terms of the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least ten business days from the date notice of such change is given to the record holders of the outstanding notes.

        Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Services.

Interest on the Exchange Notes

        Interest on the exchange notes will accrue from March 13, 2007, the date of issuance of the outstanding notes, at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 4 1/2% and will increase by 0.50% on March 15, 2009 and increase by another 0.50% on March 15, 2010, as determined by the calculation agent, which shall initially be the Trustee. Interest on the exchange notes will be payable semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2007. The interest payment due September 15, 2007 must be made in cash and the Company must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. PIK interest will accrue on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding note accrued from March 13, 2007 until the date of issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on September 15, 2007 (the first interest payment date with respect to the outstanding notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Procedure for Tendering

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signature thereon guaranteed if required by the letter of transmittal and mail, fax or otherwise deliver such letter of transmittal, together with the outstanding notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program, or ATOP. To tender in the exchange offer, such DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent's account at DTC. DTC will then send a computer-generated message, or Agent's Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent's Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m. New York City time, on the expiration date.

        The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

        The method of delivery of outstanding notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

        Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

        Any beneficial holder whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by appropriate bond powers, which authorize such person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the outstanding notes or bond powers must be guaranteed by an Eligible Guarantor Institution (as defined in the Notice of Guaranteed Delivery included with the letter of transmittal and described below).

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        All the questions as to the validity, form, eligibility (including time or receipt), acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, or, as set forth under "Termination," to terminate the exchange offer and (b) the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer and will be subject to our ability to obtain a waiver of certain covenants in our amended credit facility.

        By tendering, each holder of outstanding notes will represent to us that among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor any other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor any such other person is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

        Holders who wish to tender their outstanding notes and (i) whose outstanding notes are not immediately available, (ii) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  •
  the tender is made through an Eligible Guarantor Institution;

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  prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

  •
  such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal

        Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date and prior to our acceptance of the outstanding notes for exchange. Any such notice of withdrawal must:

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  specify the name of the person having deposited the outstanding notes to be withdrawn (the "Depositor"),

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  identify the outstanding notes to be withdrawn (including the certificate number or numbers and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited),

  •
  be signed by the Depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender, and

  •
  specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly tendered. Any outstanding notes which have been tendered but which are not accepted for exchange will promptly be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be tendered by following one of the procedures described above under "—Procedure for Tendering" at any time prior to the expiration date.

Effect of Not Tendering

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

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  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

Conditions to the Exchange Offer and Termination

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any outstanding notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC in a manner, which might materially impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

        If we determine that we may terminate the exchange offer, as set forth above, we may:

  •
  refuse to accept any outstanding notes and promptly return any outstanding notes that have been tendered to the holders thereof,

  •
  extend the exchange offer and retain all outstanding notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered outstanding notes to withdraw their tendered outstanding notes, or

  •
  waive such termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

        LaSalle Bank National Association, the Trustee under the indentures governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:	LaSalle Bank National Association Corporate Trust Administration 135 South LaSalle Street, Suite 1960 Chicago, IL 60603 Facsimile Transmission: (312) 904-2236 Confirm by Telephone: (312) 904-2970

Fees and Expenses

        We will bear the expense of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent's reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated March 1, 2007, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

        On March 13, 2007, Holdings consummated the offering of the outstanding notes and received net proceeds of approximately $413.3 million, after deducting the initial purchasers' discount and other estimated fees and expenses related to the offering. Holdings used the net proceeds from the offering to repay $257.0 million (including a redemption premium of $5.0 million) to the holders of its existing senior secured floating rate notes due 2015 and to pay a dividend of approximately $158.6 million to its existing common and preferred stockholders. In addition, in connection with the repayment of its existing floating rate notes, Holdings used approximately $13.7 million of existing cash on hand to pay the accrued and unpaid interest on the existing floating rate notes through the redemption date, on April 12, 2007.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of Holdings as of March 31, 2007. This table should be read in conjunction with the information contained in "Unaudited Pro Forma Condensed Consolidated Statements of Operations," "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Other Indebtedness," and our consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

March 31, 2007
(in thousands)
Cash and cash equivalents	$92,803

Debt obligations:
US Oncology:
Existing Senior Secured Facility
Term loan	475,297
Revolving credit facility(1)	—
Existing 9.0% senior notes	300,000
Existing 10.75% senior subordinated notes	275,000
Existing 9.625% senior subordinated notes	3,000
Other Indebtedness(2)	22,315

Total US Oncology debt obligations	1,075,612
Holdings:
Senior unsecured floating rate toggle notes due 2012(3)	425,000

Total consolidated debt obligations	1,500,612
Participating preferred stock Series A(4)	293,186
Participating preferred stock Series A-1(5)	51,165
Stockholders' equity	(173,047)

Total capitalization	$1,671,916

(1)
The revolving credit facility provides for borrowings of up to $160.0 million which are available for working capital and general corporate purposes. At March 31, 2007, no amounts had been borrowed under the revolving credit facility and $136.7 million was available for borrowing as the availability had been reduced by outstanding letters of credit amounting to $23.3 million.

(2)
Other indebtedness consists of other subordinated notes of approximately $2.7 million and mortgage, capital lease and other obligations of approximately $19.6 million.

(3)
Represents the outstanding notes. We entered into a swap agreement to hedge the variable-rate interest on the notes by fixing the LIBOR base rate at 4.97% through maturity in 2012.

(4)
Series A participating preferred stock is entitled to receive cumulative preferred dividends on a non-cash accrual basis at a rate equal to 7% per annum, compounded quarterly. Such dividends are not eligible to be paid in cash until a liquidation event, a qualified public offering, a change of control transaction or certain other events or actions. As of March 31, 2007, the total liquidation value of the participating Series A preferred stock was approximately $279.2 million (which excludes the value of shares of common stock issuable upon conversion of the Series A participating preferred stock, but includes $14.9 million of accrued and unpaid dividends). For more information on the terms of the Series A participating preferred stock, see Note 13 to the audited consolidated financial statements contained elsewhere in this prospectus.

(5)
The Series A-1 participating preferred shares bear terms, including dividend rights and liquidation preferences, substantially identical to those of the outstanding Series A participating preferred shares. As of March 31, 2007, the total liquidation value of the Series A-1 participating preferred stock was approximately $42.2 million (which excludes the value of shares of common stock issuable upon conversion of the Series A-1 participating preferred stock, but includes $0.4 million of accrued and unpaid dividends). For more information on the terms of the Series A-1 participating preferred stock, see Note 13 to the audited consolidated financial statements contained elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The selected consolidated financial information set forth below is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The selected historical consolidated financial and other data presented below for, and as of the end of, the fiscal years ended December 31, 2002, 2003, 2005 and 2006 and for the periods from January 1, 2004 through August 20, 2004 and from August 21, 2004 through December 31, 2004, have been derived from Holdings' audited consolidated financial statements. The selected historical consolidated financial and other data presented below for, and as of the end of, the three months ended March 31, 2006, and for the three months ended March 31, 2007, have been derived from Holdings' unaudited condensed consolidated financial statements.

	US Oncology Holdings, Inc.
	(Predecessor)			(Successor)
				Period from August 21, 2004 through December 31, 2004
	Year Ended December 31,		Period from January 1, 2004 through August 20, 2004			Three Months Ended March 31, 2006		Three Months Ended March 31, 2007
					Year Ended December 31, 2005		Year Ended December 31, 2006
	2002	2003
	(dollars in thousands)			(dollars in thousands)
Statement of Operations Data:
Product revenue	$919,662	$1,204,673	$901,616	$490,222	$1,615,943	$457,741	$1,822,141	$481,615
Services revenue	729,239	761,052	524,238	343,771	902,617	244,002	989,242	250,426

Total revenue	1,648,901	1,965,725	1,425,854	833,993	2,518,560	701,743	2,811,383	732,041
Cost of products	850,185	1,113,780	839,774	460,946	1,545,588	438,313	1,753,638	464,665
Cost of services:
Operating compensation and benefits	338,418	354,771	244,168	143,142	418,102	116,682	458,006	117,349
Other operating costs	208,798	218,402	144,220	100,987	245,630	66,800	274,665	72,794
Depreciation and amortization	46,701	51,926	37,375	21,096	67,414	16,034	69,351	17,729

Total cost of services	593,917	625,099	425,763	265,225	731,146	199,516	802,022	207,872
Total cost of products and services	1,444,102	1,738,879	1,265,537	726,171	2,276,734	637,829	2,555,660	672,537
General and administrative expense	63,229	68,442	40,676	30,159	72,357	19,078	77,180	20,276
Impairment, restructuring and other charges, net	150,060	1,652	—	—	—	—	—	7,395
Merger-related charges	—	—	9,625	8,330	—	—	—	—
Compensation expense under long-term incentive plan	—	—	—	—	14,507	—	—	—
Depreciation and amortization	25,158	22,152	13,198	6,254	17,504	3,800	13,983	3,364

	1,682,549	1,831,125	1,329,036	770,914	2,381,102	660,707	2,646,823	703,572
Income (loss) from operations	(33,648)	134,600	96,818	63,079	137,458	41,036	164,560	28,469
Other income (expense):
Interest expense, net	(21,291)	(19,508)	(10,931)	(27,842)	(102,543)	(27,458)	(117,088)	(31,025)
Minority interests	(1,424)	(159)	20	(106)	(2,003)	(525)	(2,388)	(722)
Loss on early extinguishment of debt	(13,633)	—	(38,272)	—	—	—	—	(12,917)
Other income	—	—	622	1,976	—	—	—	—

Income (loss) before income taxes	(69,996)	114,933	48,257	37,107	32,912	13,053	45,084	(16,195)
Income tax (provision) benefit	24,067	(44,277)	(21,939)	(15,355)	(13,823)	(5,482)	(18,926)	609

Net income (loss)	$(45,929)	$70,656	$26,318	$21,752	$19,089	$7,571	$26,158	$(15,586)

	US Oncology Holdings, Inc.
	(Predecessor)			(Successor)
			Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004
	Year ended December 31,
					Year ended December 31, 2005	Three Months Ended March 31, 2006	Year ended December 31, 2006	Three Months Ended March 31, 2007
	2002	2003
	(dollars in thousands)			(dollars in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$150,099	$231,274	$131,649	$91,745	$113,914	$(128,193)	$20,517	$23,730
Investing activities	(55,996)	(87,617)	(50,339)	(1,195,840)	(90,234)	(15,049)	(110,768)	(16,677)
Financing activities	(19,074)	(94,172)	4,143	1,014,528	(18,242)	17,424	246,181	(196,018)
	US Oncology Holdings, Inc.
	(Predecessor)		(Successor)
	As of December 31,		As of December 31,
					As of March 31, 2006	As of December 31, 2006	As of March 31, 2007
	2002	2003	2004	2005
	(dollars in thousands)		(dollars in thousands)
Balance Sheet Data:
Working capital(1)	$204,554	$153,919	$186,577	$214,955	$202,907	$261,796	$262,572
Total assets	1,154,406	1,175,019	2,031,798	2,118,974	2,070,286	2,366,494	2,194,892
Long term debt, excluding current maturities	272,042	188,412	978,937	1,230,871	1,218,955	1,319,664	1,489,911
Stockholders' (deficit) equity	578,540	578,360	112,485	64,397	68,267	(18,037)	(173,047)

(1)
Working capital is computed as total current assets less total current liabilities.

	US Oncology Holdings, Inc.
	(Predecessor)			(Successor)
			Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004
	Year ended December 31,							Three Months Ended March 31, 2007
					Year ended December 31, 2005	Three Months Ended March 31, 2006	Year ended December 31, 2006
	2002	2003
	(dollars in thousands)			(dollars in thousands)
Net income (loss)	$(45,929)	$70,656	$26,318	$21,752	$19,089	$7,571	$26,158	$(15,586)
Interest expense, net and other income	21,291	19,508	10,309	25,866	102,543	27,458	117,088	31,025
Income tax provision (benefit)	(24,067)	44,277	21,939	15,355	13,823	5,482	18,926	(609)
Depreciation and amortization	71,859	74,078	50,573	27,350	84,918	19,834	83,334	21,093
Amortization of stock compensation	—	—	—	4,056	3,883	545	2,149	260
Minority interest expense(1)	—	—	—	—	—	525	2,388	722

EBITDA(2)	$23,154	$208,519	$109,139	$94,379	$224,256	$61,415	$250,043	$36,905

Compensation expense under long-term incentive plan	—	—	—	—	14,507	—	—	—
Merger-related charges	—	—	9,625	8,330	—	—	—	—
Loss on early extinguishment of debt	13,633	—	38,272	—	—	—	—	12,917
Impairment, restructuring and other charges, net	150,060	1,652	—	—	—	—	—	7,395
Changes in assets and liabilities	(15,819)	52,430	(490)	15,275	(18,650)	(158,047)	(97,934)	(835)
Minority interest expense(1)	1,424	159	(20)	106	2,003	—	—	—
Deferred income taxes	(25,129)	32,299	7,371	14,876	8,164	1,379	4,422	(2,236)
Interest expense, net and other income	(21,291)	(19,508)	(10,309)	(25,866)	(102,543)	(27,458)	(117,088)	(31,025)
Income tax (provision) benefit	24,067	(44,277)	(21,939)	(15,355)	(13,823)	(5,482)	(18,926)	609

Cash flow from operations	$150,099	$231,274	$131,649	$91,745	$113,914	$(128,193)	$20,517	$23,730

(1)
Effective January 1, 2006, minority interest expense was added back to net income for purposes of determining EBITDA.

(2)
For a definition of EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Discussion of Non-GAAP Information." The table above sets forth a reconciliation of EBITDA to net income and cash flow from operations.

US ONCOLOGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        The following unaudited pro forma condensed consolidated statements of operations have been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations give effect to the issuance of the outstanding floating rate toggle notes and use of proceeds therefrom as if such events occurred on January 1, 2006. The unaudited pro forma condensed consolidated statements of operations are for comparative purposes only and do not purport to represent what our results of operations would actually have been had the offering of the notes in fact occurred on the assumed date or to project our results of operations for any future date or future periods. We have not presented pro forma balance sheets because the issuance of the outstanding floating rate toggle notes is recorded on our March 31, 2007 balance sheet.

        Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated statements of operations. You should read the unaudited pro forma condensed consolidated statements of operations and the related notes thereto in conjunction with the historical consolidated financial statements of Holdings and US Oncology and related notes thereto and other information in "Selected Historical Consolidated Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

US ONCOLOGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in thousands)

	Year Ended December 31, 2006	Adjustments		Pro Forma
Product revenue	$1,822,141	$—		$1,822,141
Service revenue	989,242	—		989,242

Total revenue	2,811,383	—		2,811,383
Cost of products	1,753,638	—		1,753,638
Cost of services:
Operating compensation and benefits	458,006	—		458,006
Other operating costs	274,665	—		274,665
Depreciation and amortization	69,351	—		69,351

Total cost of services	802,022	—		802,022
Total cost of products and services	2,555,660	—		2,555,660
General and administrative expense	77,180	—		77,180
Depreciation and amortization	13,983	—		13,983

	2,646,823	—		2,646,823
Income from operations	164,560	—		164,560
Other income (expense):
Interest expense, net	(117,088)	(20,315	)(1)	(137,403)
Minority interests	(2,388)	—		(2,388)
Loss on early extinguishment of debt	—	(12,917	)(2)	(12,917)

Income before income taxes	45,084	(33,232)		11,852
Income tax provision	(18,926)	12,794	(3)	(6,132)

Net income	$26,158	$(20,438)		$5,720

US ONCOLOGY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1)
The adjustment to interest expense represents the interest expense for the notes as if the offering of the outstanding notes had occurred as of January 1, 2006. We entered into a swap agreement to hedge the variable-rate interest on the notes against a fixed interest rate of 9.47% for the first two years ending March 14, 2009, increasing by 50 basis points for the third year and increasing an additional 50 basis points for the final two years until maturity. The effective interest rate resulting from the swap agreement over the entire term of the senior unsecured floating rate toggle notes is 9.93% per annum. This adjustment also includes the amortization of deferred financing costs related to the offering as if it had occurred as of January 1, 2006 (dollars in thousands):

	Outstanding Principal	Effective Interest Rate
Former senior unsecured floating rate notes (LIBOR + 525 bps)	$250,000	9.40%
Outstanding senior unsecured floating rate toggle notes (LIBOR + 450 bps years 1 and 2, LIBOR + 500 bps year 3, LIBOR + 550 bps years 4 and 5)	425,000	9.93	%(a)

  (a)
  The terms of the outstanding senior unsecured floating rate toggle notes require the first semi-annual interest payment to be settled in cash. The interest rate of 9.93% assumes subsequent semi-annual interest payments will also be settled in cash. If the Company elects the PIK option on those subsequent payments, the applicable interest rate would increase by 75 basis points, and, consequently, interest expense would increase by approximately $3.2 million per annum. Additionally, interest expense would increase by an amount attributable to the increased principal amount outstanding as a result of electing the PIK option.

  The following table summarizes the pro forma interest expense adjustment relating to the offering of the outstanding senior unsecured floating rate toggle notes (in thousands):

	Year Ended December 31, 2006
Eliminate historical interest expense on former senior unsecured floating rate notes	$23,500
Interest on outstanding senior unsecured floating rate toggle notes	(42,209	)(i)
Eliminate historical amortization of deferred financing costs on former senior unsecured floating rate notes	732
Amortization of deferred financing costs on outstanding senior unsecured floating rate toggle notes	(2,338)

	$(20,315)

  (i)
  Calculated using the interest rate of 9.93% which assumes subsequent semi-annual interest payments will be settled in cash.

(2)
In connection with the refinancing of the former senior unsecured floating rate notes that occurred as part of the issuance of the outstanding notes, Holdings recognized a $12.9 million extinguishment loss related to the payment of 2.0% call premium, interest during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt. This loss has been included in the pro forma adjustments as if it had been incurred as of January 1, 2006.

(3)
The adjustment to the income tax provision represents the tax effect of the above adjustments at our statutory tax rate of 38.5%.

US ONCOLOGY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2007
(in thousands)

	Three Months Ended March 31, 2007	Adjustments		Pro Forma
Product revenue	$481,615	$—		$481,615
Service revenue	250,426	—		250,426

Total revenue	732,041	—		732,041
Cost of products	464,665	—		464,665
Cost of services:
Operating compensation and benefits	117,349	—		117,349
Other operating costs	72,794	—		72,794
Depreciation and amortization	17,729	—		17,729

Total cost of services	207,872	—		207,872
Total cost of products and services	672,537	—		672,537
General and administrative expense	20,276	—		20,276
Impairment and restructuring charges	7,395	—		7,395
Depreciation and amortization	3,364	—		3,364

	703,572	—		703,572
Income from operations	28,469	—		28,469
Other income (expense):
Interest expense, net	(31,025)	(3,800	)(1)	(34,825)
Minority interests	(722)	—		(722)
Loss on early extinguishment of debt	(12,917)	12,917	(2)	—

Income (loss) before income taxes	(16,195)	9,117		(7,078)
Income tax benefit (provision)	609	(3,510	)(3)	(2,901)

Net income (loss)	$(15,586)	$5,607		$(9,979)

US ONCOLOGY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1)
The adjustment to interest expense represents the interest expense for the notes as if the offering of the outstanding notes had occurred as of January 1, 2006. This interest adjustment reflects the offering of $425.0 million senior unsecured floating rate notes consummated on March 13, 2007, as if it had been consummated as of January 1, 2006. We entered into a swap agreement to hedge the variable-rate interest on the notes against a fixed interest rate of 9.47% for the first two years ending March 14, 2009, increasing by 50 basis points for the third year and increasing an additional 50 basis points for the final two years until maturity. The effective interest rate resulting from the swap agreement over the entire term of the outstanding senior unsecured floating rate toggle notes is 9.93% per annum. This pro forma adjustment also includes the amortization of deferred financing costs related to the offering as if it had occurred as of January 1, 2006 (dollars in thousands):

	Outstanding Principal	Effective Interest Rate
Former senior unsecured floating rate notes (LIBOR + 525 bps)	$250,000	9.40%
Outstanding senior unsecured floating rate toggle notes (LIBOR + 450 bps years 1 and 2, LIBOR + 500 bps year 3, LIBOR + 550 bps years 4 and 5)	425,000	9.93	%(a)

  (a)
  The terms of the outstanding senior unsecured floating rate toggle notes require the first semi-annual interest payment to be settled in cash. The interest rate of 9.93% assumes subsequent semi-annual interest payments will also be settled in cash. If the Company elects the PIK option on those subsequent payments, the applicable interest rate would increase by 75 basis points, and, consequently, interest expense would increase by approximately $3.2 million per annum. Additionally, interest expense would increase by an amount attributable to the increased principal amount outstanding as a result of electing the PIK option.

  The following table summarizes the pro forma interest expense adjustment relating to the offering of the outstanding senior unsecured floating rate toggle notes (in thousands):

	Three Months Ended March 31, 2007
Eliminate historical interest expense on former senior unsecured floating rate notes	$4,896
Eliminate historical interest on outstanding senior unsecured floating rate toggle notes March 13-31, 2007	2,197
Interest on oustanding senior unsecured floating rate toggle notes January 1-March 31, 2007	(10,552	)(i)
Eliminate historical amortization of deferred financing costs on former senior unsecured floating rate notes	122
Eliminate historical amortization of deferred financing costs on outstanding senior unsecured floating rate toggle notes	122
Amortization of deferred financing costs on outstanding senior unsecured floating rate toggle notes	(585)

	$(3,800)

  (i)
  Calculated using the interest rate of 9.93% which assumes subsequent semi-annual interest payments will be settled in cash.

(2)
In connection with the refinancing of the former senior floating rate notes that occurred as part of the issuance of the outstanding notes, Holdings recognized a $12.9 million extinguishment loss related to the payment of 2.0% call premium, interest during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt. This loss has been included in the pro forma adjustments as if it had been incurred as of January 1, 2006.

(3)
The adjustment to the income tax provision represents the tax effect of the above adjustments at our statutory tax rate of 38.5%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction

        The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and notes thereto included elsewhere in this prospectus. References to "fiscal year" refer to the period from January 1 to December 31 of the indicated year. To facilitate comparison, the twelve-month period ended December 31, 2004, which includes financial results preceding and succeeding the August 2004 Transactions, has been presented on a combined basis. References to "first quarter" mean the three months ended March 31. Unless otherwise noted, references to EBITDA has the meaning set forth under "Discussion of Non-GAAP Information."

        Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") provides a narrative on our financial performance and condition. MD&A is presented in the following sections:

  •
  Business Overview;

  •
  Critical Accounting Policies and Estimates;

  •
  Results of Operations;

  •
  Liquidity and Capital Resources; and

  •
  Contractual Obligations

        Our discussion includes various forward-looking statements about our markets, the demand for our services and products and our future results. These statements are based on certain assumptions we consider reasonable. For information about these assumptions, refer to the section entitled "Forward Looking Statements."

BUSINESS OVERVIEW

        US Oncology Holdings was formed in March 2004. Currently, its principal asset is 100% of the shares of common stock of US Oncology, Inc. ("US Oncology"). Holdings conducts all of its business through US Oncology and its subsidiaries which provide comprehensive services to a network of affiliated practices, consisting of 1,077 affiliated physicians in 433 locations as of March 31, 2007, with the mission of expanding access to and improving the quality of cancer care in local communities. The services we offer include:

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  Medical Oncology Services.  Under our comprehensive service arrangements, we act as the exclusive manager and administrator for non-medical business functions connected with our affiliated practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, information systems and capital allocation to facilitate growth in practice operations. We also purchase and manage specialty oncology pharmaceuticals for our affiliated practices. Annually, we are responsible for purchasing, delivering and managing more than $1.8 billion of pharmaceuticals through a network of 46 licensed pharmacies, 159 pharmacists and 312 pharmacy technicians as of March 31, 2007.

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  Cancer Center Services.  We develop and manage comprehensive, community-based cancer centers, which integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy. As of March 31, 2007, we have developed and operate 90 community-based radiation facilities, including 79 integrated cancer centers that include medical oncology and radiation oncology operations, and 11 radiation-only facilities. As of March 31, 2007, we also have installed and manage 34 Positron Emission Tomography ("PET") systems including 16 Positron Emission Tomography/Computerized Tomography ("PET/CT")

    systems. We also provide the comprehensive management and financial services described above in connection with the cancer centers.

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  Pharmaceutical Services.  We contract with practices solely for the purchase and management of specialty oncology pharmaceuticals under our oncology pharmaceutical services ("OPS") model, which does not encompass all of our other practice management services. OPS revenues are included in our pharmaceutical services segment. In addition to providing services to our network physicians, we capitalize on our network's size and scope by providing services to pharmaceutical manufacturers and payers, to improve the delivery of cancer care in America.

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  Research/Other Services.  We facilitate a broad range of cancer research and development activities through our network, as part of our service offering to affiliated physicians. We contract with pharmaceutical and biotechnology companies to provide a comprehensive range of services relating to clinical trials. During 2006, we supervised 70 clinical trials supported by a network of 523 participating physicians in 179 research locations. During the first quarter of 2007, we supervised 66 clinical trials supported by a network of 335 participating physicians in 145 research locations.

        We provide these services to affiliated physicians through two business models: a comprehensive services model, under which we provide all of the above services under a single contract with one fee based on overall performance; and our oncology pharmaceutical services ("OPS") model, under which medical oncology practices contract with us to purchase pharmaceutical services only. Most of our revenues, approximately 89.1% during 2006, are derived under the comprehensive services model.

Recent Developments

        During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents ("ESAs"). ESAs are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood's ability to carry oxygen. In response to the FDA advisory and subsequent Medicare intermediary changes in reimbursement for ESAs, the Centers for Medicare & Medicaid Services ("CMS") opened a National Coverage Analysis ("NCA"), on March 14, 2007. On May 14, 2007, CMS issued a proposed national coverage decision ("NCD") which goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning. A substantial portion of our affiliated practices' treatment regimens in battling cancer include the use of ESAs, so the final coverage decisions will have a significant impact on us and will reduce our revenues and operating income. See "Reimbursement Matters—Pharmaceutical Reimbursement under Medicare" for more detail regarding the CMS actions and the magnitude of ESAs to our business.

2006 Financial Highlights

        Challenges to our business resulting from the implementation of ASP-based reimbursement by Medicare in January, 2005 continued in 2006. In response to the changing reimbursement environment, we continued to diversify the revenues of our affiliated practices by investing in medical equipment and technology and we also diversified our revenues by broadening the range of services offered to pharmaceutical manufacturers through our pharmaceutical services segment. Through our development efforts, we increased the network by 73 physicians in 2006, net of departures from retirements and the disaffiliation of a 35 physician net revenue model practice. This disaffiliation substantially completed our efforts, originating in 2001, to convert affiliated practices to an economic model, based on practice earnings, that aligns our mutual interests.

        Our pharmaceutical services segment was established effective January 1, 2006 to encompass existing pharmaceutical-oriented offerings, including our distribution center, group purchasing organization and OPS physician services, and to include our additional service offerings related to pharmaceuticals. For the year ended December 31, 2006, the pharmaceutical services segment generated operating income of $79.8 million compared to $42.6 million in the prior year. Growth over the prior year is associated predominantly with recently established service offerings, such as our distribution center which began limited operations in September, 2005. During 2006, the distribution center generated revenue of $1,945.0 million and, as of December 31, 2006, supplied over 90% of the pharmaceutical products utilized by our network of affiliated physicians. We also benefited from the contributions of our manufacturer-focused informational and support services, including marketing and analytical services launched internally and reimbursement services through AccessMed, Inc. which we acquired in July, 2006. In the pharmaceutical services area, each of the services we provide to manufacturers is separately negotiated, without regard to our purchasing and distribution functions. We also maintain distinct staffs and business organizations in connection to each service.

        In 2006, our network increased by 73 physicians with over 50% of the growth occurring during the fourth quarter. Consequently, the increase in the size of the network is not yet fully reflected in our annual results of operations. In addition, four practices have already agreed to affiliations that will become effective in the first or second quarter of 2007. These four practices include two practices in new markets, Ohio and New York, as well as two practices joining existing affiliated practices in Connecticut and South Carolina, which strengthen their market position. This growth also benefits the pharmaceutical services segment and, in particular, our distribution center, because of increased pharmaceutical volumes transacted through our facilities.

        On December 21, 2006, we completed a $150.0 million private placement of common and preferred shares through which Morgan Stanley Strategic Investments acquired approximately 14.7 percent of our common shares, on a fully diluted basis. On January 3, 2007, proceeds from the offering, along with $40.0 million of cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering.

First Quarter 2007 Financial Highlights

         Financial results for the first quarter of 2007 reflect the challenging oncology environment of downward reimbursement pressure, rising costs and increasing payer demands for cost containment. Our financial results for the first quarter of 2007 include impairment charges relating to two of our markets, representing a total of ten physicians, in which we have not been able to fully implement our strategies.

        These factors most significantly impacted our medical oncology services segment whose earnings decreased to $24.8 million in the first quarter of 2007 from $31.8 in the first quarter of 2006. In our cancer center services segment, both revenue and earnings increased at a rate in excess of treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy ("IGRT") and brachytherapy by network practices, which are reimbursed at higher rates than conventional radiation therapy. Pharmaceutical services earnings also increased over the comparable prior year period, as a result of increased revenue, which was partially offset by start-up losses associated with our recently launched oral oncology specialty pharmacy business and other services targeted to payers and manufacturers

        We continued to experience increased development activity. In the first quarter of 2007, 26 physicians began practicing as part of the US Oncology network and 16 physicians separated from the network. These departures were due to the retirement of six physicians and separation of six physicians under comprehensive service agreements and four physicians under the oncology pharmaceutical services ("OPS") model. During the first quarter of 2007, agreements were signed with 69 physicians, consisting of 54 physicians through practice affiliations and 15 individually recruited physicians, to begin practicing in our network under comprehensive management or OPS agreements.

        In March 2007, US Oncology Holdings, Inc. completed a $425.0 million senior unsecured floating rate toggle note offering. Proceeds were used to repay existing $250.0 million floating rate notes and, after payment of transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders. In connection with refinancing the existing notes, we recognized a $12.9 million extinguishment loss related to payment of a 2.0 percent call premium, interest expense during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

Operating Challenges and Strategic Responses

        As discussed above, the reimbursement environment has not remained static since the implementation of ASP-based reimbursement by Medicare, effective January 1, 2005. Further Medicare reductions, including lower reimbursement for diagnostic imaging services have been implemented and, as previously mentioned, lower reimbursement for ESAs, have been announced. We expect that managed care payers may seek to reduce their reimbursement for oncology care as cancer-related spending continues to increase, due to both demographic trends and the expansion of treatment and supportive care alternatives. In response, we are developing comprehensive, evidence-based treatment programs that validate the efficacy of cancer care and encourage the efficient consumption of healthcare resources.

        In 2007, we are continuing our process to improve the efficiency of practice operations, which includes assessing practice infrastructure costs and deploying enhanced workflow processes. Our objective is to both improve the quality and convenience of the patient care experience and to increase the cost-effectiveness with which it is delivered.

        We will continue to focus on development efforts to expand the scale of our network, both through additional physician affiliations and through expansion of our pharmaceutical services. In August, 2006, we launched our specialty pharmacy business for oral medications, which is located at our distribution facility. This new capability is designed to address the increasing number of new oral chemotherapeutical compounds, as well as the needs of payers seeking to consolidate their pharmaceutical purchasing to reduce costs. Also in 2006, we began an oncology-focused continuing medical education program, delivered through seminars and webcasts, and typically funded by grants from pharmaceutical manufacturers. We expect each of these offerings launched in 2006 to contribute positively to our results of operations in 2007.

The August 2004 Transactions

        On March 20, 2004, Holdings and its wholly owned subsidiary, Oiler Acquisition Corp., entered into a merger agreement with US Oncology pursuant to which Oiler Acquisition Corp. was merged with and into US Oncology, with US Oncology continuing as the surviving corporation and a wholly owned subsidiary of Holdings.

        On August 20, 2004, the merger was consummated and US Oncology became a wholly owned subsidiary of Holdings (the "August 2004 Transactions"). The merger was valued at approximately $1.6 billion. In the transaction, all of US Oncology's former stockholders (other than Welsh Carson IX, its affiliates, and certain members of management and continuing shareholders) received $15.05 per share in cash for US Oncology's common stock. Holders of US Oncology's stock options received cash equal to (i) $15.05 minus the exercise price of the option multiplied by (ii) the number of shares subject to the options. Physicians who were entitled to receive shares of common stock at future dates as part of the consideration for affiliating with US Oncology instead received $15.05 per share of such stock, in cash, at the time of the merger. After the merger, US Oncology's common stock was delisted from the NASDAQ Stock Market and US Oncology became a private company.

        The funds necessary to consummate the August 2004 Transactions were approximately $1,570.5 million, including approximately $1,185.0 million to pay the then current stockholders, option holders and holders of outstanding rights to receive shares of US Oncology's common stock pursuant to delayed share delivery agreements and all amounts due under the merger agreement, approximately $281.1 million to repay existing indebtedness and approximately $104.4 million to pay related fees of approximately $50.1 million and expenses of approximately $54.3 million. Prior to the merger, 14,307,501 shares of US Oncology's common stock then owned by Welsh Carson IX and its affiliates, valued at $215.3 million, were contributed to Holdings in exchange for shares of common and preferred participating stock in Holdings. Upon consummation of the merger, those shares were cancelled without payment of any merger consideration.

        The August 2004 Transactions were financed by:

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  a cash common and preferred equity investment in Holdings by Welsh Carson IX and its related equity investors of $302.4 million, which funds were contributed to US Oncology by Holdings;

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  the borrowings by US Oncology of $400.0 million in term loans under a new senior secured credit facility;

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  $245.0 million of cash on hand at the closing date; and

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  the issuance by US Oncology of $300.0 million aggregate principal amount of 9% senior notes and $275.0 million aggregate principal amount of 10.75% senior subordinated notes.

        The August 2004 Transactions were accounted for under the purchase method of accounting prescribed in Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS No. 141"), with intangible assets recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). The purchase price, including transaction-related fees, was allocated to our tangible and identifiable intangible assets and liabilities based upon estimates of fair value, with the remainder allocated to goodwill. In accordance with the provisions of SFAS No. 142, no amortization of indefinite-lived intangible assets or goodwill will be recorded.

        The following table summarizes the purchase price allocation of the August 2004 Transactions (in millions):

Cash and equity contributed by WCAS and affiliates	$517.8
Total liabilities assumed	1,321.8
Fair value of assets acquired	(1,109.2)

Excess purchase price (goodwill)	$730.4

        Subsequent to the initial capitalization, additional capital contributions of approximately $39.8 million were received by Holdings and contributed to US Oncology. The contributions represent the proceeds from private equity offerings to certain of our affiliated physicians and employees ($33.0 million) and to certain members of management ($6.8 million).

        In connection with the August 2004 Transactions we incurred merger-related charges of $56.2 million. This amount includes a loss on early extinguishment of debt of $38.3 million and merger-related expenses of $17.9 million. Included in merger-related charges are legal costs of $3.8 million, advisory fees of $6.0 million and other fees and expenses of $8.1 million. Merger-related charges, including early extinguishment of debt, amounted to $47.9 million for the predecessor period compared to $8.3 million for the successor period.

Financing Transactions

        In March, 2005, Holdings issued $250.0 million of senior floating rate notes, due 2015. These notes were senior unsecured obligations of Holdings and bore interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. In connection with the financing, Holdings entered into an interest rate swap arrangement, effectively fixing the interest rate at 9.4% for a period of two years which matured in March, 2007. As discussed throughout this prospectus, in March, 2007, Holdings redeemed the $250.0 million senior floating rate notes with the proceeds from the issuance of $425.0 million aggregate principal amount of the outstanding senior unsecured floating rate toggle notes, due 2012. The senior unsecured floating rate toggle notes are senior unsecured obligations of Holdings and bear interest, if paid in cash, at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 4.50% for the first two years, 6-month LIBOR plus 5.00% for the next year and 6-month LIBOR plus 5.50% for the final two years. If Holdings' elects to settle the interest by increasing the principal balance of the notes ("PIK"), the interest rate on the PIK would equal the cash rate plus 0.75%. Because Holdings' principal asset is its investment in US Oncology, in the event of a cash payment of interest, US Oncology plans to provide funds to service the debt provisions through the payment of dividends to Holdings.

        Proceeds from the offering of the $250.0 million senior floating rate notes in March 2005 were used to pay a special dividend of $250.0 million to stockholders of Holdings. The payment of the special dividend triggered a payment obligation of $14.5 million under Holdings' long-term incentive plan, and Holdings incurred $7.2 million in expenses related to the offering. These amounts were financed with a dividend from US Oncology to Holdings. Proceeds from the offering of the outstanding $425.0 million senior unsecured floating rate toggle notes in March 2007 were used to repay the former $250.0 million floating rate notes and, after payment of $11.7 million in transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders.

        During the year ended December 31, 2006, 1,948,251 shares of participating preferred stock and 21,649,849 shares of common stock, were issued in a private placement to Morgan Stanley Strategic Investments for aggregate cash proceeds of approximately $150.0 million. Proceeds from the offering, along with cash on hand, were used to pay a $190.0 million dividend in January, 2007, to shareholders of record immediately prior to the offering.

Our Strategy

        Our mission is to increase access to and advance the delivery of high-quality cancer care in America. We do this by offering services to physicians that enable them to provide cancer patients with a full continuum of care, including professional medical services, chemotherapy infusion, radiation oncology, diagnostic services, access to clinical trials, patient education and other services, primarily in a community setting. We aim to enhance efficiency and lower the cost infrastructure of our affiliated practices, while enabling them to continue to deliver quality patient care.

        We believe that today, particularly in light of recent changes in Medicare reimbursement and continued pressures on overall reimbursement, the most successful oncology practices will be those that have a preeminent position in their local market, have diversified beyond medical oncology and have efficient management processes. We believe that our services best position practices to attain these characteristics. At the same time, the economics of healthcare and the aging of the American population mean that pressures to reduce healthcare costs and increase efficiency of medical practice operations will continue. We believe that community-based oncology care is the most patient-friendly and cost-effective care available, and we believe that we can continue to enhance practice efficiency within the community setting.

        We continue to work with the physician leadership in the network to identify opportunities to improve the quality of cancer care. The focus of these efforts in 2007 will be to:

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  Increase the financial strength of network practices by expanding their service offerings, consolidating their market position in their geographic markets and supporting clinical initiatives that help ensure the continued delivery of high quality and effective cancer care to their patients.

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  Further enhance the network's ability to deliver high quality cancer care. The Practice Quality and Efficiency ("PQE") initiative is being led and supported by the network's National Policy Board and by various physician committees and task forces. The initiative includes implementing an evidence-

    based approach to medical decision making, defining the key elements of a comprehensive quality program, and enhancing practice capacity to treat new patients.

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  Expand the network's evidence-based medicine initiative, Cancer Care Pathways, which continues to enjoy strong adoption among physicians and practices.

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  Continue implementation of iKnowMed, our oncology-specific electronic medical records system.

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  Comprehensive Cancer Care Management ("C3M"). During 2007, in parallel with the PQE initiative referenced above, we will initiate a program designed to provide a comprehensive array of patient support services designed to improve the quality of the patient experience during treatment and to provide direct patient support facilitating the patient's transition to long-term survivorship or end-of-life care. Our specialty pharmacy business also enables us to integrate oral pharmaceuticals into our management of the overall continuum of care for patients.

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  Market Focus. Through its Market Focus division, we provide a wide array of sophisticated clinical data management services, market research, marketing and related services for pharmaceutical manufacturers and payers.

        During 2005 we completed development of our pharmaceutical distribution operations as part of our strategy to broaden the range of services offered to affiliated practices and pharmaceutical manufacturers. We believe our own distribution operation gives us an opportunity to enhance efficiency within our network, and will afford us the opportunity to ensure the safety and authenticity of drugs used by our practices as a result of our control of the pharmaceuticals directly from the manufacturer to the patient. In addition, the distribution center provides a platform to further expand our services related to oncology pharmaceuticals with the launch of our oral oncology specialty pharmacy and mail order business in August, 2006 which allows us to respond to market needs and provide additional value including patient compliance programs and medication therapy management solutions.

        Another key and ongoing initiative is expanding our network. We plan to grow in three ways. First, we seek to enter into comprehensive service agreements with practices in new markets and those where we already have a regional presence. By seeking new markets we can grow our national presence while taking advantage of the efficiencies that result from leveraging our existing regional and national infrastructure and capabilities. Second, we intend to grow our OPS network of physicians by continuing to offer and develop our OPS relationships. Third, we intend to expand our existing markets both by assisting practices with individual physician recruitment and by affiliating with already established practices. On a local level, this helps our affiliated practices solidify their standing in local communities, while taking advantage of efficiencies that result from leveraging existing local assets and infrastructure.

Economic Models

        We provide comprehensive services to our network of affiliated practices, consisting of 1,077 affiliated physicians in 433 locations as of March 31, 2007, with the mission of expanding access to and improving the quality of cancer care in local communities. We provide these services through two economic models: a comprehensive services model, under which we provide all of our practice management services under a single contract with one fee based on overall performance; and our oncology pharmaceutical services ("OPS") model, under which medical oncology practices contract with us to purchase only pharmaceutical services. Most of our revenues, approximately 89.1% during 2006, are derived under the comprehensive services model.

        Under most of our comprehensive service agreements, we are compensated under the earnings model. Under that model, we are reimbursed for expenses that we incur in connection with managing a practice, including rent, pharmaceutical expense and salaries and benefits of non-physician employees of the practices, and are paid an additional fee based upon a percentage of the practice's earnings before income taxes. To further align ours and our affiliated practices' economic incentives, these fees are subject to downward adjustments to incentivize the affiliated practices' efficient use of capital and efficiency in pharmaceutical ordering and management through our distribution facility. During the year ended December 31, 2006, 86.7% of our revenue was derived from comprehensive service agreements related to practices managed under the earnings model. The remainder of our comprehensive service agreements for our current practices accounting for 1.2% of 2006 revenue are under the net revenue model or, as required in some states, on a fixed management fee basis. Under our comprehensive services model, we own or lease all of the real and personal property used by our affiliated practices. In addition, we generally control and manage the non-medical business functions of such practices, while our affiliated physicians control all medical functions.

        The net revenue model does not appropriately align our and our affiliated practices' economic incentives, since the parties do not have similar motivation to control costs or efficiently utilize capital. For this reason, we have sought to convert net revenue model practices to the earnings model since the beginning of 2001 and no longer enter into new affiliations under the net revenue model. On April 18, 2006 we terminated our relationship with the only large net revenue practice remaining in our network. This practice constituted 1.2% and 4.5% of our consolidated revenue and 0.2% and 3.6% of our EBITDA for the years ended December 31, 2006 and 2005, respectively.

        To help manage the affairs of our affiliated practices under the comprehensive services model and facilitate communication with our affiliated physicians, each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and the Company. The board's responsibilities include strategic planning, decision-making and preparation of an annual budget. While both we and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. We are responsible for all non-medical decisions, including billing, information systems management and marketing.

        Under our OPS agreements which represent 9.1% of revenue during the year ended December 31, 2006 and 11.1% of revenue during the three months ended March 31, 2007, fees include payment for pharmaceuticals and supplies used by the practice, reimbursement for certain pharmacy-related expenses and payment for the other services we provide. For example, we may receive a percentage of the cost of pharmaceuticals purchased by a practice or a fee for mixing pharmaceuticals. Rates for our services typically are based on the level of services required by the practice. Under the OPS model, the particular service we provide determines whether or not we own or lease the real and personal property used by our affiliated practices, and which management functions we control.

Concentrations of Risk

        One affiliated practice, Texas Oncology, P.A. ("Texas Oncology") represented approximately 25% of our revenue for the years ended December 31, 2006, 2005 and 2004 and approximately 27% of our revenue for the three months ended March 31, 2007. We generally perceive our relationship with this practice to be positive, but if the relationship was to deteriorate, or the practice was to disaffiliate, we would experience a material, adverse impact on our results of operations and financial condition.

        We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceuticals that are manufactured and sold by a very limited number of manufacturers. During 2006, approximately 50% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and certain agreements are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that is adjusted quarterly based on specified volume levels or a specified level of use of a specific drug as a percentage of overall use of drugs within a given therapeutic class. In some cases, compliance with the contract is measured on an annualized basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including as a result of reimbursement changes such as those which may affect ESAs and the introduction of standardized treatment regimens or clinical pathways, by our affiliated practices, that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements based on our prior assessment as to the likelihood of attaining such reductions. Furthermore, certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

        Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices' largest payers. For the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor), the affiliated practices derived approximately 37.8%, 39.0%, 41.3%, and 41.6%, respectively, of their net patient revenue from services provided under the Medicare program (of which 3.0%, 2.1%, 3.3%, and 3.5%, respectively, relates to Medicare managed care programs) and approximately 3.1%, 2.9%, 2.6%, and 2.5%, respectively of their net patient revenue from services provided under state Medicaid programs. For the three months ended March 31, 2007 and 2006, the affiliated practices derived 37.8% and 37.4%, respectively, of their net patient revenue from services provided under the Medicare program (of which 3.5% and 2.3%, respectively, relates to Medicare managed care) and 3.0% and 3.3%, respectively, from services provided under state Medicaid programs. Capitation revenues were less than 1% of total net patient revenue in all periods. Medicare is our affiliated practices' largest payer. Under these managed care programs, Medicare contracts with third-party payers to administer health plans for Medicare beneficiaries. Under such programs, physicians are reimbursed at negotiated rates (rather than the Medicare fee schedule) and the payer is a third-party, rather than the Medicare program itself. The practices have agreements with one additional payer that represents more than 10% of net revenues. That payer represented 11% of net revenues in fiscal year 2006 and in the first quarters of 2007 and 2006 and less than 10% in 2005 and 2004. No other single payer accounted for more than 10% of our revenue during the years ended December 31, 2006, 2005 and 2004 and the quarter ended March 31, 2007 and 2006. Certain of our individual affiliated practices, however, have contracts with payers accounting for more than 10% of their revenue.

Reimbursement Matters

Pharmaceutical Reimbursement under Medicare

        Effective January 1, 2005, Medicare ("Centers for Medicare and Medicaid Services" or "CMS") changed the method by which it reimburses providers for oncology pharmaceuticals administered in physicians' offices, including those in the US Oncology network. Medicare now pays oncologists the average sales price ("ASP") for drugs plus 6%. Previously, Medicare reimbursed physicians for oncology pharmaceuticals based on average wholesale price ("AWP") minus 15%. This shift in reimbursement methodology represented approximately a 15% reduction in reimbursement paid for oncology pharmaceuticals as of January 1, 2005, as compared to 2004 levels. ASP-based reimbursement is adjusted quarterly, and as a result of these quarterly adjustments, we experienced a decline of approximately 7.5% in Medicare reimbursement during the year ended December 31, 2005, an increase of approximately 1.2% in Medicare reimbursement during the year ended December 31, 2006, over 2005 levels and an increase of approximately 1.2% in Medicare reimbursement during the quarter ended March 31, 2007, over 2006 levels.

        Adoption of ASP pricing by Medicare, combined with the importance of pharmaceuticals to our business and concentration of our purchases with a limited number of manufacturers, represents a significant risk for us. Nearly all of our pricing advantage relative to ASP is derived from purchases of drugs from a very small number of manufacturers.

        Implementation of ASP-based reimbursement has reduced the amount of differential pricing that is available to us from pharmaceutical manufacturers, which is one of our key competitive strengths.

        Erythropoiesis-stimulating agents ("ESAs") are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood's ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions. ESA usage by our affiliated practices accounted for approximately $41.0 million of our revenue, $24.5 million of our operating costs, and $16.5 million of income from operations, EBITDA and pre-tax income during the first quarter of 2007. Excluding the impairment and restructuring charges and loss on early extinguishment of debt incurred during the first quarter of 2007, ESA usage by affiliated practices accounted for approximately 5.6% of our revenue, 45.9% of our income from operations and 28.8% of our EBITDA. For the fiscal year 2006, ESA usage by our affiliated practices accounted for approximately $152.7 million of our revenue, $112.3 million of our operating costs, and $40.4 million of income from operations, EBITDA and pre-tax income, which represents 5.4% of our revenue, 24.5% of our income from operations and 16.2% of our EBITDA, respectively.

        During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about ESAs. In particular, the FDA highlighted studies that concluded that an increased risk of death may occur in cancer patients who are not receiving chemotherapy and who are treated with ESAs. Partly in response to such warnings, certain Medicare intermediaries have ceased reimbursement for ESAs administered to patients who are not current or recent chemotherapy recipients at the time of administration. In addition, intermediaries have revised usage guidelines for ESAs in other circumstances. We disclosed, in our Form 10-Q for the quarter ended March 31, 2007, lower utilization of these drugs as a result of these usage guidelines was estimated to reduce pretax income for fiscal year 2007 by approximately $8 million to $10 million. The FDA advisory and subsequent intermediary action led the Centers for Medicare & Medicaid Services ("CMS") to open a National Coverage Analysis ("NCA"), on March 14, 2007, on the use of ESAs for conditions other than advanced kidney disease, which was the first step toward issuing a proposed national coverage decision ("NCD"). On May 10, 2007, FDA conducted an Oncologic Drug Advisory Committee meeting that further raised concerns about the use of ESAs in oncology patients. Subsequent to that meeting, on May 14, 2007, in a proposed NCD, CMS announced its proposed decision to limit coverage of ESA treatment for beneficiaries with certain cancers and related neoplastic conditions, either because of a negative effect of the ESA on the beneficiaries' underlying disease or because the underlying disease increases their risk of adverse effects related to ESA use.

        The proposed NCD goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning discussed above. The proposed NCD includes determinations that would eliminate coverage for anemia not related to cancer treatment and for anemia associated with certain blood disorders and their treatment. In addition, coverage would be eliminated for patients being treated with regimens that include anti-angiogenic drugs such as bevacizumab (Avastin®) or monoclonal/polyclonal antibodies directed against the epidermal growth factor (EGF) receptor, such as Trastuzumab (Herceptin®). Coverage would also be eliminated for patients with certain other risk factors. Where ESA treatment is covered, the proposed NCD would (i) require that in order to commence ESA treatment, patients be significantly more anemic than is common practice today; (ii) impose limitations on the duration of ESA therapy and the circumstances in which it should be continued and (iii) limit dosing and mandate discontinuation of treatment, rather than dose increases, in nonresponsive patients. The complete proposed NCD is available on the CMS website at http://www.cms.hhs.gov/mcd/viewdraftdecisionmemo.asp?id=203.

        In order to adopt a new NCD, the Medicare Modernization Act of 2003 requires CMS to provide a 30-day period for public comment on the proposed decision and to make a final decision no later than 60 days after the conclusion of the public comment period. Accordingly, CMS sought public comments on this proposed NCD through June 13, 2007 and we expect that the final NCD will be announced on or prior to August 12, 2007.

        As we have previously disclosed in our periodic reports, if the proposed NCD is adopted in its current form, the impact to US Oncology will be significantly in excess of the $8 million to $10 million reduction in pretax income that we initially disclosed as the estimated impact of the ESA guidelines issued during the first quarter of 2007. However, it is not possible to estimate the impact of the proposed NCD at this time. Factors that could materially affect the financial impact include any revisions in the final version of the NCD, actions of the FDA and whether or not managed care and other non-governmental payers adopt reimbursement limitations similar to those in the NCD. Because the decision relates to specific clinical determinations in connection with administration of ESAs and US Oncology does not make the clinical decision regarding usage of ESAs by affiliated physicians, analysis of the financial impact of the proposed NCD is a complex process. Consequently, the final coverage determination (and its corresponding financial impact) likely will not be known for several months.

        We expect continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. In our evidence-based medicine initiative, our network continually reviews emerging scientific information to develop clinical pathways for use in oncology and we remain engaged with payers in determining optimal usage for pharmaceuticals.

Medicare Demonstration Project

        The decline in oncology pharmaceutical reimbursement has been partially offset by payments for certain data relating to symptom management for cancer patients ("the Medicare Demonstration Project"). For 2005, the Medicare Demonstration Project was projected by CMS to add an aggregate of $260 million in Medicare payments to oncologists across the United States. The project continued for 2006, however it included substantial revisions to gather more specific information relevant to the quality of care for cancer patients. Reporting for 2006 was not specific to chemotherapy, but instead was focused on physician evaluation and management. The reduced reimbursement under the Medicare Demonstration Project negatively impacted pre-tax income in 2006 by approximately $6.8 million. The Oncology Medicare Demonstration Project has expired as of December 31, 2006, and the reduced reimbursement will negatively impact 2007 pre-tax income by an estimated $2.6 million based on results for the year ended December 31, 2006. This impact could be offset by the current CMS evaluation of a Medicare Demonstration Project, also a Physician Voluntary Reporting Program, called the Physician Quality Reporting Initiative ("PQRI") beginning July 1, 2007. The PQRI program is a voluntary program per physician. Eligible professionals who successfully report a designated set of quality measures on claims for dates of service from July 1 to December 31, 2007, may earn a bonus payment, subject to a cap, of 1.5% of total allowed charges for Medicare physician fee schedule services. In order to satisfactorily meet the requirements of the program and receive the bonus payment, certain reporting thresholds must be met. The PQRI program is a voluntary program per physician and the extent of participation, achievement of reporting thresholds and its financial impact for the remainder of 2007 is not yet known during this early phase.

Competitive Acquisition Program

        CMS was required to implement the Competitive Acquisition Program ("CAP") in 2006, whereby physician practices could elect to have an external supplier both provide the drugs and biologicals administered in the physician's office to the patient and to bill and collect from Medicare. One approved vendor chose to participate in the program and the program was effective for physician practices on August 1, 2006. CMS and the U.S. Congress are monitoring the effectiveness and viability of the program based on the number of physicians who have chosen to contract with this vendor. US Oncology affiliated practices have not elected to participate in this program.

Reimbursement for Physician Services

        Medicare reimbursement for services of physicians is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units ("RVUs"). RVUs are intended to reflect the intensity of the physicians' work, practice expenses and geographic variations in costs. The units are converted into a dollar amount of reimbursement through a conversion factor. CMS updates the conversion factor each year based on a formula. For 2006, application of the formula resulted in a 4.4% decrease in the conversion factor, and when combined with a modification for budget neutrality, the conversion factor was slated to decrease by 4.5%. As of January 1, 2006 this decrease went into effect and claims were paid at the lower amount. On February 1, 2006 Congress passed, and on February 8, 2006 the President signed into law, the Deficit Reduction Act ("DRA") that contained a provision freezing the Conversion Factor for 2006 at 2005 levels. CMS reprocessed claims with 2006 dates of service that were paid at the lower Conversion Factor and reimbursed providers at the higher rate. Although the provision freezing the conversion factor was effective only for 2006, in December 2006 Congress overruled the regulatory-mandated formula-driven conversion factor for 2007, maintaining the Medicare conversion factor for physician services at the 2006 conversion factor rates. The physician fee schedule update for 2008 will again be set under the statutory formula and is estimated to result in a decrease of 9.9% as of January 1, 2008. If Congress does not revise the conversion factor between now and December 31, 2007, Medicare reimbursement for physician services would decrease by 9.9%, effective January 1, 2008, which, if applied to annualized reimbursement for the quarter ended March 31, 2007, would negatively impact 2008 pretax income by an estimated $11 million. Also, there is likelihood that if Congress does not revise the conversion factor, reimbursement for some managed care contracts linked to Medicare reimbursement would decrease ratably.

        On November 1, 2006, CMS released its Final Rule of the Five-Year Review of Work Relative Value Units under the Physician Fee Schedule and Proposed Changes to the Practice Expense (PE) Methodology. The Work RVU changes were implemented in full beginning January 1, 2007, while the PE Methodology changes will be phased in over a four-year period (2007 to 2010). Significant Final Rule changes included increases to E & M reimbursement, adoption of a "bottom-up" payment methodology for calculating direct practice costs, modifications to the methodology used to calculate indirect practice costs, and elimination of the "non-physician work pool" (which is currently used to calculate practice expense RVUs for services without physician involvement, such as radiation oncology treatment planning), and substitution, instead, with reimbursement using the standard methodology.

        For 2007, we estimate that the rule will result in a 1.8% increase in overall Medicare non-drug reimbursement, (or approximately $2.0 million of pre-tax income), based on our affiliated physicians' practice patterns for 2006. This is comprised of a 2.3% increase in radiation oncology reimbursement and a 1.8% increase in non-drug medical oncology reimbursement. During the quarter ended March 31, 2007, the rule increased pretax income by $0.7 million over the comparable 2006 Medicare non-drug reimbursement. When fully implemented in 2010, we would expect a 4.1% increase in Medicare reimbursement for all non-drug services, compared to 2006, comprised of a 13% increase in radiation oncology reimbursement and a 0.1% decrease in non-drug medical oncology reimbursement. Some managed care contracts linked to Medicare reimbursement would also increase ratably.

Imaging Reimbursement

        The Deficit Reduction Act also contained a provision affecting imaging reimbursement. The technical component of the physician fee schedule for physician-office imaging services has been capped at the Hospital Outpatient Prospective Payment System ("HOPPS") rates. Since Congress did not include a provision in the Tax Relief and Healthcare Act of 2006 to revise the DRA Imaging provision, Medicare reimbursement, effective January 1, 2007, is limited to no more than the HOPPS rates. The impact on US Oncology affiliated practices primarily relates to reduced reimbursement for PET, PET/CT and CT services. During the first quarter of 2007, the reduced reimbursement for these imaging services reduced pretax income by approximately $2 million compared to the first quarter of 2006. By applying 2007 reimbursement levels to services provided in the first quarter of 2007, pretax income would be expected to decrease by an estimated $8-10 million for the year.

General Reimbursement Matters

        Other reimbursement matters that could impact our future results include the risk factors described herein, as well as:

  •
  changes in our business, including new cancer centers, PET system installations or otherwise expanding operations of affiliated physician groups;

  •
  the extent to which non-governmental payers change their reimbursement rates or implement other initiatives, such as pay for performance, or change benefit structures;

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  changes in practice performance or behavior, including the extent to which physicians continue to administer drugs to Medicare patients, or changes in our contracts with physicians;

  •
  changes in our cost structure or the cost structure of affiliated practices, including any change in the prices our affiliated practices pay for drugs; and

  •
  any other changes in reimbursement or practice activity that are unrelated to the prescription drug legislation.

Summary

        It is not possible to assess the precise impact of the proposed NCD at this time, however, if the proposed NCD is adopted in its current form, the impact to US Oncology will be significantly in excess of the $8 million to $10 million reduction that we estimated for the ESA guidelines issued during the first quarter of 2007. The Deficit Reduction Act ("DRA") imaging reimbursement reductions are effective January 1, 2007, and we estimate a decrease in pretax income of $8 to $10 million for 2007, based on the level of diagnostic services provided in the first quarter of 2007. The Medicare Oncology Demonstration Project expired as of December 31, 2006, and pretax income for 2007, as a result, is estimated to decrease by $2.6 million. These decreases are offset, in part, by increases in reimbursement of approximately 1.8% in overall non-drug reimbursement (or $2.0 million of pretax income) relating to Work RVU and PE Methodology changes, referred to previously. If Congress does not revise the formula-driven conversion factor between now and December 31, 2007, we estimate a decrease in pretax income of $11 million for 2008, applying the conversion factor to annualized results for the quarter ended March 31, 2007.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to accounts receivable, intangible assets, goodwill, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, we may revise the basis of our estimates accordingly.

        We believe the following accounting policies represent management's most significant, complex or subjective judgments and are most critical to reporting our financial condition and results of operations. Refer to Note 3, "Summary of Significant Accounting Policies", to our Consolidated Financial Statements for a more detailed discussion of such policies.

        Our critical accounting policies and estimates include:

  •
  Revenue from affiliated practices

  •
  Valuation of accounts receivable

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  Stock-based compensation

  •
  Impairment of long-lived assets

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  Volume-based pharmaceutical rebates

Revenue from Affiliated Practices

        A majority of our revenues, 89.1% for the year ended December 31, 2006, are derived through comprehensive service agreements with affiliated practices under which we are compensated on either the net revenue or earnings model. Through these agreements, our management fee is derived as a portion of the earnings or, in limited circumstances net revenue, of affiliated practices, net of any amounts retained by the practices for payment of compensation to the practices' physicians and certain other direct costs.

        Therefore, although we are not directly involved in providing healthcare services to cancer patients, our results are highly correlated to the results of our affiliated practices which provide such care. Our affiliated practices recognize revenue based on gross billings, net of allowances for contractual adjustments and uncollectible accounts. Contractual adjustments are necessary to reduce gross billings to amounts that will be paid by individual payers under terms of specific arrangements with the affiliated practices. These payers include Medicare, Medicaid, managed care and other health plans. Payments from these payers are subject to regulatory change, in the case of Medicare and Medicaid, or periodic renegotiation, in the case of managed care and other health plans. Additionally, charges to third party payers are often subject to review, and possibly audit, by the payer, which may result in a reduction in fees recognized for billed services. While we believe our affiliated practices appropriately record contractual allowances and provision for doubtful accounts in the determination of revenue, the process includes an inherent level of subjectivity. Typically, adjustments to their revenue for these matters, and ultimately our service fees, have not been significant and are recorded in the period when such adjustments occur.

        Our revenue is net of amounts retained by practices for payment of salaries and bonuses to affiliated physicians. Many of our affiliated practices participate in a bonus program that is intended to create a mutually-aligned incentive to appropriately utilize resources and deploy capital by providing a reduction in, or rebate of, management fees payable to us. Practices participate in this program only when specified earnings and returns on invested capital targets are met. These targets are generally based upon the annual practice results and are computed in accordance with our service agreement with the practice. Additionally, effective July 1, 2006, to promote continued support of initiatives in the pharmaceutical services segment, we initiated a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the segment.

        Physician practices that enter into comprehensive service agreements receive pharmaceutical products as well as a broad range of practice management services. These products and services represent multiple deliverables provided under a single contract for a single fee. We have analyzed the components of the contract attributable to the provision of products and the provision of services and attributed fair value to each component. For revenue recognition purposes, product revenue and service revenue have each been accounted for separately.

        Product revenue consists of sales of pharmaceuticals to affiliated practices under comprehensive service agreements or under the OPS model. Under all our arrangements with affiliated practices, we agree to furnish the practice with pharmaceuticals and supplies. In certain cases, we take legal title to the pharmaceuticals and resell them to practices. In other cases, title to the pharmaceuticals passes directly from our supplier to the practices under arrangements negotiated and managed by us pursuant to our service agreements with practices. Because we act as principal, product revenue is recognized as (i) the cost of the pharmaceutical (which is reimbursed to us pursuant to all of our contractual arrangements with physician practices) plus (ii) an additional amount. Under the OPS model, this additional amount is the actual amount charged to practices because all of the services provided under this model are directly related to and not separable from the delivery of pharmaceutical products. Comprehensive service agreements do not provide for a separate fee for supplying pharmaceuticals other than reimbursement of the cost of pharmaceuticals. Accordingly, the additional amount included in product revenue reflects our estimate of the portion of our service fee that represents fair value relative to product sales and is based upon the terms upon which we offer pharmaceutical services under our OPS model. Service revenue consists of our revenue, other than product revenue, under our service agreements with affiliated practices and for our services provided to customers other than affiliated physicians.

Valuation of Accounts Receivable

        Reimbursements relating to healthcare accounts receivable, particularly governmental receivables, are complex and change frequently, and could, in the future, adversely impact our ability to collect accounts receivable and the accuracy of our estimates.

        To the extent we are legally permitted to do so, we purchase accounts receivable generated by treating patients from our comprehensive services affiliated practices. We purchase these receivables at their estimated net realizable value, which in management's judgment is the amount that we expect to collect, taking into account contractual agreements that reduce gross fees billed and allowances for accounts that may otherwise be uncollectible. If we determine that accounts are uncollectible after purchasing them from a practice, our contracts require the practice to reimburse us for the additional uncollectible amount. Such reimbursement however, reduces the practice's earnings for the applicable period. Because our management fees are partly based upon practice earnings, this adjustment would also reduce our future service fees. Typically, the impact of the adjustment on our fees has not been significant.

        We maintain decentralized billing systems, which vary by individual practice. We continue to upgrade and modify those systems. We take this into account as we evaluate the realizability of receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers, such as recent changes in Medicare reimbursement.

Stock-based Compensation

        We have two stock-based employee compensation plans, which are described more fully in the notes to our Consolidated Financial Statements. Effective January 1, 2006, we began accounting for these plans under the recognition and measurement principles of FASB No. 123R, "Share-Based Payment" by applying the prospective transition method. The adoption of SFAS 123R did not have a material effect on our financial condition or results of operations. Upon adopting SFAS 123R, we reclassified the unamortized balance of deferred compensation associated with outstanding restricted share awards to additional paid-in-capital. We have not recognized compensation expense related to option awards granted prior to 2006 as their exercise price was equal to the estimated fair value of an underlying share on the date of grant and the awards have not been subsequently modified. At December 31, 2006, under these plans, we had issued stock-based employee compensation in the form of 21,424,000 restricted shares and 3,581,500 options to purchase common stock, net of forfeitures. In 2006, we recognized compensation expense amounting to $2.1 million primarily to amortize the fair value of restricted stock awards over the expected service period to which the awards relate.

        Because our equity is not traded in an active market, we estimate its fair value for purposes of assigning value to stock-based compensation awarded to employees. Our estimates are based upon independent third-party appraisals. Such appraisals involve an inherent measure of subjectivity and are based, in part, on expectations regarding future financial performance.

        Additionally, awards under each plan have vesting provisions based on our future financial performance. In the event that performance targets are not met, the awards will continue to vest based upon the passage of time. For purposes of recognizing stock-based compensation expense related to our restricted share grants, we assumed that these future performance targets will be met, which is consistent with our recent experience and expectations of future performance. This assumption accelerates the recognition of compensation expense related to these shares, most of which were granted in 2004.

Impairment of Long-Lived Assets

        As of December 31, 2006, the carrying value of fixed assets, service agreement intangibles and goodwill was $393.3 million, $240.1 million and $757.9 million, respectively. These assets, collectively, represent 58.9% of our total assets.

        As a result of the August 2004 Transactions, we recorded our fixed assets at their estimated fair value, revalued intangible assets related to our comprehensive service agreements with affiliated practices and recorded goodwill related to the excess purchase price over the value of identifiable net assets. In the third quarter of 2006, we recorded an adjustment to certain assets classified as buildings and land that had been incorrectly recorded at the date of the August 2004 Transactions. To correct this error, we reduced the cost of the buildings and land by $11.8 million and $1.9 million, respectively, which was offset by an increase to goodwill of $13.7 million. The correction was recorded in 2006 rather than restating previously issued financial statements as management concluded that the impact on prior years was not material.

        In July 2006, we acquired 100% of the outstanding capital stock of AccessMed Holdings, Inc., the parent company of AccessMed, Inc. (collectively "AccessMed"), for cash consideration of $31.4 million, net of cash acquired. The total purchase price was allocated to AccessMed's net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net assets was recorded as goodwill, and amounted to $27.5 million.

        The carrying values of our fixed assets and service agreement intangibles are reviewed for impairment when events or changes in circumstances indicate their recorded value may not be recoverable. During the first quarter of 2007, we impaired service agreement intangible assets with a carrying value of $4.3 million (see "Earnings before Interest, Taxes, Depreciation and Amortization—Impairment and Restructuring Charges"). We test goodwill for impairment on an annual basis or more frequently if events or circumstance arise that indicate the recorded value may not be recoverable. For goodwill, our impairment analysis requires an estimate of fair value for each of our reportable segments. For this analysis, we determine fair value based upon widely accepted valuation techniques, including the use market multiple analysis, and consider a number of factors including the segment's historical operating results, projected results, future operating plans and market data. No goodwill impairment charges were recorded during the years ended December 31, 2006, 2005 or 2004 or during the quarter ended March 31, 2007.

Volume-based Pharmaceutical Rebates

        Several of our agreements with pharmaceutical manufacturers provide for discounts in the form of volume-based rebates, which are payable at the end of a stipulated measurement period. Certain agreements also provide rebates based upon market share data. At December 31, 2006 and 2005, we had recorded a rebate receivable of $86.3 million and $71.6 million, respectively. Rebates earned from manufacturers are subject to review and final determination based upon the manufacturer's analysis of usage data and contractual terms. Certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our rebates on several products could be impacted based upon our failure to meet predetermined targets with respect to any single product. Additionally, contractual measurement periods may not necessarily coincide with our fiscal periods.

        We accrue rebates, and record a reduction to cost of products, based upon our internally monitored usage data and our expectations of usage during the measurement period for which rebates are accrued, in accordance with EITF No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." Rebate estimates accrued prior to invoicing manufacturers (which generally occurs 10-30 days after the end of the measurement period) are revised to reflect actual usage data for the measurement period being invoiced. For certain agreements, we record market share rebates at the time we invoice the manufacturer, as information necessary to reliably assess whether such amounts will be earned is not available until that time. Our billings are subject to review, and possible adjustment, by the manufacturer. Adjustments to estimates of rebates earned, based on manufacturers' review of such billings, have not been material to our financial position or results of operations.

Recent Accounting Pronouncements

        From time to time, the FASB, the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot provide assurance that future changes in accounting rules would not require us to make restatements.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). This statement replaces SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees", and amends SFAS No. 95 "Statement of Cash Flows". SFAS 123R requires companies to apply a fair-value-based measurement method in accounting for shared-based payment transactions with employees and to record compensation cost for all stock awards granted after the required effective date and for awards modified, repurchased, or cancelled after that date. The scope of SFAS 123R encompasses a wide range of share-based compensation arrangements, including stock options, restricted stock plans, performance-based awards, share appreciation rights, and employee stock purchase plans. As an entity whose debt securities trade in a public market but that does not have equity securities that trade in a public market, we are a nonpublic entity under the definitions in SFAS 123 and SFAS 123R. For nonpublic companies, SFAS 123R was effective for annual periods beginning after December 31, 2005.

        Statement 123 permitted a nonpublic entity to measure its equity awards using either a fair value method or the minimum value method. Unlike a fair value method, such as the Black-Scholes option valuation model, the minimum value method does not consider the volatility-related value of an option. We applied the minimum value method to options granted in connection with, and subsequent to, the August 2004 Transactions. SFAS 123R requires nonpublic companies that used the minimum value method to apply the prospective transition method upon adoption of the standard. Under this method, no compensation expense was recognized for options awarded prior to January 1, 2006 because these awards had not been modified subsequent to the adoption of the standard. Because we are required to apply the prospective transition method, adoption of SFAS 123R did not have a material effect on our financial condition or results of operations during the year ended December 31, 2006. Upon adopting SFAS 123R, we reclassified the unamortized balance of deferred compensation associated with outstanding restricted share awards to additional paid-in-capital.

        We have applied the Black-Scholes method to value awards granted after January 1, 2006. Because we do not have publicly-traded equity, we develop a volatility assumption to be used for option valuation based upon an index of publicly-traded peer companies. Based upon the calculated fair value of share options, compensation cost is recognized over the period the employee is required to provide service, usually the vesting period, for the related awards.

        In March 2005, the SEC issued SAB No. 107, which expresses views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations and provides the SEC staff's views regarding the valuation of share-based payment arrangements. We have applied the guidance of this SAB in adopting SFAS 123R without material impact.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 is a replacement of Accounting Principles Board No. 20, "Accounting Changes" and SFAS No. 3 "Reporting Accounting Changes in Interim Financial Statements." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. This pronouncement was adopted beginning in fiscal year 2006 and adoption of the pronouncement had no effect on our financial position or results of operations.

        In June, 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (SFAS 109). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Upon adoption of FIN 48, effective January 1, 2007, we had no adjustment for unrecognized income tax benefits. As of the effective date, January 1, 2007, and as of March 31, 2007, we had unrecognized tax benefits amounting to $2.5 million recorded. We recognize any interest and penalties related to unrecognized tax benefits as income tax expense.

        In September, 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement does not require new fair value measurements, however for some entities, the application of this Statement will change current practice. In developing this Statement, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We will adopt this Statement as required, and adoption is not expected to have a material impact on our results of operations or financial condition.

        In February, 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective January 1, 2008. We have not yet determined the impact, if any, from the adoption of SFAS No. 159.

        In December 2006, the SEC issued interim final rules amending the disclosure requirements for executive and director compensation. Although the rules remained open for comment through the end of January 2007, the rules were effective December 29, 2006. Adoption of these rules has no impact on our results of operations or financial position as the rules relate only to disclosure, which has been included within "Management—Executive Compensation" contained elsewhere in this prospectus.

Discussion of Non-GAAP Information

        In this prospectus, we uses the term "EBITDA" which represents earnings before interest, taxes, depreciation, amortization (including amortization of stock-based compensation), and minority interest. EBITDA is not calculated in accordance with generally accepted accounting principles in the United States ("GAAP"); rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the Consolidated Statement of Operations and Comprehensive Income and the Consolidated Statement of Cash Flows is included elsewhere in this prospectus.

        We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation.

        As a non-GAAP measure, EBITDA should not be viewed as an alternative to our income from operations, as an indicator of operating performance, or our cash flow from operations as a measure of liquidity. For example, EBITDA does not reflect:

  •
  our significant interest expense, or the cash requirements necessary to service interest and principal payments on our indebtedness;

  •
  cash requirements for the replacement of capital assets being depreciated and amortized, which typically need to be replaced in the future, even though depreciation and amortization are non-cash charges;

  •
  changes in, or cash equivalents available for, our working capital needs;

  •
  our cash expenditures, or future requirements, for other capital expenditure or contractual commitments; and

  •
  the fact that other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

        Despite these limitations, management believes that EBITDA provides investors and analysts with a useful measure of liquidity and financial condition unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management compensates for these limitations by relying primarily on our GAAP results and using EBITDA as a supplement for comparative purposes and for analyzing compliance with our loan covenants.

        Also within this document, to facilitate comparison of the twelve-month period ended December 31, 2004 by providing financial information for a comparable period, results preceding the August 2004 Transactions have been combined with results following the August 2004 Transactions. Such combination does not comply with GAAP, which requires the successor period be presented separately from the predecessor period, because purchase accounting adjustments may make the successor period not comparable to the predecessor period.

        In all events, EBITDA and the combined results for the twelve-month period ended December 31, 2004, are not intended to be a substitute for GAAP measures. Investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us.

RESULTS OF OPERATIONS

        The following table sets forth our Consolidated Statement of Operations and Comprehensive Income and the percentages of revenue represented by certain items reflected herein. The following information should be read in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

	US Oncology Holdings, Inc.
	Combined Twelve Months Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Three Months Ended March 31, 2006		Three Months Ended March 31, 2007
Product revenue	$1,391,838	61.6%	$1,615,943	64.2%	$1,822,141	64.8%	$457,741	65.2%	$481,615	65.8%
Service revenue	868,009	38.4	902,617	35.8	989,242	35.2	244,002	34.8	250,426	34.2

Total revenue	2,259,847	100.0	2,518,560	100.0	2,811,383	100.0	701,743	100.0	732,041	100.0

Cost of products	1,300,720	57.6	1,545,588	61.4	1,753,638	62.4	438,313	62.5	464,665	63.5
Cost of services:
Operating compensation and benefits	387,310	17.1	418,102	16.6	458,006	16.3	116,682	16.6	117,349	16.0
Other operating costs	245,207	10.9	245,630	9.8	274,665	9.7	66,800	9.5	72,794	9.9
Depreciation and amortization	58,471	2.6	67,414	2.7	69,351	2.5	16,034	2.3	17,729	2.4

Total cost of services	690,988	30.6	731,146	29.1	802,022	28.5	199,516	28.4	207,872	28.3
Total cost of products and services	1,991,708	88.2	2,276,734	90.5	2,555,660	90.9	637,829	90.9	672,537	91.8
General and administrative expense	70,835	3.1	72,357	2.9	77,180	2.7	19,078	2.7	20,276	2.8
Compensation expense under long-term incentive plan	—	—	14,507	0.6	—	—	—	—	—	—
Merger-related charges	17,955	0.8	—	—	—	—	—	—	—	—
Impairment and restructuring charges	—	—	—	—	—	—	—	—	7,395	1.0
Depreciation and amortization	19,452	0.8	17,504	0.7	13,983	0.5	3,800	0.5	3,364	0.5

Total costs and expenses	2,099,950	92.9	2,381,102	94.7	2,646,823	94.1	660,707	94.1	703,572	96.1

Income from operations	159,897	7.1	137,458	5.3	164,560	5.9	41,036	5.9	28,469	3.9
Other income (expense):
Interest expense, net	(38,773)	(1.7)	(102,543)	(4.0)	(117,088)	(4.2)	(27,458)	(3.8)	(31,025)	(4.2)
Minority interests	(86)	—	(2,003)	(0.1)	(2,388)	(0.1)	(525)	(0.1)	(722)	(0.1)
Loss on early extinguishment of debt	(38,272)	(1.7)	—	—	—	—	—	—	(12,917)	(1.8)
Other income	2,598	0.1	—	—	—	—	—	—	—	—

Income (loss) before income taxes	85,364	3.8	32,912	1.2	45,084	1.6	13,053	2.0	(16,195)	(2.2)
Income tax (provision) benefit	(37,294)	(1.7)	(13,823)	(0.5)	(18,926)	(0.7)	(5,482)	(0.8)	609	0.1

Net income (loss)	$48,070	2.1%	$19,089	0.7%	$26,158	0.9%	$7,571	1.2%	$(15,586)	(2.1)%

	US Oncology, Inc.
	Combined Twelve Months Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Three Months Ended March 31, 2006		Three Months Ended March 31, 2007
Product revenue	$1,391,838	61.6%	$1,615,943	64.2%	$1,822,141	64.8%	$457,741	65.2%	$481,615	65.8%
Service revenue	868,009	38.4	902,617	35.8	989,242	35.2	244,002	34.8	250,426	34.2

Total revenue	2,259,847	100.0	2,518,560	100.0	2,811,383	100.0	701,743	100.0	732,041	100.0

Cost of products	1,300,720	57.6	1,545,588	61.4	1,753,638	62.4	438,313	62.5	464,665	63.5
Cost of services:
Operating compensation and benefits	387,310	17.1	418,102	16.6	458,006	16.3	116,682	16.6	117,349	16.0
Other operating costs	245,207	10.9	245,630	9.8	274,665	9.7	66,800	9.5	72,794	9.9
Depreciation and amortization	58,471	2.6	67,414	2.7	69,351	2.5	16,034	2.3	17,729	2.4

Total cost of services	690,988	30.6	731,146	29.1	802,022	28.5	199,516	28.4	207,872	28.3
Total cost of products and services	1,991,708	88.2	2,276,734	90.5	2,555,660	90.9	637,829	90.9	672,537	91.8
General and administrative expense	70,835	3.1	72,008	2.9	76,948	2.7	18,952	2.7	20,235	2.8
Compensation expense under long-term incentive plan	—	—	14,507	0.6	—	—	—	—	—	—
Merger-related charges	17,955	0.8	—	—	—	—	—	—	—	—
Impairment and restructuring charges	—	—	—	—	—	—	—	—	7,395	1.0
Depreciation and amortization	19,452	0.8	17,504	0.7	13,983	0.5	3,800	0.5	3,364	0.5

Total costs and expenses	2,099,950	92.9	2,380,753	94.7	2,646,591	94.1	660,581	94.1	703,531	96.1

Income from operations	159,897	7.1	137,807	5.3	164,792	5.9	41,162	5.9	28,510	3.9
Other income (expense):
Interest expense, net	(38,773)	(1.7)	(84,174)	(3.3)	(92,870)	(3.3)	(21,494)	(3.1)	(23,807)	(3.3)
Minority interests	(86)	—	(2,003)	(0.1)	(2,388)	(0.1)	(525)	(0.1)	(722)	(0.1)
Loss on early extinguishment of debt	(38,272)	(1.7)	—	—	—	—	—	—	—	—
Other income	2,598	0.1	—	—	—	—	—	—	—	—

Income before income taxes	85,364	3.8	51,630	1.9	69,534	2.5	19,143	2.7	3,981	0.5
Income tax provision	(37,294)	(1.7)	(20,652)	(0.8)	(27,509)	(1.0)	(7,657)	(1.1)	(1,931)	(0.3)

Net income	$48,070	2.1%	$30,978	1.1%	$42,025	1.5%	$11,486	1.6%	$2,050	0.2%

        In the following discussion, we address the results of operations of US Oncology and Holdings. With the exception of incremental interest expense associated with its floating rate notes, loss on early extinguishment of debt and nominal administrative expenses, the results of operations of Holdings are identical to those of US Oncology. Therefore, discussion related to revenue, cost of products and cost of services is identical for both companies. Beginning with the discussion of corporate costs, which include general and administrative and interest expense, we first address the results of US Oncology, since it incurs the substantial portion of such expenses. Following the discussion of US Oncology, we separately address the incremental costs related to Holdings.

  General.

        We derive revenue primarily in four areas:

  •
  Comprehensive service fee revenues.  Under our comprehensive service agreements, we recognize revenues derived from amounts we bill and collect on behalf of affiliated practices, which are reduced by the amounts retained by those practices under our contracts. Service fee revenue is recorded when services are rendered based on established or negotiated rates, reduced by a) contractual adjustments and allowances for doubtful accounts and b) the amounts retained by practices. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined.

  •
  Oncology pharmaceutical services fees.  Under our OPS agreements, we bill practices on a monthly basis for services rendered. These revenues include payment for all of the pharmaceutical agents used by the practice for which we pay the pharmaceutical manufacturers, and a service fee for the pharmacy-related services we provide.

  •
  GPO, data and other pharmaceutical service fees.  We receive fees from pharmaceutical companies for acting as a group purchasing organization ("GPO") for our affiliated practices, for acting as a drug distributor and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data we collect, compile and analyze, as well as fees for other services we provide to pharmaceutical companies, including reimbursement support.

  •
  Clinical research fees.  We receive fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

        A portion of our revenue under our comprehensive service agreements and our OPS agreements with affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. Our remaining revenues are reported as service revenues. Physician practices that enter into comprehensive service agreements with us receive a broad range of services and receive pharmaceutical products. These products and services represent multiple deliverables rendered under a single contract, with a single fee. We have analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component.

        We retain all amounts we collect in respect of practice receivables. On a monthly basis, we calculate what portion of their revenues our affiliated practices are entitled to retain by subtracting accrued practice expenses and our accrued fees from accrued revenues. We pay practices this remainder in cash, which they use primarily for physician compensation. The amounts we remit to physician groups are excluded from our revenue, because they are not part of our fees. By paying physicians on a cash basis for accrued amounts, we assist in financing their working capital.

        As of December 31, 2006, 2005, and 2004, and as of March 31, 2007 and 2006, we have affiliated with the following number of physicians (including those under OPS arrangements), by specialty:

	As of December 31,			As of March 31,
	2006	2005	2004	2007	2006
Medical oncologists/hematologists	874	810	764	885	828
Radiation oncologists	146	140	127	148	140
Other oncologists	47	44	39	44	44

Total physicians	1,067	994	930	1,077	1,012

        The following tables set forth the sources of growth in the number of affiliated physicians under both comprehensive and OPS agreements:

			Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,			Three Months Ended March 31,
	2006	2005		2007	2006
Comprehensive Service Agreements
Affiliated physicians, beginning of period	856	797	793	879	856
Physician practice affiliations	27	41	14	2	6
Recruited physicians	61	63	57	8	5
Physician practice separations	(35)	(5)	(33)	—	—
Retiring/Other	(40)	(43)	(34)	(12)	(3)
Net conversions from (to) OPS agreements	10	3	—	—	10

Affiliated physicians, end of period	879	856	797	877	874

			Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,			Three Months Ended March 31,
	2006	2005		2007	2006
OPS Agreements
Affiliated physicians, beginning of period	138	133	104	188	138
Physician practice affiliations	85	34	58	16	12
Physician practice separations	(18)	(23)	(22)	(4)	—
Retiring/Other	(7)	(3)	(7)	—	(2)
Net conversions from (to) comprehensive service agreements	(10)	(3)	—	—	(10)

Affiliated physicians, end of period	188	138	133	200	138

Total affiliated physicians	1,067	994	930	1,077	1,012

        The following table sets forth the number of radiation oncology facilities and PET systems managed by us:

			Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,			Three Months Ended March 31,
	2006	2005		2007	2006
Cancer centers, beginning of period	83	83	78	80	83
Cancer centers opened(1)	2	4	6	—	—
Cancer centers closed(2)	(5)	—	(1)	(1)	(1)
Cancer centers recategorized(3)	—	(4)	—	—	—

Cancer centers, end of period	80	83	83	79	82

Radiation-only facilities, end of period	11	11	5	11	11

Total radiation oncology facilities(4)	91	94	88	90	93

PET systems(5)	33	30	27	34	30

(1)
Cancer centers opened during 2005 restated to exclude one cancer center in which we and/or our affiliated practice participated in a joint venture with a hospital system.

(2)
In 2006, four cancer centers closed due to practice separations and one cancer center became part of a non-consolidating joint venture.

(3)
In 2005, we refined our definition of integrated cancer centers resulting in 4 locations being recategorized as radiation-only facilities

(4)
Radiation facilities at the end of 2005 and 2004 restated to exclude three facilities in which we and/or our affiliated practice participated in a joint venture with a hospital system.

(5)
Includes 12, 8 and 4 PET/CT systems at December 31, 2006, 2005 and 2004, respectively, and 16 and 10 PET/CT systems at March 31, 2007 and 2006, respectively.

        The following table sets forth the key operating statistics as a measure of the volume of services provided by our practices affiliated under comprehensive service arrangements per operating day:

			Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,			Three Months Ended March 31,
	2006	2005		2007	2006
Medical oncology visits	9,793	9,356	9,267	9,806	10,051
Radiation treatments	2,698	2,644	2,503	2,736	2,754
IMRT treatments (included in radiation treatments)	489	385	257	571	456
PET scans	163	145	114	171	155
CT scans	669	574	425	707	655
New patients enrolled in research studies	2,723	3,363	2,968	761	646

        The following discussion compares our results of operations for the years ended December 31, 2006, 2005 and 2004 and compares our results of operations for the three months ended March 31, 2007 and March 31, 2006. To facilitate comparison by providing financial information for a comparable period, the twelve-month period ended December 31, 2004, which includes financial results preceding and succeeding the August 2004 Transactions, has been presented on a combined basis. Such combination does not comply with GAAP, which requires the successor period be presented separately from the predecessor period, because purchase accounting adjustments may make the successor period not comparable to the predecessor period.

Three-Month Period Ended March 31, 2007 Compared to the Three-Month Period Ended March 31, 2006.

Revenue

        The following tables reflect our revenue by segment for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31,
	2007	2006	Change
Medical oncology services	$521,908	$528,334	(1.2)%
Cancer center services	84,296	79,006	6.7
Pharmaceutical services	541,381	481,833	12.4
Research and other services	13,000	12,594	3.2
Eliminations(1)	(428,544)	(400,024)	7.1

Total revenue	$732,041	$701,743	4.3%

As a percentage of total revenue:
Medical oncology services	71.3%	75.3%
Cancer center services	11.5	11.3
Pharmaceutical services	74.0	68.7
Research and other services	1.8	1.8
Eliminations(1)	(58.6)	(57.1)

Total revenue	100.0%	100.0%

(1)
Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment). The distribution center began operations, on a limited basis, in September of 2005.

        Medical Oncology Services.    Medical oncology services revenue for the three months ended March 31, 2007 decreased 1.2% compared to the first quarter of 2006 reflecting a reduction of the management fees paid by affiliated practices (as discussed below), financial support provided to two affiliated practices experiencing operational challenges, and the elimination of payments by Medicare to oncologists for providing certain patient care information (the "Medicare Demonstration Project") effective January 1, 2007. These reductions were partially offset by lower drug costs resulting from the renegotiation of certain manufacturer discounts and rebates.

        The involvement of affiliated practices in our medical oncology services segment is important to the success of our pharmaceutical services segment. Effective July 1, 2006, to promote continued support of initiatives in this area, we began a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. For the first quarter of 2007 the management fee reduction amounted to $4.2 million. This program was not in effect during the first quarter of 2006 and, as such, no management fee reductions were recognized in that period.

        Cancer Center Services.    Cancer center services revenue increased 6.7% over the first quarter of 2006. The increase reflects a 1.4% increase in radiation treatments and diagnostic radiology procedures per day over the same period in the prior year, which were partially offset by the reduced Medicare reimbursement for diagnostic radiology services effective January 1, 2007. Revenue increased at a rate in excess of treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy ("IGRT") and brachytherapy by network practices, which are reimbursed at higher rates than conventional radiation therapy.

        Pharmaceutical Services.    Pharmaceutical services revenue for the three months ended March 31, 2007 was $541.4 million, an increase of $59.6 million over the first quarter of 2006. The revenue increase is primarily due to the fact that our distribution center operations did not achieve normal operating levels until the second quarter of 2006. Also contributing to revenue growth was the addition of 62 net physicians affiliated through oncology pharmaceutical services ("OPS") agreements since the first quarter of 2006.

Operating Costs

        Operating costs include cost of products and services, as well as depreciation and amortization related to our operating assets, and are presented in the tables below (in thousands):

	Three Months Ended March 31,
	2007	2006	Change
Cost of products	$464,665	$438,313	6.0%
Cost of services:
Operating compensation and benefits	117,349	116,682	0.6
Other operating costs	72,794	66,800	9.0
Depreciation and amortization	17,729	16,034	10.6

Total cost of services	207,872	199,516	4.2

Total cost of products and services	$672,537	$637,829	5.4

As a percentage of revenue:
Cost of products	63.5%	62.5%
Cost of services:
Operating compensation and benefits	16.0	16.6
Other operating costs	9.9	9.5
Depreciation and amortization	2.5	2.3

Total cost of services	28.4	28.4

Total cost of products and services	91.9%	90.9%

        Cost of Products.    Cost of products consists primarily of oncology pharmaceuticals and supplies used in our medical oncology and pharmaceutical services segments and increased 6.0% over the three month period ended March 31, 2006 reflecting revenue growth in the corresponding periods. As a percentage of revenue, cost of products was 63.5% and 62.5% in the three months ended March 31, 2007 and 2006, respectively. The increase from the prior year relates to lower management fees in the medical oncology services segment and the expiration of the Medicare Demonstration Project decreasing revenues which are unrelated to the revenue generated by pharmaceutical sales.

        Cost of Services.    Cost of services includes compensation and benefits of our operating-level employees and employees of our affiliated practices other than physicians. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 28.4% in both the three months ended March 31, 2007 and 2006.

Corporate Costs and Net Income (US Oncology, Inc.).

        Recurring corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs also include certain items that are not attributable to routine operations. The corporate costs of US Oncology are summarized in the table below. Incremental corporate costs of Holdings are addressed in a separate discussion entitled "Corporate Costs and Net Income (US Oncology Holdings, Inc.").

	Three Months Ended March 31,
	2007	2006	Change
	(in thousands)
General and administrative expense	$20,235	$18,952	6.8%
Depreciation and amortization	3,364	3,800	(11.5)
Interest expense, net	23,807	21,494	10.8
Minority interests	722	525	37.5
As a percentage of revenue:
General and administrative expense	2.8%	2.7%
Depreciation and amortization	0.5	0.5
Interest expense, net	3.3	3.1
Minority interests	0.1	0.1

        General and Administrative.    General and administrative expense was $20.2 million for the three months ended March 31, 2007 and $19.0 million for the same period in 2006. General and administrative expense in the first quarter of 2007 was higher than the comparable period in 2006 due primarily to personnel and professional costs incurred in the first quarter of 2007 in furtherance of strategic initiatives. General and administrative expense represented 2.8% and 2.7% of revenue, respectively, for the quarters ended March 31, 2007 and 2006.

        Interest Expense, net.    Interest expense, net, increased to $23.8 million in the first quarter of 2007 from $21.5 million in the comparable period of prior year. The increases over prior year reflect additional borrowings and increasing interest rates related to our variable rate debt instruments that are based on margin paid over LIBOR.

        Income Taxes.    Our effective tax rate was 48.5% for the three months ended March 31, 2007 and 42.0% for the three months ended March 31, 2006. The difference between our effective and statutory tax rates is attributable primarily to the Texas margin tax (which became effective January 1, 2007) and non-deductible entertainment and public policy costs.

        Net Income.    Net income for the quarter ended March 31, 2007 was $2.1 million, a decrease of $9.4 million from the quarter ended March 31, 2006. The decrease was impacted by higher interest expense, unfavorable tax rates and a $12.7 million decline in pretax income from operations attributable primarily to the impairment and restructuring charges discussed under "Liquidity and Capital Resources—Earnings before Interest, Taxes, Depreciation and Amortization."

  Corporate Costs and Net Income (Loss) (US Oncology Holdings, Inc.)

        The following table summarizes the incremental costs incurred by Holdings as compared to the costs incurred by US Oncology.

	Three Months Ended March 31,
	2007	2006	Change
	(in thousands)
General and administrative expense	$41	$126	(67.5)%
Interest expense, net	7,218	5,964	21.0
Loss on early extinguishment of debt	12,917	—	—

        General and Administrative.    In addition to the general and administrative expenses incurred by US Oncology, Holdings incurred general and administrative expenses of $41 thousand and $126 thousand during the quarter ended March 31, 2007 and 2006, respectively. These costs primarily represent professional fees required for Holdings to maintain its corporate existence and comply with the terms of the indentures governing the outstanding notes and the former senior floating rate notes.

        Interest Expense, net.    In addition to interest expense incurred by US Oncology, Holdings incurred interest related to the outstanding senior floating rate toggle notes and the former senior floating rate notes. Incremental interest expense related to these notes was approximately $7.2 million during the quarter ended March 31, 2007 and $6.0 million for the quarter ended March 31, 2006. The increase in incremental interest expense when comparing the three months ended March 31, 2007 to the same period in 2006 reflects the refinancing of the former senior floating rate notes in mid March, 2007 which resulted in incremental interest expense on the $175.0 million increase in borrowings. Through March, 2007, interest on the former senior floating rate notes had been fixed at 9.4% under the terms of a two year interest rate swap agreement resulting in a consistent amount of incremental interest expense during the term of the swap agreement. The outstanding senior floating rate toggle notes are under a similar interest rate swap agreement to fix the LIBOR base rate relating to the full amount of Holding's new floating rate debt at 4.97% for five years. Prior to scheduled spread increases effective March 15, 2009, the interest rate has effectively been fixed at 9.47% for two years. The terms of the refinanced notes includes a PIK option in which we may choose to settle the semi-annual interest payments in cash, by increasing the principal balance on the notes ("PIK"), or by a combination of 50% cash and 50% principal increase. The interest payment due September 15, 2007 must be made in cash and we must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. Should we choose the PIK option, interest expense on the PIK will be at a rate equal to the cash interest rate plus 75 basis points.

        Loss on Debt Extinguishment.    In connection with refinancing the former senior floating rate notes, we recognized a $12.9 million extinguishment loss related to payment of 2.0% call premium, interest during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

        Income Taxes.    Holdings effective tax rate was 3.8% for the three months ended March 31, 2007 and 42.0% for the three months ended March 31, 2006. The difference between the effective tax rate for Holdings and US Oncology relates to the incremental interest expense, loss on extinguishment of debt and general and administrative expenses incurred by Holdings which increase its taxable loss and, consequently, increase the impact that non-deductible costs have on its effective tax rate.

        Net Income (Loss).    Holdings' incremental net loss for the quarters ended March 31, 2007 and 2006 was $17.6 million and $3.9 million, respectively. The difference compared with the prior year is primarily due to the loss on debt extinguishment related to the refinancing of the former senior floating rate notes referred to previously.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005 and the Year Ended December 31, 2005 Compared to the Twelve-Month Combined Period Ended December 31, 2004.

Revenue.

        Revenue by segment is presented in the following table (in thousands):

					Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,
	2006	2005(1)	Change			Change
Medical oncology services	$2,080,434	$1,893,271	9.9%		$1,766,366	7.2%
Cancer center services	323,917	292,472	10.8		252,855	15.7
Pharmaceutical services	1,995,664	626,498	nm	(3)	190,063	nm	(3)
Research and other services	53,220	43,579	22.1		50,563	(13.8)
Eliminations(2)	(1,641,852)	(337,260)	nm	(3)	—	nm	(3)

Total revenue	$2,811,383	$2,518,560	11.6		$2,259,847	11.4

As a percentage of revenue:
Medical oncology services	74.0%	75.2%			78.2%
Cancer center services	11.5	11.6			11.2
Pharmaceutical services	71.0	24.9			8.4
Research and other services	1.9	1.7			2.2
Eliminations(2)	(58.4)	(13.4)			—

Total revenue	100.0%	100.0%			100.0%

(1)
Prior years have been reclassified to conform with current year segment presentation.

(2)
Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment). The distribution center began operations, on a limited basis, in September, 2005.

(3)
Not meaningful.

Medical Oncology Services Revenue.

        Medical oncology services revenue increased 9.9% to $2,080.4 million for the year ended December 31, 2006 from $1,893.3 million for the year ended December 31, 2005. The increase reflects pharmaceutical revenue growth in our network of affiliated medical oncologists and growth on a per physician basis. Excluding the impact of practice disaffiliations in 2006 and 2005, medical oncology visits increased approximately 7.5% from 2005. Partially offsetting pharmaceutical growth were lower reimbursement rates, primarily associated with the implementation of average sales price ("ASP") based reimbursement under Medicare, a reduction in payments under the Medicare Demonstration Project, a reduction in management fees paid by affiliated practices designed to encourage efficient behavior in connection with pharmaceutical ordering through our distribution business that became effective in July, 2006 (that is described below) and the departure of our last large net revenue model practice in April, 2006.

        The involvement of affiliated practices in our medical oncology services segment is important to the success of our pharmaceutical services segment. Effective July 1, 2006, to promote continued support of initiatives in this area, we initiated a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. Management fees were reduced by $8.9 million for the six months ended December 31, 2006.

        Effective January 1, 2005, Medicare implemented ASP-based reimbursement for pharmaceuticals administered in physician offices. The transition to ASP-based reimbursement, which is adjusted quarterly, resulted in an immediate 15% reduction in Medicare pharmaceutical reimbursement during the quarter ended March 31, 2005 and subsequent reductions totaling 7.5% during the remainder of the year ending December 31, 2005. For the year ended December 31, 2006, ASP-based reimbursements increased by approximately 1.2% as compared to reimbursement effective at December 31, 2005. However, due to the impact of negative quarterly adjustments occurring throughout the year ended December 31, 2005, reimbursement during the current year was at a lower average rate than in the prior period.

        The impact of ASP-based pharmaceutical reimbursement was partially offset by the Medicare Demonstration Project which, in 2005, provided payments for certain data relating to symptom management for cancer patients. The Medicare Demonstration project continued in 2006, but with reduced funding and with substantial revisions to the program to gather more specific information relevant to the quality of care for cancer patients and physician evaluation and management.

        The increase in medical oncology revenue in 2005 of 7.2% is due to growth in pharmaceutical revenue attributed to physicians affiliated with the network, partially offset by lower average sales price ("ASP") reimbursement under Medicare, effective January 1, 2005. Excluding the impact of practice disaffiliations in 2005 and 2004, medical oncology visits increased approximately 5.4% from 2004.

Cancer Center Services Revenue.

        Cancer center services revenue increased 10.8% to $323.9 million for the year ended December 31, 2006 from $292.5 million for the year ended December 31, 2005. The increase reflects revenue growth in both diagnostic imaging and radiation therapy treatments performed by our affiliated physicians. On a per day basis, technology-based treatments administered in the integrated cancer centers and radiation-only facilities that we manage increased by 5.0%. Additionally, as a percentage of total radiation treatments performed, we experienced growth in targeted therapies, such as intensity modulated and image guided radiation therapy, which are typically reimbursed at higher rates than conventional radiation treatments.

        Growth of cancer center services revenue in 2005 of 15.7% was due to the net addition of six radiation oncology facilities, 13 radiation oncologists and clinical acceptance of new radiation technology, which together with our existing network, led to increases in IMRT treatments and diagnostic scans of 49.8% and 33.4%, respectively, over the year ended December 31, 2004.

Pharmaceutical Services Revenue.

        Pharmaceutical services revenue increased to $1,995.7 million for the year ended December 31, 2006 from $626.5 million for the year ended December 31, 2005. The increase is due primarily to incremental sales, in the amount of $1,304.6 million, by our distribution center which began operations, on a limited basis, in September, 2005. Excluding the impact of distribution sales, pharmaceutical services revenue increased $67.4 million over the prior year due to increased revenue from physicians affiliated under OPS agreements and increased revenue derived from pharmaceutical manufacturers. The increased revenue derived under OPS affiliations reflects a net increase of 50 physicians affiliated under these agreements.

        Pharmaceutical services revenue increased to $626.5 million for the year ended December 31, 2005 from $190.1 million for the year ended December 31, 2004. The increase is due primarily to incremental sales, in the amount $337.3 million, by our distribution center which began operations, on a limited basis, in September, 2005. Excluding the impact of distribution sales, pharmaceutical services revenue increased $96.4 million over the prior year due to increased revenue from physicians affiliated under OPS agreements which increased $72.3 million over the prior year.

Research and Other Services Revenue.

        Research and other services revenue consists primarily of revenue related to our cancer research program and increased by $9.6 million to $53.2 million for the year ended December 31, 2006 from $43.6 million for the year ended December 31, 2005. The increase is due primarily to the recognition of revenue that had been deferred as of December 31, 2005 pending finalization of a contract amendment (and satisfaction of revenue recognition criteria).

        Despite a 13.3% increase in patient enrollments, revenue decreased 13.8% from 2004. The decrease was due primarily to one large research study, which had not yet met the full criteria for revenue recognition as of December 31, 2005. As of December 31, 2005, we had deferred revenue of approximately $3.4 million relating to this study, that was recognized, primarily in 2006, as research services were performed. Additionally as of December 31, 2005, we had $7.0 million of additional deferred revenue expected to be recognized in 2007 and beyond.

        Our cancer research program is designed to give community-based oncologists that are affiliated with us access to a broad range of the latest clinical trials. We view the research program as part of the comprehensive range of services we offer to physicians to enhance the quality of care they offer to their patients, rather than as a profit-making venture in its own right. To this end, amounts generated in excess of operating costs, including our corporate overhead and centralized costs, are returned to the participating physicians and affiliated practices. As such, revenue increases and decreases will not typically impact our results of operations.

Operating Costs.

        Operating costs include cost of products and services, as well as depreciation and amortization related to our operating assets, and are presented in the table below:

				Combined Twelve Months Ended December 31, 2004
	Year Ended December 31,
	2006	2005	Change		Change
	(in thousands)
Cost of products	$1,753,638	$1,545,588	13.5%	$1,300,720	18.8%
Cost of services:
Operating compensation and benefits	458,006	418,102	9.5	387,310	8.0
Other operating costs	274,665	245,630	11.8	245,207	0.2
Depreciation and amortization	69,351	67,414	2.9	58,471	15.3

Total cost of services	802,022	731,146	9.7	690,988	5.8

Total cost of products and services	$2,555,660	$2,276,734	12.3	$1,991,708	14.3

As a percentage of revenue:
Cost of products	62.4%	61.4%		57.6%
Cost of services:
Operating compensation and benefits	16.3	16.6		17.1
Other operating costs	9.7	9.8		10.9
Depreciation and amortization	2.5	2.7		2.6

Total cost of services	28.5	29.1		30.6

Total cost of products and services	90.9%	90.5%		88.2%

        Cost of Products.    Cost of products consists primarily of oncology pharmaceuticals and supplies used in our medical oncology and pharmaceutical services segments. Cost of products increased 13.5% in 2006 and 18.8% in 2005 which corresponds with product revenue increases of 12.8% and 16.2%, respectively, for corresponding periods.

        As a percentage of revenue, cost of products was 62.4% in 2006, 61.4% in 2005, and 57.6% in 2004. The increase in 2006 over 2005 relate to higher pharmaceutical costs which had not yet been reflected in ASP-based reimbursement, which is based on average sales prices effective two quarters prior to establishing the current reimbursement rate. Accordingly, increasing pharmaceutical costs will generally impact our cost of products prior to the corresponding revenue increase. The increase in 2005 over 2004 was mainly due to the product revenue increase as a percentage of total revenue reflecting net growth in the number of physicians affiliated under our OPS model and increased pharmaceutical revenue by practices affiliated under comprehensive service agreements. We recognize product revenue from both comprehensive and OPS agreements based upon the terms on which we offer pharmaceutical services under the OPS model.

        Cost of Services.    Cost of services includes operating compensation and benefits of our operating-level employees and the employees of our affiliated practices other than physicians. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 28.5% in 2006, 29.1% in 2005, and 30.6% in 2004, reflecting the economies of scale being obtained by our operating segments.

Corporate Costs (US Oncology, Inc.).

        Recurring corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs also include certain items that are not attributable to routine operations. Our corporate costs are presented in the table below:

	Year Ended December 31,
				Combined Twelve Months Ended December 31, 2004
	2006	2005	Change		Change
	(in thousands)
General and administrative expense	$76,948	$72,008	6.9%	$70,835	1.7%
Compensation expense under long-term incentive plan	—	14,507	nm (1)	—	nm	(1)
Merger-related charges	—	—	—	17,955	nm	(1)
Depreciation and amortization	13,983	17,504	(20.1)	19,452	(10.0)
Interest expense, net	92,870	84,174	10.3	38,773	117.1
Minority interests	2,388	2,003	19.2	86	nm	(1)
Loss on early extinguishment of debt	—	—	—	38,272	nm	(1)
As a percentage of revenue:
General and administrative expense	2.7%	2.9%		3.1%
Compensation expense under long-term incentive plan	—	0.6		—
Merger-related charges	—	—		0.8
Depreciation and amortization	0.5	0.7		0.8
Interest expense, net	3.3	3.3		1.7
Minority interests	0.1	0.1		—
Loss on early extinguishment of debt	—	—		1.7

(1)
Not meaningful

        General and Administrative.    General and administrative expense was $76.9 million in 2006, $72.0 million in 2005, and $70.8 million in 2004. The increase in 2006 over the prior year reflects additional costs, including corporate personnel, travel and consulting fees, incurred to support our strategic initiatives, as well as professional fees associated with i) the separation of a 35 physician net revenue model practice in April, 2006 and ii) responding to a subpoena received from the Department of Justice (see "Business—Legal Proceedings"). Partially offsetting these costs was a $2.0 million reduction in sales tax expense attributable to favorable settlements in several states, and a $1.0 million reduction in stock-based compensation expense. The 1.7% increase in 2005 is primarily due to investments in infrastructure to support development activities and increases in operational support to assist in the transition to ASP-based reimbursement. Included in general and administrative expense for 2006, 2005 and 2004, is non-cash compensation expense of $2.1 million, $3.9 million and $4.1 million, respectively, associated with the amortization of restricted stock awards issued under our equity incentive plans.

        Other corporate charges.    During certain periods discussed in this report we have incurred charges that management does not consider meaningful in understanding the trends impacting our current or anticipated results of operations. These charges include $14.5 million of compensation expense under our long-term incentive plan in 2005 as the result of paying a special dividend to our shareholders, $18.0 million of merger-related charges and a $38.3 million debt extinguishment loss incurred in connection with the August 2004 Transactions.

        Interest Expense, net.    Interest expense, net, increased to $92.9 million in 2006 from $84.2 million in 2005. The increase over prior year reflects additional borrowings, including draw downs against our line of credit and indebtedness under our $100.0 million Term Loan C facility, as well as increasing interest rates related to our variable rate debt that is based on margin paid over LIBOR. In 2005, interest expense increased to $84.2 million from $38.8 million in 2004 due to the additional indebtedness that resulted from the August 2004 Transactions and, to a lesser extent, higher average interest rates during 2005 related to our variable rate debt. The impact of increasing variable rates in 2005 was partially offset by an amendment to our credit facility in November, 2005 that reduced the LIBOR margin paid on our variable rate term loans from 275 basis points to 225 basis points.

        Income taxes.    Our effective tax rate was 39.6% for 2006 and 40% for 2005. The decrease in the effective tax rate is attributable to the relationship of non-deductible costs to increased income before income taxes generated during the current period. In 2006, income tax expense increased $6.9 million associated with a $17.9 million increase in income before income taxes over the prior year. The difference between our effective and statutory tax rates is attributable primarily to non-deductible entertainment and public policy costs. In 2004, our effective tax rate was 43.7% which was attributable to non-deductible costs incurred in connection with the August 2004 Transactions.

        Net Income.    Net income for 2006 was $42.0 million, an increase of $11.0 million over 2005. The increase is attributable to a $27.0 million increase in income from operations, which includes the effect of $14.5 million in long-term compensation plan expense incurred during the first quarter of 2005, that did not recur in 2006. Partially offsetting the increase in income from operations was higher interest and income tax expenses which collectively increased $15.6 million. Net income for 2005 was $31.0 million, a decrease of $17.1 million from 2004 primarily due to the increased interest expense, net of taxes, resulting from the additional indebtedness that resulted from the August 2004 Transactions.

Corporate Costs and Net Income (US Oncology Holdings, Inc.)

        The following table summarizes the incremental costs incurred by US Oncology Holdings, Inc. as compared to the costs incurred by US Oncology, Inc. (in thousands):

	Year Ended December 31, 2006	Year Ended December 31, 2005	Change	Combined Twelve Months Ended December 31, 2004	Change
General and administrative expense	$232	$349	(33.5)%	$—	nm	(1)
Interest expense, net	24,218	18,369	31.8	—	nm	(1)

(1)
Not meaningful.

        General and Administrative.    In addition to the general and administrative expenses incurred by US Oncology, Holdings incurred general and administrative expenses of $0.2 million and $0.3 million during 2006 and 2005, respectively. These costs primarily represent professional fees necessary for Holdings to maintain its corporate existence and comply with the terms of the indenture governing its former $250.0 million senior floating rate notes.

        Interest Expense, net.    In addition to interest expense incurred by US Oncology, Holdings incurred interest expense related to the former senior floating rate notes. Incremental interest expense was approximately $24.2 million in 2006 and $18.4 million in 2005. The increase in incremental interest expense reflects the issuance of the former senior floating rate notes in late March, 2005 which resulted in expense being incurred for only three quarters during the 2005 period. Through March 2007, interest on these notes had been fixed at 9.4% under the terms of a two-year interest rate swap agreement resulting in a consistent amount of incremental interest expense during the term of the swap agreement.

        Income Taxes.    Holdings effective tax rate was 42% for 2006 and for 2005. The difference between the effective tax rate of Holdings and US Oncology relates to the incremental interest and general and administrative expenses incurred by Holdings which reduce its taxable income and, consequently, increase the impact that non-deductible costs have on its effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

        The following table summarizes the working capital and long-term indebtedness of Holdings and US Oncology as of March 31, 2007 and December 31, 2006 and 2005 (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	December 31, 2005	December 31, 2006	March 31, 2007	December 31, 2005	December 31, 2006	March 31, 2007
Current assets	$689,552	$899,080	$735,456	$689,551	$900,196	$720,611
Current liabilities	474,597	637,284	472,884	474,130	646,174	474,545

Net working capital	$214,955	$261,796	$262,572	$215,421	$254,022	$246,066

Long-term indebtedness	$1,230,871	$1,319,664	$1,489,911	$980,871	$1,069,664	$1,064,911

        The principal difference between the net working capital of Holdings and US Oncology relates to higher income taxes payable reported by US Oncology, which is a subsidiary of the Holdings consolidated group for federal income tax reporting purposes. For purposes of its separate financial statements, US Oncology's provision for income taxes has been computed on the basis that it filed a separate federal income tax return together with its subsidiaries. As of July 1, 2007, we had cash and cash equivalents of approximately $172.3 million.

        The following table summarizes the cash flows of Holdings and US Oncology (in thousands):

	US Oncology Holdings, Inc.				US Oncology, Inc.
	Combined Twelve Months Ended December 31, 2004	Year Ended December 31,			Combined Twelve Months Ended December 31, 2004	Year Ended December 31,
				Three Months Ended March 31, 2007				Three Months Ended March 31, 2007
		2005	2006			2005	2006
Net cash provided by operating activities	$223,394	$113,914	$20,517	$23,730	$223,393	$124,555	$43,639	$36,325
Net cash used in investing activities	(1,246,179)	(90,234)	(110,768)	(16,677)	(73,223)	(90,234)	(110,768)	(16,677)
Net cash provided by (used in) financing activities	1,018,671	(18,242)	246,181	(196,018)	(154,285)	(28,883)	223,058	(208,612)

Net increase (decrease) in cash and equivalents	(4,114)	5,438	155,930	(188,965)	(4,115)	5,438	155,929	(188,964)
Cash and equivalents, beginning of period	124,514	120,400	125,838	281,768	124,514	120,399	125,837	281,766

Cash and equivalents, end of period	$120,400	$125,838	$281,768	$92,803	$120,399	$125,837	$281,766	$92,802

  Cash Flows from Operating Activities

        During the three months ended March 31, 2007, we generated $23.7 million in cash flow from operations compared to cash used in operations of $128.2 million during the three months ended March 31, 2006 reflecting working capital investments for inventory and accounts payable made for our distribution initiative in the first quarter of 2006. During the prior year period, inventory increased by $61.3 million and accounts payable decreased by $51.7 million as the Company became the primary pharmaceutical distributor for the network.

        Holdings generated cash flow of $20.5 million during 2006 compared to $113.9 million from operations in 2005. The decrease in operating cash flow was primarily due to working capital investments of $113.0 million during the first quarter of 2006, principally for inventory and accounts payable at our distribution center.

        During the year ended December 31, 2005, Holdings generated $113.9 million in cash flow from operating activities compared to $223.4 million in the previous year. The decrease in operating cash flow is due primarily to interest expense, which increased $63.8 million reflecting debt incurred in the August 2004 Transactions, the issuance of $250.0 million in former senior floating rate notes issued in March, 2005 and, to a lesser extent, increasing rates on our variable rate borrowings. The decrease in operating cash flow also reflects lower EBITDA, $14.5 million long-term compensation expense, and operating and one-time start-up expenses of approximately $6.0 million for the year ended December 31, 2005.

        For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, the operating cash flow of US Oncology exceeded that of Holdings by $12.6 million, $23.1 million and $10.6 million, respectively. This difference relates primarily to interest obligations on the Holdings notes that are financed by a dividend to Holdings (and are considered a financing cash flow of US Oncology.)

  Cash Flows from Investing Activities

        During the three months ended March 31, 2007, we used $16.7 million for investing activities. The investments consisted primarily of $17.4 million in capital expenditures, including $9.2 million relating to the development and construction of cancer centers. Capital expenditures for maintenance capital expenditures were $7.2 million.

        During the year ended December 31, 2006, cash used for investing activities was $110.8 million compared to $90.2 million for investing activities in 2005. The increase was primarily due to paying $31.4 million, net of cash acquired, for the acquisition of AccessMed in July, 2006. During the year ended December 31, 2006, cash used for investing activities consisted primarily of $82.6 million in capital expenditures, including $39.3 million relating to the development and construction of cancer centers.

        During the year ended December 31, 2005, we used $90.2 million for investing activities. Investments consisted primarily of $84.2 million in capital expenditures, including $52.4 million relating to the development and construction of cancer centers. Also, during the year ended December 31, 2005 capital expenditures for our distribution initiative amounted to $12.1 million and maintenance capital expenditures were $19.7 million.

        In connection with the August 2004 Transactions, Holdings acquired the outstanding common stock and options of US Oncology for $1,173.0 million paid to the then current holders of the US Oncology securities. For reporting purposes, this transaction is classified as an investing transaction by Holdings, representing the acquisition of US Oncology, and a financing transaction by US Oncology, representing the distribution related to its equity securities.

  Cash Flows from Financing Activities

        During the three months ended March 31, 2007, $196.0 million was used in financing activities which primarily relates to the issuance of $425.0 million senior floating rate PIK toggle notes by Holdings completed in March 2007. Proceeds from the outstanding senior floating rate notes were used to repay the former $250.0 million senior floating rate notes and, after payment of $11.7 million in transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders. As mentioned below, a $190.0 million dividend was also paid in January 2007. Cash flow used by US Oncology for financing activities also includes distributions of $13.9 million to its parent company to finance the payment of interest obligations on the former senior floating rate notes.

        During the three months ended March 31, 2006, we generated $17.4 million in cash through financing activities, primarily related to $20.0 million in short-term borrowings under our revolving credit facility.

        During the year ended December 31, 2006, $246.2 million was provided from financing activities which primarily relates to term loan of $100.0 million proceeds received in July, 2006, partially offset by principal repayments for outstanding indebtedness and $150.0 million proceeds received from the private placement of preferred and common stock in December, 2006. Proceeds from the offering, along with $40.6 million cash distributed to Holdings from US Oncology, were used to pay a $190.0 million dividend in January, 2007, to shareholders of record immediately prior to the offering. Cash flow used by US Oncology for financing activities also includes distributions of $23.7 million to Holdings to finance the payment of interest obligations on the former senior floating rate notes.

        During the year ended December 31, 2005, Holdings used $18.2 million in cash primarily for repayments under the term loan facility and other indebtedness. Also, during the quarter ended March 31, 2005, Holdings issued the former senior floating rate notes and used the proceeds to pay a dividend to its common and preferred shareholders. The former senior floating rate notes were unsecured obligations and bore interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the financing, we entered into an interest rate swap arrangement, effectively fixing the interest rate at 9.4% for a period of two years ending March 15, 2007.

        Because Holdings' principal asset is its investment in US Oncology, it depends on US Oncology to provide funds sufficient to service its indebtedness through the payment of dividends. We finance the payment of interest on the former senior floating rate notes and the outstanding senior floating rate toggle notes through receipt of periodic dividends from US Oncology to Holdings. During the period that the interest rate has been fixed, annual interest expense has amounted to approximately $23.5 million and may be more or less than that amount thereafter. During the quarter ended March 31, 2007, US Oncology paid $13.9 million to its parent for the payment of interest on the former senior floating rate notes. We estimate cash distribution required to service the new outstanding floating rate toggle notes will be $20.1 million for the remainder of fiscal year 2007. The terms of our senior secured credit facility, as well as the indentures governing the senior notes and senior subordinated notes, and certain other agreements, restrict US Oncology and certain subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements, or other considerations, do not permit US Oncology to provide Holdings with sufficient distributions to fund interest and principal payments on the outstanding senior floating rate notes when due, we may default on our notes unless other sources of funding are available. Amounts available under this restricted payments provision amounted to $30.9 million as of March 31, 2007.

Earnings before Interest, Taxes, Depreciation and Amortization

        "EBITDA" represents earnings before interest and other expense, net, taxes, depreciation, amortization (including amortization of stock compensation), and minority interest. EBITDA is not calculated in accordance with generally accepted accounting principles in the United States ("GAAP"); rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the Consolidated Statement of Operations and Comprehensive Income and Consolidated Statement of Cash Flows is included in this document.

        We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in our network. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. As of March 31, 2007, our senior secured credit facility required that we maintain an interest coverage ratio (interest expense divided by EBITDA, as defined by the indenture) of at least 2.15:1 and a leverage ratio (indebtedness divided by EBITDA, as defined by the indenture) of no more than 5.25:1. Both of these covenants become more restrictive over time and, at maturity in 2011, both will be 3.00:1. For more information regarding our use of EBITDA and its limitations, see "Discussion of Non-GAAP Information".

        The EBITDA of US Oncology Holdings, Inc., with the exception of nominal incremental expenses and a $12.9 million loss on extinguishment of debt in the quarter ended March 31, 2007, is substantially identical to the EBITDA of US Oncology, Inc. The following table reconciles net income as shown in our Consolidated Statement of Operations and Comprehensive Income to EBITDA, and reconciles EBITDA to net cash provided by operating activities as shown in our Consolidated Statement of Cash Flows (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31, 2006	Year Ended December 31, 2005	Combined Twelve Months Ended December 31, 2004	Year Ended December 31, 2006	Year Ended December 31, 2005	Combined Twelve Months Ended December 31, 2004
Net income	$26,158	$19,089	$48,070	$42,025	$30,978	$48,070
Interest expense, net and other income	117,088	102,543	36,175	92,870	84,174	36,175
Income taxes	18,926	13,823	37,294	27,509	20,652	37,294
Depreciation and amortization	83,334	84,918	77,923	83,334	84,918	77,923
Amortization of stock compensation	2,149	3,883	4,056	2,149	3,883	4,056
Minority interest expense(1)	2,388	—	—	2,388	—	—

EBITDA	250,043	224,256	203,518	250,275	224,605	203,518
Compensation expense under long-term incentive plan	—	14,507	—	—	14,507	—
Merger-related charges	—	—	17,955	—	—	17,955
Loss on early extinguishment of debt	—	—	38,272	—	—	38,272
Changes in assets and liabilities	(97,934)	(18,650)	14,785	(90,679)	(19,898)	14,784
Minority interest expense(1)	—	2,003	86	—	2,003	86
Deferred income taxes	4,422	8,164	22,247	4,422	8,164	22,247
Interest expense, net and other income	(117,088)	(102,543)	(36,175)	(92,870)	(84,174)	(36,175)
Income tax provision	(18,926)	(13,823)	(37,294)	(27,509)	(20,652)	(37,294)

Net cash provided by operating activities	$20,517	$113,914	$223,394	$43,639	$124,555	$223,393

(1)
Effective January 1, 2006, minority interest expense was added back to net income for the determination of EBITDA.

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Three Months Ended March 31,		Three Months Ended March 31,
	2007	2006	2007	2006
Net income (loss)	$(15,586)	$7,571	$2,050	$11,486
Interest expense, net	31,025	27,458	23,807	21,494
Income tax (benefit) provision	(609)	5,482	1,931	7,657
Depreciation and amortization	21,093	19,834	21,093	19,834
Amortization of stock compensation	260	545	260	545
Minority interest expense	722	525	722	525

EBITDA	36,905	61,415	49,863	61,541
Impairment and restructuring charges	7,395	—	7,395	—
Loss on early extinguishment of debt	12,917	—	—	—
Changes in assets and liabilities	(835)	(158,047)	7,817	(150,065)
Deferred income taxes	(2,236)	1,379	(3,012)	1,379
Interest expense, net	(31,025)	(27,458)	(23,807)	(21,494)
Income tax benefit (provision)	609	(5,482)	(1,931)	(7,657)

Net cash provided by (used in) operating activities	$23,730	$(128,193)	$36,325	$(116,296)

        Segment Information.    The table below presents information about reported segments for the three months ended March 31, 2007 and 2006, the years ended December 31, 2006 and 2005, and the combined twelve-month period ended December 31, 2004 (in thousands):

	Three Months Ended March 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$385,355	$—	$524,804	$—	$—	$(428,544)	$481,615
Service revenue	136,553	84,296	16,577	13,000	—	—	250,426

Total revenue	521,908	84,296	541,381	13,000	—	(428,544)	732,041
Operating expenses	(497,071)	(64,307)	(520,326)	(12,726)	(30,250)	428,544	(696,136)
Impairment and restructuring charges	—	(3,070)	—	—	(4,325)	—	(7,395)

Income (loss) from operations	24,837	16,919	21,055	274	(34,575)	—	28,510
Add back:
Depreciation and amortization	—	9,529	1,352	199	10,013	—	21,093
Amortization of stock-based compensation	—	—	—	—	260	—	260

EBITDA	$24,837	$26,448	$22,407	$473	$(24,302)	$—	$49,863

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(41)	$—	$(41)
Loss on extinguishment of debt	—	—	—	—	(12,917)	—	(12,917)

EBITDA	$24,837	$26,448	$22,407	$473	$(37,260)	$—	$36,905

	Three Months Ended March 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$386,998	$—	$470,767	$—	$—	$(400,024)	$457,741
Service revenue	141,336	79,006	11,066	12,594	—	—	244,002

Total revenue	528,334	79,006	481,833	12,594	—	(400,024)	701,743
Operating expenses	(496,520)	(59,879)	(461,414)	(13,457)	(29,335)	400,024	(660,581)

Income (loss) from operations	31,814	19,127	20,419	(863)	(29,335)	—	41,162
Add back:
Depreciation and amortization	—	9,391	61	—	10,382	—	19,834
Amortization of stock-based compensation	—	—	—	—	545	—	545

EBITDA	$31,814	$28,518	$20,480	$(863)	$(18,408)	$—	$61,541

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(126)	$—	$(126)

EBITDA	$31,814	$28,518	$20,480	$(863)	$(18,534)	$—	$61,415

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenue	561,459	323,917	50,646	53,220	—	—	989,242

Total revenue	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(246,363)	(1,915,906)	(53,177)	(117,028)	1,641,852	(2,646,591)

Income (loss) from operations	124,465	77,554	79,758	43	(117,028)	—	164,792
Add back:
Depreciation and amortization	—	38,423	3,960	871	40,080	—	83,334
Amortization of stock-based compensation	—	—	—	—	2,149	—	2,149

EBITDA	$124,465	$115,977	$83,718	$914	$(74,799)	$—	$250,275

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(232)	$—	$(232)

EBITDA	$124,465	$115,977	$83,718	$914	$(75,031)	$—	$250,043

	Year Ended December 31, 2005
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$1,354,749	$—	$598,454	$—	$—	$(337,260)	$1,615,943
Service revenue	538,522	292,472	28,044	43,579	—	—	902,617

Total revenue	1,893,271	292,472	626,498	43,579	—	(337,260)	2,518,560
Operating expenses	(1,729,302)	(228,463)	(583,924)	(47,478)	(114,339)	337,260	(2,366,246)
Compensation expense under long-term incentive plan	—	—	—	—	(14,507)	—	(14,507)

Income (loss) from operations	163,969	64,009	42,574	(3,899)	(128,846)	—	137,807
Minority interest(2)	(545)	(723)	—	—	(735)	—	(2,003)
Add back:
Depreciation and amortization	44	39,788	1,346	1,409	42,331	—	84,918
Amortization of stock-based compensation	—	—	—	—	3,883	—	3,883

EBITDA	$163,468	$103,074	$43,920	$(2,490)	$(83,367)	$—	$224,605

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(349)	$—	$(349)

EBITDA	$163,468	$103,074	$43,920	$(2,490)	$(83,716)	$—	$224,256

	Combined Twelve Months Ended December 31, 2004
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$1,202,945	$—	$188,893	$—	$—	$—	$1,391,838
Service revenue	563,421	252,855	1,170	50,563	—	—	868,009

Total revenue	1,766,366	252,855	190,063	50,563	—	—	2,259,847
Operating expenses	(1,546,833)	(201,312)	(172,275)	(46,776)	(114,799)	—	(2,081,995)
Merger related charges	—	—	—	—	(17,955)	—	(17,955)

Income (loss) from operations	219,533	51,543	17,788	3,787	(132,754)	—	159,897
Minority interest(2)	—	—	—	—	(86)	—	(86)
Loss on early extinguishment of debt	—	—	—	—	(38,272)	—	(38,272)
Add back:
Depreciation and amortization	50	34,317	26	1,005	42,525	—	77,923
Amortization of stock-based compensation	—	—	—	—	4,056	—	4,056

EBITDA	$219,583	$85,860	$17,814	$4,792	$(124,531)	$—	$203,518

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$—	$—	$—

EBITDA	$219,583	$85,860	$17,814	$4,792	$(124,531)	$—	$203,518

(1)
Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment). The distribution center began operations, on a limited basis, in September of 2005.

(2)
Prior to the first quarter of 2006, minority interest expense was treated as a reduction of EBITDA.

        Impairment and Restructuring Charges.    In the large majority of our markets, we believe our strategies of practice consolidation, diversification and process improvement continue to be effective. However in a small number of markets, specific local factors have prevented effective implementation of our strategies and practice performance has suffered. Specifically, in two markets in which an aggregate of ten physicians are affiliated with us, these market-specific conditions caused us to recognize impairment and restructuring charges totaling $7.4 million during the period ended March 31, 2007. The components of the charge are as follows (in thousands):

Three Months Ended March 31, 2007
Services Agreement, net	$4,325
Property and equipment, net	2,512
Future Lease Obligations	558

Total	$7,395

        In one of the markets, state regulators reversed a prior determination and ruled that, under the state's certificate of need law, our affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. We are appealing this determination and are exploring other options that would make the treatment facility available to radiation therapy patients. However, such efforts did not advance sufficiently during the first quarter of 2007, and, therefore, the resumption of radiation services or other recovery of our investment is not considered likely.

        In the second market, financial performance has deteriorated as a result of an excessive cost structure relative to practice revenue. We are working with the practice involved to restructure the market and establish a base for future growth to otherwise improve financial performance. During the first quarter ended March 31, 2007, we recorded impairment and restructuring charges because, based on currently anticipated operating results, we do not expect that practice performance will be sufficient to recover the value of certain assets and the intangible asset associated with our management service agreement in the market.

        We remain committed to the two markets in which we have recognized impairment charges. In each market, we are taking actions to improve performance, including consolidation of facilities, possible transfers of assets, and other actions, such as recruiting physicians, designed to better align each of the practices with our strategic direction. As we work to restructure operations in these markets, we expect that they will likely continue to underperform relative to the network and during this period we may recognize additional costs.

  Anticipated Capital Requirements

        On January 3, 2007 we paid a dividend of $190.0 million to stockholders, with proceeds from a private placement of common and preferred stock plus cash on hand. On March 13, 2007 we consummated a $425 million private offering of senior floating rate notes to institutional investors. Net proceeds from the notes were used to refinance Holdings existing senior floating rate notes, pay related fees and expenses of the offering, and pay a $158.6 million dividend to stockholders.

        We currently expect our principal uses of funds in the near future to include the following:

  •
  Purchase of real estate and medical equipment for the development of new cancer centers, as well as installation of upgraded and replacement medical equipment at existing centers;

  •
  Payments made for acquisition of assets and additional consideration, if any, in connection with new practice affiliations and business combinations;

  •
  Funding of working capital, including advance purchases of pharmaceuticals when pricing opportunities are available or to obtain certain rebates and discounts under contracts with volume-based thresholds;

  •
  Investments in information systems, including systems related to our electronic medical record product, iKnowMed;

  •
  Debt service requirements on our outstanding indebtedness; and

  •
  Payments made for possible acquisitions to support strategic initiatives.

        For all of 2007, we anticipate spending $110 to $120 million for the development of cancer centers, purchase of clinical equipment and investment in information systems.

        As of July 1, 2007, we had cash and cash equivalents of $172.3 million. Also as of July 1, 2007, we had $136.6 million available under our $160.0 million revolving credit facility which had been reduced by outstanding letters of credit, totaling $23.4 million. In the event that cash on hand combined with amounts available under the credit facility are insufficient to fund our anticipated working capital requirements, we may be required to obtain additional financing. There can be no assurance that additional financing, if available, will be made available on terms that are acceptable to us.

        We expect to fund our current capital needs with (i) cash on hand, (ii) cash flow generated from operations, (iii) borrowings under the $160 million revolving credit facility, (iv) lease or purchase money financing for certain equipment purchases and (v) indebtedness to physicians in connection with new affiliations. Our success in implementing our capital expenditure plans could be adversely impacted by poor operating performance which would result in reduced cash flow from operations. In addition, to the extent that poor performance or other factors impact our compliance with financial and other covenants under our revolving credit facility, our ability to borrow under that facility or to find other financing sources could be limited. Furthermore, capital at financing terms satisfactory to management may be limited, due to market conditions or operating performance.

  Indebtedness

        We have a significant amount of indebtedness. As of December 31, 2006 we had aggregate indebtedness of approximately $1,329.1 million. As of March 31, 2007, due to the issuance of the outstanding senior floating rate toggle notes and the related refinancing of Holdings' former senior floating rate notes in March, 2007, as discussed previously, our aggregate indebtedness increased to $1,500.6 million. Of this amount, $1,075.6 million (including current maturities of $10.7 million) represents obligations of US Oncology, and $425 million represents an obligation of Holdings. Current maturities associated with this indebtedness range from $6.0 million to $10.7 million during the period 2007 through 2010.

        In connection with the August 2004 Transactions, we entered into our senior secured credit facility and issued $575.0 million in unsecured notes.

        At inception, the senior secured credit facility provided for senior secured financing of up to $560.0 million and was later increased to $660.0 million during the year ended December 31, 2006. The facility consists of a $160.0 million revolving credit facility and a $500.0 million term loan facility. The revolving credit facility includes a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. Borrowings under the revolving credit facility, and term loans bear interest at a rate equal to a rate based on the prime rate or the London Interbank Offered Rate, based on a defined formula. At March 31, 2007 and December 31, 2006 and 2005, no amounts had been borrowed under the revolving credit facility. At July 1, 2007, $136.6 million was available for borrowing as the availability had been reduced by outstanding letters of credit amounting to $23.4 million. The term loan facility has a maturity of seven years that was drawn in full in connection with the consummation of the August 2004 Transactions. In July 2006, the term loan was amended to include an additional $100 million borrowing. The amount outstanding under the term loan was $479.1 million as of December 31, 2006. No additional amounts may be borrowed under the term loan facility.

        The unsecured notes consist of $300.0 million in aggregate principal amount of the 9% senior notes due 2012 and $275.0 million in aggregate principal amount of the 10.75% senior subordinated notes due 2014. The sale of the unsecured notes was exempt from registration under the Securities Act. The initial purchasers subsequently resold their notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

        During the quarter ended March 31, 2007, Holdings, whose principal asset is its investment in US Oncology, issued $425.0 million of senior unsecured floating rate toggle notes, due 2012. These notes are senior unsecured obligations of Holdings and bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 4.5% for the first two years, 5.0% for the next year, and 5.5% for the last two years. If we choose to settle the semi-annual interest payments on the notes by rolling it into the principle of the notes ("PIK"), the rate on the PIK is the cash interest rate plus 0.75%. Simultaneously with the financing, Holdings entered into an interest rate swap arrangement, effectively fixing the base 6-month LIBOR rate on the notes at 4.97% through maturity. During the year ended December 31, 2007, Holdings is estimated to pay $20.1 million to holders of the notes and its swap counterparty to service its indebtedness. Cash for these payments would be provided by US Oncology in the form of a dividend paid to Holdings.

        The revolving credit facility, the term loans and the unsecured notes contain affirmative and negative covenants including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness prohibitions on the payment of dividends and other customary restrictions. Events of default under the revolving credit facility, the term loans and the unsecured notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as security under the revolving credit facility and the term loans.

        The senior secured credit facility contains the most restrictive covenants related to our indebtedness and requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. At March 31, 2007, our minimum interest coverage ratio was 2.15:1 and our maximum leverage ratio was 5.25:1. The ratios become more restrictive (generally on a quarterly basis) and, at maturity in 2011, both will be 3:00:1. We may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of "excess cash flow." Excess cash flow, as defined by the credit agreement, is approximately equal to operating cash flow, as presented in our statement of cash flows, less capital expenditures, principal repayments of indebtedness, restricted payments (primarily distributions from US Oncology, Inc. to US Oncology Holdings, Inc.) and cash paid for taxes. No such payment was required for the years ended December 31, 2006 or 2005. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. In March 2005, we amended our senior secured credit facility to permit the issuance of the Holdings Notes and to use the proceeds to pay a dividend to the stockholders of Holdings. In December 2006, we amended our senior secured credit facility to permit a private offering and the use of the proceeds along with cash on hand for payment of a dividend.

        We are currently in compliance with covenants under the revolving credit facility, term loans and unsecured notes with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations and Term Loan C borrowings to fund working capital and capital expenditures. Our financing arrangements are described in more detail in Note 7 to our Consolidated Financial Statements included in this prospectus.

  ESA Reimbursement

        During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents ("ESAs"). In response to the FDA advisory and subsequent Medicare intermediary changes in reimbursement for ESAs, the Centers for Medicare & Medicaid Services ("CMS") opened a National Coverage Analysis ("NCA"), on March 14, 2007. On May 14, 2007, CMS issued a proposed national coverage decision ("NCD") which goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning. Because a substantial portion of our earnings are derived through use of ESAs by our affiliated practices, the final coverage decisions will have a significant impact on us and will reduce our revenue and operating income. See "Risk Factors—Risks Related to our Industry" and "Reimbursement Matters—Pharmaceutical Reimbursement under Medicare" for more detail regarding the CMS actions.

        ESA usage by our affiliated practices accounted for approximately $41.0 million of our revenue, $24.5 million of our operating costs, and $16.5 million of income from operations, EBITDA and pre-tax income during the first quarter of 2007. Excluding the impairment and restructuring charges and loss on early extinguishment of debt incurred during the first quarter of 2007, ESA usage by affiliated practices accounted for approximately 5.6% of our revenue, 45.9% of our income from operations and 28.8% of our EBITDA. For the fiscal year 2006, ESA usage by our affiliated practices accounted for approximately $152.7 million of our revenue, $112.3 million of our operating costs, and $40.4 million of income from operations, EBITDA and pre-tax income, which represents 5.4% of our revenue, 24.5% of our income from operations and 16.2% of our EBITDA, respectively.

        Because the decision relates to specific clinical determinations in connection with administration of ESAs and we do not make the clinical decision regarding usage of ESAs by affiliated physicians, analysis of financial impact of the proposed NCD is a complex process. It is not possible to precisely estimate the impact of the proposed NCD at this time. Factors that could materially affect the financial impact include any revisions in the final version of the NCD, actions of the FDA and whether or not managed care and other non-governmental payers adopt reimbursement limitations similar to those in the NCD. Consequently, the final coverage determination (and its corresponding financial impact) likely will not be known for several months.

        In the event that the final NCD results in a material reduction in the use of ESAs, this would materially reduce our revenues, net income, cash flow and EBITDA. Based upon our current estimates with respect to the next twelve months, we believe that our cash flow and availability under our senior secured credit facility will be sufficient to fund our debt service, as they become due in the normal course, and capital expenditure requirements and other obligations for such period. However, our results of operations remain subject to the significant uncertainties discussed in this prospectus, including CMS' final decision with respect to ESAs. Additionally the covenants under our senior secured credit facility are based upon EBITDA and become more restrictive over time. As of March 31, 2007, we were required to maintain a maximum leverage ratio (indebtedness divided by EBITDA as defined by the indenture) not to exceed 5.25:1 and a minimum interest coverage ratio (interest expense divided by EBITDA as defined by the indenture) of not less than 2.15:1. Indebtedness of Holdings, including the notes, and interest related thereto, is not included in such calculations. As of March 31, 2007, US Oncology's leverage ratio was 4.36:1 and its interest coverage ratio was 2.67:1. Compliance with these covenants is measured on a quarterly basis, based upon indebtedness as of the end of such quarter and EBITDA and interest expense for the twelve months prior to quarter end. These ratios gradually become more restrictive over time. As of June 30, 2007, the maximum leverage ratio permitted under the facility is 5.00:1 and the minimum interest coverage ratio is 2.20:1, and at maturity in 2011, both will be 3.00:1.

        As of March 31, 2007, our EBITDA exceeded the minimum required under the more restrictive of these covenants, the maximum leverage ratio, by $42.5 million. We believe the reduction in EBITDA that may occur as a result of the final decision regarding the usage of ESAs is unlikely to result in our inability to comply with our covenants at December 31, 2007. However, with the increasing restrictiveness of the covenants, assuming our indebtedness remains constant (except for required principal repayments) and, if our EBITDA does not increase, or if we do not make voluntary principal repayments we will not be in compliance with the leverage ratio covenant at December 31, 2008. Therefore a reduction in EBITDA, including one resulting from ESA reimbursement changes, will likely require us to seek amendments or a waiver related to our senior secured credit facility during 2008. There can be no assurance that we will can successfully obtain a waiver or amend the terms of our senior secured credit facility. In addition, a reduction in EBITDA would reduce the amount of cash that is available to us for debt service and capital expenditures. Additionally, lower ESA usage may reduce future cash flow from affiliated practices and trigger the impairment of our management services agreement intangibles, with a net book value of $231.9 million at March 31, 2007, that relate to operations of specific practices. Additionally, goodwill related to the medical oncology services segment and the pharmaceutical services segment (our operating segments most impacted by ESA usage) may be impaired. At March 31, 2007, goodwill associated with the medical oncology services and pharmaceutical services segments was $409.3 million and $156.9 million, respectively. Reduced utilization of ESAs may negatively impact the financial performance of practices which could also have an effect on our existing network of affiliated practices and their relationship with

us. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from manufacturers for ESA drugs.

CONTRACTUAL OBLIGATIONS

        The following summarizes our contractual obligations relating to our indebtedness, capital leases, noncancelable leases and outstanding purchase obligations at March 31, 2007. Our contractual obligations related to the indebtedness of US Oncology and Holdings include both scheduled principal repayments and interest that will accrue on the outstanding principal balance. We have estimated interest obligations on variable rate indebtedness, unless hedged through the use of an interest rate swap, using the base rate in effect as of March 31, 2007, plus the spread paid over that base rate on the related indebtedness. In most circumstances, our variable rate indebtedness bears interest based upon a spread over the six month LIBOR which was 5.33% as of March 31, 2007. The interest on the Holdings debt has been estimated using the effective interest rate of 9.93% which assumes the semi-annual interest payments will be settled in cash. Should we choose to settle under the PIK toggle option, the interest rate on the incremental PIK would be higher by 75 basis points and the increased principal balance would become due upon maturity in March, 2012.

	Twelve Months Ending March 31,
	2008	2009	2010	2011	2012	Thereafter
	(dollars in thousands)
Obligations
US Oncology debt payments due	$104,241	$99,176	$98,788	$435,511	$173,871	$666,979
Holdings debt payments due	42,203	42,203	42,203	42,203	465,444	—
Capital lease payments due	420	301	309	316	324	3,172
Noncancelable operating leases	71,487	62,993	53,958	44,350	34,622	166,290

        Purchase obligations consist of outstanding amounts on purchase orders issued for capital improvements and fixed asset purchases. We do not aggregate purchase orders for purchases other than capital improvements and fixed assets, because the period of time between the date of the commitment and the receipt of the supplier invoice is deemed immaterial. We impose preauthorized limits of authority for all expenditures.

        As of the end of fiscal year 2006, we were obligated to pay $3.5 million under pending construction contracts, which we would expect to pay during 2007, depending on the progress of the construction projects. For a further discussion of our commitments and contingencies, see Note 10 to our Consolidated Financial Statements included in this prospectus.

Off-Balance Sheet Arrangements and Leases

        We have entered into no off-balance sheet arrangements, other than noncancelable operating lease commitments entered into in the normal course of business. We lease office space, integrated cancer centers and certain equipment under noncancelable operating lease agreements. As of March 31, 2007, total future minimum lease payments, including escalation provisions and leases with parties affiliated with practices are reflected in the preceding table as noncancelable operating leases.

Quantitative and Qualitative Disclosures about Market Risk

        In the normal course of business, our financial position is subject to a variety of risks. We regularly assess these risks and have established policies and business practices, which may include the use of derivative instruments, such as interest rate swaps or other hedging arrangements, to protect against the adverse effects of these and other potential exposures. We do not enter into derivative transactions for speculative purposes.

  Interest Rates

        We are subject to interest rate risk on our long-term fixed and variable-interest rate borrowings. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us i) to changes in market interest rates reflected in the fair value of the debt and ii) to the risk that we may need to refinance maturing debt with new debt at a higher rate. Variable rate debt, where the interest rate fluctuates, exposes us to short-term changes in market interest rates as our interest obligations on these instruments are periodically redetermined based on prevailing market interest rates, primarily the LIBOR.

        As of March 31, 2007, our long-term fixed rate borrowings subject to interest rate risk consist of US Oncology's existing notes, the $300.0 million 9% senior notes and the $275.0 million 10.75% senior subordinated notes. The fair value of those notes at the end of the fiscal year was the following:

	As of December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
9.00% Senior Notes, due 2012	$300,000	$316,500	$300,000	$321,000
10.75% Senior Subordinated Notes, due 2014	275,000	303,875	275,000	305,250

        In general, quoted market prices are available for the fixed rate borrowings summarized above and, when available, we believe quoted market prices are the best measure of fair value. Absent the availability of quoted market prices, the fair values for long-term fixed rate debt would be computed based on the present value of future cash flows as impacted by the changes in the market rates for similar instruments.

        Our variable-interest rate borrowings include $425.0 million of the outstanding senior floating rate toggle notes, $475.3 million term borrowings under our senior secured credit facility and, potentially, any future borrowings under the revolving credit facility. At March 31, 2007, we had no outstanding borrowings under our revolving credit facility. As discussed below, we may occasionally use interest rate swaps to manage our exposure to variable interest rates. Our variable interest rate exposure related to the outstanding floating rate toggle notes issued by Holdings has been hedged by an interest rate swap agreement through March, 2012.

        We use sensitivity analysis to determine the impact that market risk exposures may have on our variable interest rate borrowings. To perform this sensitivity analysis, we assess the impact of hypothetical changes in interest rates on variable interest rate instruments excluding instruments whose variable rate exposure has been hedged by an interest rate swap agreement. A one percent increase or decrease in the market interest rates, with all other variables held constant, would result in a corresponding increase or decrease in our annual interest expense of approximately $4.8 million for borrowings under our senior secured credit facility. Additionally, a one percent increase or decrease would result in a corresponding increase or decrease in our annual interest expense associated with the outstanding senior floating rate toggle notes of $4.3 million. Interest on these notes has been fixed through an interest rate swap agreement until March, 2012.

        The carrying value of current maturities of indebtedness of $10.7 million at March 31, 2007, $9.4 million at December 31, 2006 and $10.4 million at December 31, 2005 approximates fair value.

  Interest Rate Swap

        We manage our debt portfolio to achieve an overall desired position of fixed and variable rates and may employ interest rate swaps to achieve that goal. The major risks from interest rate derivatives include changes in the interest rates affecting the fair value of such instruments and the creditworthiness of the counterparty in such transactions. We engage in interest rate swap transactions only with creditworthy commercial financial institutions and believe that the risk of counterparty nonperformance is inconsequential.

        In connection with the issuance of the former senior floating rate notes, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years. The swap agreement was designated as a cash flow hedge against the variability of future interest payments and qualified for the shortcut method of accounting. At December 31, 2006 and 2005 the interest rate swap had a fair market value of approximately $1.6 million and $1.5 million in favor of Holdings, respectively. As the interest rate swap was designated as a cash flow hedge, the unrealized gain, net of deferred income taxes, was recognized by Holdings as accumulated other comprehensive income in the Consolidated Statement of Stockholders' Equity and has been excluded from the determination of Holding's net income. The interest rate swap expired on March 15, 2007.

        On March 13, 2007, Holdings refinanced the $250.0 million notes with the $425.0 million senior unsecured floating rate toggle notes due 2012. Holdings may elect to pay interest on the Notes entirely in cash, by increasing the principal amount of the Notes ("PIK interest"), or by paying 50% in cash and 50% by increasing the principal amount of the Notes. The interest payment due September 15, 2007 must be made in cash and we must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. Cash interest will accrue on the Notes at a rate per annum equal to LIBOR plus the applicable spread. PIK interest will accrue on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR will be reset semiannually. The applicable spread is 4.50% and will increase by 0.50% on March 15, 2009 and increase by another 0.50% on March 15, 2010. The Notes mature on March 15, 2012. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the LIBOR base rate at 4.97% through maturity in 2012. Prior to the spread increase in both 2009 and 2010, the fixed interest rate will be 9.47% for a period of two years ending March 14, 2009. The swap agreement was designated as a cash flow hedge against the variability of future interest payments. During the quarter ended March 31, 2007, we recognized an unrealized loss of $0.6 million, net of tax, as other comprehensive income (loss) in the Condensed Consolidated Statement of Stockholders' Equity. This loss will be reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

BUSINESS

General

        We are a leading national cancer care services company. We support the cancer care community by providing medical oncology services, cancer center services, pharmaceutical services and cancer research services to physician practices that treat cancer patients. As of March 31, 2007, our network of 1,077 affiliated physicians provides care to patients in 433 locations, including 79 integrated cancer centers with 46 licensed pharmacies, and 11 radiation-only facilities across 38 states. In providing our services as of March 31, 2007, we operate 114 linear accelerators, 65 diagnostic CT units and 34 PET units, including 16 PET/CT units. We estimate that in 2006 our affiliated physicians provided care to over 570,000 patients, including approximately 240,000 new patients.

        We believe that our network of affiliated practices treats more cancer patients than any other for-profit cancer care network in the United States and our affiliated practices hold significant leadership positions within several regional markets in the nation. We have built a leading franchise within the cancer care market by providing our affiliated physicians with community-based access to advanced cancer therapeutics, state-of-the-art facilities and technologies, and the largest integrated cancer research platform in the country. We are not a direct provider of medical services, but rather our affiliated practices offer comprehensive medical services to cancer patients, integrating the specialties of medical and gynecologic oncology, hematology, radiation oncology, diagnostic radiology and blood and marrow stem cell transplantation.

        Our network's community-based focus assists our affiliated physicians in locally providing the latest advances in therapies, research and technology to patients, often within a single outpatient setting. As a result, patients are often able to access high quality treatment with minimal unnecessary disruption to their daily lives. Our nationwide presence enables us to allow affiliated practices to implement best practices and share new discoveries with our affiliated practices. Furthermore, our network's size affords competitive advantages in areas such as purchasing, recruiting, information systems, access to clinical research, and leading-edge technology.

Industry Overview

        The provision of cancer care is a large and growing market. Cancer is the second leading cause of death in the United States. More than 1,500 Americans die each day from this disease—approximately one out of every four deaths in this country. In 2007 the American Cancer Society estimated that approximately 1.4 million new cancer cases would be diagnosed in the United States during 2007. Center for Disease Control statistics suggest that approximately one in two men and one in three women in the United States will develop cancer at some point during their lifetime.

        In 2007, the National Cancer Institute estimated that approximately 10.5 million Americans with a history of cancer were alive in January 2003. As diagnostic technology improves and more treatment options become available, survival rates are improving. Improved survival rates lengthen the course of treatment, increasing demand for cancer care services.

        Cancer continues to be a heavy financial burden to society. The National Institute of Health estimates that overall costs in the United States for cancer in the year 2006 were $206.3 billion, including $78.2 billion in direct medical costs. As new oncology pharmaceuticals and supportive care drugs are introduced into the marketplace, the costs of treating cancer patients continue to rise.

        We believe that several factors will result in the expansion of the cancer care market in the United States:

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  the aging of Americans should result in more incidences of cancer as cancer is more prevalent in older people;

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  the development of new diagnostic methods and prescreening campaigns should detect many cancers much earlier than in the past, thus potentially prolonging treatment periods and improving recovery rates; and

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  the development of new methods of treatment, particularly biologically based treatments, could further improve survival rates, thus extending the course of treatment for many cancers.

Our Operations

        We provide comprehensive services to our network of affiliated practices, consisting of 1,077 affiliated physicians in 433 locations as of March 31, 2007, with the mission of expanding access to and improving the quality of cancer care in local communities. We provide these services through two economic models: a comprehensive services model, under which we provide all of our practice management services under a single contract with one fee based on overall performance; and our oncology pharmaceutical services ("OPS") model, under which medical oncology practices contract with us to purchase pharmaceutical services only. Most of our revenues, approximately 89.1% during 2006, are derived under the comprehensive services model.

        Under most of our comprehensive service agreements, we are compensated under the earnings model. Under that model, we are reimbursed for expenses that we incur in connection with managing a practice, including rent, pharmaceutical expense and salaries and benefits of non-physician employees of the practices, and are paid an additional fee based upon a percentage of the practice's earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2006, 86.7% of our revenue was derived from comprehensive service agreements related to practices managed under the earnings model. The remainder of our comprehensive service agreements is under the net revenue model or, as required in some states, on a fixed management fee basis. Under our comprehensive services model, we own or lease all of the real and personal property used by our affiliated practices. In addition, we generally control and manage the non-medical business functions of such practices, while our affiliated physicians control all medical functions.

        The net revenue model does not appropriately align our and our affiliated practices' economic incentives, since the parties do not have similar motivation to control costs or efficiently utilize capital. For this reason, we have sought to convert net revenue model practices to the earnings model since the beginning of 2001 and no longer enter into new affiliations under the net revenue model. On April 18, 2006 we terminated our relationship with the only large net revenue practice remaining in our network. This practice constituted 1.2% and 4.5% of our consolidated revenue and 0.2% and 3.6% of our EBITDA for the years ended December 31, 2006 and 2005, respectively.

        To help manage the affairs of our affiliated practices under the comprehensive services model and facilitate communication with our affiliated physicians, each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and the Company. The board's responsibilities include strategic planning, decision-making and preparation of an annual budget. While both we and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. We are responsible for all non-medical decisions, including billing, information systems management and marketing.

        Under our OPS agreements which represent 9.1% of revenue during the year ended December 31, 2006, fees include payment for pharmaceuticals and supplies used by the practice, reimbursement for certain pharmacy-related expenses and payment for the other services we provide. For example, we may receive a percentage of the cost of pharmaceuticals purchased by a practice or a fee for mixing pharmaceuticals. Rates for our services typically are based on the level of services required by the practice. Under the OPS model, the particular service we provide determines whether or not we own or lease the real and personal property used by our affiliated practices, and which management functions we control.

Our Services

        We conduct our operations through four segments: medical oncology services, cancer center services, pharmaceutical services and research/other services. We provide the following management services to practices under comprehensive services agreements, including the practice management services described below, in both the medical oncology and cancer center services segments. Financial results relating to these services are reflected in the appropriate segment.

        Our services enable our network of affiliated physician practices to offer a full continuum of care to cancer patients in outpatient settings, including professional medical services, chemotherapy infusion, radiation oncology services, clinical laboratory services, diagnostic radiology, pharmacy services and patient education.

        Practice Management Services.    Practice management services include comprehensive services for oncologists designed to encompass all non-clinical aspects of managing an oncology practice including:

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  Billing and Collection. We bill and collect all patient receivables.

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  Financial Services. We provide cash management, capital financing, accounting, payroll and other services to practices.

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  Strategic Planning. We work with practices to establish budgets, determine goals, set strategic direction and assess the viability of capital projects or other initiatives.

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  Physician Recruiting. We assist in recruiting physicians.

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  Personnel Management and Benefits Administration. We hire and administer all non-clinical staff and administer benefits for physicians and employees.

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  Risk Management and Compliance. We provide insurance and risk management functions and assist in compliance activities.

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  Practice Quality and Efficiency Initiatives. We work with practices to refine business processes utilizing Lean Six Sigma techniques with the goal of increasing practice efficiency, while improving the patient's experience. In addition, we provide management and advisory services related to clinical pharmacy, nursing, radiation physics, laboratory and radiology technical services, together with information technology and analytical services to support physician-directed initiatives targeted at improving patient outcomes.

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  Marketing Support. Practices are provided with a wide array of marketing materials designed to increase referrals and new patients including market analysis reports, brochures, pamphlets and direct mail programs.

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  Electronic Medical Records. We provide an oncology-specific electronic medical record with customized content and comprehensive implementation plans with onsite training and support aimed at improving patient care as well as practice efficiency including accurate and complete charge capture.

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  Information Technology Services. We provide the practices with a network infrastructure to support all information technology applications.

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  Managed Care Contracting Support. We assist practices in negotiating and analyzing managed care contracts.

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  Public Policy, Government Relations and Patient Advocacy. We provide a voice in Washington D.C. for our affiliated practices and advocate on their behalf with state agencies and lawmakers.

        Each of our segments is described below:

Medical Oncology Services

        In addition to practice management services described above, we provide oncology pharmaceutical services to physicians that have affiliated under comprehensive service agreements.

  Oncology Pharmaceutical Services.

        Pharmaceuticals are the central component of medical oncology practices and by far their largest expense. For this reason, we have worked to develop core competencies in purchasing, distributing and managing oncology pharmaceuticals for medical oncologists. Central to the pharmaceutical services we provide to medical oncologists is our ability to obtain drug pricing on more favorable terms than would otherwise be available to our affiliated practices. We negotiate all pharmaceutical purchases directly with drug manufacturers. Because of our significant size and the scale of our network, we generally are able to procure market-differentiated pricing on pharmaceuticals.

        The majority of pharmaceuticals we purchase are administered to patients at the affiliated practices and are delivered to the affiliated practices and mixed, when required, by pharmacists, pharmacy technicians or nurses employed by the affiliated practices. A small percentage of pharmaceuticals we purchase are dispensed to patients at our network pharmacies to be used on an outpatient basis. As of March 31, 2007, our network includes 46 licensed pharmacies (located primarily in our cancer centers), 159 pharmacists and 312 pharmacy technicians.

        In addition, we provide comprehensive pharmaceutical services to our affiliated practices in an effort to further enhance cost-effectiveness, including:

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  Inventory Management. We track drug usage and waste and develop and implement network-wide protocols and systems designed to enhance drug safety and efficacy.

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  Admixture. At some locations, we coordinate comprehensive mixing services for oncology drugs.

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  Clinical Pharmacy Information Services. We provide data collection and analytical services for use by physicians and their clinical staff, pharmacists and patients, including comprehensive analyses of complex chemotherapy regimens and their efficacy, toxicity, convenience and cost.

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  National Network Participation. We coordinate national meetings and discussions among our affiliated physicians regarding treatment protocols, drug effectiveness and other pharmacy related issues, including support for a network-wide pharmacy and therapeutics committee consisting of our affiliated physicians.

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  Retail Pharmacy. Where appropriate, we establish, or assist practices in establishing, retail pharmacy locations for oral and other self-administered therapies. The pharmacies serve as the recipients of, and distributors for, the pharmaceuticals used in treating our affiliated practices' patients.

Cancer Center Services

        We manage 79 integrated, community-based integrated cancer centers and 11 radiation-only facilities as of March 31, 2007. We encourage medical oncology practices with sufficient market presence to diversify into diagnostic radiology and radiation therapy, which can be performed at our cancer centers, but not in a typical practice office. We believe that this diversification enables practices to offer a broader range of services and conveniences to their patients, as well as enhance oncologists' financial position by mitigating their financial exposure to changes in pharmaceutical economics. We provide the development capital and manage all aspects of the cancer center development process in consultation with the practice, from deciding whether and where to build a cancer center, through regulatory and permitting issues, and through construction, development and operations. We believe a fully integrated, diversified practice is best able to offer patients high-quality, cost effective care in their local communities.

        The steps undertaken to establish a cancer center are summarized as follows:

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  Market Evaluation. We assess markets, including evaluation of competition, demographic trends, referral patterns and patient base, for both initial construction, expansion of existing centers and introduction of new treatment services.

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  Pre-Construction Analysis and Planning. We facilitate site selection and drive permitting, zoning, and similar requirements. We also coordinate certificate of need or similar approval processes, where necessary, develop a master site plan, develop project cost estimates, financial plans, and provide preliminary staffing and equipment plans.

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  Real Property Acquisition. We perform a buy versus lease analysis with respect to potential cancer center sites, and as appropriate, enter into lease agreements or purchase property for new centers.

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  Construction. We manage all aspects of the design, engineering, and construction of a new center.

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  Technical Services. We facilitate a clinical team to define, monitor, and develop learning forums to deploy and maintain diagnostic and treatment technology in a center. In addition, we facilitate the effective integration of the diagnostic and treatment technologies to enhance workflow and patient care.

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  Technology Procurement. We acquire the diagnostic and treatment technology and furniture for the center, taking advantage of our scale to obtain favorable pricing. We coordinate installation of the equipment and ongoing maintenance and upgrades. We also provide technical expertise to design and install the integration of all technology.

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  Practice Quality and Efficiency ("PQE"). In 2006, we launched a comprehensive quality program to enhance patient care and their experience. This structured program ensures there is practice level ownership for quality that evidenced based pathways are incorporated into patient treatment plans, PQE metrics are monitored, insight is solicited from customers and that processes are designed for Six Sigma. This is a physician lead initiative with US Oncology providing the PQE coaches, methodology and operating discipline.

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  Personnel. We recruit and support the clinical and administrative staff to operate and manage the center, including physicists, therapists, clerical staff, and practice managers. We have also established various online, web and telephonic training sessions regarding clinical, reimbursement and management topics. Several of these classes allow for continuing education credits from various professional associations.

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  Operations. We manage all of the day-to-day operations of the center, including all of practice management services described above.

        In some markets, because of particular competitive conditions, or as a result of certificate of need or similar regulations, we may determine that a joint venture with another local provider is the best way for us to develop cancer center services. In such cases we facilitate negotiations and structure transactions among ourselves, our affiliated practice and another local healthcare provider, such as a hospital. As of December 31, 2006, we had 80 cancer centers, either outright or through joint ventures, of which we own 45 and lease 35. We own or lease all of the equipment located in each center.

Pharmaceutical Services

        The pharmaceutical services provided through the medical oncology services segment described above are also available as a separate service offering to medical oncologists that have not executed comprehensive service agreements. These practices are contracted under our OPS model, which does not encompass all of our other services. Through our pharmaceutical services segment, we also provide informational and other services to pharmaceutical manufacturers and payers. These services include:

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  Group Purchasing Organization ("GPO") services. We negotiate purchasing contracts with pharmaceutical manufacturers and other vendors, administer the contracts and provide related services.

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  Pharmaceutical Distribution services. Through our distribution center in Fort Worth, Texas, we supply over 90% of the value of pharmaceuticals administered by our network of affiliated practices.

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  Information, marketing and analytical services. We provide a range of data and analytical services relating to purchasing and utilization of pharmaceuticals and other matters, as well as marketing assistance and other product related services.

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  Reimbursement Support. To expand the services we offer pharmaceutical manufacturers, in July, 2006, we acquired 100% of the outstanding capital stock of AccessMed Holdings, Inc., the parent company of AccessMed, Inc. (collectively "AccessMed") for net cash consideration of $31.4 million. AccessMed is a provider of reimbursement hotline and patient assistance programs and is located in Overland Park, Kansas. The acquisition expands our services offered to pharmaceutical manufacturers and also allows us to centralize the appeals and patient financial assistance processes for affiliated practices.

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  Oral Oncology Specialty Pharmacy. On August 1, 2006, we launched our oral oncology specialty pharmacy and mail order business at our Fort Worth facility. This new capability is designed to address the increasing number of new oral chemotherapeutical compounds, as well as the needs of payers seeking to consolidate their pharmaceutical purchasing power to reduce costs. The mail order service is an offering that is also available to patients outside of our affiliated network practices. In addition to providing patients with pharmaceuticals, we provide patient counseling services that are directed toward appropriate use of medications, side effects and complication monitoring and reimbursement issues.

Cancer Research Services

        We provide cancer research services to our affiliated practices. We provide a full range of services from study concept and design to regulatory approval. We believe that physicians value this service because it provides them with access to the latest treatments available in oncology. During the year ended December 31, 2006, our affiliated practice researchers enrolled 2,723 new patients in these studies. During 2006, we supervised 70 different clinical trials, supported by our network of 523 participating physicians.

        Cancer research revenues are derived from pharmaceutical and biotechnology companies that pay us to manage and facilitate their clinical trials and to provide other research-related services. We pay our affiliated physicians for their participation in clinical trials according to financial arrangements that are separately determined for each trial. Our cancer research program is designed to give community-based oncologists that are affiliated with us access to a broad range of the latest clinical trials. We view the research program as part of the comprehensive range of services we offer to physicians to enhance the quality of care they offer to their patients, rather than as a profit-making venture in its own right.

        We manage our overall business according to the business lines described above. Accordingly, we include segment financial information in this prospectus for each of these business segments.

Equipment

        Diagnostic imaging technology is critical to effective cancer care. Throughout the course of a patient's treatment, from initial staging to monitoring the response to a given treatment and providing precise feedback on its effectiveness help ensure that patients receive appropriate care. For these reasons, many of our affiliated practices seek to integrate the latest diagnostic technology into their practices.

        Computerized tomography ("CT") uses computer-intensive reconstruction techniques to create images of the body from X-rays. A CT scanner produces images that are tomographic, cross-sectional slices of the body, and the data from a CT scan can be enhanced in several ways to show internal structures in three dimensions. The speed of current CTs (and related image processors) allows oncologists to reconstruct the "slices" of the patient in any plane requested and use any slice thickness to help build a more definitive diagnosis of the patient's disease state. CT images are used for diagnosis, tumor staging and as the data set for treatment planning for radiation treatments.

        Positron emission tomography ("PET") is an imaging technique in which a radioactive substance, similar to glucose, is injected into a patient's body. The radioactive substance can help in locating the tumor, because cancer cells use glucose more avidly than other tissues in the body. By showing metabolic changes in tissues and tumors, PET scans provide a vital tool in cancer management and treatment. Unlike X-rays, CTs, ultrasounds and MRIs, PET does not show body structure (anatomy). Instead, PET reveals the chemical function (metabolism) of an organ or tissue. This is an important tool in cancer treatment since often these metabolic changes precede structural changes in the body or development of tumors. Consequently, PET enables physicians, in many cases, to assess the state of the disease and recommend treatment options earlier and more accurately.

        CT and PET modalities can be provided by a single scanner. A CT/PET image set allows a physician to not only see the anatomical information regarding a tumor captured by a CT scan, but also the molecular activity disclosed by a PET scan. The merging (fusion) of the two image sets assists the physician in understanding the extent of the tumor and if the disease has migrated to other body parts, yielding a much more accurate description of the tumor to use in targeting treatment. In addition, a PET scan taken with CT/PET is roughly 50% faster than a conventional PET scan, enhancing patient convenience and unit throughput.

        In addition to diagnostic imaging technologies, we bring the latest in treatment technologies to our practices, including intensity modulated radiation therapy ("IMRT") and image guided radiation therapy ("IGRT"). IMRT allows radiation oncologists to more precisely target and regulate higher doses of radiation, which have a documented benefit while minimizing damage to surrounding healthy tissues. IMRT uses advanced computer technology to more precisely control the shape and intensity of a radiation beam than traditional 2D/3D radiation therapy. In some cases, IMRT allows a more aggressive radiation therapy approach to be used on certain tumors, such as those around the head, neck and spine, for which radiation treatment has increased risk.

        The next generational step in radiation therapy is the bringing together of imaging and IMRT technologies. This emerging technique is called IGRT. This combination of technologies increases the confidence of the radiation oncologist to deliver a high intensity radiation beam to the target site. Since many organs move between treatments, and in some cases during treatment, the ability to see the target area prior to delivering the radiation enhances the benefit of the treatment and significantly minimizes damage to surrounding tissue.

Competition

        We operate in a highly competitive industry. We have existing competitors, as well as a number of potential new competitors, some of which have greater name recognition and significantly greater financial, technical, marketing and managerial resources than we do. Our competitors generally compete with us on price, in particular the ability to obtain pharmaceuticals at market-differentiated pricing. To the extent that competitors are owned by pharmaceutical manufacturers, retail pharmacies, pharmacy benefit managers, insurance companies, HMOs or hospitals, they may have pricing advantages that are unavailable to us and other independent companies. In addition, we compete with not-for-profit hospitals and other organizations that may also have pricing advantages not available to us.

        Numerous competitors provide market research and data compilation and analysis services in the health care and pharmaceutical area. Our data services compete with the offerings of various companies, such as IMS Health and NDCHealth Corporation. Also, various companies compete with us with respect to our market research services, including Verispan, LLC. Our consulting and services businesses also compete with various consulting firms. The quality of our data, depth of our analytical expertise and focus on oncology, are the principal differentiators in these areas.

Pharmaceutical Management

        The specialty pharmaceutical industry is highly competitive and is undergoing consolidation. The industry is fragmented, with many public and private companies focusing on different product or customer niches. Competitive drivers consist primarily of service and price. Some of our current and potential competitors include:

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  group purchasing organizations such as International Oncology Network;

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  specialty pharmacy distributors and pharmacy benefit management companies, such as Accredo Health Incorporated, Caremark Rx, Inc., Express Scripts, Inc., Medco Health Solutions, Incorporated, Oncology Therapeutic Network ("OTN") and Gentiva Health Services, Inc.;

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  national wholesale distributors such as Amerisource Bergen and McKesson and their specialty pharmacy divisions;

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  hospital-based pharmacies;

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  retail pharmacies;

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  home infusion therapy companies;

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  manufacturers that sell their products both to distributors and directly to users, including clinics and physician offices; and

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  hospital-based comprehensive cancer care centers and other alternate site healthcare providers.

Outpatient Healthcare Centers

        Outpatient care is a growing trend but the sector is highly fragmented. We know of at least one other company that is focused on outpatient radiation oncology centers. Many hospitals and regional medical centers also operate outpatient care centers offering primary care, urgent care, diagnostic imaging, minor surgery (known as ambulatory surgery centers or "ASCs"), and a range of other specialties including oncology. Outpatient care providers compete based on services offered and the availability and price of new technologies. Although fragmented and predominantly locally focused, our strongest competitors are hospitals or joint ventures between hospitals and oncology practices that finance, build and operate comprehensive cancer centers adjacent to a large hospital or as a satellite location within the hospital system. Companies such as SurgiCare, Inc. (for ASCs) and Outpatient Imaging Affiliates, LLC and Radiation Therapy Services, Inc. (for diagnostic imaging and radiation therapy) also build and operate outpatient care centers, often in partnership with hospitals or HMOs. Some of these companies could attempt to enter or expand their presence in the oncology market.

Research Services

        With respect to research activities, we compete with contract research organizations, other research networks and academic institutions. The contract research industry is fragmented, with several hundred small limited-service providers and several large full-service contract research organizations with global operations and access to more financial resources than we do. Research networks and academic centers may also have other sources of funding research efforts, such as grants and foundation support and, therefore may have greater ability to offer lower price for services than US Oncology.

Affiliated Practices

        Our profitability depends in large part on the continued success of our affiliated practices and our ability to affiliate with additional practices. The business of providing healthcare services is highly competitive. The affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty practices, hospitals and managed care organizations.

Strategy and Development

        Our mission is to increase access to and advance the delivery of high-quality cancer care in America. We do this by offering services to physicians that enable them to provide cancer patients with a full continuum of care, including professional medical services, chemotherapy infusion, radiation oncology, diagnostic services, access to clinical trials, patient education and other services, primarily in a community setting. We aim to enhance efficiency and lower cost structures at our affiliated practices, while enabling them to continue to deliver quality patient care.

        We believe that today, particularly in light of recent changes in Medicare reimbursement and continued pressures on overall reimbursement, the most successful oncology practices will be those that have a preeminent position in their local market, have diversified beyond medical oncology and have efficient management processes. We believe that our services best position practices to attain these characteristics. At the same time, the economics of healthcare and the aging of the American population mean that pressures to reduce healthcare costs and increase efficiency of medical practice operations will continue. We believe that community-based oncology care is the most patient-friendly and cost-effective care available, and we believe that we can continue to enhance practice efficiency within the community setting.

        We continue to work with the physician leadership in the network to identify opportunities to improve the quality of cancer care. The focus of these efforts in 2007 will be to:

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  Increase the financial strength of network practices by expanding their service offerings, consolidating their market position in their geographic markets and supporting clinical initiatives that help ensure the continued delivery of high quality and effective cancer care to their patients.

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  Further enhance the network's ability to deliver high quality cancer care. The Practice Quality and Efficiency ("PQE") initiative is being led and supported by the network's National Policy Board and by various physician committees and task forces. The initiative includes implementing an evidence-based approach to medical decision making, defining the key elements of a comprehensive quality program, and enhancing practice capacity to treat new patients.

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  Expand the network's evidence-based medicine initiative, Cancer Care Pathways, which continues to enjoy strong adoption among physicians and practices.

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  Continue implementation of iKnowMed, our oncology-specific electronic medical records system.

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  Comprehensive Cancer Care Management ("C3M"). During 2007, in parallel with the PQE initiative referenced above, we will initiate a program designed to provide a comprehensive array of patient support services to improve the quality of the patient experience during treatment and to provide direct patient support facilitating the patient's transition to long-term survivorship or end-of-life care. Our specialty pharmacy business also enables us to integrate oral pharmaceuticals into our management of the overall continuum of care for patients.

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  Market Focus. Through its Market Focus division, we provide a wide array of sophisticated clinical data management services, market research, marketing and related services for pharmaceutical manufacturers and payers.

        During 2005 we completed development of our pharmaceutical distribution operations as part of our strategy to broaden the range of services offered to affiliated practices and pharmaceutical manufacturers. We believe our own distribution operation gives us an opportunity to enhance efficiency within our network, and affords us the opportunity to ensure the safety and authenticity of drugs used by our practices as a result of our control of the pharmaceuticals directly from the manufacturer to the patient. In addition, the distribution center provides a platform to further expand our services related to oncology pharmaceuticals such as the launch of our oral oncology specialty pharmacy and mail order business in August, 2006 which allows us to respond to market needs and provide additional value including patient compliance programs and medication therapy management solutions.

        Another key and ongoing initiative is expanding our network. We plan to grow in three ways. First, we seek to enter into comprehensive service agreements with practices in new markets and those where we already have a regional presence. By seeking new markets we can grow our national presence while taking advantage of the efficiencies that result from leveraging our existing regional and national infrastructure and capabilities. Second, we intend to grow our OPS network of physicians by continuing to offer and develop our OPS relationships. Third, we intend to expand our existing markets both by assisting practices with individual physician recruitment and by affiliating with already established practices. On a local level, this helps our affiliated practices solidify their standing in local communities, while taking advantage of efficiencies that result from leveraging existing local assets and infrastructure.

Employees

        As of December 31, 2006, we directly employed approximately 4,200 people and our affiliated practices managed under comprehensive service agreements employed approximately 4,400 people (excluding affiliated physicians.) Under the terms of the comprehensive service agreements with the affiliated practices, we are responsible for the compensation and benefits of the practices' non-physician medical personnel. None of our employees, including employees of any affiliated practice, is a member of a labor union or subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Intellectual Property

        We have registered the service mark "US Oncology", "Oncology Rx", and "Oncology Rx Care Advantage" with the United States Patent and Trademark Office. Other than the use of such marks, however, our business generally is not dependent upon any intellectual property and as a result, we do not rely on patents or licensed technology in operating our business.

Insurance

        We and our affiliated practices maintain insurance with respect to medical malpractice and associated vicarious liability risks on a claims-made basis in amounts believed to be customary and adequate. We are not aware of any outstanding claims or unasserted claims that are likely to be asserted against us or our affiliated practices, which would have a material impact on our financial position or results of operations.

        We maintain all other traditional insurance coverages on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

Legal Proceedings

  Professional Liability Claims

        The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. We do not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices' participation in governmental healthcare programs, we and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although we and our practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against us or one of the practices in excess of insurance coverage could have a material adverse effect on us.

  U.S. Department of Justice Subpoena

        During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice's Civil Litigation Division ("DOJ") requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and are cooperating fully with the DOJ. At the present time, the DOJ has not made any specific allegation of wrongdoing by us. We cannot, however, provide assurance that such an allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we have devoted significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

        We have also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of Average Wholesale Price ("AWP") and alleged inappropriate marketing practices with respect to AWP.

  Qui Tam Suits

        From time to time, we have become aware that we and certain of our subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as "whistle-blower" suits). Because qui tam actions are filed under seal, it is possible that we are the subject of other qui tam actions of which we are unaware.

        Specifically, during March 2007, we became aware that we and one of our affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ is in the early stages of its investigation, and as such, has not made a decision on the merits of the whistle-blower's claim. We intend to continue to investigate and vigorously defend ourselves against any and all such claims, and we continue to believe that we conduct our operations in compliance with law. Based upon our present understanding of the nature and scope of the claim and investigation, we do not expect this claim to have a material adverse effect on our operations or financial condition.

        In previous qui tam suits which we have been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

  Breach of Contract Claims

        We and our network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, we are involved from time to time in disputes with, and claims by, our affiliated practices against us.

        Specifically, we are involved in litigation with a 35 physician practice in Oklahoma that was affiliated with us under the net revenue model until April 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court's ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. Because of the need for extra proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

        During the first quarter of 2006, the practice represented 4.6% of our consolidated revenue. In October, 2006, we sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation for the merger in August, 2004, no value was assigned to goodwill or our management service agreement with this practice due to the ongoing dispute that existed at that time.

        As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice's behalf. At March 31, 2007, the total receivable owed to us of $22.5 million is reflected on our balance sheet as other assets. Currently, certain amounts are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, certain amounts are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.5 million receivable recorded in other assets at March 31, 2007. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to incur expenses in connection with our litigation with the practice.

        We intend to vigorously pursue our claims, including claims for any costs and expenses that we incur as a result of the termination of the service agreement and to defend against the practice's allegations that we breached the agreement and that the agreement is unenforceable. However, we cannot provide assurance as to what the outcome of the litigation will be, or, even if we prevail in the litigation, whether we will be successful in recovering the full amount, or any, of our costs associated with the litigation and termination of the service agreement.

        Assessing our financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

  Certificate of Need Regulatory Action

        During the third quarter of 2006, one of our affiliated practices in North Carolina lost (through state regulatory action) the ability, currently, to provide radiation services at its cancer center in Asheville. The practice continues to provide medical oncology services, but is not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice is appealing the regulatory action and is exploring other strategic alternatives with respect to radiation oncology and the cancer center space.

        Beginning in March, 2007 we began experiencing delays with third parties, in pursuing the strategic alternatives to the regulatory appeal, referred to above. These delays led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, impairment testing was performed as of March 31, 2007 and we recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment. (These charges are a component of the impairment losses disclosed in "Results of Operations—Impairment and Restructuring Charges" in Management's Discussion and Analysis of Financial Condition and Results of Operations.)

        At March 31, 2007, our Consolidated Balance Sheet included net assets in the amount of $2.2 million related to this practice, which includes primarily working capital in the amount of $1.4 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, was not previously recorded on our balance sheet. At March 31, 2007, the lease had a remaining term of 20 years and the net present value of minimum future lease payments is approximately $7.1 million. A termination obligation for this lease has not been accrued as we have not exhausted our strategic alternatives or legal appeals that may provide an ability to resume radiation therapy services at this location. Management will continue to monitor this matter.

GOVERNMENT REGULATION

General

        The healthcare industry is highly regulated, and there can be no assurance that the regulatory environment in which we and our affiliated practices operate will not change significantly and adversely in the future. In general, regulation and scrutiny of healthcare providers and related companies are increasing.

        There are currently numerous federal and state initiatives relating to the provision of healthcare services, the legal structure under which those services are provided, access to healthcare, disclosure of healthcare information, costs of healthcare and the manner in which healthcare providers are reimbursed for their services. The OIG is focusing on, among other issues, clinical research, physician coding, pharmaceutical relationships, credit balances and group purchasing organization activities, which may result in government actions that could negatively impact our operations. It is not possible to predict whether any such initiatives will result in new or different rules or regulations or other actions or what their form, effective dates or impact on us will be.

        Our affiliated practices and other providers with whom we and they do business are intensely regulated at the federal, state and local levels. Although these regulations often do not directly apply to us, if a practice is found to have violated any of these regulations and, as a result, suffers a decrease in its revenues or an increase in costs, our results of operations might be materially and adversely affected.

Licensing and Certificate of Need Requirements

        Every state imposes licensing requirements on clinical staff, individual physicians and facilities operated or utilized by healthcare providers. Many states require regulatory approval, including certificates of need, before (i) establishing certain types of healthcare facilities, (ii) offering certain services or (iii) expending amounts in excess of statutory thresholds for healthcare equipment, facilities or programs.

        Linear accelerators, CT Scanners and PET Systems are among the types of technology covered by certificate of need, or CON, laws. Although laws vary from state to state, in several states in which we operate, CON laws have in the past inhibited and will continue to inhibit our ability to add technology and build new cancer centers. In addition, CON laws give existing owners of technology, such as hospitals, a competitive advantage with respect to that technology by establishing a barrier to entry.

Privacy Security and Transaction Code Sets Regulations

        United States Department of Health and Human Services ("HHS") has issued final regulations implementing the Administrative Simplification Provisions of HIPAA concerning the privacy and security of individually identifiable health information, and the use of standard transactions and code sets and National Provider Identifiers (NPIs) for electronic transactions conducted by covered entities. The HIPAA privacy regulations, with which compliance was required as of April 2003, impose on covered entities (including hospitals, physicians, pharmacies, group health plans and certain other healthcare providers) significant restrictions on the use and disclosure of individually identifiable health information. With the exception of the operation of certain pharmacies, most of our activities do not involve the provision of healthcare services and therefore do not subject us directly to the HIPAA privacy regulations. However, we act as a business associate of our affiliated physicians, and have therefore entered into agreements requiring us to meet certain requirements of the HIPAA privacy rule applicable to business associate arrangements. The HIPAA security regulations, which required compliance by April 2005, impose on covered entities certain administrative, technical, and physical safeguard requirements with respect to individually identifiable health information maintained or transmitted electronically. The HIPAA regulations establishing electronic transaction and code set standards require that all healthcare providers use standard transactions and code sets when electronically submitting or receiving individually identifiable health information in connection with certain healthcare transactions. As a result of these HIPAA regulations, we have taken actions to ensure that information that is subject to the regulations and maintained on our computer networks is in compliance with applicable regulatory requirements. We believe that we are now substantially in compliance with the HIPAA electronic transaction and code set standards and are capable of delivering HIPAA standard transactions electronically on behalf of ourselves and our affiliated physicians. The compliance date for the HIPAA regulations requiring the use of NPIs on standard transactions is May 23, 2007. We have provided guidance to our affiliated physicians regarding the NPI application and implementation processes and are monitoring progress towards the computer system upgrades and payer/clearinghouse testing necessary to implement NPIs in electronic HIPAA standard transactions on behalf of ourselves and our affiliated physicians. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable to the use and disclosure of individually identifiable health information that are more stringent than comparable provisions under HIPAA. The finding of a violation of HIPAA or one of these state laws by us or our affiliated physicians could adversely affect our business. Unforeseen difficulties resulting in a failure by us or our affiliated physicians to timely implement HIPAA NPI requirements could delay the receipt of healthcare claims payments and could adversely affect our business. In addition, our failure to meet our business associate contractual obligations with our affiliated physicians could result in enforcement actions by regulatory authorities against our affiliated physicians or us. The impact of such regulatory enforcement actions or contractual terminations could adversely affect our business.

Fee-Splitting; Corporate Practice of Medicine and Pharmacy

        The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as US Oncology, from practicing medicine, in certain instances from splitting fees with physicians and from employing physicians to practice medicine. In certain jurisdictions, we are required by such laws to modify our standard contractual arrangements to comply with corporate practice of medicine and fee-splitting laws. In addition, many states have similar laws with respect to the practice of pharmacy. We believe our current and planned activities do not constitute fee-splitting or the practice of medicine as contemplated by these laws. We do not believe we practice pharmacy, except where appropriately licensed. In many jurisdictions, however, the laws restricting the corporate practice of medicine or pharmacy and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there can be no assurance that upon review some of our activities would not be found to be in violation of such laws, possibly placing us in a position of being unable to enforce the payment terms of our management contracts. There can be no assurance that future interpretations of such laws will not require structural and organizational modification of our existing relationships with the practices. In addition, statutes in some states in which we do not currently operate could require us to modify our affiliation structure if we commence business in those states.

Medicare/Medicaid Fraud and Abuse Provisions

        The fraud and abuse laws, specifically the Anti-Kickback laws, include the fraud and abuse provisions and referral restrictions of the Medicare and Medicaid statutes, as well as other federally funded programs, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare and Medicaid patients or for purchasing, arranging for or recommending the purchasing, leasing or ordering of Medicare or Medicaid covered services, items or equipment.

        HIPAA created violations for fraudulent activity applicable to both public and private healthcare benefit programs and prohibits inducements to Medicare and Medicaid eligible patients.

        The OIG from time to time publishes its interpretations of various fraud and abuse issues and about fraudulent or abusive activities that OIG deems to be suspect and potentially in violation of the federal laws, regulations and rules. If our actions are found to be inconsistent with OIG's interpretations, such actions could have a material adverse effect on our business.

        Due to the complexity of the Anti-Kickback laws, HHS has established certain safe harbor regulations whereby various payment practices are protected from criminal or civil penalties. An activity that is outside a safe harbor, however, is not necessarily deemed illegal. Violations of the fraud and abuse laws may result in fines and penalties as well as civil or criminal penalties for individuals or entities, including exclusion from participation in the Medicare or Medicaid programs. Several states have adopted similar laws that cover patients in both private and government programs. Because of the breadth of the Anti-Kickback Laws and the government's active enforcement thereof, there can be no assurance that future interpretations of such laws will not require modification of our existing relationships with practices. Complying with those laws, especially as they change from time to time, could be costly for us and could limit the manner in which we implement our business strategies.

        In situations where we operate a licensed pharmacy, we would be a provider. Although we believe our offerings under that service comply with law, there is a risk that our status as a provider could bring greater scrutiny to those arrangements.

Prohibitions of Certain Referrals

        The Stark Law prohibits physician referrals of Medicare or Medicaid patients for certain "designated health services" to an entity with which the physician or his or her immediate family members have a "financial relationship", unless the arrangement complies with an exception to the statute or implementing regulations. Laboratory services, radiation therapy services and supplies, certain diagnostic services and outpatient prescription drugs are among the eleven designated health services to which the Stark Law applies. On March 25, 2004, the Centers for Medicare & Medicaid Services issued the second phase of its final regulations addressing physician self-referrals, which became effective July 26, 2004. These regulations and the previously issued first phase of the final regulations provide guidance as to the applicability of the Stark Law to certain arrangements that may be relevant to the operations of our affiliated physicians, including, among others, referrals by physicians for ancillary services in the context of the operation of a group practice and referrals by physicians for designated health services under certain employment and personal services arrangements. A violation of the Stark Law is punishable by civil sanctions, including significant fines, a denial of payment or a requirement to refund certain amounts collected, and possible exclusion from participation in Medicare and Medicaid. A number of states have adopted laws and/or regulations that contain provisions that track, or are otherwise similar to, the Stark Law. The Stark Law and its implementing regulations apply directly to physicians and organizations to which they refer. With the exception of our pharmacy operations, the Stark Law does not apply directly to us under the comprehensive services model. There can be no assurance, however, that interpretations of such laws will not indirectly affect our existing relationships with affiliated practices. In addition, to the extent that an affiliated physician practice were deemed to be in violation of the Stark Law, the failure to comply with the Stark Law could adversely impact the operations of such practice.

Pharmacy Regulation

        Pharmacies often must obtain state licenses to operate and dispense drugs. In addition, our pharmaceutical service line, and our pharmacies in particular, are subject to the operating and security standards of the Food and Drug Administration, or FDA, the United States Drug Enforcement Administration, or DEA, various state boards of pharmacy and comparable agencies. Such standards affect the prescribing of pharmaceuticals (including certain controlled substances), operation of pharmacies (including nuclear pharmacies) and packaging of pharmaceuticals. Violations of any of these laws and regulations could result in various penalties, including suspension or revocation of our licenses or registrations or monetary fees. Complying with the standards, especially as they change from time to time, could be costly for us and could limit the manner in which we implement this segment. While we believe that our arrangements with our affiliated practices comply with applicable laws and regulations, there can be no assurance that our pharmacy function will not subject us to additional governmental review or an adverse determination in the future.

Antitrust

        We and our affiliated practices are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal, monopolistic practices, and division of markets. We believe we are in compliance with these laws, and while no bona fide challenge to the market share of our affiliated practices has been made, there can be no assurance that a review of US Oncology or our affiliated practices would not result in a determination that could adversely affect our operations and the operations of our affiliated practices. Furthermore, because of the size and scope of our network, there is a risk that we could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

Reimbursement Requirements

        In order to participate in the Medicare and Medicaid programs, our affiliated practices must comply with stringent reimbursement regulations, including those that require certain healthcare services to be conducted "incident to" or otherwise under a physician's supervision. Different states also impose differing standards for their Medicaid programs, including utilizing an actual-cost-based system for reimbursement of pharmaceuticals instead of average-sales-price-based methodologies. Satisfaction of all reimbursement requirements is required under our compliance program. The practices' failure to comply with these requirements could negatively affect our results of operations.

Pharmaceutical Distribution Operations

        The U.S. Drug Enforcement Administration ("DEA"), the U.S. Food and Drug Administration ("FDA") and various state regulatory authorities regulate the distribution of pharmaceutical products and controlled substances. Wholesale distributors of these substances are required to register for permits, meet various security and operating standards, and comply with regulations governing their sale, marketing, packaging, holding and distribution. In addition, several states are implementing requirements that distributors verify and maintain standards as to the pedigree of drug shipped and are moving towards electronic (ePedigree) requirements in this area. The FDA, DEA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As a wholesale distributor of pharmaceuticals and certain related products, we are subject to these regulations. We have received all necessary regulatory approvals and believe that we are in substantial compliance with all applicable pharmaceutical wholesale distribution requirements.

Enforcement Environment

        In recent years, federal and state governments have launched several initiatives aimed at uncovering behavior that violates the federal civil and criminal laws regarding false claims and fraudulent billing and coding practices. See "Legal Proceedings." Such laws require physicians to adhere to complex reimbursement requirements regarding proper billing and coding in order to be compensated for medical services by government payers. Our compliance program requires adherence to applicable law and promotes reimbursement education and training; however, because we perform services for our practices, it is likely that governmental investigations or lawsuits regarding practices' compliance with reimbursement requirements would also encompass our activities. A determination that billing and coding practices of the affiliated practices are false or fraudulent could have a material adverse effect on us.

        We and our affiliated physicians are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare and Medicaid and other governmental programs and third party payers that contain false or fraudulent information. See "Legal Proceedings."

The federal False Claims Act encourages private individuals to file suits on behalf of the government against healthcare providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated healthcare providers are often unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in (i) exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or (ii) significant financial or criminal sanctions (including treble damages), resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the federal False Claims Act. Criminal provisions that are similar to the federal False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined. Some states also have enacted statutes similar to the federal False Claims Act which may include criminal penalties, substantial fines, and treble damages.

Compliance

        We have a comprehensive compliance program designed to assist us, our employees and our affiliated practices in complying with applicable laws and regulations. We regularly monitor developments in healthcare law and modify our agreements and operations as changes in the business and regulatory environments require. In addition to internal review, we engage an independent compliance consulting firm to conduct periodic reviews of our program. While we believe we will be able to structure our agreements and operations in accordance with applicable law, there can be no assurance that our arrangements will not be successfully challenged.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information about our directors and executive officers:

Name	Age	Position(s)
R. Dale Ross	60	Chief Executive Officer and Chairman of the Board of Directors
Bruce D. Broussard	45	President
Richard P. McCook	54	Executive Vice President and Chief Financial Officer
Atul Dhir, M.B.B.S., D. Phil.	44	Executive Vice President of Biopharmaceutical Services and President of Cancer Information and Research Group
Leo E. Sands	59	Executive Vice President and Chief Administrative Officer
Vicki H. Hitzhusen	55	Chief Accounting Officer
Phillip H. Watts	41	General Counsel and Secretary
Russell L. Carson	63	Director
James E. Dalton, Jr.	64	Director
Lloyd K. Everson, M.D.	64	Vice Chairman of the Board of Directors
Daniel S. Lynch.	49	Director
D. Scott Mackesy	39	Director
Richard B. Mayor	73	Director
Mark C. Myron, M.D.	61	Director
Robert A. Ortenzio	50	Director
R. Steven Paulson, M.D.	55	Director
Boone Powell, Jr.	70	Director
William T. Reiland.	46	Director

        Set forth below is a brief description of the business experience of each of our directors and executive officers.

        R. Dale Ross has been Chairman of the Board and Chief Executive Officer of US Oncology since December 1992 and became Chief Executive Officer and Chairman of the board of directors of Holdings upon consummation of the August 2004 Transactions. From December 1982 until April 1990, Mr. Ross was employed by HMSS, Inc., a home infusion therapy company. Mr. Ross founded HMSS, Inc. and served as its President and Chief Executive Officer and as a director.

        Bruce D. Broussard joined US Oncology in August 2000 with primary responsibility for financial and accounting activities, including financial reporting, treasury and taxation. In November 2005, he was appointed President of Holdings and US Oncology and he also served as Chief Financial Officer of each Company until July 31, 2006. Mr. Broussard was Chief Executive Officer of HarborDental, from December 1997 until July 2000. From January 1996 to October 1997, he was Executive Vice President and Chief Financial Officer of Regency Health Services, Inc. From 1993 to 1996, he was the Chief Financial Officer and a director of Sun Healthcare Group. He currently serves as a director and compensation committee chairman at U.S. Physical Therapy, Inc.

        Richard P. McCook joined Holdings and US Oncology as Executive Vice President and Chief Financial Officer, in July, 2006. Prior to joining US Oncology, Mr. McCook was employed as Senior Vice President and Chief Financial Officer of Raytech Corporation, a global manufacturer and distributor of automotive parts, from 2004 until 2006. He was employed by Winn-Dixie Stores, Inc., a supermarket chain, from 1984 until 2004, where he served as Chief Financial Officer from 1992 until 2004, and as Vice President of Finance from 1992 until 2001 and Senior Vice President from 2001 until 2004. On February 21, 2005, Winn-Dixie and certain of its subsidiaries, filed a voluntary petition seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

        Atul Dhir, M.B.B.S., D. Phil. joined US Oncology in November 1999. As President of Cancer Information and Research Group and Executive Vice President of Corporate Strategy, he is responsible for our clinical trial activities, cancer information services and transplant initiatives, as well as our strategic planning. Prior to joining US Oncology, Dr. Dhir was Vice President at Monsanto Corporation from 1996 to 1998, President of Health Strategies Partners, a company he founded that provided consulting services to hospitals and physicians, from 1994 to 1996, and a healthcare consultant with McKinsey & Company from 1989 until 1993. Dr. Dhir holds a D.Phil. in molecular biology from Oxford University, where he was a Rhodes Scholar.

        Leo E. Sands joined US Oncology in November 1992 and became Executive Vice President and Chief Administrative Officer of Holdings upon consummation of the August 2004 Transactions. He is primarily responsible for our governmental relations and corporate administrative activities, including information technology.

        Vicki H. Hitzhusen has been our Chief Accounting Officer since January 2005. Prior to that time, she was a member of the US Oncology board of directors from November 2003 until the consummation of the August 2004 Transactions and during October and November of 2004. During her service as a director, she was a member of our Audit Committee. Ms. Hitzhusen was Director of Finance of BMC Software from 2003 until 2004, where her responsibilities included supervision of financial operations in certain markets and compliance with Sarbanes-Oxley requirements. From 1975 until 2002, Ms. Hitzhusen was with Arthur Andersen LLP, a public accounting firm, ultimately as a partner.

        Phillip H. Watts joined US Oncology in January 1998 as its General Counsel and became General Counsel of Holdings upon consummation of the August 2004 Transactions. He has primary responsibility for overseeing our legal operations. From September 1991 until December 1997, Mr. Watts was an attorney at Mayor, Day, Caldwell & Keeton, L.L.P., a law firm in Houston, Texas, which has since merged into Andrews Kurth LLP.

        Russell L. Carson became a director of US Oncology in 1992 and became a director of Holdings upon consummation of the August 2004 Transactions. Mr. Carson is a general partner of Welsh, Carson, Anderson & Stowe. Mr. Carson is also a director of Select Medical Corp., Ardent Health Services and various privately held healthcare companies.

        James E. Dalton, Jr. joined the boards of directors of US Oncology and Holdings in July 2005. Mr. Dalton was President and Chief Executive Officer and a director of Quorum Health Group, Inc., a healthcare company, from 1990 until 2001, when Quorum was acquired by Triad Hospitals. Mr. Dalton now serves as Chairman of Signature Hospital Corporation. He also serves on the Board of Trustees of Universal Health Realty Income Trust. Mr. Dalton is a Life Fellow of the American College of Healthcare Executives.

        Lloyd K. Everson, M.D. was President of US Oncology from November 1993 until March 2001. He was a director of US Oncology from 1993 until 1999 and from 2001 until the present and joined the board of directors of Holdings upon consummation of the August 2004 Transactions and serves as its Vice Chairman. He received his medical degree from Harvard Medical School and his oncology training at Memorial Sloan Kettering and at the National Cancer Institute. He is board certified in internal medicine and medical oncology. Dr. Everson has published widely in the field of oncology and is a member of numerous professional associations. He also has served as President of the Association of Community

Cancer Centers and as Associate Chairman for Community Programs for the Eastern Cooperative Oncology Group.

        Daniel S. Lynch was elected to serve as a director of US Oncology and Holdings in August 2006. Since January 2007, Mr. Lynch has been Chief Executive Officer and a director of Ivrea Pharmaceuticals, a private pharmaceutical company. From 2001 until 2005, Mr. Lynch was employed by Imclone Systems Incorporated, a publicly traded biotechnology company, serving as its Chief Financial Officer from 2001 until 2003 and as its Chief Executive Officer and a member of its Board of Directors from 2003 until 2005. Prior to that time, he served as Chief Financial Officer of Derby Cycle Corporation, a designer, manufacturer and marketer of bicycles, from 1999 until 2001, and in various finance capacities at Bristol-Myers Squibb, a pharmaceutical company, from 1984 until 1999.

        D. Scott Mackesy joined the US Oncology board of directors upon consummation of the August 2004 Transactions and has been a director of Holdings since its inception. Mr. Mackesy is a general partner of Welsh, Carson, Anderson & Stowe, where he focuses primarily on investments in the healthcare industry and is a managing member of the general partner of Welsh Carson IX. Prior to joining Welsh Carson in 1998, Mr. Mackesy was a Vice President in the Investment Research Department at Morgan Stanley Dean Witter, where he was a healthcare equity research analyst. Mr. Mackesy received his bachelor's degree from The College of William and Mary. Mr. Mackesy also is a director of several privately held healthcare companies.

        Richard B. Mayor was a director of US Oncology from 1993 until consummation of the August 2004 Transactions and joined the board of directors of Holdings in October 2004. He had previously served as a director of US Oncology since 1993. Mr. Mayor was of counsel in the Houston law firm Mayor, Day, Caldwell & Keeton, L.L.P. from January 1999 until its merger with Andrews Kurth LLP in October 2001. Mr. Mayor continued as of counsel to Andrews Kurth until December 2003.

        Mark C. Myron, M.D. was elected to serve as a director of Holdings and US Oncology in May 2007. Dr. Myron is a practicing physician with Kansas City Cancer Centers ("KCCC"), a physician practice that has entered into a comprehensive service agreement with us, and serves as KCCC's president. Dr. Myron is board-certified in internal medicine and medical oncology. He is on the board of directors for the Midwest Biotech Center and is a founding board member of the American Academy of Hospice and Palliative Care.

        Robert A. Ortenzio has been a director of US Oncology since 1992 and joined the board of directors of Holdings upon consummation of the August 2004 Transactions. He has been President and Chief Executive Officer of Select Medical Corporation since September 2001 and was President and Chief Operating Officer of Select Medical Corporation from February 1997 until September 2001. He is also a director of Select Medical Corporation. Prior to that time, Mr. Ortenzio was a co-founder and president of Continental Medical Systems, Inc., a provider of comprehensive medical rehabilitation programs and services, and a director of Horizon/CMS Healthcare Corporation, and served in various capacities at Continental Medical Systems, Inc. since February 1986. Mr. Ortenzio serves as a director of Odyssey Healthcare, a publicly-traded healthcare company providing services to terminally ill patients.

        R. Steven Paulson, M.D. was elected to serve as a director of US Oncology and Holdings in April, 2006. Dr. Paulson is a practicing physician with Texas Oncology, P.A. ("Texas Oncology"), and has served as Texas Oncology's president and chairman of its board of directors since 2000. Dr. Paulson is a Diplomat of the American Board of Internal Medicine with a subspecialty certification in medical oncology.

        Boone Powell, Jr. was a director of US Oncology from 1999 until consummation of the August 2004 Transactions and joined the board of directors of Holdings and US Oncology in November 2004. Mr. Powell was President and Chief Executive Officer of Baylor Healthcare System from 1980 until 2000 and Chairman from 2000 until 2001. Mr. Powell serves as an active member of Voluntary Hospitals of America. He is a director of Abbott Laboratories, United Surgical Partners International and Comerica Bank—Texas and is a Fellow of the American College of Healthcare Executives.

        William T. Reiland became a director of US Oncology and Holdings in December 2006 upon the consummation of the stock purchase by Morgan Stanley Strategic Investments, Inc. Mr. Reiland has been a managing director at Morgan Stanley & Co. Incorporated since December 2004. He currently works in the Principal Investments group within the Fixed Income Division. Mr. Reiland joined Morgan Stanley & Co. Incorporated in 1993, initially as an investment banker covering hospital, physician group and HMO companies and has held various positions since that time.

Board Committees

        Our board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors and two standing committees: the audit committee and the compensation committee. In addition, from time to time, other committees may be established under the direction of the board of directors when necessary to address specific issues.

        The duties and responsibilities of the audit committee include the appointment or termination of the engagement of our independent public accountants, otherwise overseeing the independent auditor relationship, reviewing our significant accounting policies and internal controls and reporting its recommendations and findings to the full board of directors. The compensation committee reviews and approves the compensation of our chief executive officer and administers our stock option plan.

        Messrs. Powell, Carson and Ortenzio serve on the compensation committee. Messrs. Dalton, Lynch, and Mayor, serve on the audit committee. Our board has confirmed that all members of the audit committee are "independent" within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act, and that Daniel S. Lynch is an "audit committee financial expert" within the meaning of applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

  Overview

        This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be "named executive officers" during our last fiscal year. Named executive officers consist of the individual who served as our Chief Executive Officer in 2006, each individual who served as our Chief Financial Officer during 2006, and the three other executive officers who received the highest amount of total compensation in 2006. In addition, two additional employees who would have been included in the table, but for the fact that they were not serving as executive officers as of the end of 2006, are included. For purposes of this section, "named executive officers" refers to R. Dale Ross, Chief Executive Officer; Richard P. McCook, Chief Financial Officer; Bruce D. Broussard, President; Atul Dhir, President-Cancer Information and Research Group and Executive Vice President of Strategy; and Leo E. Sands, Executive Vice President and Chief Administrative Officer, Lloyd K. Everson, M.D. who serves as Vice Chairman of the board of directors; and George D. Morgan, Executive Vice President and Chief Operating Officer and Richard J. Hall, who are no longer employed by us.

  Compensation Committee

        The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other executive officers. Our Compensation Committee met four times during 2006.

        Our compensation committee reviews the compensation of our named executive officers on at least an annual basis. In addition, our compensation committee is responsible for determining all stock-based and long-term compensation for our named executive officers. Bonus targets are generally determined during the first two months of each year and are based on calendar year performance.

        From time to time, our compensation committee has retained independent compensation experts to evaluate our compensation policies and practices and to make recommendations regarding compensation. No such consultants were retained during 2006.

  Role of Our Executive Officers in Compensation Process

        In 2006, the compensation committee reviewed the performance and set the compensation for our Chief Executive Officer, Mr. Ross. For the remaining named executive officers, the compensation committee considered the recommendations made by Mr. Ross regarding the performance and qualifications of each named executive officer.

  General Compensation Philosophy

        Our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by us, and which aligns executives' interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive. To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

        All senior management members, including the named executive officers, have a significant element of compensation at risk in the form of equity compensation and bonuses tied to the creation of shareholder value. Each year our incentive plans are established to ensure that the specific criteria and measures for awards are based on relevant market-driven needs, as well as driving continued improvement in the creation of shareholder value.

        For each of the named executive officers, other than Mr. McCook, who joined us in 2006, all of such officer's long-term compensation (with the exception of 100,000 shares of restricted stock and 2,500 units under our cash incentive plan granted to Mr. Broussard when he became our President in November 2005) was granted in August 2004 in connection with the August 2004 Transactions.

        As an integral part of the August 2004 Transactions, each of the named executive officers employed at that time made a significant cash investment in our equity securities upon the same terms as the other stockholders investing in that transaction. In addition, at that time, each of the named executive officers received grants of restricted stock under our 2004 Equity Incentive Plan and grants of units under our 2004 Long Term Cash Incentive Plan.

        The investments by the named executive officers, combined with these awards, were designed to incentivize their continued engagement with us after the August 2004 Transactions and to align their incentives with those of the other stockholders who acquired shares at the time of the August 2004 Transactions, by giving them a significant percentage of our equity at that time. The purpose of requiring out-of-pocket investment and awarding restricted stock (rather than options) was to ensure a close alignment of interests between management and the other stockholders invested in the deal, including with respect to downside risks. The units under our cash incentive plan specifically provide rewards to the executives up to a certain percentage of the our common equity value based on the amount by which return on invested capital exceeds thresholds set forth in the plan, in order to incentivize efficient use of capital in the context of a company that was becoming significantly more leveraged in the August 2004 Transactions. Payments under the units are triggered by certain liquidity events which benefit our stockholders generally and use the date of the August 2004 Transactions as the starting point for payment calculations—further providing a commonality of interest between the named executive officers and the other investors in the August 2004 Transactions.

        Other than Mr. Broussard's restricted stock and unit award at his promotion to President in 2005 and Mr. McCook's long-term incentive compensation, none of the named executive officers have received additional long-term compensation since the August 2004 Transactions, consistent with this goal of aligning their interests with those of our investors at that time.

  Elements of Compensation

        The principal elements of our compensation program for the named executive officers have been base salaries, bonuses and, as discussed above, long-term equity incentives in the form of restricted stock and units under our cash incentive plan. An additional potential element of compensation is post-termination severance and acceleration of restricted stock vesting for certain named executive officers, upon a change of control. As a general matter, subject only to limited exceptions, we do not provide perquisites for our named executive officers on a basis that is different from other eligible employees.

  Base Salaries

        We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data. During its review of base salaries for executives, the Committee primarily considers:

  •
  Internal review of the executive's compensation, both individually and relative to other officers; and

  •
  Individual performance of the executive.

        In addition, from time to time, the Committee has retained independent consultants to offer advice regarding compensation structure relative to the marketplace. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Committee's assessment of the individual's performance.

  Bonuses

        Bonuses paid in 2006 were based on 2005 performance. For bonuses payable in 2006, the target bonus levels were equal to 50% of base salary for each of the named executive officers, other than Mr. Ross, whose target bonus was 70% of base salary. (Effective January 1, 2007, the target bonus levels for Mr. Ross and Mr. Broussard are 100%.) For both bonuses paid in 2006 and bonuses paid in 2007 based upon 2006 results, the bonus was determined based solely on achievement of predetermined return on invested capital and EBITDA targets, with each such officer earning 100% of his targeted bonus if we reached these targets and up to 150% of his targeted bonus if we exceeded them. (Effective January 1, 2007 the maximum target bonus award for all named executive officers will be 200% of targeted bonus.) The compensation committee has discretion to award bonuses in the event targets are not met or to increase the size of bonus awards.

  Stock options and Restricted Stock

        We believe that positive long-term performance is achieved in part by providing our named executive officers with incentives that align their financial interests with the interests of our shareholders. The compensation committee believes that the use of stock option and restricted stock awards accomplishes such alignment. As discussed above, the named executive officers generally have not received stock-based awards since the August 2004 Transactions. During 2006, as part of his retention by us as Chief Financial Officer, Mr. McCook received 300,000 stock options with an exercise price of $1.43 per share and 300,000 shares of restricted stock.

        Our stock option plans authorize the compensation committee to grant options to purchase shares of common stock to our employees, directors and consultants. Stock option grants are made at the commencement of employment and occasionally following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to all employees, including named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive's existing long-term incentives and retention considerations.

        All stock options awarded by Holdings have been awarded at or above the fair market value of our common stock at the grant date. We have not back-dated any option awards. We assessed the valuations of our common stock as of the applicable grant dates in 2006 by engaging an independent valuation firm to perform independent valuations of our common stock.

        As a privately-owned company, there has been no market for our common stock. Accordingly, in 2006, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers, coinciding with the release of material non-public information.

  Perquisites and other benefits

        We maintain health, dental and life insurance plans for the benefit of eligible employees, including named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with us paying the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a 401(k) retirement plan that is available to all eligible US Oncology employees. We currently match elective employee-participant contributions on a basis of 100% of the employee's contribution up to 3.0% of their compensation and 50% of the employee's contribution of up to an additional 2.0% of their compensation. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by us. Other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements are also made available and paid for by the employee. The above benefits are available to the named executive officers on the same basis as all other eligible employees, subject to relevant regulatory requirements. We do reimburse named executive officers for the cost of an annual physical examination.

  How we choose amounts of each element of compensation

        Each executive's current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. To some extent, our compensation plan is based on the market and the companies we compete against for executive officers and employees. The elements of our plan (base salary, bonus, stock-based compensation and long-term cash incentives) are clearly similar to the elements used by many companies. As discussed above, most of the named executive officers' long-term compensation was awarded at the time of the August 2004 Transactions.

        Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other Executive officers and employees.

  Accounting and Tax Considerations

        Our annual tax aggregate deductions for each named executive officer's compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million per year, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions provided under Section 162(m) of the Internal Revenue Code. At our current named executive officer compensation levels, we do not presently anticipate that Section 162(m) of the Internal Revenue Code should be applicable, and our compensation committee considered its impact in determining compensation levels for our named executive officers in 2006.

  Summary Compensation Table

        The following table sets forth the compensation earned by our named executive officers. No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for the year ended December 31, 2006 have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table
Name and Principal Position(s)	Fiscal Year	Salary	Stock Awards	Option Awards	Non-Equity 2006 Incentive Plan, Payable in 2007 Compensation	All Other Compensation(1)		Total
R. Dale Ross Chairman of the Board and Chief Executive Officer	2006	$856,359	$—	$—	$377,654	$118,420	(2)	$1,352,433
Richard P. McCook Executive Vice President and Chief Financial Officer	2006	179,740	429,000	169,470	61,359	180,290	(3)	1,019,859
Bruce D. Broussard President Former Interim Chief Financial Officer	2006	518,750	—	—	163,406	14,065		696,221
Lloyd K. Everson, M.D. Vice Chairman of the Board	2006	363,125	143,000	—	114,384	14,233		634,742
George D. Morgan Executive Vice President and Chief Operating Officer	2006	457,538	—	—	144,124	13,296		614,958
Leo E. Sands Executive Vice President, Chief Administrative Officer and Secretary	2006	453,686	—	—	142,911	13,173		609,770
Atul Dhir, M.B.B.S., D. Phil. Executive Vice President of Biopharmaceutical Services and President of Cancer Information and Research Group	2006	410,910	—	—	167,567	13,349		591,826
Richard J. Hall Former Senior Vice President of Marketing and Development	2006	140,367	—	—	88,797	570,877	(4)	800,041

(1)
For all names executive officers, includes Company match on 401(k) contributions.

(2)
In addition to Company 401(k) match, includes $98,454 for the value of the personal use of our corporate aircraft based on the aggregate unreimbursed incremental costs of such flights to us.

(3)
Reimbursement of relocation costs.

(4)
In addition to Company 401(k) match, includes $174,470 termination pay and $384,354 reimbursement of taxes paid by Mr. Hall on restricted stock which had not vested.

  Grants of Plan-Based Awards

        The following table lists each grant of stock options or restricted stock during the year ended December 31, 2006 to the named executive officers. No stock appreciation rights have been granted to these individuals.

Grants of Plan-Based Awards
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Plan	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
R. Dale Ross	2006 Bonus Plan	N/A	3/2/2006		$599,451	$899,177	—	—	$—
Richard P. McCook	2006 Bonus Plan 2004 Equity Incentive Plan 2004 Equity Incentive Plan	N/A 8/16/2006 8/16/2006	8/16/2006 8/16/2006 8/16/2006		97,396 — —	146,094 — —	— 300,000 —	— — 300,000	— 1.43 1.43
Bruce D. Broussard	2006 Bonus Plan	N/A	3/2/2006		259,375	389,063	—	—	—
Lloyd K. Everson, M.D.	2006 Bonus Plan 2004 Equity Incentive Plan	N/A 8/16/2006	3/2/2006 8/16/2006		181,563 —	272,344 —	— 100,000	— —	— 1.43
George D. Morgan	2006 Bonus Plan	N/A	3/2/2006		228,769	343,154	—	—	—
Leo E. Sands	2006 Bonus Plan	N/A	3/2/2006		226,843	340,265	—	—	—
Atul Dhir, M.B.B.S., D. Phil.	2006 Bonus Plan	N/A	3/2/2006		203,112	304,667	—	—	—
Richard J. Hall	2006 Bonus Plan	N/A	3/2/2006		—	—	—	—	—

  Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration

Outstanding Equity Awards at Fiscal Year End (December 31, 2006) Table
	Option Awards
						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
						Number of Shares or Units of Stock That Have Not Vested (#)
							Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
R. Dale Ross	—	—	—	$—	—	2,100,000	$9,639,000
Richard P. McCook	—	300,000	—	1.43	8/16/2016	300,000	1,377,000	(2)
Bruce D. Broussard	—	—	—	—	—	2,077,000	9,533,430
Lloyd K. Everson, M.D.	—	—	—	—	—	700,000	3,213,000	(2)
George D. Morgan	—	—	—	—	—	2,010,000	9,225,900
Leo E. Sands	—	—	—	—	—	1,200,000	5,508,000
Atul Dhir, M.B.B.S., D. Phil.	—	—	—	—	—	960,000	4,406,400
Richard J. Hall	—	—	—	—	—	—	—

(1)
Market value has been calculated as the price per share attributed to the common shares issued during the private placement offering at the end of 2006 times the number of shares that have not vested.

(2)
Includes 2006 grants shown on the Summary Compensation Table

  Option Exercises and Restricted Stock Vested

        The following table sets forth information for each of the named executive officers regarding vesting of restricted stock during 2006 and the value realized upon such vesting. During 2006, there have been no exercises of stock options by our named executive officers.

Vesting of Restricted Stock during 2006
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
R. Dale Ross	700,000	$1,001,000
Richard P. McCook	—	—
Bruce D. Broussard	703,000	1,005,290
Lloyd K. Everson, M.D.	200,000	286,000
George D. Morgan	670,000	958,100
Leo E. Sands	400,000	572,000
Atul Dhir, M.B.B.S., D. Phil.	320,000	457,600
Richard J. Hall	150,000	232,500

(1)
Value realized on vesting has been calculated as the price per share for the latest restricted stock grant prior to each vesting date times the number of shares acquired on vesting in 2006.

Employment Agreements

        The following discussion of employment agreements is based upon agreements in place as of July 1, 2007.

        R. Dale Ross entered into a new employment agreement with us on August 20, 2004. The employment agreement of Mr. Ross provides, among other things, for

  (1)
  an initial term of three years from the effective date of the August 2004 Transactions, with an automatic renewal for additional one-year terms, unless either we or Mr. Ross elect not to renew the term,

  (2)
  an initial base salary of $773,062, subject to annual review, which base salary is currently $899,176

  (3)
  annual performance-based bonus compensation,

  (4)
  the grant to Mr. Ross of 7,000,000 shares of restricted stock, 5,950,000 of which are vested and of which 1,050,000 are subject to certain vesting requirements and other conditions, and

  (5)
  the grant to Mr. Ross of 20,000 units pursuant to our cash incentive plan.

        Of the 7,000,000 shares of restricted stock granted to Mr. Ross, 3,500,000 vested as of August 20, 2004, the date they were granted. Of the remaining 3,500,000 shares of restricted stock, 2,450,000 have already vested based upon Mr. Ross' continued employment and the attainment of certain performance goals, and the remaining 1,050,000 will vest over time based on Mr. Ross' continued employment. Upon a change of control all restricted periods shall terminate and all restricted stock shall be vested in full and all limitations on restricted stock automatically lapse. In the event of an initial public offering, restricted periods will terminate to the extent necessary to cause termination of the restricted periods with respect to one-half of the then remaining unvested shares of restricted stock. In the event that Mr. Ross' employment with us terminates prior to the end of a restricted period, unless the compensation committee otherwise decides, all shares of restricted stock remaining subject to a restricted period shall be forfeited. Mr. Ross will forfeit all units under the cash incentive plan in the event that his employment with us terminates for any reason other than death or disability, in which case Mr. Ross will forfeit 50% of his units, the remaining 50% becoming vested.

        Mr. Ross' employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if we terminate Mr. Ross without cause, or if he terminates his employment for certain enumerated good reasons, we will:

  (1)
  pay him any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which Mr. Ross earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by Mr. Ross for the full year prior to the year in which his termination occurs,

  (2)
  pay him a lump sum payment equal to the greater of (i) the sum of his base salary for the year in which the termination occurs plus the bonus earned by Mr. Ross for the full year prior to the year in which the termination occurs or (ii) an amount equal to Mr. Ross' base salary and bonus (based on the bonus earned by Mr. Ross for the full year prior to the year in which his termination occurs) payable over the remaining term of the employment agreement, with the bonus to be prorated for any period of less than one year, and

  (3)
  allow Mr. Ross and his eligible dependants at the time of termination to participate in our group health plans at Mr. Ross' expense in an amount not to exceed the applicable group rate payable by us or our employees, until Mr. Ross is eligible for Medicare.

        Richard P. McCook entered into a new employment agreement with us on July 31, 2006. The employment agreement of Mr. McCook provides, among other things, for

  (1)
  an initial term of three years, with an automatic renewal for additional one-year terms, unless either we or Mr. McCook elect not to renew the term,

  (2)
  an initial base salary of $425,000, subject to annual review, which base salary is currently $437,818

  (3)
  annual performance-based bonus compensation, and

  (4)
  the grant to Mr. McCook of 300,000 shares of restricted stock, none of which are vested and which are subject to certain vesting requirements and other conditions;

  (5)
  the grant to Mr. McCook of options to purchase 300,000 shares of restricted stock, none of which are vested and which are subject to certain vesting requirements and other conditions.

        The 300,000 shares of restricted stock and 300,000 stock options granted to Mr. McCook will vest over time based on Mr. McCook's continued employment. Upon a change of control all restricted periods shall terminate and all restricted stock shall be vested in full and all limitations on restricted stock automatically lapse. In the event of an initial public offering, restricted periods will terminate to the extent necessary to cause termination of the restricted periods with respect to 25% of the then remaining unvested shares of restricted stock. In the event that Mr. McCook' employment with us terminates prior to the end of a restricted period, unless the compensation committee otherwise decides, all shares of restricted stock remaining subject to a restricted period shall be forfeited.

        Mr. McCook's employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if we terminate

Mr. McCook without cause, or if he terminates his employment for certain enumerated good reasons, we will:

  (1)
  pay him any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which Mr. McCook earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by Mr. McCook for the full year prior to the year in which his termination occurs,

  (2)
  pay him a lump sum payment equal to the greater of (i) the sum of his base salary for the year in which the termination occurs plus the bonus earned by Mr. McCook for the full year prior to the year in which the termination occurs or (ii) an amount equal to Mr. McCook's base salary and bonus (based on the bonus earned by Mr. McCook for the full year prior to the year in which his termination occurs) payable over the remaining term of the employment agreement, with the bonus to be prorated for any period of less than one year, and

  (3)
  allow Mr. McCook and his eligible dependants at the time of termination to participate in our group health plans at Mr. McCook's expense in an amount not to exceed the applicable group rate payable by us or our employees, until Mr. McCook is eligible for Medicare.

        Bruce D. Broussard entered into a new employment agreement with us on August 20, 2004. The employment agreement of Mr. Broussard provides, among other things, for

  (1)
  an initial term of three years from the effective date of the August 2004 Transactions, with an automatic renewal for additional one-year terms, unless either we or Mr. Broussard elect not to renew the term,

  (2)
  an initial base salary of $420,000, subject to annual review, which base is currently $600,000

  (3)
  annual bonus compensation as determined by the board of directors or compensation committee,

  (4)
  the grant to Mr. Broussard of 3,350,000 shares of restricted stock, of which 2,345,000 are currently vested and the remainder of which are subject to certain vesting requirements and other conditions, and

  (5)
  the grant to Mr. Broussard of 12,500 units pursuant to our cash incentive plan.

        Of the 3,350,000 shares of restricted stock granted to Mr. Broussard, 2,345,000 have already vested based upon Mr. Broussard's continued employment and the attainment of certain performance goals, and the remaining 1,005,000 will vest over time based on Mr. Broussard's continued employment. Upon a change of control all restricted periods shall terminate and all restricted stock shall be vested in full and all limitations on restricted stock automatically lapse. In the event of an initial public offering, restricted periods will terminate to the extent necessary to cause termination of the restricted periods with respect to one-half of the then remaining unvested shares of restricted stock. In the event that Mr. Broussard's employment with us terminates prior to the end of a restricted period, unless the compensation committee otherwise decides, all shares of restricted stock remaining subject to a restricted period shall be forfeited. Mr. Broussard will forfeit all units under the cash incentive plan in the event that his employment with us terminates for any reason other than death or disability, in which case Mr. Broussard will forfeit 50% of his units, the remaining 50% becoming vested.

        Mr. Broussard's employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if we terminate

Mr. Broussard without cause, or if he terminates his employment for certain enumerated good reasons, we will:

  (1)
  pay him any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which Mr. Broussard earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by Mr. Broussard for the full year prior to the year in which his termination occurs,

  (2)
  pay him his base salary in effect for the year in which the termination occurred, plus the bonus earned by Mr. Broussard for the full year prior to the year in which the termination occurred, for the longer of (i) twelve (12) months after the termination occurs or (ii) the remaining term of the employment agreement, with the bonus to be prorated for any period of less than one year, and

  (3)
  if Mr. Broussard is fifty (50) or more years of age at the time of termination and has worked for us for five (5) or more years prior to his termination, then Mr. Broussard and his eligible dependents at the time of the termination will be eligible to participate in our group health plans at Mr. Broussard's expense in an amount not to exceed the applicable group rate payable by us or our employees.

        George D. Morgan entered into a new employment agreement with us on August 20, 2004, which terminated on June 30, 2007 when Mr. Morgan retired. The employment agreement of Mr. Morgan provided, among other things, for

  (1)
  an initial term of three years from the effective date of the August 2004 Transactions, with an automatic renewal for additional one-year terms, unless either we or Mr. Morgan elect not to renew the term,

  (2)
  an initial base salary of $420,000, subject to annual review, which base salary is currently $476,942

  (3)
  annual bonus compensation as determined by the board of directors or compensation committee,

  (4)
  the grant to Mr. Morgan of 3,350,000 shares of restricted stock, of which 2,345,000 are currently vested and the remainder of which were forfeited upon his retirement, and

  (5)
  the grant to Mr. Morgan of 12,500 units pursuant to our cash incentive plan.

        Of the 3,350,000 shares of restricted stock granted to Mr. Morgan, 2,345,000 have vested based upon Mr. Morgan's continued employment and the attainment of certain performance goals, and the remaining 1,005,000 were forfeited when Mr. Morgan retired. Mr. Morgan also forfeited all units under the cash incentive plan as a result of his retirement.

        No severance was paid in connection with Mr. Morgan's retirement.

        Atul Dhir, M.B.B.S., D. Phil entered into a new employment agreement with us on August 20, 2004. The employment agreement of Mr. Dhir provides, among other things, for

  (1)
  an initial term of three years from the effective date of the August 2004 Transactions, with an automatic renewal for additional one-year terms, unless either we or Mr. Dhir elect not to renew the term,

  (2)
  an initial base salary of $374,680, subject to annual review, which base salary is currently $437,522

  (3)
  annual bonus compensation as determined by the board of directors or compensation committee,

  (4)
  the grant to Mr. Dhir of 1,600,000 shares of restricted stock, of which 1,120,000 are currently vested and the remainder of which are subject to certain vesting requirements and other conditions, and

  (5)
  the grant to Mr. Dhir of 5,000 units pursuant to our cash incentive plan.

        Of the 1,600,000 shares of restricted stock granted to Mr. Dhir, 1,120,000 have already vested based upon Mr. Dhir's continued employment and the attainment of certain performance goals, and the remaining 480,000 will vest over time based on Mr. Dhir's continued employment. Upon a change of control all restricted periods shall terminate and all restricted stock shall be vested in full and all limitations on restricted stock automatically lapse. In the event of an initial public offering, restricted periods will terminate to the extent necessary to cause termination of the restricted periods with respect to one-half of the then remaining unvested shares of restricted stock. In the event that Mr. Dhir's employment with us terminates prior to the end of a restricted period, unless the compensation committee otherwise decides, all shares of restricted stock remaining subject to a restricted period shall be forfeited. Mr. Dhir will forfeit all units under the cash incentive plan in the event that his employment with us terminates for any reason other than death or disability, in which case Mr. Dhir will forfeit 50% of his units, the remaining 50% becoming vested.

        Mr. Dhir's employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if we terminate Mr. Dhir without cause, or if he terminates his employment for certain enumerated good reasons, we will:

  (1)
  pay him any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which Mr. Dhir earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by Mr. Dhir for the full year prior to the year in which his termination occurs,

  (2)
  pay him his base salary in effect for the year in which the termination occurred, plus the bonus earned by Mr. Dhir for the full year prior to the year in which the termination occurred, for the longer of (i) twelve (12) months after the termination occurs or (ii) the remaining term of the employment agreement, with the bonus to be prorated for any period of less than one year, and

  (3)
  if Mr. Dhir is fifty (50) or more years of age at the time of termination and has worked for us for five (5) or more years prior to his termination, then Mr. Dhir and his eligible dependents at the time of the termination will be eligible to participate in our group health plans at Mr. Dhir's expense in an amount not to exceed the applicable group rate payable by us or our employees.

        Leo E. Sands entered into a new employment agreement with us on August 20, 2004. The employment agreement of Mr. Sands provides, among other things, for

  (1)
  an initial term of three years from the effective date of the August 2004 Transactions, with an automatic renewal for additional one-year terms, unless either we or Mr. Sands elect not to renew the term,

  (2)
  an initial base salary of $414,491, subject to annual review, which base salary is currently $477,656

  (3)
  annual bonus compensation as determined by the board of directors or compensation committee,

  (4)
  the grant to Mr. Sands of 2,000,000 shares of restricted stock, of which 1,400,000 are currently vested and the remainder of which are subject to certain vesting requirements and other conditions, and

  (5)
  the grant to Mr. Sands of 10,000 units pursuant to our cash incentive plan.

        Of the 2,000,000 shares of restricted stock granted to Mr. Sands, 1,400,000 have already vested based upon Mr. Sand's continued employment and the attainment of certain performance goals, and the remaining 600,000 will vest over time based on Mr. Sands' continued employment. Upon a change of control all restricted periods shall terminate and all restricted stock shall be vested in full and all limitations on restricted stock automatically lapse. In the event of an initial public offering, restricted periods will terminate to the extent necessary to cause termination of the restricted periods with respect to one-half of the then remaining unvested shares of restricted stock. In the event that Mr. Sands' employment with us terminates prior to the end of a restricted period, unless the compensation committee otherwise decides, all shares of restricted stock remaining subject to a restricted period shall be forfeited. Mr. Sands will forfeit all units under the cash incentive plan in the event that his employment with us terminates for any reason other than death or disability, in which case Mr. Sands will forfeit 50% of his units, the remaining 50% becoming vested.

        Mr. Sands' employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, we shall pay to him any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if we terminate Mr. Sands without cause, or if he terminates his employment for certain enumerated good reasons, we will:

  (1)
  pay him any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which Mr. Sands earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by Mr. Sands for the full year prior to the year in which his termination occurs,

  (2)
  pay him his base salary in effect for the year in which the termination occurred, plus the bonus earned by Mr. Sands for the full year prior to the year in which the termination occurred, for the longer of (i) twelve (12) months after the termination occurs or (ii) the remaining term of the employment agreement, with the bonus to be prorated for any period of less than one year, and

  (3)
  if Mr. Sands is fifty (50) or more years of age at the time of termination and has worked for us for five (5) or more years prior to his termination, then Mr. Sands and his eligible dependents at the time of the termination will be eligible to participate in our group health plans at Mr. Sands' expense in an amount not to exceed the applicable group rate payable by us or our employees.

  Director Compensation

        The following table sets forth a summary of the compensation we paid to our directors in 2006.

Director Compensation Table
Name	Fiscal Year	Fees Earned or Paid in Cash	Option Awards	Total
Russell L. Carson	2006	$—	$—	$—
James E. Dalton, Jr.	2006	46,500	3,389	49,889
Daniel S. Lynch	2006	20,750	3,389	24,139
D. Scott Mackesy	2006	—	—	—
Richard B. Mayor	2006	92,750	3,389	96,139
Robert A. Ortenzio	2006	40,250	3,954	44,204
R. Steven Paulson, M.D.	2006	25,500	2,825	28,325
Boone Powell, Jr.	2006	32,750	3,389	36,139
William T. Reiland	2006	—	—	—
Burton Schwartz, M.D.	2006	32,750	2,825	35,575

Director Compensation

        Each member of the board of directors of Holdings who is not one of our employees and is not an employee or partner of Welsh Carson IX is paid $6,000 per quarter and $2,500 for each board meeting attended ($1,250 if attended by telephone). Each audit committee member also receives $2,500 for each audit committee meeting attended ($1,250 if attended by telephone). In addition, the chairman of the audit committee receives an annual fee of $20,000. Directors are also reimbursed for expenses incurred in connection with attending board meetings. Each member of the board of directors of Holdings who is not one of our employees and is not an employee or partner of Welsh Carson IX is also eligible to participate in Holdings' 2004 Director Stock Option Plan. Under that plan, each eligible director in office at the plan's adoption and each director who joined the board after adoption, in each case other than our employees and employees and partners of Welsh Carson IX, was automatically granted an option to purchase 5,000 shares of Holdings common stock. In addition, each such eligible director was automatically granted an option to purchase 1,000 shares of Holdings common stock for each committee on which such director served.

        Mr. Powell and Dr. Schwartz were each paid $75,000 during 2004 for service on a special committee of the board of directors of US Oncology.

Code of Ethics

        US Oncology maintains a Code of Ethics and Business Standards ("Code of Ethics.") The Code applies to officers and employees, including our principal executive officer and principal financial and accounting officer. Our Code of Ethics is a part of our comprehensive compliance program, which is designed to assist us, our employees and our affiliated practices in complying with applicable law.

401(k) Plan

        We maintain a tax-qualified retirement plan in the United States that provides all regular employees an opportunity to save for retirement on a tax advantaged basis. The plan is designed to meet the requirements of a tax-qualified defined contribution profit-sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investments alternatives according to the participants' directions. Employee elective deferrals are 100% vested at all times. We currently match elective employee-participant contributions on a basis of 100% of the employee's contribution up to 3.0% of their compensation and 50% of the employee's contribution of up to an additional 2.0% of their compensation.

Limitation of Liability; Indemnification of Officers and Directors

        Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law (the law of our state of incorporation) or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of US Oncology) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under federal securities laws.

        Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require us to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of US Oncology or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification. we maintain director and officer liability insurance.

Restricted Stock and Option Plan

        We adopted a 2004 Equity Incentive Plan which became effective contemporaneously with the consummation of the August 2004 Transactions, which we refer to as the equity plan. The total number of shares of common stock for which options or awards may be granted under the equity plan for the grant of stock options is 4,933,595 shares in the aggregate. The number of shares of stock authorized under the equity plan for issuance of restricted stock is 22,290,371 shares in the aggregate.

        Shares of common stock relating to expired or terminated options may again be subject to an option or award under the equity plan, subject to limited restrictions, including any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code. The equity plan provides for the grants of incentive stock options, within the meaning of Section 422 of the Code, to selected employees, and for grants of non-qualified stock options and awards and restricted stock awards. The purposes of the equity plan are to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants and to promote the success of our business.

        The compensation committee of our board of directors administers the equity plan. If there is no compensation committee, our board of directors will appoint a committee to administer the equity plan, which shall be comprised of at least two members of the board of directors who are non-employee directors and outside directors as defined in the Code. The administrator of the equity plan has the authority to select participants to receive awards of stock options or restricted stock pursuant to the equity plan. The administrator will also have the authority to determine the time of receipt, the types of awards and number of shares covered by awards, and to establish the terms, conditions and other provisions of the awards under the equity plan.

        The exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. Furthermore, the aggregate fair market value of shares of common stock purchased under an incentive stock option for the first time by an employee during any calendar year may not exceed $100,000. The term of any incentive stock option cannot exceed ten years from the date of grant.

        Shares of restricted stock granted under the equity plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant until the satisfaction of conditions set by the compensation committee.

        The equity plan will terminate ten years following its effective date but our board of directors may terminate the equity plan at any time in its sole discretion. Our board of directors may amend the equity plan subject to restrictions requiring the approval of WCAS IX.

Cash Incentive Plan

        We adopted a 2004 Long-Term Cash Incentive Plan which became effective upon the consummation of the August 2004 Transactions, which we refer to as the cash plan. The total number of units available under the cash plan for awards may not exceed 100,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the cash plan. No participant may receive more than 100,000 units. The purposes of the cash plan are to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants and to promote the success of our business.

        The compensation committee of our board of directors administers the cash plan. If there is no compensation committee, our board of directors will appoint a committee to administer the cash plan, which shall be comprised of at least two members of the board of directors who are non-employee directors and outside directors as defined in the Code. The administrator of the cash plan has the authority, in its sole discretion, to select participants to receive awards of units. The administrator will also have the authority to determine the time of receipt, the types of awards and number of units conveyed by awards, and to establish the terms, conditions and other provisions of the awards under the cash plan.

        The value of awards is based upon our performance. The aggregate amount payable under awards is payable only upon the occurrence of certain events. Until such an event is deemed probable by us, no expense for any award is reflected in our financial statements. Upon a change of control of US Oncology or qualified initial public offering of Holdings, the full amount payable under the plan would be paid in cash. During the first quarter of 2005, Holdings declared and paid a special dividend of $250.0 million to its common and preferred stockholders. As a result of the dividend paid to preferred stockholders, Holdings became obligated to make a cash payment of $14.5 million under the cash plan. The payment was financed through payment of a dividend by US Oncology to Holdings. Payment of the dividend was made in the first quarter of 2005 and the corresponding payment under the cash plan was made in the second quarter of 2005.

        If any of the payment triggering events described in the Cash Incentive Plan should occur in the future, we may incur an additional obligation (and compensation expense) as a result of such event or events. As of March 31, 2007, no amounts were available for payment under the Cash Incentive Plan. The amount of this obligation may increase based upon our future performance, upon the consummation of a qualified initial public offering or upon a change in control.

Director Stock Option Plan

        Our board of directors adopted a 2004 Director Stock Option Plan which became effective in October of 2004, which we refer to as the director plan. The total number of shares of common stock for which options or awards may be granted under the director plan for the grant of stock options is 500,000 shares in the aggregate.

        Shares of common stock relating to expired or terminated options may again be subject to an option under the director plan, subject to limited restrictions, including any limitation required by the Code. The director plan provides for the grants of non-qualified stock options. The purposes of the director plan are to attract and retain qualified non-employees to serve on our board of directors and to enhance the future growth of our company by aligning such persons' interests with ours and those of stockholders.

        The compensation committee of our board of directors administers the director plan. If there is no compensation committee, our board of directors of Holdings shall administer the director plan.

        Options under the director plan may only be awarded to eligible directors. Eligible directors are members of our board of directors who are not officers of our company or any subsidiary, not full-time employees of our company or any subsidiary and are not employees, partners or affiliates of Welsh, Carson, Anderson & Stowe. Upon effectiveness of the director plan, each eligible director automatically received an option to purchase 5,000 shares of common stock. Furthermore, each eligible director who served on a committee of our board of directors on the effective date of the director plan, or who is subsequently appointed to our board of directors, or who serves on the audit committee of US Oncology, or is subsequently appointed to the audit committee of US Oncology, automatically receives an option to purchase 1,000 shares of common stock. Each eligible director serving on our board of directors on the date of our 2005 annual meeting of stockholders, and each such annual meeting thereafter, shall automatically receive an option to purchase 5,000 shares of common stock. At the first board of directors meeting following the 2005 annual meeting of stockholders, and each annual meeting of stockholders thereafter, each eligible director appointed at such meeting appointed to any committee of the board of directors, or who is a member of any committee of the board of directors or audit committee of US Oncology, shall automatically receive an option to purchase 1,000 shares of common stock for each such committee to which such eligible director is appointed.

        The director plan will terminate ten years following its effective date. Our board of directors may amend the director plan, subject to certain limitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of July 1, 2007, with respect to the beneficial ownership of our capital stock by (i) our chief executive officer and each of the other named executive officers set forth below, (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each holder of five percent (5%) or more of any class of our outstanding capital stock. See "Certain Relationships and Related Transactions—Arrangements with Management—Stock Offering," and "Certain Relationships and Related Transactions—Arrangements with Non-Employee Directors—Other Directors."

Name of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent of Outstanding Common Shares	Participating Preferred Shares Beneficially Owned(2)	Percent of Outstanding Participating Preferred Shares
Welsh, Carson, Anderson & Stowe(3)	90,448,211	63.8%	12,921,173	81.3%
Morgan Stanley Strategic Investments(4)	21,649,849	15.3%	1,948,251	12.3%
R. Dale Ross(5)	7,389,249	5.2%	55,607	*
Bruce D. Broussard(6)	3,636,284	2.6%	26,612	*
Richard P. McCook(7)	300,000	*	—	*
Atul Dhir, M.B.B.S., D. Phil(8)	1,788,970	1.3%	12,710	*
Leo Sands(9)	2,111,216	1.5%	15,888	*
Russell L. Carson(10)	1,651,748	1.2%	235,964	1.5%
Lloyd K. Everson, M.D.(11)	1,155,608	*	7,944	*
Boone Powell Jr.(12)	105,500	*	12,500	*
D. Scott Mackesy(13)	19,957	*	2,851	*
Richard B. Mayor(14)	280,500	*	37,500	*
Mark C. Myron, M.D.	43,750	*	6,250	*
Robert A. Ortenzio	283,500	*	37,500	*
James E. Dalton, Jr.	49,750	*	6,250	*
R. Steven Paulson, M.D.	48,750	*	6,250	*
William T. Reiland	—	*	—	*
Daniel S. Lynch(15)	6,000	*	—	*
All directors and executive officers as a group(16)	20,542,071	14.5%	479,153	3.0%

*
Less than one percent

(1)
Unless otherwise indicated, the address of each of the beneficial owners identified is 16825 Northchase Drive, Suite 1300, Houston, Texas 77060.

(2)
Participating preferred stock ranks senior to common stock as to dividends and rights to payment upon liquidation or a change of control transaction and participates with the common stock in such payments and other corporate events to the extent of approximately 10% of our fully-diluted common equity outstanding immediately after the August 2004 Transactions. The participating preferred stock is also entitled to receive cumulative dividends on a non-cash accrual basis at a rate equal to 7% per annum, compounded quarterly, on the stated value thereof. The participating preferred stock has no fixed redemption date but we will be required to redeem the participating preferred stock together with all accrued and unpaid dividends thereon upon a change of control transaction. In addition, upon the consummation of a qualified public offering of our common stock, each share of participating preferred stock shall be automatically converted into common stock through the issuance of an equivalent value of common stock determined by reference to the public offering price and a fixed conversion ratio for shares of common stock issuable in respect of the participation feature of the participating preferred stock. All shares of participating preferred stock that are automatically converted into common stock upon a qualified public offering, other than those shares issued in respect of the participation feature of the preferred stock, shall be redeemed to the extent of available cash at a redemption price equal to the public offering price of the common stock in such offering. The participating preferred stock will vote together with the common stock, other than in connection with the election or removal of directors, with each share of participating preferred stock having voting rights equivalent to one (subject to appropriate adjustment in the event of any stock split or similar event affecting the common stock) share of common stock issuable in respect of the participation right of the participating preferred stock. In addition, the participating preferred stock, voting as a separate class, shall be entitled to elect two directors to the board of directors. For so long as any shares of participating preferred stock remain outstanding, the consent of the holders of not less than 66 2/3% of the participating preferred stock shall be required for any action that alters or changes the rights, preferences or privileges of the participating preferred stock. In addition, consent of the holders of at least a majority of the participating preferred stock shall be required for any action that increases or decreases the authorized number of shares of participating preferred stock otherwise adversely affects the rights or preferences of the holders of the participating preferred stock.

  Shares of participating preferred stock owned by Morgan Stanley Strategic Investments are Series A-1 shares, the terms of which are substantially similar to the Series A shares of participating preferred stock owned by all other holders.

(3)
Represents (A) 74,621,302 common shares and 10,660,186 participating preferred shares held by Welsh Carson IX over which Welsh Carson IX has sole voting and investment power, (B) 8,750 common shares and 1,250 participating preferred shares held by WCAS Management Corporation, over which WCAS Management Corporation has sole voting and investment power, (C) an aggregate 4,769,331 common shares and 681,333 participating preferred shares held by individuals who are general partners of WCAS IX Associates LLC, the sole general partner of Welsh Carson IX and/or otherwise employed by an affiliate of Welsh, Carson, Anderson & Stowe, and (D) an aggregate 11,048,828 common shares and 1,578,404 participating preferred shares held by other co-investors, over which Welsh Carson IX has sole voting power. WCAS IX Associates LLC, the sole general partner of Welsh Carson IX and the individuals who serve as general partners of WCAS IX Associates LLC, including Russell L. Carson, D. and Scott Mackesy, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX. Such persons disclaim beneficial ownership of such shares. The principal executive offices of Welsh, Carson, Anderson & Stowe are located at 320 Park Avenue, Suite 2500, New York, New York 10022.

(4)
The principal executive offices of Morgan Stanley Strategic Investments are located at 1585 Broadway—2nd Floor, New York, New York 10036.

(5)
Includes 7,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the August 2004 Transactions.

(6)
Includes 3,350,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the August 2004 Transactions and 100,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in November 2005.

(7)
300,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in August 2006.

(8)
Includes 1,600,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the August 2004 Transactions.

(9)
Includes 2,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the August 2004 Transactions.

(10)
Includes 1,651,748 common shares and 235,964 participating preferred shares over which Mr. Carson has sole voting and investment power. Does not include 74,621,302 common shares and 10,660,186 participating preferred shares owned by Welsh Carson IX or 8,750 common shares and 1,250 participating preferred shares owned by WCAS Management Corporation. Mr. Carson, as a general partner of Welsh Carson IX and an officer of WCAS Management Corporation, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX and WCAS Management Corporation. Mr. Carson disclaims beneficial ownership of such shares.

(11)
Includes 1,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the August 2004 Transactions.

(12)
Includes 87,500 shares of common stock and 12,500 shares of participating preferred stock owned by a limited partnership in which Mr. Powell is a general partner.

(13)
Includes 19,957 common shares and 2,851 participating preferred shares over which Mr. Mackesy has sole voting and investment power. Does not include 74,621,302 common shares and 10,660,186 participating preferred shares owned by Welsh Carson IX or 8,750 common shares and 1,250 participating preferred shares owned by WCAS Management Corporation. Mr. Mackesy, as a general partner of Welsh Carson IX and an officer of WCAS Management Corporation, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX and WCAS Management Corporation. Mr. Mackesy disclaims beneficial ownership of such shares.

(14)
Includes 105,000 shares of common stock and 15,000 shares of preferred stock held by a general partnership in which Mr. Mayor is sole managing partner.

(15)
Includes vested options to purchase 6,000 shares.

(16)
Does not include 74,621,302 common shares and 10,660,186 participating preferred shares owned by Welsh Carson IX or 8,750 common shares and 1,250 participating preferred shares owned by WCAS Management Corporation. Includes an aggregate 16,250,000 common shares which are subject to restrictions on transfer set forth in restricted stock award agreements entered into at the time of the consummation of the August 2004 Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Two of our current directors serve as physicians at two separate practices with which we have service agreements. Pursuant to these agreements, we provide the practices with facilities, equipment, non-physician personnel, and administrative, management and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. The service fee under the service agreements is equal to a percentage of the earnings (professional and research revenues earned by the affiliated practice less direct expenses) of that practice before interest and taxes ("Earnings") plus direct expenses of the related practice locations, subject to adjustments set forth therein. Direct expenses include rent, depreciation, amortization, and provision for uncollectible accounts, salaries, and benefits of non-physician employees, medical supply expense, and pharmaceuticals.

        Dr. Mark Myron, one of our directors, is a practicing physician and serves as president of Kansas City Cancer Centers ("KCCC"). Dr. Myron was elected to serve as a director in May, 2007. We and KCCC entered into a service agreement effective January 1, 2004. During the year ended December 31, 2006, KCCC paid us approximately $5.5 million excluding reimbursement for direct expenses of KCCC, pursuant to its service agreement.

        Dr. Steven Paulson, one of our directors, is a practicing physician and serves as president and chairman of the board of directors of Texas Oncology, P.A. ("Texas Oncology"). We and Texas Oncology entered into a service agreement effective November 1, 1993. During the year ended December 31, 2006, Texas Oncology paid us approximately $64.1 million excluding reimbursement for direct expenses of Texas Oncology, pursuant to its service agreement.

        Dr. Burton Schwartz, one of our directors in 2006, is a past president and medical director of Minnesota Oncology Hematology, P.A. ("Minnesota Oncology"). We and Minnesota Oncology entered into a service agreement effective July 1, 1996. During 2006, Minnesota Oncology paid us approximately $9.6 million excluding reimbursement for direct expenses of Minnesota Oncology, pursuant to its service agreement. Dr. Schwartz's term as a director expired in May, 2007.

        On December 21, 2006, we consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Strategic Investments for aggregate proceeds of $150.0 million. In January, 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering. In connection with the investment by Morgan Stanley, Holdings, together with certain of its stockholders, including Welsh, Carson, Anderson & Stowe IX, L.P., and Morgan Stanley entered into certain agreements, including an Amended and Restated Stockholders Agreement and an Amended and Restated Registration Rights Agreement, providing for agreements among such stockholders and Holdings with respect to restrictions on transfer of their equity securities, preemptive rights on future issuances of capital stock and other securities by Holdings, voting rights and registration rights. We agreed, subject to certain conditions, to give preferential consideration to retaining Morgan Stanley, or its designated affiliate, in connection with future securities offerings, financings and certain other transactions, to provide financial services. Mr. Reiland, a member of our board of directors, is a Managing Director at Morgan Stanley & Co. Incorporated.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        We summarize below the principal terms of our existing senior secured credit facility, 9.0% senior notes due 2012 of US Oncology, 10.75% senior subordinated notes due 2014 of US Oncology, 9.625% senior subordinated notes due 2012 of US Oncology, other subordinated notes, mortgage and capital lease obligations, and our former senior floating rate notes due 2015. For a description of the outstanding senior floating rate toggle notes and the exchange notes, see "Description of Exchange Notes". This summary is not a complete description of all the terms of these agreements.

Senior Secured Credit Facility

  General

        The senior secured credit facility provides for senior secured financing of up to $660.0 million. The facility consists of:

  •
  A $160.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. At March 31, 2007 and December 31, 2006, 2005 and 2004, no amounts had been borrowed under the revolving credit facility. As of March 31, 2007, $136.7 million was available for borrowing as the availability had been reduced by outstanding letters of credit amounting to $23.3 million.

  •
  A $500.0 million term loan facility with a maturity date of August 20, 2011 $400.0 million of which was incurred in connection with the August 2004 Transactions and $100.0 million of which was incurred in July 2006 as a result of an amendment increasing the size of the term loan. The amount outstanding under the term loan was $475.3 million as of March 31, 2007 and $479.1 million as of December 31, 2006. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

  Interest and Fees

        The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at US Oncology's option, equal to either an alternate base rate or an adjusted LIBOR for a one, two, three or six month interest period chosen by US Oncology (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Based on the six-month LIBOR at December 31, 2006, borrowings under the revolving credit facility have an effective interest rate of 7.62%. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

        As of March 31, 2007, the alternate base rate is the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. Currently, the applicable margin percentage is a percentage per annum equal to (i) 1.25% for alternate base rate term loans, (ii) 2.25% for adjusted LIBOR term loans, (iii) 1.50% for alternate base rate revolving loans and (iv) 2.50% for adjusted LIBOR revolving loans. The applicable margin percentage under the revolving credit facility and term loan facility are subject to adjustment based upon the ratio of US Oncology's total indebtedness to US Oncology's consolidated EBITDA (as defined in the credit agreement). For the years ended December 31, 2006, 2005 and the period from August 21, 2004 through December 31, 2004 (Successor), the average interest rate was 7.81%, 6.34% and 4.74%, respectively.

        On the last business day of each calendar quarter US Oncology is required to pay each lender a commitment fee in respect of any unused commitment under the revolving credit facility. The commitment fee is currently 0.50% and is subject to adjustment based upon the ratio of US Oncology's total indebtedness to US Oncology's consolidated EBITDA.

  Prepayments

        The senior secured credit facility requires scheduled quarterly payments of $1.2 million on the term loan until and including June 2010, with the balance paid in four equal quarterly installments thereafter.

        The senior secured credit facility requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

  •
  100% of the net cash proceeds from asset sales and casualty and condemnation events, except, in certain cases, when proceeds are reinvested by US Oncology within a specified period,

  •
  50% of the net cash proceeds from the issuance of certain equity securities (or receipt of certain capital contributions) by Holdings or US Oncology,

  •
  100% of the net cash proceeds from the issuance of certain debt securities by Holdings or US Oncology, and

  •
  75% (subject to reduction based upon the ratio of US Oncology's total indebtedness to US Oncology's consolidated EBITDA) of US Oncology's annual excess cash flow.

        Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans.

  Collateral and Guarantees

        Indebtedness under the senior secured credit facility is guaranteed by all of US Oncology's current restricted subsidiaries, all of US Oncology's future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology's existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology's capital stock and the capital stock of the guarantor subsidiaries.

  Restrictive Covenants and Other Matters

        The senior secured credit facility contains restrictive covenants related to US Oncology's indebtedness and requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. US Oncology may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of "excess cash flow" (as defined in the credit agreement). No such payment was required for the years ended December 31, 2006 and 2005. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. As of March 31, 2006, US Oncology is in compliance with all financial covenants related to the senior secured credit facility.

9.0% Senior Notes and 10.75% Senior Subordinated Notes

        On August 20, 2004, US Oncology sold $300.0 million in aggregate principal amount of 9% senior notes due 2012 and $275.0 million in aggregate principal amount of 10.75% Senior Subordinated Notes due 2014.

        The 9.0% senior notes mature on August 15, 2012 and bear fixed interest at a rate of 9% per annum, payable semi-annually in arrears on February 15 and August 15. The senior notes are unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by most of US Oncology's subsidiaries. The 10.75% Senior Subordinated Notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. The senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of US Oncology's subsidiaries.

        On and after August 15, 2008 and 2009, US Oncology will be entitled at its option to redeem all or a portion of the senior notes and senior subordinated notes, respectively, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on August 15 of the years set forth below:

	Redemption Price
Period	Senior Notes	Senior Subordinated Notes
2008	104.500%	—
2009	102.250%	105.375%
2010	100.000%	103.583%
2011	100.000%	101.792%
2012 & thereafter	100.000%	100.000%

        Prior to August 15, 2007, US Oncology may at its option on one or more occasions with the net cash proceeds from certain equity offerings redeem the senior notes or senior subordinated notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 109.00% for the senior notes and 110.75% for the senior subordinated notes plus accrued and unpaid interest to the redemption date.

        US Oncology is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes or the senior subordinated notes. However, upon the occurrence of any change of control of US Oncology, each holder of senior notes or senior subordinated notes shall have the right to require US Oncology to repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

        The indentures governing the senior notes and senior subordinated notes contain customary events of default and affirmative and negative covenants that, among other things, limit US Oncology's ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

9.625% Senior Subordinated Notes

        US Oncology issued senior subordinated notes on February 1, 2002 in an original aggregate principal amount of $175.0 million maturing February 2012. Interest on these notes accrues at a fixed rate of 9.625%

per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

        In connection with the August 2004 Transactions, pursuant to a tender offer, US Oncology acquired $172.0 million in aggregate principal amount of the existing 9.625% senior subordinated notes, representing approximately 98% of the outstanding principal amount of such notes. In addition, US Oncology obtained consents to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes.

Subordinated Notes

        Subordinated notes were issued to certain physicians with whom we entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2006 bear interest from 6% to 7%, are due in installments through 2013 and are subordinated to senior bank and certain other debt. If US Oncology fails to make payments under any of the notes, the respective practice can terminate its service agreement with US Oncology.

Mortgages, Capital Lease Obligations and Other

        In January 2005, US Oncology incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. US Oncology pays monthly installments of principal and interest and the mortgage matures in January 2015. In December 2006, US Oncology incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at a variable rate equal to 30-day LIBOR plus 2.15%. US Oncology pays monthly installments of principal and interest and the mortgage matures in December 2016. As of December 31, 2006, the outstanding balance on all mortgages was $16.6 million.

        Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March 2006, US Oncology amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2006 capitalized lease obligations were approximately $2.3 million and relate to cancer centers in which US Oncology is the sole tenant.

Deferred Debt Financing Costs

        The carrying value of deferred debt financing costs on US Oncology was $36.6 million and $42.1 million at December 31, 2006 and 2005, respectively. US Oncology recorded amortization expense related to debt financing costs of $6.6 million, $6.4 million, $2.3 million, and $1.0 million for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor).

        The incremental carrying value of deferred debt financing costs on Holdings was $6.0 million and $6.6 million at December 31, 2006 and 2005, respectively. Holdings recorded amortization expense related to debt financing costs of $0.7 million and $0.6 million for the years ended December 31, 2006 and 2005, respectively.

Holdings Senior Floating Rate Notes

        In March 2005, Holdings issued $250.0 million in principal amount of senior floating rate notes due 2015. The senior floating rate notes are senior unsecured obligations that bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the issuance of the notes, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years ending March 15, 2007. During the period that the interest expense has been fixed, interest expense will amount to approximately $23.5 million annually.

        Because Holdings' principal asset is its investment in US Oncology, US Oncology provides funds to service this indebtedness through payment of semi-annual dividends to Holdings. During the years ended December 31, 2006 and 2005, US Oncology paid Holdings dividends of $23.5 million and $11.0 million, respectively, to finance the semi-annual interest payments on the notes.

        In connection with the issuance of the outstanding notes, Holdings redeemed all of the senior floating rate notes effective April 12, 2007 at a price equal to 102% of the principal amount plus accrued and unpaid interest.

DESCRIPTION OF EXCHANGE NOTES

        Holdings issued the outstanding notes, and will issue the exchange notes under an indenture, dated as of March 13, 2007, among Holdings and LaSalle Bank, National Association, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of notes. Copies of the indenture are available as set forth below under "Where You Can Find Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Principal, Maturity and Interest

        The notes will mature on March 15, 2012. We can issue an unlimited aggregate principal amount of notes, combined. We have issued $425.0 million aggregate principal amount of outstanding notes so far.

        We may, at our option, elect to pay interest on the notes (1) entirely in cash ("Cash Interest"), (2) entirely by increasing the principal amount of the outstanding notes ("PIK Interest") or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest will accrue on the notes at a rate per annum equal to LIBOR plus the Applicable Spread (the "Cash Interest Rate") as determined by the calculation agent appointed by Holdings (the "Calculation Agent"). PIK Interest will accrue on the notes at a rate per annum equal to the Cash Interest Rate plus 75 basis points. LIBOR will be reset semiannually. The Applicable Spread will be 450 basis points from (and including) the Issue Date to (but excluding) March 15, 2009 (the "Initial Step-Up Date"), increasing by 50 basis points from (and including) the Initial Step-Up Date to (but excluding) March 15, 2010, and increasing by another 50 basis points thereafter.

        To elect the form of interest payment with respect to each interest period, we will give the Trustee irrevocable notice of such election not less than 5 days prior to the beginning of the related interest period. The Trustee will promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the notes will be payable entirely in the form of PIK Interest on the related interest payment date. Interest for the first interest period commencing on the Issue Date shall be payable entirely in cash. PIK Interest will be payable by increasing the principal amount of the outstanding notes by an amount equal to the amount of PIK Interest for the applicable interest period (a "PIK Payment"). If we elect to pay 50% as Cash Interest and 50% as PIK Interest, such Cash Interest and PIK Interest will be paid to Holders on a pro rata basis. Following an increase in the principal amount of the outstanding notes as a result of a PIK Payment, the notes will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. In connection with the payment of PIK Interest, we are entitled, without the consent of the Holders, to increase the outstanding principal amount of the Global Notes (as defined herein) representing the notes. References herein and in the indenture governing the notes to the "principal amount" of the notes include any increase in the principal amount of the outstanding notes as a result of a PIK Payment. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2007.

        We will pay interest to those persons who were holders of record on the March 1 or September 1 immediately preceding each interest payment date. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at that higher rate to the extent lawful.

        Set forth below is a summary of certain of the defined terms used in the indenture relating to the notes.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date with respect to the notes and end on and include September 15, 2007.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service or any successor service (or such other page as may replace Page 3750 on that service or any successor service).

        The amount of interest for each day that the notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 365 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on Holdings and the holders of the notes.

        Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. You should refer to the description of such terms under the heading "Exchange Offer" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

        The notes are:

  •
  senior unsecured obligations of Holdings;

  •
  equal in ranking ("pari passu") with all our future senior debt; and

  •
  senior in right of payment to all our future subordinated debt.

        As of March 31, 2007, after giving effect to the offering and the application of the net proceeds from the offering as described under "Use of Proceeds", the total outstanding debt of Holdings on an unconsolidated basis was $425.0 million. Holdings is a guarantor of US Oncology's existing Credit Facilities and has pledged 100% of the capital stock of US Oncology to secure such guarantee.

        We only have a stockholder's claim in the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of Holdings, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

        The total balance sheet liabilities of our subsidiaries, as of March 31, 2007, excluding unused commitments made by lenders, was $1,585.0 million, including $1,075.6 million of outstanding Debt.

        Our subsidiaries have other liabilities, including contingent liabilities, that may be significant. Although the indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may incur, the amounts of this Debt could be substantial. In addition, a substantial majority of such existing Debt is, and future Debt may be Debt, of our subsidiaries, in which case this Debt would be effectively senior in right of payment to the notes. See "—Certain Covenants—Limitation on Debt."

        The notes are obligations exclusively of Holdings. All our operations are conducted through our subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. The existing US Oncology notes and credit facilities significantly limit US Oncology's ability to pay dividends or make distributions or advances to Holdings. In addition, certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. See "Risk Factors—Risks Relating to the Offering and the Notes."

        The notes are unsecured obligations of Holdings. Any future Secured Debt of Holdings will be effectively senior to the notes to the extent of the value of the assets securing this Debt.

Optional Redemption

        Except as set forth in the following paragraphs, the notes are not redeemable at the option of Holdings prior to September 15, 2007. Starting on that date, Holdings may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture governing the notes. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the periods set forth below, and are expressed as percentages of principal amount:

Redemption Period	Price
On or after September 15, 2007 and prior to September 15, 2008	100.00%
On or after September 15, 2008 and prior to September 15, 2009	102.00%
On or after September 15, 2009 and prior to September 15, 2010	101.00%
On or after September 15, 2010	100.00%

        At any time and from time to time, prior to March 15, 2009, Holdings may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (which includes any additional notes) with the proceeds of one or more Qualified Equity Offerings (provided that, if the Qualified Equity Offering is an offering by Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of Holdings or used to acquire Capital Stock of Holdings (other than Disqualified Stock) from Holdings) at a redemption price equal to 100.00% of the aggregate principal amount so redeemed plus a premium equal to the interest rate per annum of the notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes remains Outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        Holdings may choose to redeem all or any portion of the notes, at once or over time, prior to September 15, 2007. If it does so, it may redeem the notes after giving the required notice under the indenture governing the notes. To redeem the notes, Holdings must pay a redemption price equal to the sum of:

  (a)
  100% of the principal amount of the notes to be redeemed, plus

  (b)
  the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such Note at September 15, 2007 (such redemption price being described in the table appearing in the first paragraph of "—Optional Redemption" exclusive of any accrued interest) plus (ii) any required interest payments due on such Note through September 15, 2007, (including any accrued and unpaid interest), such interest payments to be determined in accordance with the indenture governing the notes assuming that LIBOR in effect on the date of such redemption notice would be the applicable LIBOR in effect through September 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Holdings.

        "Comparable Treasury Price" means, with respect to any redemption date:

  (a)
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" or

  (b)
  if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Holdings shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Any notice to holders of notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the redemption date.

Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control (unless Holdings gives notice of redemption pursuant to the provisions of the indenture governing the notes described under "—Optional Redemption"), each holder of notes will have the right to require us to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, Holdings shall:

  (a)
  cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and

  (b)
  send, by first class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

  (1)
  that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

  (2)
  the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

  (3)
  the circumstances and relevant facts regarding the Change of Control including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

  (4)
  the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

        We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture governing the notes applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all outstanding notes has been given pursuant to the indenture governing the notes as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture governing the notes, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer or other conveyance of "all or substantially all" of our assets. Although, there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

        The Credit Facilities provide that the occurrence of certain change of control events with respect to Holdings or US Oncology would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Debt of Holdings or US Oncology (including the credit facilities and the existing US Oncology notes) restrict or prohibit the purchase of notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (i) repay in full all such Debt or (2) obtain the requisite consents under the agreements governing such Debt to permit the repurchase of the notes. If we do not repay such Debt or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the indenture governing the notes, which would, in turn, constitute a default under the credit agreement and the existing US Oncology notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to the Offering and the Notes."

        Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. See "—Amendments and Waivers."

Certain Covenants

        The indenture governing the notes contains covenants including, among others, the following:

        Limitation on Debt.    (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur, as a consequence of such Incurrence or be continuing following such Incurrence and (1) such Debt is Debt of Holdings or a Restricted Subsidiary (other than US Oncology and its Restricted Subsidiaries) and, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, Holdings' Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 or (2) such Debt is Debt of US Oncology and its Restricted Subsidiaries and, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, US Oncology's Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00.

        (b)   Notwithstanding the foregoing paragraph (a), each of the following shall be permitted (collectively, "Permitted Debt");

  (1)
  Debt of Holdings evidenced by the outstanding notes and Debt of Holdings represented by the exchange notes with respect to the outstanding notes, including any PIK Interest thereon;

  (2)
  Debt of Holdings or a Restricted Subsidiary under any Credit Facilities, provided, however, that the aggregate principal amount of all such Debt under the Credit Facilities at any one time outstanding shall not exceed $650.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales";

  (3)
  Debt of Holdings owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Holdings or any Restricted Subsidiary; provided, however, that (A) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Holdings or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof and (B) if Holdings is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

  (4)
  Debt outstanding on the Issue Date (other than Debt represented by Holdings floating rate senior notes due 2015) not otherwise described in clauses (1) through (3) above;

  (5)
  (A) Debt (including Capital Lease Obligations) Incurred by Holdings or any Restricted Subsidiary (i) to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) at the time of, or within 270 days after, such purchase, lease or improvement or (ii) as part of a Sale and Leaseback Transaction and (B) Debt constituting Guarantees of Debt of Permitted Joint Ventures; provided, however, that the aggregate principal amount of such Debt and Guarantees, when taken together with the amount of Debt and Guarantees previously Incurred pursuant to this clause (5) and then outstanding (including any Permitted Refinancing Debt with respect thereto), does not exceed the greater of (x) $50.0 million and (y) 6.0% of Total Tangible Assets;

  (6)
  Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by Holdings or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Holdings or was otherwise acquired by Holdings); provided, however, that at the time such Restricted Subsidiary was acquired by Holdings or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, Holdings would have been able to Incur $1.00 of additional Debt pursuant to paragraph (a) of this covenant;

  (7)
  Debt under Interest Rate Agreements entered into by Holdings or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of Holdings or such Restricted Subsidiary and not for speculative purposes; provided, however, that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

  (8)
  Debt under Currency Exchange Protection Agreements entered into by Holdings or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by Holdings or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

  (9)
  Debt in connection with one or more standby letters of credit, performance, bid or surety bonds or completion guarantees issued by Holdings or a Restricted Subsidiary in the ordinary course of business or repayment obligations pursuant to self-insurance obligations and, in each case, not in connection with the borrowing of money or of the obtaining of advances or credit;

  (10)
  Debt arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by Holdings or such Restricted Subsidiary in connection with such disposition;

  (11)
  Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of its Incurrence;

  (12)
  Permitted Refinancing Debt incurred in respect of Debt Incurred pursuant to paragraph (a) of this covenant and clauses (1), (4), (5) and (6) above;

  (13)
  Debt in the form of loans from Unrestricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

  (14)
  Debt consisting of promissory notes issued by Holdings or any Restricted Subsidiary to current or former officers, directors or employees of Holdings or any of its Subsidiaries (or permitted transferees of such officers, directors or employees) to finance any repurchase of shares of Capital Stock or options to purchase shares of Capital Stock made in accordance with clause (d) of the second paragraph of the covenant described under "—Limitation on Restricted Payments";

  (15)
  any Guarantee by a Restricted Subsidiary of Debt of another or a Restricted Subsidiary that was Incurred in compliance with this covenant; and

  (16)
  In addition to the terms referred to in clauses (1) through (15) above, Debt of Holdings or a Restricted Subsidiary in an aggregate principal amount which, when taken together with the amount of Debt previously Incurred pursuant to this clause (16) and then outstanding, does not exceed $50.0 million.

        Notwithstanding anything to the contrary contained in this covenant,

  (A)
  Holdings shall not Incur any Debt pursuant to paragraph (b) of this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes to at least the same extent as such Subordinated Obligations, and

  (B)
  Holdings shall not permit any Restricted Subsidiary to Incur any Debt pursuant to paragraph (a) of this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of Holdings.

        For purposes of determining compliance with this covenant:

  (1)
  any Debt under the Credit Facilities Outstanding on the Issue Date will be deemed to have been Incurred pursuant to clause (2) of paragraph (b) above;

  (2)
  in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, Holdings, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses;

  (3)
  Holdings will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above; and

  (4)
  other than Debt classified pursuant to clause (1) of this paragraph, following the date of its Incurrence, any Debt originally classified as Incurred pursuant to one of the clauses in the definition of "Permitted Debt" above may later be reclassified by Holdings such that it will be deemed as having been Incurred pursuant to another clause in the definition of "Permitted Debt" above, as applicable, to the extent that such reclassified Debt could be Incurred pursuant to such new clause at the time of such reclassification.

        Limitation on Restricted Payments.    Holdings shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

  (a)
  a Default or Event of Default shall have occurred and be continuing,

  (b)
  Holdings or such Restricted Subsidiary, as the case may be, could not Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Debt"; provided, that in determining whether additional Debt may be Incurred pursuant to such paragraph (a) for purposes of this paragraph (b) only, any of Holdings' non-cash interest expense and amortization of original issue discount shall be excluded from the determination of the Consolidated Net Income of Holdings to the extent not already excluded therefrom, or

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (without duplication):

  (1)
  50% of the aggregate amount of Consolidated Net Income of Holdings (excluding, for purposes of calculating the Consolidated Net Income of Holdings for purposes of this paragraph (c)(i) only, any of Holdings' non-cash interest expense and amortization of original issue discount to the extent not already excluded therefrom) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income of Holdings for such period shall be a deficit, minus 100% of such deficit), plus

  (2)
  Capital Stock Sale Proceeds, net cash capital contributions and the Fair Market Value of Property (other than Debt) contributed in respect of Holdings Capital Stock (other than Disqualified Stock) subsequent to the Issue Date, plus

  (3)
  the sum of:

  (A)
  the aggregate net cash proceeds and the Fair Market Value of Property (other than Debt) received by Holdings or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Holdings, and

  (B)
  the aggregate amount by which Debt (other than Subordinated Obligations) of Holdings or any Restricted Subsidiary is reduced on Holdings consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Holdings, excluding, in the case of clause (A) or (B):

      (x)
      any such Debt issued or sold to Holdings or a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees, and

      (y)
      the aggregate amount of any cash or other Property distributed by Holdings or any Restricted Subsidiary upon any such conversion or exchange,

    plus

    (4)
    an amount equal to the sum of:

    (A)
    the net reduction after the Issue Date in Investments (other than Permitted Investments) in any Person other than Holdings or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of such Investment and proceeds representing the return of the capital, in each case to Holdings or any Restricted Subsidiary from such Person, less the cost of the disposition of such Investments, and

      (B)
      the portion (proportionate to Holdings' equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

      provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments (other than Permitted Investments) previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, Holdings may:

  (a)
  pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture governing the notes; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (b)
  make any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees) or contributed in respect of such Capital Stock; provided, however, that

  (1)
  such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and

  (2)
  the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

  (c)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

  (d)
  repurchase shares of, or options to purchase shares of, Capital Stock of, Holdings, any Parent or any of Holdings' Subsidiaries (or pay dividends to any Parent to consummate such repurchases) from current or former officers, directors or employees of Holdings or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Parent Board or the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed the lesser of (A) the sum of (x) $500,000 and (y) the aggregate amount of Restricted Payments permitted (but not made) in prior calendar years pursuant to this clause (d) and (B) the sum of (i) $2.5 million plus (ii) the amount of net cash proceeds received by Holdings after the Issue Date from any payment under "key-man" life insurance policies obtained by Holdings or a Restricted Subsidiary to insure the life of any director or officer of Holdings or a Restricted Subsidiary; and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

  (e)
  make repurchases of shares of common stock of Holdings deemed to occur upon the exercise of options to purchase shares of common stock of Holdings if such shares of common stock of Holdings represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

  (f)
  purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of Holdings or an Asset Sale by Holdings, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if Holdings has complied with the provisions described in "—Repurchase at the Option of Holders Upon a Change of Control" above or "—Limitation on Asset Sales" below; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

  (g)
  pay dividends or make other distributions to any Parent to be used by such Parent:

  (1)
  to pay its franchise taxes and other fees required to maintain its corporate existence;

  (2)
  to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by such Parent in the ordinary course of its business to the extent such expenses are attributable to the ownership or operation of any other Parent, Holdings and the Restricted Subsidiaries; provided, however, that no such funds shall be used for the payment of fees to Welsh, Carson, Anderson & Stowe, its Affiliates, directors, officers or any other Person associated with Welsh, Carson, Anderson & Stowe; and

  (3)
  to pay fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by the indenture governing the notes:

    provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

  (h)
  pay dividends or make distributions or advances to any Parent to be used by such Parent to pay Federal, state and local taxes payable by such Parent and directly attributable to (or arising as a result of) the operations of Holdings and the Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of such Federal, state or local taxes were Holdings to pay such taxes as a stand alone taxpayer (including any interest or penalties thereon) and (B) such dividends, distributions and advances pursuant to this clause (h) are used by such Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

  (i)
  make any Restricted Payments described in this offering memorandum under "Use of Proceeds"; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; and

  (j)
  make Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (j), does not exceed $30.0 million; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (the "Initial Lien"), other than Permitted Liens, upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, securing any Debt of Holdings, unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Holdings secured by such Lien.

        Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

        Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries.    Except as permitted by the covenant described under "—Limitation on Liens," Holdings shall not:

  (a)
  directly or indirectly sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, or

  (b)
  permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

  (1)
  directors' qualifying shares,

  (2)
  to Holdings or a Wholly Owned Restricted Subsidiary, or

  (3)
  if, immediately after giving effect to such disposition, such Restricted Subsidiary either (i) remains a Restricted Subsidiary or (ii) would no longer constitute a Restricted Subsidiary and any investment in such Person remaining after giving effect thereto is treated as a new Investment by Holdings and such Investment would constitute a Permitted Investment or would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such disposition.

        Limitation on Asset Sales.    Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (a)
  Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; provided, however, that with respect to PPM Asset Sales, Holdings receives consideration at the time of such PPM Asset Sale at least equal to the lesser of (x) the Fair Market Value of such Property and (y) the net book value of such Property excluding any write downs or reductions in net book value after June 30, 2004 other than as a result of normal course depreciation and amortization or casualty or destruction or, if specified in the applicable Management Services Agreement, the price at which the purchaser of such Property is entitled to purchase such Property pursuant to such Management Services Agreement; and

  (b)
  at least 75% of the consideration paid to Holdings or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Debt of Holdings (other than obligations in respect of Disqualified Stock of Holdings) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Restricted Subsidiary) and the release of Holdings or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Sale;

  (2)
  securities received by Holdings or any Restricted Subsidiary from the transferee that are converted by Holdings or such Restricted Subsidiary into cash within 90 days, to the extent of cash received in that conversion; and

  (3)
  with respect to PPM Asset Sales, (x) the principal amount of any Debt of Holdings or US Oncology canceled or retired as consideration to Holdings or US Oncology or any other Restricted Subsidiary in such PPM Asset Sale and (y) Capital Stock of Holdings at the time of such PPM Asset Sale in an aggregate amount which, when taken together with any other such Debt or Capital Stock received pursuant to this clause (3), does not exceed $10.0 million.

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Holdings or a Restricted Subsidiary, to the extent Holdings or such Restricted Subsidiary elects (or is required by the terms of any Debt):

  (a)
  to Repay Debt Incurred pursuant to clause (2) of paragraph (b) of the covenant described under "—Limitation on Debt" or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to Holdings or an Affiliate of Holdings); provided that, if an offer to purchase any Debt of US Oncology or any Restricted Subsidiary is made in accordance with the terms of such Debt, the obligation to Repay such Debt will be deemed satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and the amount of Net Available Cash will be reduced to the extent of the amount of the offer; or

  (b)
  to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Holdings or another Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within (a) if any existing US Oncology notes are outstanding, 60 days from the date the last prepayment offer is required to be made pursuant to the "asset sale" covenant in the indenture governing such existing US Oncology notes or (b) if no existing US Oncology notes are outstanding or such existing US Oncology notes cease to contain an "asset sale" covenant, one year from the date of the receipt of such Net Available Cash (or, if later, 90 days after the execution of any agreement with respect to such application, which agreement is signed within one year from the date of the receipt of such Net Available Cash) shall constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $20.0 million, Holdings will be required to make an offer to purchase (the "Prepayment Offer") the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture governing the notes. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture governing the notes, Holdings or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the indenture governing the notes and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

  (a)
  the Excess Proceeds and

  (b)
  a fraction,

  (1)
  the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date, and

  (2)
  the denominator of which is the sum of (x) the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date and (y) the aggregate principal amount of other Debt of Holdings outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date, that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring Holdings to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

        Notwithstanding the foregoing provisions of this covenant, if at the time Holdings would be required to make a Prepayment Offer, Holdings does not have access to the applicable Net Available Cash as a result of a restriction permitted by the covenant described under "—Limitations on Restrictions on Distributions from Restricted Subsidiaries", then Holdings shall have no obligation to make such Prepayment Offer until such time as and to the extent such restriction no longer applies and, as a result of such lapse of such restriction, there is at least $20.0 million in Net Available Cash from all Asset Sales that has not been applied in accordance with this covenant as a result of the application of this paragraph.

        Within five business days after Holdings is obligated to make a Prepayment Offer as described in the preceding paragraph, Holdings shall send a written notice, by first class mail, to the holders of notes, accompanied by such information regarding Holdings and its Subsidiaries as Holdings in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        Holdings will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

  (a)
  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Holdings or any other Restricted Subsidiary,

  (b)
  make any loans or advances to Holdings or any other Restricted Subsidiary or

  (c)
  transfer any of its Property to Holdings or any other Restricted Subsidiary.

        The foregoing limitations will not apply:

  (1)
  with respect to clauses (a), (b) and (c), to restrictions:

  (A)
  in effect on the Issue Date, including those set forth in the Credit Facilities and the Existing US Oncology Indentures,

  (B)
  with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings) and outstanding on such date,

  (C)
  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) below or any amendment or supplement to any such agreement; provided, however, that such restriction is no more restrictive than those contained in the agreement evidencing the Debt so Refinanced or the agreement being amended or supplemented, as determined in good faith by the Board of Directors, whose determination shall be conclusive,

    (D)
    imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition,

    (E)
    on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

    (F)
    customary supermajority voting provisions and provisions with respect to the disposition of assets or property, in each case, contained in agreements relating to Permitted Joint Ventures that are Restricted Subsidiaries,

    (G)
    arising under applicable law, or

    (H)
    contained in the terms of any Debt of Holdings or any Restricted Subsidiary (including the Credit Facilities) not Incurred in violation of the indenture governing the notes; provided, however, that such restrictions, taken as a whole, (i) are no more restrictive in the aggregate than those contained in the Credit Facilities on the Issue Date or (ii) will not materially impair US Oncology's ability to make dividends to Holdings in an amount sufficient to make scheduled payments of cash interest on the notes, in each case, as determined in good faith by the Board of Directors whose determination shall be conclusive, and

  (2)
  with respect to clause (c) only, to restrictions:

  (A)
  encumbering Property at the time such Property was acquired by Holdings or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

  (B)
  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

  (C)
  customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale, or

  (D)
  on the transfer of assets subject to any Lien imposed by the holder of such Lien.

        Limitation on Transactions with Affiliates.    Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Holdings (an "Affiliate Transaction"), unless:

  (a)
  the terms of such Affiliate Transaction are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of Holdings;

  (b)
  if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

  (c)
  if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, Holdings obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Holdings and the Restricted Subsidiaries, taken as a whole or is not less favorable to Holdings and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's length transaction with a Person who was not an Affiliate. For purposes of this clause (c) only, any contract or series of related contracts for the rendering of services entered into in the ordinary course of business by Holdings or any Restricted Subsidiary with any other Person will not be deemed to be in excess of $25.0 million if, when entered into, (x) the payments made by Holdings and the Restricted Subsidiaries and (y) the value of services performed by Holdings and the Restricted Subsidiaries in connection with such contract or series of related contracts do not exceed, and are not then reasonably expected by the Board of Directors in its good faith determination to exceed, $10.0 million in any year.

        Notwithstanding the foregoing limitation, Holdings or any Restricted Subsidiary may enter into or suffer to exist the following:

  (a)
  any transaction or series of transactions between Holdings and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided, however, that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Holdings (other than a Restricted Subsidiary);

  (b)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" other than any Permitted Investment;

  (c)
  the payment of reasonable fees to directors of Holdings and its Restricted Subsidiaries who are not employees of Holdings or its Restricted Subsidiaries, and compensation (including amounts paid pursuant to employee benefit plans or arrangements) paid to, and indemnity provided for the benefit of, officers, directors and employees of Holdings or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

  (d)
  (i) loans and advances to employees made in the ordinary course of business of Holdings or such Restricted Subsidiary, as the case may be; provided, however, that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and (ii) loans, to affiliated physician groups made pursuant to clause (o) of the definition of "Permitted Investments";

  (e)
  any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (f)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings;

  (g)
  any agreement approved by the Board of Directors (including a majority of the disinterested members of the Board of Directors) among Welsh, Carson, Anderson, & Stowe IX, L.P., its Affiliates and Holdings or any Restricted Subsidiary relating to (i) the payment of reasonable and customary fees by Holdings or any Restricted Subsidiary for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, rendered to Holdings or any Restricted Subsidiary, and in any event such fees shall not exceed 2% of the aggregate transaction value in respect of which such services are rendered, or (2) the provision of customary management services to Holdings or any Restricted Subsidiary from time to time;

  (h)
  any transaction or agreement between Holdings or one or more Restricted Subsidiaries, on the one hand, and any affiliated physician or affiliated physician group, on the other hand; provided, however, that any such transactions or agreements are no less favorable in the aggregate to Holdings and its Subsidiaries than transactions or agreements in effect on the Issue Date;

  (i)
  any transaction between Holdings and an Unrestricted Subsidiary relating to self insurance arrangements, in each case, on terms that are no less favorable to Holdings than those that would have been obtained in a comparable arm's length transaction by Holdings with a Person that is not an Affiliate of Holdings; and

  (j)
  any agreement as in effect on the Issue Date and described in Item 13 to Holdings's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or the offering memorandum dated August 4, 2004 for the existing U.S. Oncology notes under "Certain Relationships and Related Transactions" or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to Holdings or the Restricted Subsidiaries) and the transactions evidenced thereby.

        Limitation on Sale and Leaseback Transactions.    Holdings shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

  (a)
  Holdings or such Restricted Subsidiary would be entitled to:

  (1)
  Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt", and

  (2)
  create a Lien on such Property securing such Attributable Debt without also securing the notes pursuant to the covenant described under "—Limitation on Liens",

  (b)
  the net proceeds received by Holdings or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the Fair Market Value of such Property, and

  (c)
  such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales."

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of Holdings to be an Unrestricted Subsidiary if:

  (a)
  the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Holdings or any other Restricted Subsidiary, and

  (b)
  one of the following:

  (1)
  the Subsidiary to be so designated has total assets of $1,000 or less,

  (2)
  if such Subsidiary has total assets greater than $1,000, Holdings would be permitted under the covenant described under "—Limitation on Restricted Payments" to make a Restricted Payment or a Permitted Investment in the amount equal to the Fair Market Value of the Investment in such Subsidiary, or

  (3)
  such designation is effective immediately upon such entity becoming a Subsidiary of Holdings.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Holdings will be classified as a Restricted Subsidiary, provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph (including clauses (a) and (b) thereof), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither Holdings nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Guarantee of the notes previously made by such Restricted Subsidiary.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation

  (x)
  Holdings could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "Limitation on Debt", and

  (y)
  no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

  (a)
  certifies that such designation or redesignation complies with the foregoing provisions, and

  (b)
  gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Holdings in which such designation, or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Holdings' fiscal year, within 90 days after, the end of such fiscal year).

        Limitation on Issuer's Business.    Holdings shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than a Related Business.

        Future Subsidiary Guarantors.    We shall cause each Restricted Subsidiary that Guarantees any other Debt of Holdings (other than Debt Incurred pursuant to clause (2) or clause (7) of paragraph (b) of the covenant described under "—Limitation on Debt") to, at the same time, execute and deliver to the Trustee a Guarantee of the notes, which Guarantee of the notes shall be maintained for so long as the Guarantee of such other debt of Holdings is in effect. If we sell or otherwise dispose of either: (1) our ownership interest in a Restricted Subsidiary that Guarantees the notes, or (2) all or substantially all the assets of such a Restricted Subsidiary, such Restricted Subsidiary will be released from all its obligations under its Guarantee of the notes. In addition, if we redesignate a Restricted Subsidiary that Guarantees the notes as an Unrestricted Subsidiary, which we can do under certain circumstances, the redesignated Restricted Subsidiary will be released from all its obligations under its Guarantee. See "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries." A Guarantee of the notes also will be automatically released if Holdings exercises its legal defeasance option or its covenant defeasance option as described under "—Defeasance" or if its obligations under the indenture governing the notes are discharged in accordance with the terms of the indenture governing the notes.

Merger, Consolidation and Sale of Property

        Holdings shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

  (a)
  Holdings shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than Holdings) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than Holdings) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture governing the notes to be performed by Holdings;

  (c)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (d)
  immediately after giving pro forma effect to such transaction or series of transactions, Holdings or the Surviving Person, as the case may be, either (A) would be able to Incur at least $1.00 of additional Debt under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Debt" or (B) would have a Consolidated Interest Coverage Ratio greater than the Consolidated Interest Coverage Ratio of Holdings immediately prior to such transaction; provided, however, that this clause (d) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or substantially all its Property to Holdings, or (B) Holdings or a Restricted Subsidiary merging with an Affiliate of Holdings solely for the purpose and with the sole effect of reincorporating Holdings or a Restricted Subsidiary in another jurisdiction; and

  (e)
  Holdings shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the Property of one or more Subsidiaries of Holdings, which Property, if held by Holdings instead of such Subsidiaries, would constitute all or substantially all the Property of Holdings on a consolidated basis, shall be deemed to be the transfer of all or substantially all the Property of Holdings.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Holdings under the indenture governing the notes, and the predecessor Issuer, except in the case of a lease, shall be released from any obligation to pay the principal of, premium, if any, and interest on, the notes.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, if not filed electronically with the SEC through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), Holdings will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual Information only, a report on the annual financial statements by Holdings' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

        In addition, whether or not required by the SEC, after the consummation of the Registered Exchange Offer (as defined under "Exchange Offer; Registration Rights") or the effectiveness of the Shelf Registration Statement (as defined under "Exchange Offer; Registration Rights"), Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(4) under the Securities Act. In addition, if at any time any Parent Guarantees the notes (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings or of any direct or indirect parent corporation of Holdings (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the notes pursuant to this covenant may, at the option of Holdings, be filed by and be those of such Parent rather than Holdings.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement (as defined under "Exchange Offer; Registration Rights") and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

        If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information referred to in clause (1) above shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and the Restricted Subsidiaries of Holdings.

Events of Default

        Events of Default in respect of the notes include:

  (1)
  failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

  (2)
  failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

  (3)
  failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

  (4)
  failure to comply with any other covenant or agreement in the notes or in the indenture governing the notes (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to Holdings as provided below;

  (5)
  a default under any Debt by Holdings or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $20.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

  (6)
  any judgment or judgments for the payment of money in an aggregate amount in excess of $20.0 million (or its foreign currency equivalent at the time), net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim, that shall be rendered against Holdings or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

  (7)
  certain events involving bankruptcy, insolvency or reorganization of Holdings or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then Outstanding notify Holdings of the Default and Holdings does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        Holdings shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action Holdings is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Holdings) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then Outstanding may declare to be immediately due and payable the principal amount of all the notes then Outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Holdings shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then Outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture governing the notes.

        Subject to the provisions of the indenture governing the notes relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture governing the notes at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the indenture governing the notes, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such holder has previously given to the Trustee written notice of a continuing Event of Default,

  (b)
  the registered holders of at least 25% in aggregate principal amount of the notes then Outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

  (c)
  the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        Subject to certain exceptions, the indenture governing the notes may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then Outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and Certain covenants and provisions of the indenture governing the notes which cannot be amended without the consent of each holder of an Outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then Outstanding. However, without the consent of each holder of an Outstanding Note, no amendment may, among other things,

  (1)
  reduce the amount of notes whose holders must consent to an amendment or waiver,

  (2)
  reduce the rate of or extend the time for payment of interest on any Note,

  (3)
  reduce the principal of or extend the Stated Maturity of any Note,

  (4)
  make any Note payable in money other than that stated in the Note,

  (5)
  impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

  (6)
  subordinate the notes to any other obligation of Holdings, or

  (7)
  reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "—Optional Redemption" (other than provisions relating to the notice period for consummating an optional redemption of the notes).

        Without the consent of any holder of the notes, Holdings and the Trustee may amend the indenture governing the notes to:

  (1)
  cure any ambiguity, omission, defect or inconsistency,

  (2)
  provide for the assumption by a successor corporation of the obligations of Holdings under the indenture governing the notes,

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

  (4)
  add Guarantees with respect to the notes,

  (5)
  secure the notes,

  (6)
  add to the covenants of Holdings for the benefit of the holders of the notes or to surrender any right or power conferred upon Holdings,

  (7)
  make any change that does not adversely affect the rights of any holder of the notes,

  (8)
  comply with any requirement of the SEC in connection with the qualification of the indenture governing the notes under the Trust Indenture Act, or

  (9)
  provide for the issuance of additional notes in accordance with the indenture governing the notes.

        The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, Holdings is required to mail to each registered holder of the notes at such holder's address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        Holdings at any time may terminate all its obligations under the notes and the indenture governing the notes ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, and to maintain a registrar and paying agent in respect of the notes. In addition, Holdings at any time may terminate:

  (1)
  its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control", "—Certain Covenants" and "—Reports",

  (2)
  the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions described under "—Events of Default" above, and

  (3)
  the limitations contained in clauses (d) under the first paragraph of, and in the fourth paragraph of, "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Certain Covenants" or "—Reports"), (5), (6) or (7) (with respect only to Significant Subsidiaries) under "—Events of Default" above or because of the failure of Holdings to comply with clause (d) under the first paragraph of, or with the fourth paragraph of, "—Merger, Consolidation and Sale of Property" above. If Holdings exercises its legal defeasance option or its covenant defeasance option, any Guarantee of the notes by a Restricted Subsidiary will be released from all its obligations under such Guarantee.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

  (a)
  Holdings irrevocably deposits in trust with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

  (b)
  Holdings delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption as the case may be;

  (c)
  123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to Holdings or any other Person making such deposit which is continuing at the end of the period;

  (d)
  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

  (e)
  such deposit does not constitute a default under any other agreement or instrument binding on Holdings;

  (f)
  Holdings delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Issuer Act of 1940;

  (g)
  in the case of the legal defeasance option, Holdings delivers to the Trustee an Opinion of Counsel stating that:

  (1)
  Holdings has received from the Internal Revenue Service a ruling, or

  (2)
  since the date of the indenture governing the notes there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or, loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

  (h)
  in the case of the covenant defeasance option, Holdings delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  (i)
  Holdings delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture governing the notes.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York.

The Trustee

        LaSalle Bank National Association, is the Trustee under the indenture governing the notes.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture governing the notes. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture governing the notes and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below are certain of the defined terms used in the indenture governing the notes. Reference is made to the indenture governing the notes for the full disclosure of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Additional Assets" means:

  (a)
  any Property (other than cash, cash equivalents and securities) to be owned by Holdings or any Restricted Subsidiary and used in a Related Business; or

  (b)
  Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary from any Person other than Holdings or an Affiliate of Holdings; or

  (c)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clause (b) or (c), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments", "—Certain Covenants—Limitation on Transactions with Affiliates" and "—Certain Covenants—Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

  (a)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares),

  (b)
  all or substantially all the properties and assets of any division or line of business of Holdings or any Restricted Subsidiary, or

  (c)
  any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

  (1)
  any disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

  (2)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only, any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments",

  (3)
  any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property",

  (4)
  sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of Holdings of the Restricted Subsidiaries to the extent such license does not interfere with the business of Holdings or any Restricted Subsidiary,

  (5)
  any exchange of tangible assets with a Fair Market Value of less than $25.0 million for like-kind tangible assets to be used in connection with a Related Business, but only to the extent that such exchange qualifies for nonrecognition of gain or loss under Section 1031 of the Code,

  (6)
  any disposition of cash or Temporary Cash Investments;

  (7)
  any sale or disposition deemed to occur in connection with creating or granting any Liens;

  (8)
  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind;

  (9)
  the sale or discount, in each case, in the ordinary course and without recourse, of any accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

  (10)
  any sale or disposition of obsolete inventory or worn out assets permitted pursuant to the indenture governing the notes; and

  (11)
  a disposition of assets with a Fair Market Value of less than $2.5 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

  (a)
  if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and

  (b)
  in all other instances, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

  (a)
  the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (b)
  the sum of all such payments.

        "Board of Directors" means the board of directors of Holdings or any committee thereof, duly authorized to act on behalf of such board.

        "Board Resolution" means a copy of a resolution certified by the Secretary or Assistant Secretary of Holdings to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by Holdings from the issuance or sale (other than to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees) by Holdings of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  prior to the earlier to occur of (i) the first public equity offering of common stock of Parent or (ii) the first public equity offering of common stock of Holdings, the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent or Holdings, whether as a result of the issuance of securities of Parent or Holdings, any merger, consolidation, liquidation or dissolution of Parent or Holdings, any direct or indirect transfer of securities by Parent, the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock such parent entity);

  (b)
  on or after the earlier to occur of (i) the first public equity offering of common stock of Parent or (ii) the first public equity offering of common stock of Holdings, if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in clause (a) above), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Holdings; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in clause (a) above), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for purposes of this clause (b), such person or group shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, so long as such person or group beneficially owns, directly or indirectly) in the aggregate a majority of the total voting power of the Voting Stock of such parent entity and the Permitted Holders, directly or indirectly, do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

  (c)
  the sale, lease transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

  (d)
  during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors or the Parent Board (together with any new directors whose election or appointment by such Board, of Directors or the Parent Board or whose nomination for election by the shareholders of Holdings was approved by (i) a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders) cease for any reason to constitute a majority of the Board of Directors or the Parent Board then in office, provided that for purposes of this clause (d), the term "Board of Directors" and "Parent Board" shall not include any committee thereof;

  (e)
  the shareholders of Holdings shall have approved any plan of liquidation or dissolution of Holdings;

  (f)
  to the extent either series of the existing US Oncology notes is outstanding, a "Change of Control" as defined in either Existing US Oncology Indenture, shall have occurred; or

  (g)
  the failure at any time by Holdings to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of US Oncology (except to the extent US Oncology is merged with and into Holdings in accordance with the terms of the indenture governing the notes).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Interest Coverage Ratio" means, with respect to any Person, as of any date of determination the ratio of:

  (a)
  the aggregate amount of EBITDA of such Person for the most recent four consecutive fiscal quarters for which internal financial statements of such Person are then available to

  (b)
  Consolidated Interest Expense of such Person for such four fiscal quarters;

provided, however, that:

  (1)
  if

  (A)
  since the beginning of such period such Person or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

  (B)
  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

    Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

  (2)
  if

  (A)
  since the beginning of such period such Person or any Restricted Subsidiary shall have made one or more Asset Sales with an aggregate Fair Market Value equal to or in excess of $10.0 million or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

  (B)
  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

  (C)
  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

    EBITDA of such Person for such period shall be calculated after giving pro forma effect to such Asset Sales, Investments or acquisitions as if such Asset Sales, Investments or acquisitions occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, Holdings shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent Holdings and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries (less, to the extent included in such total interest expense, financing fees relating to the Transactions), plus, to the extent not included in such total interest expense, and to the extent Incurred by such Person or its Restricted Subsidiaries,

  (a)
  interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

  (b)
  amortization of debt discount and debt issuance costs, including commitment fees (other than amortization of deferred financing fees relating to the Transactions),

  (c)
  capitalized interest,

  (d)
  non-cash interest expense,

  (e)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  (f)
  net payments pursuant to Hedging Obligations,

  (g)
  Disqualified Stock Dividends

  (h)
  Preferred Stock Dividends,

  (i)
  interest Incurred in connection with Investments in discontinued operations,

  (j)
  interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by, or secured by the assets of, Holdings or any Restricted Subsidiary (other than interest accruing on any Debt of any Permitted Joint Venture that is Guaranteed by, or secured by the assets of, such Person or any Restricted Subsidiary, provided, however, that such interest shall be included in "Consolidated Interest Expense" if either (A) such Debt is in default or (B) such Person or any Restricted Subsidiary has ever previously made any payment of interest or principal in respect of such Debt), and

  (k)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or any Restricted Subsidiary) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (a)
  any net income (loss) of any Person (other than such Person) if such other Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net

    Income shall be increased by the aggregate amount of cash distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below),

  (b)
  any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to such Person other than any restrictions permitted under the covenant described under "Limitation on Restrictions on Distributions from Restricted Subsidiaries," except that without duplication:

  (1)
  subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net Income shall be increased by the aggregate amount of cash distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

  (2)
  such Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

  (c)
  any gain or loss realized upon the sale or other disposition of any Property of such Person or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

  (d)
  any extraordinary gain or loss,

  (e)
  the cumulative effect of a change in accounting principles,

  (f)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of such Person or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of such Person (other than Disqualified Stock),

  (g)
  any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144; provided, however, that such charge is not attributable to the exiting of any market served by US Oncology or its affiliated physicians;

  (h)
  any net after-tax gains or losses attributable to the early extinguishment of Debt;

  (i)
  charges resulting from inventory purchase accounting adjustments resulting from the Transactions; and

  (j)
  any net income (or loss) of any Person acquired by such Person or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition.

        Notwithstanding the foregoing, for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to Holdings or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Agreement entered into on August 20, 2004 among Holdings, US Oncology, the subsidiary guarantors named therein, JPMorgan Chase Bank, as administrative agent and collateral agent, Wachovia Bank, National Association, as syndication agent, Citicorp North America, Inc., as documentation agent and the other lenders party thereto, as amended as of March 17, 2005, November 15, 2005, July 10, 2006, December 21, 2006 and the Issue Date) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any Refinancings thereof by a lender or syndicate of lenders.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

  (a)
  the principal of and premium (if any) in respect of:

  (1)
  debt of such Person for money borrowed, and

  (2)
  debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

  (b)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

  (c)
  all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (d)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

  (e)
  the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (f)
  all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (g)
  all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

  (h)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        Notwithstanding the foregoing, in connection with the purchase by Holdings or any Restricted Subsidiary of any business, the term "Debt" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. The amount of Debt represented by a Hedging Obligation shall be equal to:

  (1)
  zero if such Hedging Obligation has been Incurred pursuant to clause (7) or (8) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt", or

  (2)
  the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) of otherwise:

  (a)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise,

  (b)
  is or may become, upon the occurrence of certain events or otherwise, redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

  (c)
  is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "—Certain Covenants—Limitation on Asset Sales" and "—Repurchase at the Option of Holders Upon a Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture governing the notes; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of Holdings held by Persons other than a Restricted Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Holdings.

        "EBITDA" means, with respect to any Person, for any period, an amount equal to, for such Person and its consolidated Restricted Subsidiaries:

  (a)
  the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

  (1)
  the provision for taxes based on income or profits or utilized in computing net loss,

  (2)
  Consolidated Interest Expense,

  (3)
  depreciation,

  (4)
  amortization of intangibles,

  (5)
  any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

  (6)
  any non-recurring fees, charges or other expenses (x) related to any offering of Capital Stock, Permitted Investment, acquisition or Incurrence of Debt permitted under the indenture governing the notes (in each case whether or not consummated) or (y) made or incurred in connection with the Transactions in each case, to the extent deducted (and not subsequently added back) in Calculating Consolidated Net Income for such period, minus

  (b)
  all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to-the extent that it (1) will result in the receipt of cash payments in any future period or (2) represents the reversal of a prior accrual or reserve previously excluded from being added back in calculating EBITDA pursuant to clause (a) (5) above).

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted, other than as a result of any agreements, limitations or prohibitions on dividends permitted under the covenant described under "Limitation on Restrictions on Distributions from Restricted Subsidiaries," at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Existing US Oncology Notes" means the Senior notes and the Senior Subordinated notes.

        "Existing US Oncology Indentures" means each of the indentures dated August 20, 2004, as supplemented by the First Supplemental Indenture dated August 20, 2004, among US Oncology, the Subsidiary Guarantors (as defined therein) and LaSalle Bank National Association, as trustee, as the same may be amended from time to time.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

  (a)
  if such Property has a Fair Market Value equal to or less than $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, or

  (b)
  if such Property has a Fair Market Value in excess of $25.0 million, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "GAAP" means United States generally accepted accounting principles, including those set forth:

  (a)
  in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

  (b)
  in the statements and pronouncements of the Financial Accounting Standards Board,

  (c)
  in such other statements by such other entity as approved by a significant segment of the accounting profession, and

  (d)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (a)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions pr otherwise), or

  (b)
  entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

  (1)
  endorsements for collection or deposit in the ordinary course of business, or

  (2)
  a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Solely for purposes of determining compliance with "—Certain Covenants—Limitation-on Debt", the following will not be deemed to be the Incurrence of Debt:

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security,

  (2)
  the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms,

  (3)
  the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Debt, and

  (4)
  a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt.

        "Independent Financial Advisor" means an investment banking or accounting firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Holdings.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded, as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

  (a)
  Holdings' "Investment" in such Subsidiary at the time of such redesignation, less

  (b)
  the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means March 13, 2007.

        "Lien" means, "with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Management Services Agreement" means any contract between Holdings or a Restricted Subsidiary and a physician practice entity for the provision of services by Holdings or such Restricted Subsidiary to such physician practice entity.

        "Merger Agreement" means the agreement and plan of merger among Holdings, Oiler Acquisition Corp. and US Oncology dated March 20, 2004, as in effect on August 20, 2004.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and any proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

  (a)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

  (b)
  all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

  (c)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

  (d)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by Holdings or any Restricted Subsidiary after such Asset Sale.

        In addition, to the extent not otherwise constituting Net Available Cash, any cash, in each case net of (a) - (d) above, received by Holdings or a Restricted Subsidiary in connection with the formation of a Permitted Joint Venture, or the designation of a Restricted Subsidiary that is or will become a Permitted Joint Venture as an Unrestricted Subsidiary, including, without limitation, any proceeds related to the Incurrence of Debt by such Person or the sale or issuance of Capital Stock in such Person, shall constitute Net Available Cash.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of Holdings.

        "Officers' Certificate" means a certificate signed by two Officers of Holdings, at least one of whom shall be the principal executive officer or principal financial officer of Holdings, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings or the Trustee.

        "Outstanding" means, subject to certain exceptions, all notes issued under the indenture, except those theretofore canceled by the Trustee or delivered to it for cancelation, defeased in accordance with the indenture governing the notes, paid in full, or in respect of which substitute notes have been authenticated and delivered by the Trustee.

        "Parent" means any direct or indirect parent company of Holdings.

        "Parent Board" means the board of directors of Parent or any committee thereof duly authorized to act on behalf of such board.

        "Permitted Holders" means (i) Welsh, Carson, Anderson & Stowe IX, L.P. and its Affiliates (including, without limitation, any investment partnership under common control with Welsh, Carson, Anderson & Stowe IX, L.P.), (ii) any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons and (iii) any Related Parties with respect to any of the foregoing Persons.

        "Permitted Investment" means any Investment by Holdings or a Restricted Subsidiary in:

  (a)
  Holdings, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

  (b)
  any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Holdings or a Restricted Subsidiary, provided that such Person's primary business is a Related Business;

  (c)
  cash and Temporary Cash Investments;

  (d)
  receivables owing to Holdings or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings or such Restricted Subsidiary deems reasonable under the circumstances;

  (e)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (f)
  loans and advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary, as the case may be; provided, however, that such loans and advances do not exceed $3.0 million at any one time outstanding;

  (g)
  stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Holdings or a Restricted Subsidiary or in satisfaction of judgments;

  (h)
  any Person where such Investment was acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (i)
  any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

  (j)
  any Person to the extent such Investment is made by Holdings or a Restricted Subsidiary for consideration consisting only of Capital Stock (other than Disqualified Stock) of Holdings;

  (k)
  any Person to the extent such Investment existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

  (l)
  any person to the extent such Investment consists of Hedging Obligations incurred pursuant to clauses (7) or (8) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt" or Guarantees thereof;

  (m)
  Permitted Joint Ventures in an aggregate amount outstanding at any one time not to exceed the greater of (a) $25.0 million or (b) 3.0% of Total Tangible Assets (with each Investment being valued as of the date made and without regard to subsequent changes in value);

  (n)
  in any Permitted Joint Venture to the extent such Investment consists of a Guarantee of Debt of such Permitted Joint Venture permitted to be Incurred pursuant to clauses (5) or (16) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt";

  (o)
  loans to affiliated physician groups in an aggregate amount outstanding at any one time not to exceed the greater of (a) $25.0 million or (b) 3.0% of Total Tangible Assets; and

  (p)
  other Investments made for Fair Market Value that do not exceed $40.0 million outstanding at any one time in the aggregate.

        The amount of Investments outstanding at any time pursuant to clause (m), (o) or (p) above shall be reduced by (A) the net reduction after the Issue Date in Investments made after the Issue Date pursuant to such clause resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of any such Investment and proceeds representing the return of the capital, in each case to Holdings or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment, and (B) the portion (proportionate to Holdings' equity interest in such Unrestricted Subsidiary) of the Fail Market Value of the net assets of an Unrestricted Subsidiary that was designated after the Issue Date as an Unrestricted Subsidiary pursuant to clause (m), (o) or (p) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by Holdings or any Restricted Subsidiary pursuant to clause (m), (o) or (p) in such Person.

        "Permitted Joint Venture" means a Person (1) that owns, leases, operates or services a hospital or other health-care provider for the purpose of developing, operating, conducting or marketing a Permitted Business and (2) of which Holdings or any Restricted Subsidiary owns a 30% or greater equity interest.

        "Permitted Liens" means:

  (a)
  Liens to secure Debt permitted to be Incurred under clause (2) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt";

  (b)
  Liens to secure Debt permitted to be Incurred under clause (5) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt", provided that any such Lien may not extend to any Property of Holdings or any Restricted Subsidiary, other than the Property purchased, leased or constructed with the proceeds of such Debt and any improvements or accessions to such Property;

  (c)
  Liens for taxes, assessments or governmental charges or levies on the Property of Holdings or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

  (d)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of Holdings or any Restricted Subsidiary and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

  (e)
  Liens on the Property of Holdings or any Restricted Subsidiary Incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Holdings and the Restricted Subsidiaries taken as a whole;

  (f)
  Liens on Property at the time Holdings or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Holdings or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Holdings or any Restricted Subsidiary;

  (g)
  Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary, provided, however, that any such Lien may not extend to any other Property of Holdings or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

  (h)
  pledges or deposits by Holdings or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Holdings or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Holdings or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (i)
  zoning restrictions, utility easements, building restrictions and such other encumbrances, irregularities or charges against real Property that do not in the aggregate materially impair the use of such Property in the operation of Holdings' business;

  (j)
  Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

  (k)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (l)
  Liens in favor of Holdings or any Restricted Subsidiary;

  (m)
  leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the business of Holdings or any Restricted Subsidiary;

  (n)
  attachment or judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

  (o)
  Liens arising from the filing Uniform Commercial Code financing statements regarding leases or consignments;

  (p)
  Liens securing Hedging Obligations so long as (i) the related Debt is, and is permitted to be under the indenture governing the notes, secured by a Lien on the same Property securing such Hedging Obligations or (ii) the Hedging Obligations (A) related to Debt permitted to be Incurred under clause (1) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt" and (B) are secured by a Lien on the same Property securing Debt permitted to be Incurred under clauses (1) or (2) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt";

  (q)
  Liens (i) of a collection, bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

  (r)
  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

  (s)
  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt; or (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries;

  (t)
  Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the indenture governing the notes;

  (u)
  Liens on the Property of Holdings or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

  (1)
  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case, may be, at the time the original Lien became a Permitted Lien under me indenture governing the notes, and

  (2)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Holdings or such Restricted Subsidiary in connection with such Refinancing;

  (v)
  Liens on Property that result from provisions of any Management Services Agreement that permit an affiliated physician group or physician or physicians affiliated with such affiliated physician group to purchase such Property in connection with the termination of such Management Services Agreement; and

  (w)
  other Liens, securing obligations which do not exceed $50.0 million at any one time outstanding.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

  (a)
  such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

  (1)
  the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

  (2)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

  (b)
  the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

  (c)
  the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

  (d)
  the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

  (e)
  to the extent such Debt directly or indirectly Refinances Debt of a Restricted Subsidiary Incurred pursuant to clause (6) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt", such Refinancing Debt shall be Incurred only by such Restricted Subsidiary;

provided, however, that Permitted Refinancing Debt shall not include:

  (x)
  Debt of a Subsidiary that Refinances Debt of Holdings, or

  (y)
  Debt of Holdings or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "PPM Asset Sales" means sales of assets to physician practice entities or to physicians affiliated with physician practice entities in connection with the termination or modification of the Management Services Agreement in effect on the Issue Date with such physician practice entities or such affiliated physicians.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Holdings or a Restricted Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory Federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of Holdings after consultation with the independent certified public accountants of Holdings, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within six months following such transaction, provided, that such adjustments are set forth in an Officers' Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture governing the notes the value of any Property shall be its Fair Market Value.

        "Qualified Equity Offering" means (i) an underwritten primary public offering of common stock of Holdings or any Parent pursuant to an effective registration statement under the Securities Act or (2) any private placement of common stock of Holdings or any Parent to any Person who is not a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing", shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of Holdings and the Restricted Subsidiaries on the Issue Date.

        "Related Parties" means, with respect to any specified Person at any specified time,

  (1)
  if a natural person, (A) any spouse, parent or lineal descendant (including by adoption) of such Person or (B) the estate of such Person during any period in which such estate holds Capital Stock of Holdings for the benefit of any Person referred to in clause (1)(A), and

  (2)
  if a trust, corporation, partnership, limited liability company or other entity, any other Person that controls such Person at such time. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of March 1, 2007, by and among Holdings and the initial purchasers of the notes.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings.

        "Restricted Payment" means:

  (a)
  any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Holdings or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Holdings or any Restricted Subsidiary), except for any dividend or distribution that is made solely to Holdings or a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution is not a Wholly Owned Restricted Subsidiary, such dividend or distribution is made to the other holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Holdings or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Holdings;

  (b)
  the purchase, repurchase, redemption, acquisition or retirement for value, of any Capital Stock of Holdings or any Restricted Subsidiary (other than from Holdings or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including (i) in connection with any merger, consolidation or amalgamation and (2) the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Holdings that is not Disqualified Stock);

  (c)
  the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (1) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (2) the redemption of the subordinated physician notes in connection with conversions of physician management practice entities and/or physicians affiliated with such physician management practice entities to the service line structure or the termination of a Management Services Agreement as in effect on the Issue Date;

  (d)
  any Investment (other than Permitted Investments) in any Person; or

  (e)
  the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Holdings or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by Holdings and the other Restricted Subsidiaries, unless such issuance, sale or other disposition is classified as a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such Property to another Person and Holdings or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the Securities Act of 1933.

        "Senior Notes" means the 9% Senior notes due 2012 of US Oncology.

        "Senior Subordinated Notes" means the 10 3/4% Senior Subordinated notes due 2014 of US Oncology.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of Holdings (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (a)
  such Person,

  (b)
  such Person and one or more Subsidiaries of such Person, or

  (c)
  one or more Subsidiaries of such Person.

        "Temporary Cash Investments" means any of the following:

  (a)
  Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

  (b)
  Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States of America, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

  (c)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

  (1)
  a bank meeting the qualifications described in clause (b) above, or

  (2)
  any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

  (d)
  Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

  (e)
  direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America or any political subdivision thereof (including any agency or instrumentality of any such state or political subdivision) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

  (1)
  the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

  (2)
  such obligations mature within 180 days of the date of acquisition thereof; and

  (f)
  investment in funds which invest all or substantially all of their assets in Temporary Cash Investments of the kind described in clauses (a) through (e) of this definition.

        "Total Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries as the total assets (less, to the extent not deducted in the determination of total assets, accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of Holdings and its Restricted Subsidiaries, after giving effect to purchase accounting and, after deducting therefrom, to the extent otherwise included, the amounts of (without duplication):

  (a)
  the excess of cost over Fair Market Value of Property;

  (b)
  any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Holdings immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

  (c)
  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses, Management Services Agreements and other intangible items as to which Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" applies;

  (d)
  minority interests in consolidated Subsidiaries held by Persons other than Holdings or any Restricted Subsidiary;

  (e)
  treasury stock;

  (f)
  cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

  (g)
  Investments in and Property of Unrestricted Subsidiaries (other than Permitted Joint Ventures).

        "Transactions" means the Merger and each of the other transactions contemplated by the Merger Agreement, all as more fully described in the offering memorandum dated August 4, 2004 for the existing US Oncology notes.

        "Trustee" means LaSalle Bank National Association, until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

  (a)
  Southeast Texas Cancer Centers, L.P., Cancer Treatment Associates of Northeastern Missouri, Ltd., Aurora Cancer Center, Ltd., AOR Real Estate of Greenville, L.P., East Indy CC, LLC, KCCC JV, LLC, Colorado Cancer Center, Limited Partnership, Oregon Cancer Center, Ltd., AOR Management Company of Kansas, Inc., and MHD-USO Management Company, L.P.;

  (b)
  any Subsidiary of Holdings that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

  (c)
  any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "US Oncology Board" means the board of directors of US Oncology or any committee thereof duly authorized to act on behalf of such board.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by Holdings and its other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain material U.S. federal income tax consequences relevant to exchange of the notes pursuant to the exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code") U.S. Treasury Regulations issued thereunder, Internal Revenue Service (the "IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the U.S. Treasury Regulations. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, except as expressly provided below, this discussion does not address the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code (i.e., held for investment purposes).

        As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

        We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Classification of the Notes

        We intend to treat the notes as variable rate debt instruments governed by the Treasury regulations regarding variable rate debt instruments, or the VRDI regulations. The treatment of an instrument with alternative qualified floating rates (i.e., different rates depending on whether the interest is paid in cash, as PIK interest or a combination thereof) such as the notes is not specifically addressed by the VRDI regulations or elsewhere, and it is possible that the IRS might successfully assert that this feature should cause the notes to be treated as contingent payment debt instruments (as opposed to variable rate debt instruments). In addition, in certain circumstances (see "Description of Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. We believe that the possibility of our making such a payment is remote, and therefore should not cause the notes to be treated as contingent payment debt instruments. Our determination will be binding on all holders unless a holder expressly discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and it is possible that the IRS could assert a contrary position.

        If the notes were treated as contingent payment debt instruments, the timing, amount and character of income recognized may be materially different from the consequences described below. For example, any gain on a taxable disposition of notes would be treated as ordinary interest income, as opposed to capital gain. You should consult your own tax advisor regarding the tax consequences that would apply to you if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will be treated as variable rate debt instruments.

The Exchange

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the outstanding notes.

United States Holders

  Original Issue Discount

        Because interest on the notes is not unconditionally payable in cash at least annually, the notes will be considered to be issued with "original issue discount" ("OID"). Under the rules governing OID, regardless of a United States Holder's method of accounting, a United States Holder will be required to accrue its pro rata share of OID on the notes on a constant yield basis (subject to the VRDI regulations described below) and include such accruals in gross income, whether or not the United States Holder receives a cash payment of interest on the notes on the scheduled interest payment dates. The issuance of PIK notes generally is not treated as a payment of interest. Instead, any note and any PIK notes issued in respect of PIK interest on such note is treated as a single debt instrument under the OID rules.

        To determine the amount of OID that a United States Holder must include in income, we will assume, as provided in applicable Treasury regulations, that we will make or not make elections to call the notes and to accrue, rather than pay, interest in a manner that minimizes the yield on the notes. These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or timing of amounts, that will be paid on the notes. If the assumptions we make are contrary to actual circumstances (a "change in circumstances") then solely for purposes of determining the amount of OID on the notes, the notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the "adjusted issue price" of the notes (as defined below).

        The amount of OID that a United States Holder is required to include in income is the sum of the "daily portions" of OID with respect to the notes for each day during the taxable year in which the United States Holder is the beneficial owner of the notes. The daily portions of OID in respect of the notes are determined by allocating to each day in an "accrual period" the ratable portion of OID on the notes that accrues in the accrual period. The accrual period for the notes may be of any length and may vary in length over the term of the notes, provided that each accrual period is not longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.

        The amount of interest on the notes that accrues in an accrual period is the product of the "yield to maturity" on the notes (adjusted to reflect the length of the accrual period) and the "adjusted issue price" of the notes. The yield to maturity on the notes is determined under the VRDI regulations and is discussed below. The adjusted issue price of any note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of the note and any OID previously accrued on such note minus (y) the amount of any cash payments previously made on such note. The issue price of any note is the first price at which a substantial amount of the notes is sold, ignoring sales to persons acting in the capacity of underwriters, placement agents or wholesales.

        Under the VRDI regulations, the yield to maturity on the notes is the yield of an "equivalent fixed rate debt instrument." An equivalent fixed rate debt instrument is a debt instrument having terms identical to those of a note (including the issue price as discussed above) and having a projected payment schedule based on the assumptions we make regarding our options to call the notes and to accrue, rather than pay, interest, but substituting the value of the floating rate (in this case, LIBOR) as of the date the notes are issued for the floating rate throughout the term of the instrument. Holders that desire to obtain our projected payments schedule (which will incorporate the assumptions we will make regarding our options to call the notes and to accrue, rather than pay, interest) may do so by contacting US Oncology Holdings, Inc., 16825 Northchase Drive, Suite 1300, Houston, TX, 77060, Attn: Treasurer. We will revise our projected payment schedule upon a change in circumstances (as defined above), and holders that desire a copy of any revised projected payment schedule may do so by contacting us at the same address.

        Under the VRDI regulations, the OID allocable to an accrual period must be increased (or decreased) if the interest actually paid or accrued during an accrual period exceeds (or is less than) the interest assumed to be paid or accrued during the accrual period under the equivalent fixed rate debt instrument.

        The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

  Sale or Other Taxable Disposition of the Notes

        A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or a tax-free transaction), redemption, retirement or other taxable disposition of a note (or a PIK note) equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's adjusted tax basis in the note (or the PIK note). Subject to the partial allocation of basis to PIK notes discussed below, a United States Holder's adjusted tax basis in a note generally will be the United States Holder's cost therefore increased by OID previously included in income and less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Capital losses are subject to limitations on their use.

        Although not free from doubt, your adjusted tax basis in the note should be allocated between the original note and any PIK note received in respect of PIK interest thereon in proportion to their relative principal amounts. Your holding period in any PIK note received in respect of PIK interest would likely be identical to your holding period for the original note with respect to which the PIK note was received.

  Exchange Offer

        Pursuant to the Registration Rights Agreement, we will, under circumstances described under "Exchange Offer; Registration Rights," offer to holders of the notes the opportunity to exchange the notes for a second series of notes (i.e., the exchange notes) that are identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and that are to be registered under the Securities Act. Alternatively, or in addition to effecting the Exchange Offer, under certain circumstances, we will file with the SEC a shelf registration statement to cover certain resales of the notes.

        Neither the exchange of the notes for identical debt securities registered under the Securities Act nor the filing of a shelf registration statement as discussed above will constitute a taxable exchange. As a result, (1) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the notes received should include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

  Information Reporting and Backup Withholding

        A United States Holder may be subject to a backup withholding tax upon the receipt of interest (including OID) and principal payments on the notes offered hereby or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number,

  •
  furnishes an incorrect TIN,

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends, or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

        United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

  Definition of Non-United States Holders

        A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

  Interest Payments

        Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest (which for purposes of this discussion includes OID) on the notes by us or any paying agent to a non-United States Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that the holder satisfies one of two tests.

        The first test (the "portfolio interest" test) is satisfied if:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock;

  •
  such holder is not a controlled foreign corporation (as defined in the Code) that is related to us, directly or indirectly, through stock ownership;

  •
  such holder is not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" as defined in the Code and provides its name and address (generally on IRS Form W-8BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a "qualified intermediary" and certain conditions are satisfied.

        The second test is satisfied if the non-United States Holder is otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from (or such treaty provides for a reduced rate of) U.S. federal withholding tax, and such holder or its agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption or reduction) claiming the exemption or reduction on the form.

        The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

        Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

  Sale, Exchange or Retirement of the Notes

        Subject to the discussion below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to U.S. federal income tax on any gain realized on any sale, exchange or retirement of the notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and certain other conditions are satisfied.

  Effectively Connected Income

        The preceding discussion assumes that the interest or gain from a disposition of the notes received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder's investment in a note is effectively connected with such trade or business:

  •
  Such holder will be exempt from the 30% withholding tax on the interest (including OID) (provided appropriate certification is provided, generally on IRS Form W-8ECI) and will instead generally be subject to regular U.S. federal income tax on any interest (including OID) and gain with respect to the notes in the same manner as if it were a United States Holder.

  •
  If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty).

  •
  If such holder is eligible for the benefits of an income tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

        A non-United States Holder will not be considered to be engaged in a U.S. trade or business solely by reason of holding notes.

  Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-United States holder the amount of interest (including OID) paid to that holder and the tax withheld, if any, from those payments of interest (including OID). These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those interest payments and withholding, if any, may also be made available to the tax authorities in the country in which the non-US holder is a resident under the provisions of an applicable income tax treaty or agreement.

        A non-United States Holder generally will not be subject to additional information reporting or to backup withholding at the applicable rate (currently 28%) with respect to payments of interest on the notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of the notes to or through a US office of any broker, as long as the holder:

  •
  has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-US person;

  •
  has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-US person in accordance with Treasury Regulations; or

  •
  otherwise establishes an exemption.

        Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a United States person as described above.

        Non-United States Holders should consult their tax advisors concerning the application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current U.S. Treasury Regulations. In this regard, the current U.S. Treasury Regulations provide that a certification may not be relied on if we know or have reason to know or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, New York, New York.

EXPERTS

        The financial statements of US Oncology Holdings, Inc. and US Oncology, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from August 21, 2004 through December 31, 2004 (Successor) and for the period from January 1, 2004 through August 20, 2004 (Predecessor), included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Holdings and US Oncology's annual, quarterly and current reports and other information are filed with the SEC. After effectiveness of the registration statement of which this prospectus is part, we will continue to file such reports and information with the SEC. Our filings and US Oncology's filings with the SEC are also available to the public from the SEC's website at http://www.sec.gov. These reports do not constitute a part of this prospectus, and we are not incorporating by reference any of the reports we file with the SEC or send to our shareholders. The public may read and copy any reports or other information that we file with the SEC in the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.

        In addition, pursuant to the indenture governing the notes, Holdings has agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holdings will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC of Forms 10-Q and 10-K, if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes Holdings' financial condition and results of operation and Holdings' consolidated subsidiaries and, with respect to the annual information only, a report thereon by Holdings' certified independent accountant and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, Holdings will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, Holdings has agreed that, for so long as any notes remain outstanding, Holdings will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006 and 2005	F-6

Consolidated Statement of Operations and Comprehensive Income for the years ended December 31, 2006 and December 31, 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor)	F-7

Consolidated Statement of Stockholders' Equity for the years ended December 31, 2006 and December 31, 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor)	F-8

Consolidated Statement of Cash Flows for the years ended December 31, 2006 and December 31, 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor)	F-12
Notes to Consolidated Financial Statements	F-14
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheet as of March 31, 2007 and December 31, 2006	F-64
Condensed Consolidated Statement of Operations and Comprehensive Income for the three months ended March 31, 2007 and March 31, 2006	F-65
Condensed Consolidated Statement of Stockholders' Equity at December 31, 2006 and March 31, 2007	F-66
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2007 and March 31, 2006	F-67
Notes to Condensed Consolidated Financial Statements	F-68

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of US Oncology Holdings, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of US Oncology Holdings, Inc. and its subsidiaries (the "Successor") at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and December 31, 2005 and the period from August 21, 2004 through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

PricewaterhouseCoopers LLP
Houston, Texas
February 26, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of US Oncology Holdings, Inc.:

        In our opinion, the accompanying consolidated statements of operations and comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of US Oncology Holdings, Inc. and its subsidiaries (the "Predecessor") for the period from January 1, 2004 through August 20, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Houston, Texas
July 26, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of US Oncology, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of US Oncology, Inc and its subsidiaries (the "Successor") at December 31, 2006 and December 31, 2005 and the results of their operations and their cash flows for the years ended December 31, 2006 and December 31, 2005 and the period from August 21, 2004 through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

PricewaterhouseCoopers LLP
Houston, Texas
February 26, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of US Oncology, Inc.:

        In our opinion, the accompanying consolidated statements of operations and comprehensive income, of stockholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of US Oncology, Inc. and its subsidiaries (the "Predecessor") for the period from January 1, 2004 through August 20, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Houston, Texas
March 11, 2005

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and equivalents	$281,768	$125,838	$281,766	$125,837
Accounts receivable	341,306	347,224	341,306	347,224
Other receivables	105,544	84,654	105,544	84,654
Prepaid expenses and other current assets	21,139	22,531	21,139	22,531
Inventories	78,381	47,679	78,381	47,679
Deferred income taxes	4,268	5,630	4,268	5,630
Due from affiliates	66,674	55,996	67,792	55,996

Total current assets	899,080	689,552	900,196	689,551
Property and equipment, net	393,318	412,334	393,318	412,334
Service agreements, net	240,100	242,687	240,100	242,687
Goodwill	757,870	716,732	757,870	716,732
Other assets	76,126	57,669	68,498	49,743

	$2,366,494	$2,118,974	$2,359,982	$2,111,047

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,397	$10,359	$9,397	$10,359
Accounts payable	198,978	237,963	198,696	237,516
Dividends payable	190,000	—	40,609	—
Due to affiliates	146,683	122,385	303,516	122,385
Accrued compensation cost	26,854	33,772	26,854	33,772
Accrued interest payable	30,965	31,792	24,111	24,938
Income taxes payable	1,842	7,388	10,426	14,222
Other accrued liabilities	32,565	30,938	32,565	30,938

Total current liabilities	637,284	474,597	646,174	474,130
Deferred revenue	8,337	6,971	8,337	6,971
Deferred income taxes	33,520	28,459	32,886	27,863
Long-term indebtedness	1,319,664	1,230,871	1,069,664	980,871
Other long-term liabilities	8,032	7,894	8,032	7,894

Total liabilities	2,006,837	1,748,792	1,765,093	1,497,729
Commitments and contingencies (Note 10)
Minority interests	14,148	13,069	14,148	13,069
Preferred stock Series A, 15,000,000 shares authorized, 13,938,657 shares issued and outstanding, respectively	312,749	292,716	—	—
Preferred stock Series A-1, 2,000,000 shares authorized, 1,948,251 shares issued and outstanding, in 2006	50,797	—	—	—
Stockholders' (deficit) equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 141,021,880 and 119,546,351 shares issued and outstanding, respectively	141	120	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	1	1
Additional paid-in capital	—	61,990	580,740	583,778
Deferred compensation	—	(3,536)	—	(3,536)
Accumulated other comprehensive income, net of tax	951	912	—	—
Retained (deficit) earnings	(19,129)	4,911	—	20,006

Total stockholders' (deficit) equity	(18,037)	64,397	580,741	600,249

	$2,366,494	$2,118,974	$2,359,982	$2,111,047

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	US Oncology Holdings, Inc.				US Oncology, Inc.
	(Successor)
					(Successor)
				(Predecessor)				(Predecessor)
			Period from August 21, 2004 through December 31, 2004				Period from August 21, 2004 through December 31, 2004
	Year ended December 31,			Period from January 1, 2004 through August 20, 2004	Year ended December 31,			Period from January 1, 2004 through August 20, 2004
	2006	2005			2006	2005
Product revenue	$1,822,141	$1,615,943	$490,222	$901,616	$1,822,141	$1,615,943	$490,222	$901,616
Service revenue	989,242	902,617	343,771	524,238	989,242	902,617	343,771	524,238

Total revenue	2,811,383	2,518,560	833,993	1,425,854	2,811,383	2,518,560	833,993	1,425,854
Cost of products	1,753,638	1,545,588	460,946	839,774	1,753,638	1,545,588	460,946	839,774
Cost of services:
Operating compensation and benefits	458,006	418,102	143,142	244,168	458,006	418,102	143,142	244,168
Other operating costs	274,665	245,630	100,987	144,220	274,665	245,630	100,987	144,220
Depreciation and amortization	69,351	67,414	21,096	37,375	69,351	67,414	21,096	37,375

Total cost of services	802,022	731,146	265,225	425,763	802,022	731,146	265,225	425,763
Total cost of products and services	2,555,660	2,276,734	726,171	1,265,537	2,555,660	2,276,734	726,171	1,265,537
General and administrative expense	77,180	72,357	30,159	40,676	76,948	72,008	30,159	40,676
Compensation expense under long-term incentive plan	—	14,507	—	—	—	14,507	—	—
Merger-related charges	—	—	8,330	9,625	—	—	8,330	9,625
Depreciation and amortization	13,983	17,504	6,254	13,198	13,983	17,504	6,254	13,198

	2,646,823	2,381,102	770,914	1,329,036	2,646,591	2,380,753	770,914	1,329,036
Income from operations	164,560	137,458	63,079	96,818	164,792	137,807	63,079	96,818
Other income (expense):
Interest expense, net	(117,088)	(102,543)	(27,842)	(10,931)	(92,870)	(84,174)	(27,842)	(10,931)
Minority interests	(2,388)	(2,003)	(106)	20	(2,388)	(2,003)	(106)	20
Loss on early extinguishment of debt	—	—	—	(38,272)	—	—	—	(38,272)
Other income	—	—	1,976	622	—	—	1,976	622

Income before income taxes	45,084	32,912	37,107	48,257	69,534	51,630	37,107	48,257
Income tax provision	(18,926)	(13,823)	(15,355)	(21,939)	(27,509)	(20,652)	(15,355)	(21,939)

Net income	$26,158	$19,089	$21,752	$26,318	$42,025	$30,978	$21,752	$26,318

Other comprehensive income:
Change in unrealized gain on cash flow hedge, net of tax	39	912	—	—	—	—	—	—

Comprehensive income	$26,197	$20,001	$21,752	$26,318	$42,025	$30,978	$21,752	$26,318

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands)

	Shares Issued	Par Value	Additional Paid-In Capital	Common Stock to Be Issued	Treasury Stock, at Cost	Retained Earnings	Total
Predecessor:
Balance at December 31, 2003	95,301	$953	$473,800	$21,146	$(102,367)	$184,828	$578,360
Disaffiliation transactions—value of shares to be issued	—	—	(333)	(4,356)	4,436	—	(253)
Delivery from treasury of common stock to be issued	—	—	905	(7,699)	6,795	—	1
Exercise of options to purchase common stock	—	—	32	—	18,694	—	18,726
Tax benefit from exercise of non-qualified stock options	—	—	3,263	—	—	—	3,263
Issuance of common stock options to affiliates	—	—	565	—	—	—	565
Purchase of treasury stock	—	—	—	—	(4,247)	—	(4,247)
Net income for the period January 1, through August 20, 2004	—	—	—	—	—	26,318	26,318

Balance at Merger Date, August 20, 2004	95,301	$953	$478,232	$9,091	$(76,689)	$211,146	$622,733

(Continued on following page)

The accompanying notes are an integral part of this statement.

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Other Comprehensive Income	Retained Earnings (Deficit)	Total
Successor:
Capitalization of Successor company at August 21, 2004	91,784	$92	$91,692	$—	$—	$—	$91,784
Private equity offering proceeds	5,610	6	5,655	—	—	—	5,661
Restricted stock award issuances, net of forfeitures	21,580	21	10,829	(10,850)	—	—	—
Amortization of deferred compensation	—	—	—	4,056	—	—	4,056
Accretion of preferred stock dividends	—	—	—	—	—	(10,768)	(10,768)
Net income for the period August 21, through December 31, 2004	—	—	—	—	—	21,752	21,752

Balance at December 31, 2004	118,974	119	108,176	(6,794)	—	10,984	112,485
Private equity offering proceeds	177	—	176	—	—	—	176
Restricted stock award issuances	390	—	625	(625)	—	—	—
Amortization of deferred compensation	—	—	—	3,883	—	—	3,883
Exercise of options to purchase common stock	5	1	4	—	—	—	5
Dividends paid	—	—	(46,991)	—	—	(2,994)	(49,985)
Accretion of preferred stock dividends	—	—	—	—	—	(22,168)	(22,168)
Accumulated other comprehensive income for unrealized gain on interest rate swap, net of tax	—	—	—	—	912	—	912
Net income	—	—	—	—	—	19,089	19,089

Balance at December 31, 2005	119,546	120	61,990	(3,536)	912	4,911	64,397
Private equity offering proceeds	21,650	22	98,644	—	—	—	98,666
Shares issued in affiliation transactions	70	—	321	—	—	—	321
Restricted stock award issuances	600	—	—	—	—	—	—
Forfeiture of restricted stock awards	(1,146)	(1)	—	—	—	—	(1)
Amortization of deferred compensation	—	—	2,149	—	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—	—
Exercise of options to purchase common stock	302	—	338	—	—	—	338
Dividend declared	—	—	(159,906)	—	—	(30,094)	(190,000)
Accretion of preferred stock dividends	—	—	—	—	—	(20,104)	(20,104)
Accumulated other comprehensive income for unrealized gain on interest rate swap, net of tax	—	—	—	—	39	—	39
Net income	—	—	—	—	—	26,158	26,158

Balance at December 31, 2006	141,022	$141	$—	$—	$951	$(19,129)	$(18,037)

The accompanying notes are an integral part of this statement.

US ONCOLOGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(in thousands)

	Shares Issued	Par Value	Additional Paid-In Capital	Common Stock to Be Issued	Treasury Stock, at Cost	Retained Earnings	Total
Predecessor:
Balance at December 31, 2003	95,301	$953	$473,800	$21,146	$(102,367)	$184,828	$578,360
Disaffiliation transactions—value of shares to be issued	—	—	(333)	(4,356)	4,436	—	(253)
Delivery from treasury of common stock to be issued	—	—	905	(7,699)	6,795	—	1
Exercise of options to purchase common stock	—	—	32	—	18,694	—	18,726
Tax benefit from exercise of non-qualified stock options	—	—	3,263	—	—	—	3,263
Issuance of common stock options to affiliates	—	—	565	—	—	—	565
Purchase of treasury stock	—	—	—	—	(4,247)	—	(4,247)
Net income for the period January 1, through August 20, 2004	—	—	—	—	—	26,318	26,318

Balance at Merger Date, August 20, 2004	95,301	$953	$478,232	$9,091	$(76,689)	$211,146	$622,733

(Continued on following page)

The accompanying notes are an integral part of this statement.

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Total
Successor:
Capitalization of Successor company at August 21, 2004	100	$1	$517,774	$—	$—	$517,775
Private equity offering proceeds	—	—	38,740	—	—	38,740
Restricted stock award issuances, net of forfeitures	—	—	10,850	(10,850)	—	—
Amortization of deferred compensation	—	—	—	4,056	—	4,056
Net income for the period August 21, through December 31, 2004	—	—	—	—	21,752	21,752

Balance at December 31, 2004	100	1	567,364	(6,794)	21,752	582,323
Contribution of private equity offering proceeds	—	—	899	—	—	899
Contribution of restricted stock award issuances	—	—	625	(625)	—	—
Amortization of deferred compensation	—	—	—	3,883	—	3,883
Dividend paid	—	—	—	—	(32,724)	(32,724)
Contribution of expenses associated with Holdings debt offering, net	—	—	14,890	—	—	14,890
Net income	—	—	—	—	30,978	30,978

Balance at December 31, 2005	100	1	583,778	(3,536)	20,006	600,249
Contribution of shares issued in affiliation transactions	—	—	321	—	—	321
Amortization of deferred compensation	—	—	2,149	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—
Dividend declared	—	—	(2,031)	—	(38,578)	(40,609)
Dividend paid	—	—	(260)	—	(23,453)	(23,713)
Contribution of proceeds from exercises of options to purchase common stock	—	—	319	—	—	319
Net income	—	—	—	—	42,025	42,025

Balance at December 31, 2006	100	$1	$580,740	$—	$—	$580,741

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	US Oncology Holdings, Inc.				US Oncology, Inc.
	(Successor)
					(Successor)
				(Predecessor)				(Predecessor)
	Year ended December 31,		Period from August 21, 2004 through December 31, 2004		Year ended December 31,		Period from August 21, 2004 through December 31, 2004
				Period from January 1, 2004 through August 20, 2004				Period from January 1, 2004 through August 20, 2004
	2006	2005			2006	2005
Cash flows from operating activities:
Net income	$26,158	$19,089	$21,752	$26,318	$42,025	$30,978	$21,752	$26,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	90,628	91,870	27,350	50,573	89,896	91,322	27,350	50,573
Deferred income taxes	4,422	8,164	14,876	7,371	4,422	8,164	14,876	7,371
Non-cash compensation expense	2,149	3,883	4,056	65	2,149	3,883	4,056	65
Gain on sale of assets	(196)	—	—	(105)	(196)	—	—	(105)
Minority interest expense	2,388	2,003	106	(20)	2,388	2,003	106	(20)
Loss on early extinguishment of debt, net	—	—	—	38,272	—	—	—	38,272
(Increase) Decrease in:
Accounts and other receivables	(42,073)	(30,183)	38,453	(39,151)	(42,073)	(30,183)	38,452	(39,151)
Prepaid expenses and other current assets	1,235	(5,975)	(18,655)	(28,352)	1,235	(5,975)	(18,655)	(28,352)
Inventories	(30,178)	(42,599)	8,122	(5,721)	(30,178)	(42,599)	8,122	(5,721)
Other assets	3,206	(641)	(7,317)	(396)	3,206	(872)	(7,317)	(396)
Increase (Decrease) in:
Accounts payable	(39,882)	57,060	(15,027)	35,525	(39,717)	56,613	(15,027)	35,525
Due from/to affiliates	14,713	11,471	14,355	23,578	13,949	11,471	14,355	23,578
Income taxes receivable/payable	(5,565)	4,035	(10,515)	14,003	3,021	10,867	(10,515)	14,003
Other accrued liabilities	(6,488)	(4,263)	14,189	9,689	(6,488)	(11,117)	14,189	9,689

Net cash provided by operating activities	20,517	113,914	91,745	131,649	43,639	124,555	91,744	131,649
Cash flows from investing activities:
Acquisition of property and equipment	(82,571)	(84,200)	(30,013)	(50,339)	(82,571)	(84,200)	(30,013)	(50,339)
Net payments in affiliation transactions	(3,630)	(8,741)	—	—	(3,630)	(8,741)	—	—
Net proceeds from sale of assets	9,261	—	—	—	9,261	—	—	—
Acquisition of business, net of cash acquired	(31,378)	—	—	—	(31,378)	—	—	—
Investment in unconsolidated subsidiary	(2,450)	—	—	—	(2,450)	—	—	—
Proceeds from sale of real estate interests in joint venture	—	900	—	—	—	900	—	—
Proceeds from contract separations	—	1,807	7,129	—	—	1,807	7,129	—
Purchase of common stock and outstanding options in connection with business acquisition	—	—	(1,172,956)	—	—	—	—	—

Net cash used in investing activities	(110,768)	(90,234)	(1,195,840)	(50,339)	(110,768)	(90,234)	(22,884)	(50,339)

(Continued on following page)

	US Oncology Holdings, Inc.				US Oncology, Inc.
	(Successor)
					(Successor)
				(Predecessor)				(Predecessor)
	Year ended December 31,		Period from August 21, 2004 through December 31, 2004		Year ended December 31,		Period from August 21, 2004 through December 31, 2004
				Period from January 1, 2004 through August 20, 2004				Period from January 1, 2004 through August 20, 2004
	2006	2005			2006	2005
Cash flows from financing activities:
Proceeds from Term Loan	100,000	—	400,000	—	100,000	—	400,000	—
Proceeds from Senior Floating Rate Notes	—	250,000	—	—	—	—	—	—
Proceeds from Senior Subordinated Notes	—	—	575,000	—	—	—	575,000	—
Proceeds from other indebtedness	4,522	13,574	—	—	4,522	13,574	—	—
Repayment of Term Loan	(1,000)	(17,912)	—	—	(1,000)	(17,912)	—	—
Repayment of Credit Facility	—	—	(68,277)	—	—	—	(68,277)	—
Repayment of Senior Subordinated Notes	—	—	(172,000)	—	—	—	(172,000)	—
Repayment of other indebtedness	(5,051)	(6,528)	(5,957)	(10,336)	(5,051)	(6,528)	(5,957)	(10,336)
Debt financing costs	(714)	(7,953)	(50,045)	—	(714)	(753)	(50,045)	—
Net distributions to parent	—	—	—	—	(23,713)	(17,834)	—	—
Distributions to minority interests	(2,320)	(1,743)	—	—	(2,320)	(1,743)	—	—
Contributions from minority interests	1,015	1,414	—	—	1,015	1,414	—	—
Issuance of stock, net of offering costs	149,391	901	347,840	—	—	—	347,840	—
Advance from parent	—	—	—	—	150,000	899	—	—
Net payments in lieu of stock issuance upon contract separation	—	—	(12,033)	—	—	—	(12,033)	—
Payment of dividends on preferred stock	—	(200,015)	—	—	—	—	—	—
Payment of dividends on common stock	—	(49,985)	—	—	—	—	—	—
Purchase of Treasury Stock	—	—	—	(4,247)	—	—	—	(4,247)
Purchase of common stock and outstanding options in connection with business acquisition	—	—	—	—	—	—	(1,172,956)	—
Proceeds from exercise of stock options	338	5	—	18,726	—	—	—	—
Contributions of proceeds from exercise of stock options	—	—	—	—	319	—	—	18,726

Net cash provided by (used in) financing activities	246,181	(18,242)	1,014,528	4,143	223,058	(28,883)	(158,428)	4,143
Increase (decrease) in cash and cash equivalents	155,930	5,438	(89,567)	85,453	155,929	5,438	(89,568)	85,453
Cash and cash equivalents:
Beginning of period	125,838	120,400	209,967	124,514	125,837	120,399	209,967	124,514

End of period	$281,768	$125,838	$120,400	$209,967	$281,766	$125,837	$120,399	$209,967

Interest paid	$114,740	$91,004	$3,053	$19,303	$90,250	$80,911	$3,053	$19,303
Taxes paid (refunded)	20,029	875	(9,214)	667	20,029	437	(9,214)	667
Non-cash investing and financing transactions:
Assets capitalized under capital leases	—	13,425	—	—	—	13,425	—	—
Accretion of dividends on preferred stock	20,104	22,168	10,768	—	—	—	—	—
Delivery of common stock in affiliation transactions	321	—	—	1,278	321	—	—	1,278

The accompanying notes are an integral part of this statement.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS

        US Oncology Holdings, Inc. ("Holdings") was formed in March, 2004. Currently, its principal assets are 100% of the shares of common stock of US Oncology, Inc. ("US Oncology"). Holdings and US Oncology and their subsidiaries are collectively referred to as the "Company." Holdings conducts all of its business through US Oncology and its subsidiaries which provide comprehensive services to a network of affiliated practices, made up of 1,067 affiliated physicians in 425 locations, with the mission of expanding access to and improving the quality of cancer care in local communities. The services we offer include:

  •
  Medical Oncology Services.  Under its comprehensive service arrangements, the Company acts as the exclusive manager and administrator for non-medical business functions connected with its affiliated practices. As such, the Company is responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, information systems and capital allocation to facilitate growth in practice operations. The Company also purchases and manages specialty oncology pharmaceuticals for its affiliated practices. Annually, the Company is responsible for purchasing, delivering and managing more than $1.8 billion of pharmaceuticals through a network of 45 licensed pharmacies, 120 pharmacists and 299 pharmacy technicians.

  •
  Cancer Center Services.  The Company develops and manages comprehensive, community-based cancer centers, which integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy. The Company has developed and operates 91 community-based radiation facilities, including 80 integrated cancer centers that include medical oncology and radiation oncology operations, and 11 radiation-only facilities. The Company also has installed and manages 33 Positron Emission Tomography ("PET") systems including 12 Positron Emission Tomography/Computerized Tomography ("PET/CT") systems. We also provide the comprehensive management and financial services described above in connection with the cancer centers.

  •
  Pharmaceutical Services.  The Company contracts with practices solely for the purchase and management of specialty oncology pharmaceuticals under the oncology pharmaceutical services ("OPS") model, which does not encompass all of the Company's other practice management services. OPS revenues are included in the pharmaceutical services segment. In addition to providing services to network physicians, it capitalizes on the network's size and scope by providing services to pharmaceutical manufacturers and payers, to improve the delivery of cancer care in America.

  •
  Research/Other Services.  The Company facilitates a broad range of cancer research and drug development activities through its network. It contracts with pharmaceutical and biotechnology companies to provide a comprehensive range of services relating to clinical trials. During 2006, we supervised 70 clinical trials, supported by a network of 523 participating physicians in 179 research locations and enrolled 2,723 new patients in research studies.

        The Company provides these services through two business models: the comprehensive services model, under which it provides all of the above services under a single contract with one fee based on overall performance; and our oncology pharmaceutical services ("OPS") model, under which medical oncology practices contract with the Company to purchase the pharmaceutical aspects of medical oncology services and/or cancer research services, each under a separate contract, with a separate fee methodology for each service. Most of the Company's revenues, 89.1% during 2006, are derived under the comprehensive services model.

NOTE 2—MERGER AND RELATED TRANSACTIONS

        In March, 2004, Holdings and its wholly owned subsidiary, Oiler Acquisition Corp., entered into a merger agreement with US Oncology pursuant to which Oiler Acquisition Corp. was to merge with and into US Oncology, with US Oncology continuing as the surviving corporation.

        On August 20, 2004, the merger transaction was consummated and US Oncology became a wholly owned subsidiary of Holdings. The merger transaction was valued at approximately $1.6 billion. In the transaction, all of the former stockholders of US Oncology (other than Welsh, Carson, Anderson & Stowe IX, L.P., ("WCAS"), its affiliates, and certain members of management and continuing shareholders) received $15.05 per share in cash for common stock of US Oncology. Holders of stock options issued by US Oncology received cash equal to (i) $15.05 minus the exercise price of the option multiplied by (ii) the number of shares subject to the options. Physicians who were entitled to receive shares of common stock at future dates as part of the consideration for affiliating with US Oncology received $15.05 per share of such stock, in cash, at the time of the merger. After the merger, US Oncology's common stock was delisted from the NASDAQ Stock Market and US Oncology became a privately-held company. The merger and related transactions are referred to in this report as the "Merger" or "August 2004 Transactions."

        The funds necessary to consummate the August 2004 Transactions were approximately $1,570.5 million, including approximately $1,185.0 million to pay the then current stockholders, option holders and holders of outstanding rights to receive shares of US Oncology's common stock pursuant to delayed share delivery agreements and all amounts due under the merger agreement, approximately $281.1 million to repay existing indebtedness and approximately $104.4 million to pay related fees of approximately $50.1 million and expenses of approximately $54.3 million. Prior to the merger, 14,307,501 shares of US Oncology's common stock then owned by WCAS and its affiliates, with a fair value of $215.3 million, were contributed to Holdings in exchange for shares of common and preferred participating stock in Holdings. Upon consummation of the Merger, those shares were cancelled without payment of any merger consideration.

        The August 2004 Transactions were financed by:

  •
  a cash common and preferred equity investment in Holdings by WCAS and its related equity investors of $302.4 million, which funds were contributed to US Oncology;

  •
  the borrowing by US Oncology of $400.0 million in term loans under a new senior secured credit facility;

  •
  $245.0 million of cash on hand at the closing date; and

  •
  the issuance by US Oncology of $300.0 million aggregate principal amount of senior notes and $275.0 million aggregate principal amount of senior subordinated notes.

        The August 2004 Transactions were accounted for under the purchase method of accounting prescribed in Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," ("SFAS No. 141"), with intangible assets recorded in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). The purchase price, including transaction-related fees, was allocated to the Company's tangible and identifiable intangible assets and liabilities based upon estimates of fair value, with the remainder allocated to goodwill.

        The following table summarizes the purchase price of the August 2004 Transactions (in millions):

Cash and equity contributed by WCAS and affiliates	$517.8
Total liabilities assumed	1,321.8
Fair value of assets acquired	(1,109.2)

Excess purchase price (goodwill)	$730.4

        In accordance with the provision of SFAS No. 142, no amortization of indefinite-lived intangible assets or goodwill is recorded.

        Subsequent to the initial capitalization of the Company, additional capital contributions of $39.8 million were received. The contributions represent the proceeds from private equity offerings to certain affiliated physicians and employees ($33.0 million) and to certain members of management ($6.8 million).

        In connection with the August 2004 Transactions the Company incurred merger-related charges of $56.2 million. This amount includes loss on early extinguishment of debt of $38.3 million and merger-related expenses of $17.9 million. Included in merger-related charges are legal costs of $3.8 million, advisory fees of $6.0 million and other fees and expenses of $8.1 million. Merger-related charges, including early extinguishment of debt, amounted to $47.9 million for the predecessor period compared to $8.3 million for the successor period.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. The Company has determined that none of its existing service agreements meet the requirements for consolidation under accounting principles generally accepted in the United States of America. Specifically, the Company does not have an equity ownership interest in any of the practices managed under any service agreement. Furthermore, the Company's service agreements specifically do not give the Company "control" as described in EITF No. 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements" which would be required for the Company to consolidate the managed practices based upon such service agreements. We record minority interest associated with consolidated subsidiaries that are less than 100% owned.

  Basis of presentation

        The Company's results of operations prior to the Merger are presented separately in the financial statements as "Predecessor" financial statements, while the results of operations following the Merger are presented as "Successor" financial statements.

  Reclassifications

        Certain previously reported financial information has been reclassified to conform to the current presentation. Such reclassifications did not materially affect the Company's financial condition, net income or cash flows.

  Use of estimates

        The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities.

        Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates. Among the factors that may be considered by management in these processes include: choosing a particular accounting principle from a range of accounting policies permitted by GAAP, expected rates of business and operational change, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in the selection of estimates which could be viewed as conservative or aggressive—based upon the quantity, quality and risks relating to the estimate, possible variability that might be expected in the actual outcome and the factors considered in developing the estimate. Because of inherent uncertainties in this process, actual future amounts will differ from those estimated amounts used in the preparation of the financial statements.

  Revenues

        The Company derives revenue primarily in four areas:

  •
  Comprehensive service revenues.  Under the comprehensive services model, the Company recognizes revenues from amounts it bills and collects on behalf of affiliated practices, which are reduced by the amounts retained by those practices under its contracts. Service fee revenue for comprehensive services is recorded when services are rendered based on established or negotiated rates, net of contractual adjustments and allowances for doubtful accounts and amounts retained by practices. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined.

  •
  Oncology pharmaceutical service revenues.  Under the Company's OPS agreements, the Company bills practices on a monthly basis for services rendered. These revenues include payment for all of the pharmaceutical agents used by the practice for which the Company must pay the pharmaceutical manufacturers and a service fee for the pharmacy-related services provided by the Company.

  •
  GPO, data and other pharmaceutical service revenues.  The Company receives fees from pharmaceutical companies for acting as a group purchasing organization ("GPO") for its affiliated practices, and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data the Company collects, compiles and analyzes, as well as fees for other services provided to pharmaceutical companies including reimbursement support.

  •
  Clinical research revenues.  The Company receives fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

Comprehensive service revenues

        For both product and service revenues under the comprehensive service model, the Company recognizes revenue when the fees are earned and are deemed realizable based upon the contractual amount of such fees. Product revenues are recognized as drugs are dispensed by affiliated physician practices. Service fee revenues are recognized when the fees are deemed determinable and realizable, which is typically as these services are provided. Revenue is based upon established or negotiated rates, net of contractual adjustments, allowances for doubtful accounts and amounts to be retained by affiliated practices.

        On a monthly basis, under comprehensive service arrangements, fees are paid to the Company and adjustments are made to its fees to reconcile prior estimates to actual amounts. Adjustments are recognized as increases or reductions in revenue in the period they become known. Such reconciliation would also occur upon termination of a contract. Historically, the effect of these adjustments has not been material.

        Under the comprehensive services model, the revenue recognized includes specific reimbursements related to practice operations and an additional fee based upon practice performance. In recognizing revenue, the Company takes into consideration the priority of payments relating to amounts retained by practices. The Company does not recognize revenue to the extent funds are unavailable to pay such fees as a result of such priority of payments.

        Approximately 86.7% of the Company's 2006 revenue was derived from practices under earnings model service agreements. Under this model, the Company receives a service fee that includes an amount equal to the direct expenses associated with operating the practice plus an amount that is calculated based on the service agreement for each of the practices. The direct expenses include rent, depreciation, amortization, provision for uncollectible accounts, pharmaceutical expenses, medical supply expenses, interest, and salaries and benefits of non-physician employees who support the practices. The direct expenses do not include salaries and benefits of physicians. The non-expense reimbursement related portion of the service fee is a percentage, ranging from 15% to 30%, of the earnings before income taxes of the affiliated practice subject to certain adjustments relating to practice efficiency in the deployment of capital and use of our pharmaceuticals distribution function. The earnings of an affiliated practice are determined by subtracting the direct expenses from its revenues.

        Approximately 2.4% of the Company's 2006 revenue was derived from practices currently managed under agreements in which its fee was calculated under the net revenue model or, as required in some states, on a fixed management fee basis. Under the net revenue model service agreements, affiliated practices are permitted to retain a specified amount, typically 23% of the practice's net revenue, for payment of physician salaries. Payment of such salaries is given priority over payment of the Company's service fee. To the extent available, the Company receives a service fee, which typically includes all practice costs (other than amounts retained by the physicians), a fixed fee, a percentage fee (in most states) and, if certain financial and performance criteria are satisfied, a performance fee. The net revenue model does not appropriately align the Company's and affiliated practices' economic incentives, since the parties do not have similar motivation to control costs or efficiently utilize capital. For this reason, the Company has sought to convert net revenue model practices to the earnings model since 2001 and does not enter into new affiliations under the net revenue model. In April 2006, the Company terminated the service agreement with its last large remaining net revenue model practice.

        A portion of the Company's revenue under its comprehensive service arrangements and its revenue with OPS affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. The Company's remaining revenues under its comprehensive service arrangements and its revenues from GPO fees, data fees and research fees are reported as service revenues. Physician practices that enter into comprehensive service agreements with the Company receive pharmaceutical products and a broad range of services. These products and services represent multiple deliverables rendered under a single contract, with a single fee. The Company has analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component. For revenue recognition purposes, the product revenues and service revenues have each been accounted for separately under the guidance in EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables."

        In a minority of the Company's comprehensive services arrangements, if the affiliated practice were to incur losses prior to the payment of any physician compensation during a quarter, the Company would be required to bear a portion of those losses up to the amount of the performance-based portion of the fee recognized in previous quarters during the year. This reduction would be reported as a reduction in fees from that practice in the quarter during which such losses were incurred. Historically, no practice has incurred losses resulting in such a reduction.

Oncology pharmaceutical services revenues

        Under its OPS arrangements, the Company recognizes revenue as drugs are accepted by the affiliated practices. The Company recognizes revenue based upon the cost of pharmaceuticals purchased by the affiliated practice plus a fee for pharmaceutical services. Such amounts are recorded as product revenues and the related costs are included as cost of products. The Company recognizes revenue for admixture services as those services are performed.

GPO, data and other service revenues

        The Company receives group purchasing organization ("GPO") fees for providing services to pharmaceutical manufacturers and other suppliers. The Company recognizes revenue for GPO fees as it performs the services. GPO fees are distinct from discounts and rebates in that they are not passed back to affiliated practices and are paid to the Company for identifiable services provided to the drug supplier rather than in respect of drug purchases. The Company also provides suppliers with, among other things, data relating to, and analysis of, pharmaceutical use by affiliated practices, access to electronic order entry software from its pharmacy locations and physician practice sites, contract management services and other informational services. GPO fees are accounted for in accordance with EITF No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor."

Clinical research revenues

        Research revenue is derived from services provided to pharmaceutical companies and other trial sponsors and includes the initial activity to begin the research trial, patient enrollment and completion of the treatment cycle. Revenue is recognized as the Company performs its obligations related to such research. On occasion, the Company receives an upfront fee related for administrative services necessary to perform the research trial. These amounts are deferred and recognized over the duration of the trial as services are rendered.

Product Revenues

        Product revenues consist of sales of pharmaceuticals to practices in connection with comprehensive service agreements or the OPS model. Under all its arrangements with affiliated practices, the Company furnishes the practice with pharmaceuticals and supplies. In certain cases, the Company takes legal title to the pharmaceuticals and resells them to practices. In other cases, title to the pharmaceuticals passes directly from the supplier to the practices under arrangements negotiated and managed by the Company pursuant to its service agreements with practices. The Company has analyzed its contracts with physician practices and suppliers of pharmaceutical products purchased pursuant to its arrangements with affiliated practices and determined that, in all cases, it acts as a principal within the meaning of EITF Issue No. 99-19, "Reporting Gross Revenue as a Principal vs. Net as an Agent." For this reason, the Company recognizes the gross amounts from pharmaceuticals as revenue because the Company (i) has separate contractual relationships with affiliated practices and with suppliers of pharmaceuticals products under which it is the primary obligor, and has discretion to select those suppliers (ii) is physically responsible for managing, ordering and processing the pharmaceuticals until they are used by affiliated practices, (iii) bears the carrying cost and maintains the equipment, staff and facilities used to manage the inventory of pharmaceuticals, (iv) manages the overall pharmaceutical program, including management of admixture and implementation of programs to minimize waste, enhance charge capture, and otherwise increase the efficiency of the operations of affiliated practices, and (v) bears credit risk for the amounts due from affiliated practices.

        Because the Company acts as principal, revenues are recognized as the cost of the pharmaceutical product (which is reimbursed to the Company pursuant to all of its contractual arrangements with physician practices) plus an additional amount. Under the OPS model, this additional amount is the actual amount charged to practices as such services are directly related to and not separable from the delivery of the products. Under the comprehensive services model, the contracts do not provide for a separate fee for supplying pharmaceuticals other than reimbursement of the cost of pharmaceuticals. Accordingly, the additional amount included in product revenue reflects the Company's estimate of the portion of its service fee that represents fair value of product sales. The portion of the service fee allocated to product revenue is based upon the terms upon which the Company offers pharmaceuticals under its OPS model. The Company provides the same services related to delivery and management of pharmaceutical products under its comprehensive service agreements as under its OPS model agreements. Accordingly, the Company believes this allocation is appropriate. Discounts and rebates are deducted from product revenues and costs.

Service Revenues

        Under the Company's comprehensive services arrangements, service fees are recognized and paid on a monthly basis pursuant to contractual terms. The Company's fees are calculated based upon (i) reimbursement of costs incurred by the Company on the affiliated practice's behalf in accordance with the contract terms plus (ii) an additional amount based on performance of the practice that is generally a percentage of earnings before income taxes and physician compensation of the practice for the month. Certain expenses and other allowances included in the calculation of fees are based upon estimates made by the Company. The Company may make certain changes in these estimates in subsequent periods to reflect subsequent events or circumstances. Historically, these changes in estimates have been insignificant. Upon termination of an agreement, fees recognized through the date of termination would not be refundable by the Company, other than a result of such insignificant adjustments as of the date of termination.

Concentration of Revenue

        Changes in the payer reimbursement rates, particularly Medicare and Medicaid, or in affiliated practices' payer mix could materially and adversely affect the Company's revenues. Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices' largest payers. For the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor), the affiliated practices derived approximately 37.8%, 39.0%, 41.3%, and 41.6%, respectively, of their net patient revenue from services provided under the Medicare program (of which 3.0%, 2.1%, 3.3%, and 3.5%, respectively, relates to Medicare managed care programs) and approximately 3.1%, 2.9%, 2.6%, and 2.5%, respectively of their net patient revenue from services provided under state Medicaid programs. During the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor), capitation revenues were less than 1% of total net patient revenue. The Company has one additional payer that represents more than 10% of net revenues. That payer represented 11% of net revenues in 2006 and less than 10% in 2005 and 2004.

        Effective January 1, 2005, Medicare ("Centers for Medicare and Medicaid Services" or "CMS") changed the method by which it reimburses providers for oncology pharmaceuticals administered in physicians' offices. Medicare now pays oncologists the average sales price ("ASP") for drugs plus 6%. Previously, Medicare reimbursed physicians for oncology pharmaceuticals based on average wholesale price ("AWP") minus 15%. This shift in reimbursement methodology represented approximately a 15% reduction in reimbursement paid for oncology pharmaceuticals as of January 1, 2005, as compared to 2004 levels. ASP-based reimbursement is adjusted quarterly, and as a result of these quarterly adjustments, the Company experienced a decline of approximately 7.5% in Medicare reimbursement during the year ended December 31, 2005 and the Company experienced an increase of approximately 1.2% in Medicare reimbursement during the year ended December 31, 2006, over the rate in effect as of December 31, 2005.

        The Company's only service agreement that represents more than 10% of revenue is with Texas Oncology, P.A. ("Texas Oncology"). Texas Oncology accounted for approximately 25% of revenue for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004

(Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor). Set forth below is selected, unaudited financial and statistical information for Texas Oncology (in thousands):

	(Successor)
				(Predecessor)
			Period from August 21, 2004 through December 31, 2004
	Year ended December 31,			Period from January 1, 2004 through August 20, 2004
	2006	2005
Net revenue	$924,131	$828,464	$270,331	$461,079
Service fees paid to the Company:
Reimbursement of expenses	666,049	559,094	186,941	323,579
Earnings component	64,062	67,129	17,830	29,437

Net operating revenue	730,111	626,223	204,771	353,016

Amounts retained by Texas Oncology	$194,020	$202,241	$65,560	$108,063

Physicians associated with Texas Oncology at end of period	257	239	203	198
Cancer centers utilized by Texas Oncology at end of period	38	35	34	34

        The Company's operating margin for the Texas Oncology service agreement was 8.8%, 10.7%, 8.7%, and 8.3%, for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor). Operating margin is computed by dividing the earnings component of the service fee by the total service fee.

  Cost of Products

        Cost of products includes the cost of pharmaceuticals, personnel costs for pharmacy staff, shipping and handling fees and other related costs. Cost of products is net of rebates earned from pharmaceutical manufacturers and cash discounts, if any. Rebates receivable from pharmaceutical manufacturers are accrued in the period earned by multiplying rebate eligible drug purchases of affiliated practices by the estimated contractually agreed manufacturer rebate amount. Rebate estimates are revised to actual, with the difference recorded to cost of products, upon billing to the manufacturer, generally 30 days subsequent to the end of the applicable quarter, based upon usage data. The effect of adjustments to estimates, resulting from the reconciliation of rebates recorded to actual amounts billed has not historically been material to the Company's results of operations. Cash discounts for prompt payments to manufacturers are recognized as a reduction to cost of products when payment for the related pharmaceutical purchases are made.

  Cost of Services

        Cost of services consists principally of personnel costs, lease costs or depreciation for real estate and equipment used in providing the service and other operating costs.

  Cash and Cash equivalents

        The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

  Accounts receivable

        Reimbursements relating to healthcare accounts receivable, particularly governmental receivables, are complex, change frequently and could in the future adversely impact our ability to collect accounts receivable and the accuracy of our estimates.

        To the extent we are legally permitted to do so, we purchase accounts receivable generated by treating patients from our comprehensive services affiliated practices. We purchase these receivables at their estimated net realizable value, which in management's judgment is the amount that we expect to collect, taking into account contractual agreements that reduce gross fees billed and allowances for accounts that may otherwise be uncollectible. For accounts receivable that we are not legally permitted to purchase (generally receivables from government payers), we lend an amount equal to the net realizable value of such receivables to the practice, secured by the applicable receivable and payable from proceeds of collecting such receivables. Whether receivables are purchased or funds are advanced in the form of a loan, such amounts appear on our balance sheet as accounts receivable. If we determine that accounts are uncollectible after purchasing them from a practice, our contracts require the practice to reimburse us for the additional uncollectible amount. Such reimbursement reduces the practice's earnings for the applicable period. Because our management fees are partly based upon practice earnings, this adjustment would also reduce our service fees. Typically, the impact of adjustments such as these on our fees is not significant.

        We maintain decentralized billing systems and continue to upgrade and modify those systems. We take this into account as we evaluate the realizability of receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers, such as recent changes in Medicare reimbursement.

        The Company's accounts receivable are a function of net patient revenue of the affiliated practices rather than the Company's revenue. Receivables from the Medicare and state Medicaid programs accounted for approximately 45.5% of the Company's gross trade receivables for the year ended December 31, 2006 and are considered to have minimal credit risk. No other payer accounted for more than 10.0% of accounts receivable for the years ended December 31, 2006 or 2005.

        Accounts receivable also include amounts due from practices affiliated under the OPS model which relate primarily to their purchases of pharmaceuticals.

  Other receivables

        Other receivables consist of amounts due from pharmaceutical manufacturers and other miscellaneous receivables. Rebates are accrued based upon internally monitored usage data and expectations of usage during the measurement period for which rebates are accrued, in accordance with EITF No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." Rebate estimates accrued prior to invoicing manufacturers (which generally occurs 10-30 days after the end of the measurement period) are revised to reflect actual usage data for the measurement period invoiced. For certain agreements, the Company records market share rebates at the time it invoices the manufacturer, as information necessary to reliably assess whether such amounts will be earned is not available until that time. Billings are subject to review, and possible adjustment, by the manufacturer. Adjustments to estimates of rebates earned, based on manufacturers' review of the billings, have not been material to the Company's financial position or results of operations.

        At December 31, 2006 and 2005, other receivables include amounts due from one manufacturer that represent 17.3% and 15.5%, respectively, of the Company's total receivables (including accounts receivable and other receivables).

  Prepaid expenses and other current assets

        Prepaid expenses and other current assets consist of prepaid expenses, such as insurance, and certain other assets expected to be realized within one year.

  Inventories

        Inventories consist of pharmaceutical drugs and are stated at the lower of cost, using the average cost method, or market. Inventory quantities are determined from physical counts.

  Due from and to affiliates

        The Company has advanced to certain of its practices amounts needed for working capital purposes, primarily to purchase pharmaceuticals. In addition, from time to time the Company advances funds to assist with the development of new markets, to support the addition of physicians, and support the development of new services. Depending on the terms of specific transactions, certain advances bear interest at a market rate which may be based on either the prime interest rate or at the Company's average cost of capital. These advances are unsecured and are repaid in accordance with the terms of the agreement evidencing the advance.

        Amounts due from affiliates are reviewed when events or changes in circumstances indicate their recorded amount may not be recoverable. If the review indicates that the anticipated recoverable amount is less than the carrying value, the Company's carrying value of the asset is reduced accordingly.

        Amounts due to affiliates represent amounts to be retained by affiliated practices under comprehensive service agreements.

  Property and equipment

        Property and equipment is stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of (i) three to ten years for computers and software, clinical equipment, and furniture and fixtures, (ii) the lesser of ten years or the remaining lease term for leasehold improvements and (iii) twenty-five years for buildings. These lives reflect management's best estimate of the respective assets' useful lives, and subsequent changes in operating plans or technology could result in future impairment charges to these assets. Interest costs incurred during the construction of major capital additions, primarily cancer centers, are capitalized.

        Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statements of Operations and Comprehensive Income.

  Service agreements, net

        Service agreements represent the value of the Company's rights to manage practices. In connection with the August 2004 Transactions, existing service agreements were recorded at their estimated fair value based upon an independent valuation. Subsequent additions have been recorded for consideration paid by the Company for practices to enter into long-term service agreements. Consideration paid may include the assumption of certain liabilities, the estimated value of nonforfeitable commitments by the Company to issue common stock at specified future dates for no additional consideration, short-term and subordinated notes, cash payments and related transaction costs.

        During the initial terms of the agreements, the affiliated practices have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. The Company amortizes these costs on a straight-line basis over the lesser of the term of each agreement or 20 years (Successor) and 25 years (Predecessor). Should these agreements be terminated prior to their full amortization, the Company may experience a charge to its operating results for the unamortized portion of the service agreement intangible assets. Under the service agreements, the Company is the exclusive provider of certain services to its affiliated practices which include providing facilities, management information systems, clinical research services, personnel management and strategic, financial and administrative services. Specifically, the Company, among other things, (i) develops, constructs and manages free-standing cancer centers which provide for treatment areas and equipment for medical oncology, radiation therapy and diagnostic radiology, (ii) expands diagnostic capabilities of practices through installation and management of PET technology, (iii) coordinates and manages cancer drug research for pharmaceutical and biotechnology companies, (iv) purchases and manages the inventory of cancer-related drugs for affiliated practices, and (v) provides management and capital resources to affiliated practices including data management, accounting, compliance and other administrative services.

        Each service agreement provides for the formation of a policy board for each practice. The policy board meets periodically, approves those items having a significant impact on the affiliated practice and develops the practice's strategic initiatives. The two most significant items reviewed and approved by the policy board are the annual budget for the practice and the addition of facilities, services or physicians. Each service agreement provides a mechanism to adjust the Company's service fee, if a change in law modifies the underlying financial arrangement between the Company and the affiliated practice.

  Impairment of Property and Equipment and Service Agreements, net

        In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", property and equipment that is intended to be held and used by the Company and service agreement intangible assets are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis and, if necessary, recognizes a loss for the difference between the carrying amount and the fair value of the asset. Impairment analysis is subjective and assumptions regarding future growth rates and operating expense levels can have a significant impact on the expected future cash flows and impairment analysis.

  Goodwill

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", the Company tests for the impairment of goodwill on at least an annual basis. The Company's goodwill impairment test involves a comparison of the fair value of each reporting unit with its carrying amount. Fair value is estimated through an independent valuation using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. If the fair value is less than the carrying value, goodwill is considered impaired.

  Other assets

        Other assets consist primarily of deferred debt financing costs, which are capitalized and amortized over the terms of the related debt agreements, an intangible asset relating to customer relationships, acquired as part of the AccessMed purchase in 2006, and a receivable from a former affiliated practice (see Notes 6 and 10 to the Consolidated Financial Statements).

  Income taxes

        The Company reports its consolidated results of operations for federal and state income tax purposes. For operations subject to income taxes, the Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when such differences reverse.

  Stock-based compensation

        Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment ("SFAS 123R"). SFAS 123R requires nonpublic companies that previously used the minimum value method to value options to apply the prospective transition method upon adoption of the standard. Under this method, no compensation expense is recognized for options awarded prior to January 1, 2006, unless these awards are modified subsequent to the adoption of the standard. The Company applied the prospective transition method and the adoption of SFAS 123R did not have a material effect on our financial condition or results of operations. In accordance with the prospective transition method, results for prior periods have not been restated. Upon adopting SFAS 123R, the Company eliminated the unamortized balance of deferred compensation, in the amount of $3.5 million, associated with outstanding restricted share awards to additional paid-in-capital.

        For all awards issued or modified after the adoption of SFAS 123R, compensation expense is recognized in the Company's financial statements over the requisite service period, usually the vesting period, net of estimated forfeitures, based on the fair value as of the grant date. The Company applies the Black-Scholes method to value awards granted after January 1, 2006. Because the Company does not have publicly-traded equity, we have developed a volatility assumption to be used for option valuation based upon an index of publicly-traded peer companies.

        Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based compensation issued to employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. For the year ended December 31, 2005 and the period from August 21, 2004 through December 31, 2004, if we had applied the fair value recognition provisions of FASB No. 123, "Accounting for Stock-Based Compensation", the related effects would have been immaterial to our financial statements.

  Fair value of financial instruments

        The Company's receivables, payables, prepaids and accrued liabilities are current assets and obligations on normal terms and, accordingly, the recorded values are believed by management to approximate fair value. The fair value of indebtedness differs from its carrying value based on current market interest rate conditions as evidenced by market transactions (See Note 7).

  Comprehensive income

        SFAS 130, "Reporting Comprehensive Income" establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders' equity during a period including unrealized fair value adjustments on certain derivative instruments. For the years ended December 31, 2006 and 2005, the Company recorded other comprehensive income, net of tax, totaling $39 thousand and $0.9 million related to an interest rate swap designated as a cash flow hedge. There were no transactions resulting in other comprehensive income for the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor).

  Recent Accounting Pronouncements

        In May, 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 is a replacement of Accounting Principles Board No. 20, "Accounting Changes" and SFAS No. 3 "Reporting Accounting Changes in Interim Financial Statements." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. This pronouncement was adopted beginning in fiscal year 2006 and adoption of the pronouncement had no effect on the Company's financial position or results of operations.

        In June, 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (SFAS 109). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact, if any, that the adoption of FIN 48 will have on the Company's financial position, results of operations and cash flows.

        In September, 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement does not require new fair value measurements, however for some entities, the application of this Statement will change current practice. In developing this Statement, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company will adopt this Statement as required, and adoption is not expected to have a material impact on the Company's results of operations or financial condition.

        In February, 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for our Company's fiscal year beginning January 1, 2008. We have not yet determined the impact, if any, from the adoption of SFAS No. 159.

NOTE 4—AFFILIATIONS AND DISAFFILIATIONS

  Affiliations

        During the years ended December 31, 2006 and 2005, the Company paid $3.6 million and $8.7 million for consideration in affiliation transactions involving comprehensive service agreements. No consideration was paid in the period from August 21, 2004 through December 31, 2004 (Successor) or the period from January 1, 2004 through August 20, 2004 (Predecessor).

  Disaffiliations

        During the period from August 21, 2004 through December 31, 2004 (Successor) and the period from January 1, 2004 through August 20, 2004 (Predecessor), the Company terminated service agreements and disaffiliated with three oncology practices with comprehensive service agreements and one OPS practice. The Company recognized a gain on separation of $2.0 million as a result of these transactions, which is included in other income in the Consolidated Statements of Operations and Comprehensive Income during the period from August 21, 2004 through December 31, 2004 (Successor).

NOTE 5—PROPERTY AND EQUIPMENT

        As of December 31, 2006 and 2005, the Company's property and equipment consisted of the following (in thousands):

	December 31,
	2006	2005
Land	$38,717	$41,736
Buildings and leasehold improvements	208,231	222,880
Furniture and equipment	261,537	207,686
Construction in progress	41,221	30,810

	549,706	503,112
Less accumulated depreciation and amortization	(156,388)	(90,778)

	$393,318	$412,334

        In the third quarter of 2006, the Company recorded an adjustment to certain assets classified as buildings and land that had been incorrectly recorded at the date of the August 20, 2004 merger. To correct this error, the Company reduced the cost of buildings and land by $11.8 million and $1.9 million, respectively, which was offset by an increase to goodwill of $13.7 million in the Consolidated Balance Sheet as of December 31, 2006. In addition, depreciation and amortization expense was reduced by $0.9 million in its consolidated statement of operations for the year ended December 31, 2006 to adjust for the cumulative error in depreciation expense since the August 20, 2004 merger. The correction was recorded in the third quarter of 2006 and management concluded that the impact on prior years was not material.

        During 2006, the Company terminated service agreements and disaffiliated with its last large net revenue model practice. The Company recognized a gain of $0.2 million in connection with the sale of property, plant and equipment to the practice. (See Note 10 to the Consolidated Financial Statements.)

        Amounts recorded as construction in progress at December 31, 2006 and 2005 primarily relate to construction costs incurred in the development of cancer centers for the Company's affiliated practices. Interest costs incurred during the construction of major capital additions, primarily cancer centers, is capitalized. Capitalized interest for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor) was $0.9 million, $0.7 million, $0.4 million, and $0.6 million, respectively.

        Depreciation expense for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor) was $68.5 million, $69.6 million, $20.7 million, and $40.2 million, respectively.

NOTE 6—INTANGIBLE ASSETS AND GOODWILL

        The following table summarizes changes in the Company's service agreement, customer relationship intangible assets and goodwill from December 31, 2005 to December 31, 2006 (in thousands):

	Service Agreements, net	Customer Relationships, net	Goodwill
Balance at December 31, 2004	$255,680	$—	$730,278
Adjustment for new basis	—	—	(13,546)
Practice affiliations	2,950	—	—
Practice disaffiliations and other, net	(996)	—	—
Amortization expense	(14,947)	—	—

Balance at December 31, 2005	242,687	—	716,732
Acquisition of new business	—	4,990	27,451
Adjustment for new basis	—	—	13,687
Practice affiliations	11,740	—	—
Amortization expense	(14,327)	(250)	—

Balance at December 31, 2006	$240,100	$4,740	$757,870

Average of straight-line based amortization period in years as of December 31, 2006	17	10	n/a

        The fair values of the identifiable intangibles acquired and the amount of goodwill recorded as a result of the August 2004 Transactions were determined based on an independent valuation. The allocation of the purchase price was completed during the quarter ended September 30, 2005. As discussed in Note 2, at the time of the August 2004 Transactions, the carrying value of these intangible assets was adjusted to fair value and the related accumulated amortization was eliminated.

        During April, 2006 the Company disaffiliated with a 35 physician net revenue model practice. During the August 2004 Transactions, based on an independent valuation the fair value of this practice was determined to be zero and the carrying value was adjusted accordingly.

        In July, 2006, the Company acquired 100% of the outstanding capital stock of AccessMed Holdings, Inc., the parent company of AccessMed, Inc. (collectively "AccessMed"), for cash consideration of $31.4 million, net of cash acquired. AccessMed is a provider of reimbursement hotline and patient assistance programs and is located in Overland Park, Kansas. The acquisition expands the services offered by the Company to pharmaceutical manufacturers and also allows the Company to centralize the appeals and patient financial assistance processes for affiliated practices. Additional cash consideration of up to $6.0 million could be payable based upon the financial performance of the acquired business for the period from January 1, 2007 through December 31, 2007.

        The total purchase price was allocated to AccessMed's net tangible and identifiable intangible assets based on their estimated fair values. The amount allocated to the value of customer relationship intangible assets was $5.0 million and was classified as other assets in the accompanying Consolidated Balance Sheet. Accumulated amortization relating to customer relationships was $0.3 million at December 31, 2006. The excess of the purchase price over the net assets was recorded as goodwill and amounted to $27.5 million. No goodwill associated with this acquisition is deductible for tax purposes. The operations of AccessMed are a component of our pharmaceutical services segment. The balances included in the Consolidated

Balance Sheet related to the acquisition are based on preliminary information and are subject to change when asset valuations are finalized and the liabilities have been evaluated.

        Accumulated amortization relating to service agreements was $18.9 million and $14.4 million at December 31, 2006 and 2005, respectively.

NOTE 7—INDEBTEDNESS

        As of December 31, 2006 and 2005, the Company's long-term indebtedness consisted of the following (in thousands):

	December 31,
	2006	2005
US Oncology, Inc.
Senior Secured Credit Facility	$479,088	$380,088
9.0% Senior Notes, due 2012	300,000	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	2,825	6,936
Mortgage, capital lease obligations and other	19,148	26,206

	1,079,061	991,230
Less current maturities	(9,397)	(10,359)

	$1,069,664	$980,871

US Oncology Holdings, Inc.
Senior Floating Rate Notes, due 2015	250,000	250,000

	$1,319,664	$1,230,871

        Scheduled maturities of indebtedness for the next five years are as follows (in thousands):

	2007	2008	2009	2010	2011	Thereafter
US Oncology payments due	$9,397	$5,910	$6,020	$235,189	$232,552	$589,993
Holdings payments due	—	—	—	—	—	250,000

        Summarized below are the principal terms of the agreements that govern the Company's outstanding indebtedness.

Senior Secured Credit Facility

        The senior secured credit facility provides for senior secured financing of up to $560.0 million and was increased to $660.0 million during the year ended December 31, 2006. The facility consists of:

  •
  a $160.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. At December 31, 2006, 2005 and 2004, no amounts had been borrowed under the revolving credit facility. As of February 22, 2007, $136.7 million was available for borrowing as the availability had been reduced by outstanding letters of credit amounting to $23.3 million, and

  •
  a $400.0 million term loan facility with a maturity of seven years that was drawn in full in connection with the consummation of the August 2004 Transactions. In July 2006, the term loan was amended to include an additional $100.0 million borrowing that was drawn in full in connection with the July amendment. The amount outstanding under the term loan was $479.1 million as of December 31, 2006. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

        The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at the Company's option, equal to either an alternate base rate or an adjusted LIBOR for a one, two, three or six month interest period chosen by the Company (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Based on the six-month LIBOR at December 31, 2006, borrowings under the revolving credit facility have an effective interest rate of 7.62%. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

        As of December 31, 2006, the alternate base rate is the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. Currently, the applicable margin percentage is a percentage per annum equal to (i) 1.25% for alternate base rate term loans, (ii) 2.25% for adjusted LIBOR term loans, (iii) 1.50% for alternate base rate revolving loans and (iv) 2.50% for adjusted LIBOR revolving loans. The applicable margin percentage under the revolving credit facility and term loan facility are subject to adjustment based upon the ratio of the Company's total indebtedness to the Company's consolidated EBITDA (as defined in the credit agreement). For the years ended December 31, 2006 and 2005 and the period from August 21, 2004 through December 31, 2004 (Successor), the average interest rate was 7.81%, 6.34% and 4.74%, respectively.

        On the last business day of each calendar quarter the Company is required to pay each lender a commitment fee in respect of any unused commitment under the revolving credit facility. The commitment fee is currently 0.50% and is subject to adjustment based upon the ratio of the Company's total indebtedness to the Company's consolidated EBITDA.

        The senior secured credit facility requires scheduled quarterly payments of $1.2 million on the term loan each until June 2010, with the balance paid in four equal quarterly installments thereafter.

        The senior secured credit facility requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

  •
  100% of the net cash proceeds from asset sales, except, in certain cases, when proceeds are reinvested by the Company within a specified period,

  •
  50% of the net cash proceeds from the issuance of certain equity securities by Holdings or US Oncology,

  •
  100% of the net cash proceeds from the issuance of certain debt securities by Holdings or US Oncology, and

  •
  75% (subject to reduction based upon the ratio of the Company's total indebtedness to the Company's consolidated EBITDA) of the Company's annual excess cash flow.

        Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans.

        Indebtedness under the senior secured credit facility is guaranteed by all of US Oncology's current restricted subsidiaries, all of US Oncology's future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology's existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology's capital stock and the capital stock of the guarantor subsidiaries.

        The senior secured credit facility contains the most restrictive covenants related to the Company's indebtedness and requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. The Company may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of "excess cash flow", as defined. No such payment was required for the years ended December 31, 2006 and 2005. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. As of December 31, 2006, the Company is in compliance with all financial covenants related to the Senior Secured Credit Facility.

        In March, 2005, the Company amended its senior secured credit facility to permit the issuance of $250.0 million Senior Floating Rate Notes, due 2015 by Holdings and to use the proceeds to pay a dividend to the stockholders of Holdings. In December, 2006, the Company amended its senior secured credit facility to permit a private offering and the use of the proceeds along with cash on hand for payment of a dividend. (See Note 13 to the Consolidated Financial Statements.)

9.0% Senior Notes and 10.75% Senior Subordinated Notes

        On August 20, 2004, the Company sold $300.0 million in aggregate principal amount of 9% senior notes due 2012 and $275.0 million in aggregate principal amount of 10.75% Senior Subordinated Notes due 2014.

        The 9.0% senior notes mature on August 15, 2012 and bear fixed interest at a rate of 9% per annum, payable semi-annually in arrears on February 15 and August 15. The senior notes are unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by most of the Company's subsidiaries. The 10.75% Senior Subordinated Notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. The senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of the Company's subsidiaries.

        On and after August 15, 2008 and 2009, the Company will be entitled at its option to redeem all or a portion of the senior notes and senior subordinated notes, respectively, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on August 15 of the years set forth below:

	Redemption Price
Period	Senior Notes	Senior Subordinated Notes
2008	104.500%	—
2009	102.250%	105.375%
2010	100.000%	103.583%
2011	100.000%	101.792%
2012 & thereafter	100.000%	100.000%

        Prior to August 15, 2007, the Company may at its option on one or more occasions with the net cash proceeds from certain equity offerings redeem the senior notes or senior subordinated notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 109.00% for the senior notes and 110.75% for the senior subordinated notes plus accrued and unpaid interest to the redemption date.

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes or the senior subordinated notes. However, upon the occurrence of any change of control of the Company, each holder of senior notes or senior subordinated notes shall have the right to require the Company to repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

        The indentures governing the senior notes and senior subordinated notes contain customary events of default and affirmative and negative covenants that, among other things, limit the Company's ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

        The table below compares the carrying value of the senior notes and senior subordinated notes to their fair value based on quoted market prices.

	As of December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
9.0% Senior Notes, due 2012	$300,000	$316,500	$300,000	$321,000
10.75% Senior Subordinated Notes, due 2014	275,000	303,875	275,000	305,250

9.625% Senior Subordinated Notes

        US Oncology issued senior subordinated notes on February 1, 2002 in an original aggregate principal amount of $175.0 million maturing February 2012. Interest on these notes accrues at a fixed rate of 9.625% per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

        In connection with the Merger, US Oncology commenced a tender offer to acquire the outstanding 9.625% senior subordinated notes due 2012, obtain holder consent to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes. Upon the consummation of the Merger, the Company acquired $172.0 million in aggregate principal amount of the Company's existing 9.625% senior subordinated notes, representing approximately 98% of the outstanding principal amount of such notes.

Subordinated Notes

        Subordinated notes were issued to certain physicians with whom we entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2006 bear interest from 6% to 7%, are due in installments through 2013 and are subordinated to senior bank and certain other debt. If the Company fails to make payments under any of the notes, the respective practice can terminate its service agreement with the Company.

Mortgages, Capital Lease Obligations and Other

        In January, 2005, the Company incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in January 2015. In December, 2006, the Company incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in December 2016. As of December 31, 2006, the outstanding balance on all mortgages was $16.6 million.

        Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March, 2006, the Company amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2006 capitalized lease obligations were approximately $2.3 million and relate to cancer centers in which the Company is the sole tenant.

Holdings Senior Floating Rate Notes

        During March, 2005, Holdings issued $250 million Senior Floating Rate Notes, due 2015 ("the Holdings Notes"). The Holdings Notes are senior unsecured obligations that bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years ending March 15, 2007. During the period that the interest expense has been fixed, interest expense will amount to approximately $23.5 million annually, and may be more or less than that amount thereafter.

        Because Holdings' principal asset is its investment in US Oncology, US Oncology plans to provide funds to service this indebtedness through payment of semi-annual dividends to Holdings. During the years ended December 31, 2006 and 2005, US Oncology paid Holdings dividends of $23.5 million and $11.0 million, respectively, to finance the semi-annual interest payments. The terms of the Senior Secured Credit Facility, as well as the indentures governing US Oncology's Senior Notes and Senior Subordinated Notes, and certain other agreements, restrict it and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements do not permit US Oncology to provide Holdings with sufficient distributions to fund interest and principal payments on the Holdings Notes when due, Holdings may default on its notes unless other sources of funding are available. Amounts available under this restricted payments provision amounted to $80.5 million and $83.3 million as of December 31, 2006 and 2005, respectively. Subsequent to December 31, 2006, US Oncology paid a dividend, in the amount of $40.6 million to Holdings, which along with proceeds from a private equity offering, was used to pay a $190.0 million dividend to the Company's shareholders (see Note 13 to the Consolidated Financial Statements).

        The Company may redeem some or all of the Holdings Notes prior to March 15, 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a "make-whole" premium. During the twelve-month periods beginning on March 15, 2007 and March 15, 2008 the Company may redeem some or all of the Holdings Notes at prices equal to 102% and 101%, respectively, of the principal amount plus accrued and unpaid interest. In twelve-month periods beginning on or after March 31, 2009, the Company may redeem some or all of the Holdings Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest.

        The indenture governing the Holdings Notes contains certain covenants that limit, among other things, the Company's ability to incur additional debt, pay dividends, redeem or repurchase capital stock, issue capital stock, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, create liens securing its debt, and sell certain assets or merge with or into other companies.

        Proceeds from the Holdings Notes were used to pay a $250 million dividend to its common and preferred shareholders in 2005. The dividend payment triggered a payment obligation of $14.5 million under Holdings' Cash Incentive Plan, and Holdings also incurred approximately $7.2 million in expenses related to the offering. These amounts were financed with a dividend from US Oncology to Holdings during the second quarter of 2005. Upon payment, this dividend reduced the amount available under the restricted payment provision to $39.9 million.

        In November, 2005, the Company completed an exchange offer for the Holdings Notes pursuant to which the $250.0 million outstanding notes were exchanged for substantially identical notes in an offering registered under Federal securities laws in accordance with the registration rights agreement related to the Holdings Notes.

Deferred Debt Financing Costs

        The carrying value of deferred debt financing costs for US Oncology was $36.6 million and $42.1 million at December 31, 2006 and 2005, respectively. US Oncology recorded amortization expense related to debt financing costs of $6.6 million, $6.4 million, $2.3 million, and $1.0 million for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor).

        The incremental carrying value of deferred debt financing costs for Holdings was $6.0 million and $6.6 million at December 31, 2006 and 2005, respectively. Holdings recorded amortization expense related to debt financing costs of $0.7 million and $0.6 million for the years ended December 31, 2006 and 2005, respectively.

NOTE 8—DERIVATIVE FINANCIAL INSTRUMENTS

        Holdings has entered into derivative financial agreements for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of cash flows caused by movements in interest rates. Holdings documents its risk management strategy and hedge effectiveness at the inception of the hedge, and, unless the instrument qualifies for the short-cut method of hedge accounting, over the term of each hedging relationship. Holdings' use of derivative financial instruments has historically been limited to interest rate swaps, the purpose of which is to hedge the cash flows of variable-rate indebtedness. Holdings does not hold or issue derivative financial instruments for speculative purposes.

        Derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge (i.e., change in fair value) is initially reported as a component of other comprehensive income in Holdings' Consolidated Statement of Stockholders' Equity. The remaining gain or loss, if any, is recognized currently in earnings. Amounts in accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

        At December 31, 2006, Holdings is party to an interest rate swap agreement used to convert the $250.0 floating rate notes issued by Holdings to a fixed interest rate of 9.4% through March 15, 2007. During the years ended December 31, 2006 and 2005, Holdings recognized unrealized gains of $0.9 million and $1.5 million, respectively, for this cash flow hedge as Accumulated Other Comprehensive Income, net of tax in the Statements of Stockholders' Equity. During the years ended December 31, 2006 and 2005, $0.8 million and $0.6 million, respectively, were reclassified and recognized into earnings, net of tax, as interest expense on the hedged note was recognized. The interest rate swap qualified for the short-cut method of hedge accounting and, accordingly, no ineffectiveness has been assumed or reflected in Holdings' Consolidated Statement of Operations.

        The following is an analysis of the changes in the net gain included in accumulated other comprehensive income for Holdings (in thousands):

	Year Ended December 31,
	2006	2005
Balance, beginning of period	$1,506	$—
Net gain during the year	1,426	2,429
Amounts reclassified to earnings	(1,347)	(923)

Unrealized gain	1,585	1,506
Deferred income taxes on unrealized gain	(634)	(594)

Balance, end of period	$951	$912

NOTE 9—INCOME TAXES

        The Company's income tax provision consisted of the following (in thousands):

	US Oncology Holdings, Inc.				US Oncology, Inc.
	(Successor)
					(Successor)
				(Predecessor)				(Predecessor)
	Year ended December 31,		Period from August 21, 2004 through December 31, 2004		Year ended December 31,		Period from August 21, 2004 through December 31, 2004
				Period from January 1, 2004 through August 20, 2004				Period from January 1, 2004 through August 20, 2004
	2006	2005			2006	2005
Federal:
Current	$12,686	$4,273	$339	$13,450	$21,228	$11,102	$339	$13,450
Deferred	2,746	7,581	14,138	6,833	2,746	7,581	14,138	6,833
State:
Current	1,818	1,386	140	1,118	1,859	1,386	140	1,118
Deferred	1,676	583	738	538	1,676	583	738	538

Income tax provision	$18,926	$13,823	$15,355	$21,939	$27,509	$20,652	$15,355	$21,939

        The difference between the effective income tax rate and the amount that would be determined by applying the statutory U.S. income tax rate before income taxes is as follows:

	US Oncology Holdings, Inc.				US Oncology, Inc.
	(Successor)				(Successor)
			Period from August 21, 2004 through December 31, 2004	(Predecessor)			Period from August 21, 2004 through December 31, 2004	(Predecessor)
	Year ended December 31,				Year ended December 31,
				Period from January 1, 2004 through August 20, 2004				Period from January 1, 2004through August 20, 2004
	2006	2005			2006	2005
Benefit (provision) for income taxes at U.S. statutory rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.4	1.9	1.9	1.9	2.9	1.9	1.9	1.9
Non-deductible expenses	3.2	3.6	1.3	1.6	2.1	2.3	1.3	1.6
Non-deductible merger costs and other	(0.6)	1.5	3.2	7.0	(0.4)	0.8	3.2	7.0

Effective tax rate	42.0%	42.0%	41.4%	45.5%	39.6%	40.0%	41.4%	45.5%

        Deferred income taxes are comprised of the following (in thousands):

	US Oncology Holdings, Inc.				US Oncology, Inc.
	December 31,				December 31,
	2006		2005		2006		2005
Deferred tax assets:
Accrued expenses	$2,215		$2,272		$2,215		$2,272
Allowance for bad debts	2,959		2,886		2,959		2,886
Accrued compensation	1,904		—		1,904		—
Deferred revenue	854	(1)	—		854	(1)	—
Net operating loss	441		596		441		596
Inventory—capitalized costs	41		—		41		—
Deferred tax liabilities:
Service agreements and other intangibles	(23,649	)(1)	(10,967	)(1)	(23,649	)(1)	(10,894	)(1)
Depreciation	(10,091	)(1)	(16,898	)(1)	(10,091	)(1)	(16,969	)(1)
Prepaid expenses	(3,292)		—		(3,292)		—
Unrealized gain on cash flow hedge	(634	)(1)	(594	)(1)	—		—
Accrued compensation	—		(124)		—		(124)

Net deferred tax asset (liability)	$(29,252)		$(22,829)		$(28,618)		$(22,233)

(1)
These items are reported as long-term deferred income taxes on the Company's Consolidated Balance Sheets as of December 31, 2006.

        In connection with the August 2004 Transactions, the Company has adjusted deferred income taxes to reflect changes to the differences between the book and tax basis of assets. The changes result from the allocation of the purchase price associated with the Merger to the Company's tangible and identifiable intangible assets. The Merger did not result in a change in the tax basis of the Company's assets. US Oncology, Inc. is a subsidiary of the US Oncology Holdings, Inc. consolidated group for federal income tax reporting purposes. For purposes of this disclosure, US Oncology, Inc's provision for income taxes has been computed on the basis that it filed a separate federal income tax return together with its subsidiaries.

        At December 31, 2006 the Company's deferred tax assets include state net operating loss carryforwards (expiring in 2007 through 2026) of approximately $23 million. The Company determined that a valuation allowance is not necessary given the expectation that future taxable income is more likely than not to exceed the amounts necessary to realized the deferred tax asset.

NOTE 10—COMMITMENTS AND CONTINGENCIES

  Leases

        The Company leases office space, certain comprehensive cancer centers and certain equipment under noncancelable operating lease agreements. As of December 31, 2006, total future minimum lease payments, including escalation provisions are as follows (in thousands):

	2007	2008	2009	2010	2011	Thereafter
Payments due	$68,025	$60,479	$51,918	$42,781	$32,104	$167,919

        Rental expense was $79.8 million, $76.1 million, $25.4 million, and $43.5 million for the years ended December 31, 2006, 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor).

        The Company enters into commitments with various construction companies and equipment suppliers primarily in connection with the development of cancer centers. As of December 31, 2006, the Company's commitments amounted to approximately $3.5 million.

  Insurance

        The Company and its affiliated practices maintain insurance with respect to medical malpractice and associated various liability risks on a claims-made basis in amounts believed to be customary and adequate. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against the Company or its affiliated practices, which would have a material impact on its financial position or results of operations.

        The Company maintains all other traditional insurance coverage on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

  Guarantees

        Beginning January 1, 1997, the Company guaranteed that the amounts retained by the Company's affiliated practice in Minnesota will amount to a minimum of $5.2 million annually under the terms of the related service agreement, provided that certain targets are met. The Company has not been required to make any payments associated with this guarantee.

        The Company periodically provides guarantees up to predetermined amounts for amounts under OPS agreements to certain pharmaceutical suppliers for products purchased by affiliated practices. At December 31, 2006 there were no outstanding balances between affiliated practices and pharmaceutical suppliers to be guaranteed.

  Litigation

        The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. The Company does not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices' participation in governmental healthcare programs, the Company and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although the Company and its practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against the Company or one of the practices in excess of insurance coverage could have a material adverse effect on the Company.

        During the fourth quarter of 2005, the Company received a subpoena from the United States Department of Justice's Civil Litigation Division ("DOJ") requesting a broad range of information about the Company and its business, generally in relation to its contracts and relationships with pharmaceutical manufacturers. The Company is in the process of responding to the subpoena and has cooperated fully with the DOJ. At the present time, the DOJ has not made any specific allegation of wrongdoing on the part of the Company. However, the Company cannot provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, the Company has devoted significant resources to responding to the DOJ subpoena and anticipate that such resources may be required on an ongoing basis to fully respond to the subpoena.

        The Company has also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

        In the past, the Company and certain of its subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as "whistle-blower" suits) of which the Company became aware. The United States has determined not to intervene in any of the qui tam suits of which the Company is aware and all such suits have been dismissed. Because qui tam actions are filed under seal, there is a possibility that the Company could be the subject of other qui tam actions of which it is unaware. The Company intends to continue to investigate and vigorously defend itself against any and all such claims, and the Company continues to believe that it conducts its operations in compliance with the law.

        Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The Department of Justice is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by the Company, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the Company and the practices. If the individuals who file complaints and/or the United States were to prevail in these claims against the Company, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on the Company, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

        The Company and its network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, the Company is involved from time to time in disputes with, and claims by, its affiliated practices against the Company.

        Specifically, the Company is involved in litigation with one net revenue model practice of 35 physicians. The Company initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that the Company has breached the service agreement and that its service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. The Company believes that its service agreement is lawful and enforceable and that it is operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, the Company terminated the service agreement in April 2006.

        During the first quarter of 2006 (prior to the termination of the service agreement in April), the practice represented 4.6% of the Company's consolidated revenue. In October, 2006, the Company sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation for the merger in August, 2004, no value was assigned to goodwill or its management service agreement with this practice due to the ongoing dispute that existed at that time. As a result of the ongoing litigation, the Company has been unable to collect on a timely basis a receivable owed to the Company relating to accounts receivable purchased by the Company under the service agreement and amounts for reimbursement of expenses paid by the Company on the practice's behalf. At December 31, 2006, the total receivable owed to the Company of $22.3 million is reflected on its balance sheet as other assets. Currently, certain amounts are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, certain amounts are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, the Company has filed a security lien on the receivables of the practice. Based on financial information available to the Company, management currently expects that the amounts held in the bank accounts combined with the receivables of the practice in which the Company has filed a security lien represent adequate collateral to recover the $22.3 million receivable recorded in other assets at December 31, 2006. Accordingly, the Company expects to realize the amount that it believes to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and the Company cannot provide assurance as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. The Company expects to incur expenses in connection with its litigation with the practice.

        The Company believes the allegations in suits against it are customary for the size and scope of its operations. However, adverse judgments, individually or in the aggregate, could have a material adverse effect on the Company.

NOTE 11—COMPENSATION AND BENEFIT PROGRAMS

        The Company maintains health, dental and life insurance plans for the benefit of eligible employees, including named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with the company paying the remainder of the premiums. These benefits are offered on the same basis to all employees. The Company also maintains a 401(k) retirement plan that is available to all eligible U.S. employees. The Company currently matches elective employee-participant contributions on a basis of 100% of the employee's contribution up to 3.0% of their compensation and 50% of the employee's contribution of up to an additional 2.0% of their compensation. The Company's contributions amounted to $4.1 million, $2.4 million, $0.7 million, and $1.4 million for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor), respectively. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by the Company. Other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements are also made available and paid for by the employee.

NOTE 12—STOCK INCENTIVE PLANS

Successor Stock Incentive Plans

        The following disclosures relate to the Company's stock incentive plans subsequent to the August 2004 Transactions. Each of these plans involves shares of Holdings common stock or options to purchase Holdings' common stock. Activity related to Holding's stock-based compensation is included in the financial statements of US Oncology as the participants in such plans are employees of US Oncology.

  US Oncology Holdings, Inc. 2004 Equity Incentive Plan

        The Holdings' Board of Directors adopted the US Oncology Holdings, Inc. 2004 Equity Incentive Plan (the "Equity Incentive Plan") effective in August, 2004. The Equity Incentive Plan provides for grants of up to 22,290,371 shares of restricted common stock and 4,933,595 options to purchase Holdings common stock. The purpose of the plan is to attract and retain the best available personnel and to provide additional incentives to employees and consultants to promote the success of the business. A committee of not less than two persons appointed by the Board of Directors of Holdings administers the Equity Incentive Plan. If no such committee is appointed, the Board of Directors serves as the administrator and has all authority and obligations under the Equity Incentive Plan. The administrator has the sole discretion to grant restricted stock and options to employees and to determine the terms of awards granted under the plan. Incentive and non-qualified stock options, however, are not transferable other than by will or the laws of descent and distribution and are not issued at an exercise price less than the fair market value of the underlying shares.

Restricted Stock

        At December 31, 2006 and 2005, the number of shares of Holdings stock authorized under the restricted stock awards plan was 22,290,371 shares in the aggregate. Holdings granted 600,000 and 390,000 shares of common stock as restricted stock awards during the years ended December 31, 2006 and 2005, respectively, and 21,580,000 shares during the period from August 21, 2004 through December 31, 2004. The fair value of the restricted stock awards issued during the years ended December 31, 2006 and 2005 and the period from August 21, 2004 to December 31, 2004 was approximately $0.9 million, $0.6 million and $10.8 million, respectively. Depending on the individual grants, awards vest either at the grant date, over defined service periods, or upon achieving a return on invested capital in excess of established thresholds. Based on the individual vesting criteria for each award, the Company recorded total amortization expense of approximately $2.1 million, $3.9 million and $4.1 million for the years ended December 31, 2006 and 2005 and the period from August 21, 2004 to December 31, 2004, respectively. During 2006, 1,146,000 restricted shares were forfeited by holders and previously recognized expense of $0.3 million related to the forfeited shares was reversed. Compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2006, is estimated to be as follows (in millions):

	2007	2008	2009	2010	2011	Thereafter
Compensation expense	$0.9	$0.6	$0.3	$0.1	$—	$—

Stock Options

        The total number of shares of common stock for which options may be granted under the Equity Incentive Plan is 4,933,595 shares of common stock of Holdings. The number of shares authorized was increased by 1,000,000 shares through action by the Board of Directors in November 2006. Shares of common stock related to expired or terminated options may again be subject to an option or award under the Equity Incentive Plan, subject to any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code. The Equity Incentive Plan provides for the grants of incentive stock options (within the meaning of Section 422 of the Code) to selected employees and other persons providing services to the Company and for grants of non-qualified stock options and awards.

        For the years ended December 31, 2006 and 2005 the Company granted 1,201,000 and 1,082,500 options, respectively. During the period from August 21, 2004 to December 31, 2004, the Company granted 1,820,000 options. The stock options are granted based on the fair value of common stock as of the date of grant (as determined by independent valuation), vest over 5 years (or upon specified performance objectives) and have an option term not to exceed 10 years. As of December 31, 2006, 3,581,500 options are outstanding (net of forfeitures).

        The following summarizes the activity for the Equity Incentive Plan (shares in thousands):

	Shares Represented by Options	Weighted Average Exercise Price
Balance, December 31, 2004	1,810,000	$1.00
Granted	1,082,500	1.34
Exercised	(5,750)	1.00
Forfeited	(86,250)	1.00

Balance, December 31, 2005	2,800,500	$1.13
Granted	1,201,000	1.45
Exercised	(218,750)	1.03
Forfeited	(201,250)	1.00

Balance, December 31, 2006	3,581,500	$1.25

        The following table summarizes information about the Company's stock options outstanding under the Equity Incentive Plan at December 31, 2006 (in thousands):

Options Outstanding					Options Exercisable
							Weighted Average Remaining Contractual Term
Range of Exercise Price	Number Outstanding at 12/31/06	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Number Exercisable at 12/31/06	Weighted Average Exercise Price		Aggregate Intrinsic Value (in thousands)
$1.00 to $1.55	3,581,500	8.4 years	$1.25	$11,957	826,500	$1.09	7.9 years	$2,893

  Holdings 2004 Director Stock Option Plan

        The Holdings' Board of Directors also adopted the US Oncology Holdings 2004 Director Stock Option Plan (the "Director Stock Option Plan"), which became effective in October 2004. The total number of shares of common stock for which options may be granted under the Director Stock Option Plan is 500,000 shares. Under this plan, each eligible director at the plan's adoption and each eligible director who joined the board after adoption is automatically granted an option to purchase 5,000 shares of common stock at fair value. In addition, each such director is automatically granted an option to purchase 1,000 shares of common stock for each board committee on which such director served. Through

December 31, 2006, options to purchase 99,000 shares of common stock have been granted to directors under the Director Stock Option Plan with exercise prices ranging from $1.00 to $1.43. The options vest six months after the date of grant.

  Holdings 2004 Long-Term Cash Incentive Plan

        In addition to stock-based incentive plans, Holdings has adopted the US Oncology Holdings, Inc. 2004 Long-Term Cash Incentive Plan (the "Cash Incentive Plan"). Under the Cash Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Holdings, awards granted to participants provide for cash payments upon (i) a qualified initial public offering or change in control of or (ii) dividends on or redemptions of preferred stock. Cash payments are payable to participants based upon certain performance objectives as set forth in the terms, conditions and other provisions of the awards under the Cash Incentive Plan. No payments related to the Cash Incentive Plan were made during the year ended December 31, 2006. During the year ended December 31, 2005, Holdings declared and paid a special dividend of $250.0 million to its common and preferred stockholders. As a result of the dividend paid to stockholders, Holdings made a $14.5 million cash payment under the Cash Incentive Plan, which was financed with a dividend from US Oncology.

        If any of the payment triggering events described in the Cash Incentive Plan should occur in the future, the Company may incur an additional obligation (and compensation expense) as a result of such event or events. As of December 31, 2006, no amounts were available for payment under the Cash Incentive Plan. The amount of this obligation may increase based upon future performance of the Company, upon the consummation of a qualified initial public offering or upon a change in control of the Company.

Predecessor Stock Incentive Plans

        The following disclosures relate to the stock incentive plans of US Oncology, Inc. prior to the August 2004 Transactions. All stock options under the plans described below were canceled and redeemed in connection with the August 2004 Transactions and holders of options to purchase common stock received a cash payment equal to (i) $15.05 minus the exercise price of the option multiplied by (ii) the number of unexercised shares subject to the option (whether vested or not).

        At August 20, 2004, US Oncology had seven stock-based employee compensation plans. US Oncology accounted for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations. Stock-based employee compensation costs for options granted under those plans with exercise prices less than the market value of the underlying common stock on the date of the grant were insignificant for the period from January 1, 2004 through August 20, 2004.

        Prior to the Merger, US Oncology provided also a stock option plan to non-employee affiliates, which was accounted for using the fair value recognition provisions of SFAS Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") with compensation expense recognized over the respective vesting period. US Oncology recognized expense of $0.5 million for the period from January 1, 2004 through August 20, 2004.

        The following table illustrates the effect on net income if US Oncology had applied the fair value recognition provisions SFAS 123 (in thousands):

Period from January 1, 2004 through August 20, 2004
Net income, as reported	$26,318
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of taxes	(15,390)

Pro forma net income	$10,928

        The following summarizes the activity for all US Oncology's option plans prior to their termination on August 20, 2004 (shares in thousands):

	Shares Represented by Options	Weighted Average Exercise Price
Balance, December 31, 2003	13,900	$7.85
Granted	(2,226)	8.45
Exercised	(297)	7.03
Cancelled and redeemed	(11,377)	7.76

Balance, August 20, 2004	—	—

        All stock options under the plans described above were cancelled and redeemed in connection with the August 2004 Transactions. Stock option holders received a cash payment equal to (i) $15.05 minus the exercise price of the option multiplied by (ii) the number of unexercised shares subject to the option (whether vested or not). The weighted average of these options was $7.76 per share.

NOTE 13—STOCKHOLDERS' EQUITY

Capital Stock of US Oncology Holdings, Inc.

        The capital stock of Holdings consists of the following (shares and dollars in thousands):

		As of December 31, 2006		As of December 31, 2005
	Authorized Shares	Outstanding Shares	Carrying Value	Outstanding Shares	Carrying Value
Common Stock	300,000	141,022	$141	119,546	$120
Participating Preferred Stock Series A	15,000	13,939	312,749	13,939	292,716
Participating Preferred Stock Series A-1	2,000	1,948	50,797	—	—

        Because no ready market exists for Holding's equity securities, the outstanding common and preferred shares were recorded at their respective fair values, as determined by an independent valuation firm on the date of issuance.

  Common Stock

        Holders of Holdings' common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, subject to the rights of holders of participating preferred stock to elect directors. Dividends cannot be paid on Holdings' common stock without the consent of holders of a majority of Holdings' participating preferred stock. Upon any liquidation, dissolution or winding up of Holdings, subject to the rights of the holders of Holdings' participating preferred stock, holders of Holdings' common stock will be entitled to share ratably in Holdings' assets legally available for distribution to stockholders in such event. On December 21, 2006, Holdings declared a $190.0 million dividend of which $170.1 million was due to its common shareholders of record as of December 20, 2006, which was paid on January 3, 2007 (see "Series A-1 Participating Preferred Stock").

        As of December 31, 2006 and 2005, the outstanding shares of common stock include 21,424,000 shares and 21,970,000 shares, respectively, of common stock issued pursuant to restricted stock awards granted to members of Holdings' management, which shares are subject to forfeiture until the satisfaction of vesting requirements.

  Series A Participating Preferred Stock

        The following table presents activity related to the outstanding Series A participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value
Issuance in connection with the August Transactions	12,944	$427,164
Private equity offering	969	31,906
Accretion of cumulative 7% dividends	—	10,768

Balance at December 31, 2004	13,913	469,838
Private equity offering	26	725
Accretion of cumulative 7% dividends	—	22,168
Dividend paid	—	(200,015)

Balance at December 31, 2005	13,939	292,716
Accretion of cumulative 7% dividends	—	20,033

Balance at December 31, 2006	13,939	$312,749

        Series A participating preferred stock is entitled to receive cumulative preferred dividends on a non-cash accrual basis at a rate equal to 7% per annum, compounded quarterly. Such dividends are not eligible to be paid in cash until a liquidation event, a qualified public offering, a change of control transaction or certain other events or actions, each as described below. During the years ended December 31, 2006 and 2005 and the period from August 21, 2004 to December 31, 2004, accretion of this dividend was recorded in the amount of $20.0 million, $22.2 million and $10.8 million, respectively, and is recorded as a component of the carrying value of preferred stock and as a reduction of retained earnings.

        Dividends cannot be paid on the common stock without the consent of holders of a majority of the participating preferred stock. If a dividend is paid on the common stock, each share of participating preferred stock shall receive an amount equal to the amount payable with respect to such dividend on one

(subject to adjustment) share of common stock. In connection with these participating rights, holders of Series A preferred stock received a dividend in the amount of $19.9 million in connection with the $190.0 million dividend declared to Holdings' shareholders. Special dividends may be paid to holders of participating preferred stock when and if declared by the Company's board of directors out of funds legally available therefore.

        Upon any liquidation, dissolution or winding-up of Holdings, each share of participating preferred stock shall be entitled to receive: (i) $18.97 plus the total amount of accrued dividends on such share (such amount being referred to as the "accreted value" per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. At December 31, 2006, the liquidation preference was $21.44 per share. Consent of holders of a majority of the participating preferred stock will be required to pay such preferred liquidation amounts other than in cash. Thereafter, holders of participating preferred stock participate ratably with the holders of common stock in any distribution of the remaining assets of Holdings, or proceeds thereof, available for distribution to the stockholders of Holdings based on the number of shares of common stock then outstanding (assuming for such purposes that each share of participating preferred stock was converted into one (subject to adjustment) share of common stock immediately prior to such liquidation, dissolution or winding-up of Holdings even though such conversion does not actually occur). As of December 31, 2006, the total liquidation value of the participating Series A preferred stock was approximately $298.8 million.

        Upon the consummation of a registered underwritten public offering of common stock yielding gross proceeds to Holdings of not less than $100 million:

  •
  the total accreted value per share of participating preferred stock shall convert to common stock through the issuance of an equivalent value of common stock based on the public offering price of the common stock and shall be redeemed by Holdings to the extent the public offering (and any related financings) result in sufficient cash for Holdings to pay the redemption price per share and meet Holdings' other financial obligations; and

  •
  Holdings shall also issue one (subject to adjustment) share of common stock for each share of participating preferred stock then outstanding. If the holders of not less than a majority of the participating preferred stock so elect, accrued dividends on the participating preferred stock will be paid in cash at the time of conversion rather than converted into common stock.

        The participating preferred stock is mandatorily redeemable upon a sale of all or substantially all of Holdings' assets or other change of control transactions that may be beyond control of Holdings at a price per share equal to (i) accreted value per share plus (ii) the issuance of one share of common stock for each share of participating preferred stock then outstanding (such newly issued shares of common stock to receive the same consideration as the other shares of common stock then outstanding for purposes of such change of control transaction).

        The holders of participating preferred stock will vote together with the holders of the common stock (other than in director elections), with each share of participating preferred stock having voting rights equivalent to one share of common stock, except that the holders of participating preferred stock, voting as a separate class, are entitled to elect two members of the board of directors.

  Series A-1 Participating Preferred Stock

        The following table presents activity related to the outstanding Series A participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value
Issuance in connection with private offering	1,948	$50,725
Accretion of cumulative 7% dividends	—	72

Balance at December 31, 2006	1,948	$50,797

        On December 22, 2006, Holdings consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering.

        Based on an independent appraisal, proceeds of $99.3 million, or $4.59 per share, were attributed to the common shares issued and proceeds of $50.7 million, or 26.04 per share, were attributed to the Series A-1 participating preferred shares issued. The value attributed to the Series A-1 participating preferred shares reflects their liquidation preference of $21.45 per share on the date of issuance plus the value of a participating right, which is substantially identical to a common share, of $4.59 per unit.

        The Series A-1 participating preferred shares bear terms, including dividend rights and liquidation preferences, substantially identical to those of the outstanding Series A participating preferred shares.

        Upon any liquidation, dissolution or winding-up of Holdings, each share of Series A-1 participating preferred stock shall be entitled to receive: (i) $21.45 plus the total amount of accrued dividends on such share (such amount being referred to as the "accreted value" per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. As of December 31, 2006, the total liquidation value of the participating preferred stock was approximately $41.8 million.

Capital Stock of US Oncology, Inc.

        The capital stock of US Oncology, Inc. consists of 100 authorized, issued and outstanding common shares, with a par value of $0.01 per share, all of which are owned by US Oncology Holdings, Inc.

        Because Holdings' principal asset is its investment in US Oncology, US Oncology provides funds to service the indebtedness of Holdings through payment of semi-annual dividends. US Oncology also provides funds for payment of general and administrative expenses incurred by Holdings incurred to maintain its corporate existence and comply with the terms of the indenture governing its $250.0 million senior floating rate notes (the "Holdings Notes"). During the years ended December 31, 2006 and 2005, US Oncology paid Holdings dividends of $23.7 million and $11.0 million, respectively, to finance the semi-annual interest payments on its indebtedness and to support its corporate existence. As the Holdings Notes were issued during the year ended December 31, 2005, no dividends to service this indebtedness were necessary during the period from August 21, 2004 to December 31, 2004 (Successor) or during the period from January 1, 2004 through August 20, 2004 (Predecessor).

        US Oncology may make additional distributions to Holdings to the extent permitted by restrictive covenants within its indebtedness and subject to the approval of its Board of Directors. During the year ended December 31, 2006, and in connection with a private offering of US Oncology Holdings, Inc. common and Series A-1 participating preferred stock, the Board of Directors approved a dividend to Holdings in the amount of $40.6 million. In January, 2007, the dividend, along with proceeds from the offering, were used to pay related transaction costs and a distribution to the holders of US Oncology Holdings, Inc. capital stock immediately prior to the offering. During 2005, in connection with the issuance of the Holdings Notes, US Oncology paid Holdings a $21.7 million dividend to fund the debt issuance costs and the long-term incentive compensation expense incurred by Holdings. No such distributions were made during the period from August 21, 2004 to December 31, 2004 (Successor) or during the period from January 1, 2004 through August 20, 2004 (Predecessor).

Capital Stock of Predecessor

        In August 2003 the Board of Directors of US Oncology authorized the repurchase of $50.0 million in shares of its common stock in public or private transactions. Through December 31, 2003, US Oncology had repurchased 5.2 million shares of its common stock for $45.3 million, at an average price of $8.70 per share. In January 2004, US Oncology repurchased 0.4 million shares of its common stock for $4.2 million at an average price of $10.78 per share, completing this authorization.

        The table below sets forth US Oncology's Treasury Stock activity for the period ended August 20, 2004 (through the date of the August 2004 Transactions) (shares in thousands):

Predecessor
Treasury stock shares as of January 1, 2004	11,938
Treasury stock purchases	394
Treasury stock issued in connection with affiliation transactions and exercise of employee stock options	(3,522)
August Transactions	(8,810)

Treasury stock shares as of August 20, 2004	—

        As part of entering into long-term service agreements with practices, US Oncology made nonforfeitable commitments to issue shares of common stock at specified future dates for no further consideration. Holders of the rights to receive such shares had no dispositive, voting or cash dividend rights with respect to such shares until the shares were delivered. Prior to the Merger, common stock to be issued was shown as a separate component in stockholders' equity.

        As part of the August 2004 Transactions, common stock, preferred stock, stock options, as well as the delayed delivery shares described above, of the Predecessor were retired. On August 21, 2004 the Company was capitalized with rollover equity of $215.3 million and cash of $302.4 million.

NOTE 14—SEGMENT FINANCIAL INFORMATION

        The Company's reportable segments are based on internal management reporting that disaggregates the business by service line. In the first quarter of 2006, the Company changed its reportable segments to present information for its recently established service offerings related to oncology pharmaceuticals. The Company's reportable segments are medical oncology services, cancer center services, pharmaceutical services, and research/other services (primarily consisting of cancer research services). The Company provides comprehensive practice management services for the non-clinical aspects of practice management to affiliated practices in its medical oncology and cancer center services segments. In addition to managing their non-clinical operations, the medical oncology segment provides oncology pharmaceutical services to practices affiliated under comprehensive service agreements. The cancer center services segment develops and manages comprehensive, community-based cancer centers, which integrate various aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to radiation therapy for practices affiliated under comprehensive service agreements. The pharmaceutical services segment distributes oncology pharmaceuticals to our affiliated practices, including practices affiliated under our OPS model, and provides informational and other services to pharmaceutical manufacturers. The research/other services segment contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. The segment presentation for the year ended December 31, 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor) have been conformed to the current presentation.

        Balance sheet information by reportable segment is not reported since the Company does not produce such information internally.

        The tables below present information about reported segments for the years ended December 31, 2006 and 2005, the period from August 21, 2004 through December 31, 2004 (Successor), and the period from January 1, 2004 through August 20, 2004 (Predecessor), respectively (in thousands):

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenues	561,459	323,917	50,646	53,220	—	—	989,242

Total revenues	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(207,940)	(1,911,946)	(52,306)	(76,948)	1,641,852	(2,563,257)
Depreciation and amortization	—	(38,423)	(3,960)	(871)	(40,080)	—	(83,334)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,028)	$—	$164,792

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(232)	$—	$(232)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,260)	$—	$164,560

Goodwill(2)(3)(4)	$409,322	$191,615	$156,933	$—	$—	$—	$757,870

	Year Ended December 31, 2005
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$1,354,749	$—	$598,454	$—	$—	$(337,260)	$1,615,943
Service revenues	538,522	292,472	28,044	43,579	—	—	902,617

Total revenues	1,893,271	292,472	626,498	43,579	—	(337,260)	2,518,560
Operating expenses	(1,729,257)	(188,675)	(582,579)	(46,069)	(72,008)	337,260	(2,281,328)
Compensation expense under long-term incentive plan	—	—	—	—	(14,507)	—	(14,507)
Depreciation and amortization	(44)	(39,788)	(1,346)	(1,409)	(42,331)	—	(84,918)

Income (loss) from operations	$163,970	$64,009	$42,573	$(3,899)	$(128,846)	$—	$137,807

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(349)	$—	$(349)

Income (loss) from operations	$163,970	$64,009	$42,573	$(3,899)	$(129,195)	$—	$137,458

Goodwill(4)(5)	$409,322	$177,898	$129,512	$—	$—	$—	$716,732

	Period from August 21, 2004 through December 31, 2004 (Successor)
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$426,665	$—	$63,557	$—	$—	$—	$490,222
Service revenues	232,218	93,726	169	17,658	—	—	343,771

Total revenues	658,883	93,726	63,726	17,658	—	—	833,993
Operating expenses	(568,729)	(62,003)	(56,532)	(16,109)	(40,191)	—	(743,564)
Depreciation and amortization	(27)	(12,455)	(7)	(367)	(14,494)	—	(27,350)

Income (loss) from operations	$90,127	$19,268	$7,187	$1,182	$(54,685)	$—	$63,079

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$—	$—	$—

Income (loss) from operations	$90,127	$19,268	$7,187	$1,182	$(54,685)	$—	$63,079

	Period from January 1, 2004 through August 20, 2004 (Predecessor)
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$776,280	$—	$125,336	$—	$—	$—	$901,616
Service revenues	331,203	159,129	1,001	32,905	—	—	524,238

Total revenues	1,107,483	159,129	126,337	32,905	—	—	1,425,854
Operating expenses	(978,054)	(104,992)	(115,717)	(29,662)	(50,038)	—	(1,278,463)
Depreciation and amortization	(23)	(21,862)	(19)	(638)	(28,031)	—	(50,573)

Income (loss) from operations	$129,406	$32,275	$10,601	$2,605	$(78,069)	$—	$96,818

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$—	$—	$—

Income (loss) from operations	$129,406	$32,275	$10,601	$2,605	$(78,069)	$—	$96,818

(1)
Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceuticals services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment). The distribution center began operations, on a limited basis, in September of 2005.

(2)
During the year ended December 31, 2006, the Company recorded an adjustment to increase goodwill by $13.7 million in the cancer center services segment to correct an error at the time of the August 20, 2004 merger (see Note 6 to the Consolidated Financial Statements).

(3)
Goodwill in the amount of $27.5 million recorded as a result of the preliminary purchase price allocation for AccessMed acquisition in July, 2006 has been assigned to the pharmaceutical services segment based upon the nature of services and organizational integration of the acquired company.

(4)
As a result of segment reporting changes effective January 1, 2006, the Company also adjusted the amount of goodwill assigned to its reportable segments. Goodwill in the amount of $129.5 million was assigned to the pharmaceutical services segment and goodwill assigned to the medical oncology services segment was reduced by the same amount. Prior to management changes and the establishment of new service offerings related to oncology pharmaceuticals, certain activities in the pharmaceutical services segment had been included in the medical oncology services segment.

(5)
In connection with finalizing the purchase price allocation for the August 2004 Transactions, goodwill in the amount of $1.9 million preliminarily allocated to the "Other Services" segment was determined to be attributable to the medical oncology services and cancer center services segments and assigned to those segments, accordingly, in 2005.

NOTE 15—RELATED PARTY TRANSACTIONS

      The Company receives a contractual service fee for providing services to its practices. The Company also advances to its affiliated practices amounts needed for the purchase of pharmaceuticals and medical supplies necessary in the treatment of cancer. The advances are reflected on the Company's Consolidated Balance Sheet as due from/to affiliated practices and are reimbursed to the Company as part of the service fee payable under its service agreements with its affiliated practices. Additionally, the Company may advance affiliated practices funds necessary to invest in or establish new ventures, including ventures in which the affiliated practice, rather than the Company, may have a direct interest.

        The Company leases a portion of its medical office space and equipment from entities affiliated with certain of the stockholders of practices affiliated with the Company. Payments under these leases were $7.3 million in 2006, $6.9 million in 2005, $1.2 million for the period from August 21, 2004 through December 31, 2004 (Successor), and $2.5 million for the period from January 1, 2004 through August 20, 2004 (Predecessor). Total future commitments are $66.1 million as of December 31, 2006.

        Two of the Company's directors as of December 31, 2006, are practicing physicians, with practices affiliated with the Company. In 2006, the practices in which these directors participate generated total net revenue of $1,061.8 million of which $226.1 million was retained by the practices and $835.7 million was included in the Company's revenue. In 2005, the practices in which these directors participate generated total net revenue of $942.5 million of which $231.5 million was retained by the practices and $711.0 million was included in the Company's revenue. For the period from August 21, 2004 through December 31, 2004 (Successor), the practices in which these directors participate generated total net patient revenue of $311.6 million of which $77.3 million was retained by the practices and $234.3 million was included in the Company's revenue. For the period from January 1, 2004 through August 20, 2004 (Predecessor), the practices in which these directors participate generated total net revenue of $526.1 million of which $126.8 million was retained by the practices and $399.3 million was included in the Company's revenue.

        On December 21, 2006, the Company consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January, 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering. In connection with the investment by Morgan Stanley, we agreed, subject to certain conditions, to give preferential consideration to retaining Morgan Stanley, or its designated affiliate, in connection with future securities offerings, financings and certain other transactions, to provide financial services. Mr. Reiland, a member of our board of directors, is a Managing Director at Morgan Stanley & Co Incorporated.

        WCAS Management Corporation, an affiliate of WCAS, received a one-time fee of $17.3 million at the consummation of the August 2004 Transactions, which was accounted for as deferred debt financing charges and classified as Other Assets in the Company's Consolidated Balance Sheet. During the successor period ended December 31, 2004 the Company reimbursed WCAS for out-of-pocket expenses in the amount of $1.3 million, which were classified as merger-related charges in the Company's Consolidated Statement of Operations and Comprehensive Income.

NOTE 16—QUARTERLY FINANCIAL DATA

        The following table presents unaudited quarterly information (in thousands):

	US Oncology Holdings, Inc.
	2006 Quarter Ended				2005 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$701,743	$689,418	$698,638	$721,584	$584,588	$620,677	$648,345	$664,950
Income from operations	41,036	44,294	42,116	37,114	25,375	37,165	38,088	36,830
Other expense, net	(27,983)	(30,324)	(30,962)	(30,206)	(21,564)	(26,924)	(27,098)	(28,960)
Net income	7,571	8,616	6,718	3,253	2,165	5,540	6,888	4,496
	US Oncology, Inc.
	2006 Quarter Ended				2005 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$701,743	$689,418	$698,638	$721,584	$584,588	$620,677	$648,345	$664,950
Income from operations	41,162	44,327	42,150	37,153	25,375	37,361	38,202	36,869
Other expense, net	(22,019)	(24,267)	(24,822)	(24,150)	(21,316)	(20,915)	(20,982)	(22,964)
Net income	11,486	12,401	10,597	7,541	2,429	9,757	10,563	8,229

NOTE 17—FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-SUBSIDIARY GUARANTORS

      The 9% Senior Secured Notes (the "Senior Notes") and 10.75% Senior Subordinated Notes (the "Senior Subordinated Notes") issued by US Oncology, Inc. are guaranteed fully and unconditionally, and on a joint and several basis, by all of the US Oncology's wholly-owned subsidiaries. Certain of US Oncology's subsidiaries, primarily joint ventures, do not guarantee the Senior Notes and the Senior Subordinated Notes.

        Presented on the following pages are condensed consolidating financial statements for US Oncology, Inc. (the issuer of the Senior Notes and the Senior Subordinated Notes), the subsidiary guarantors and the non-guarantor subsidiaries as of and for the year ended December 31, 2006 and 2005. The equity method has been used with respect to US Oncology's investments in its subsidiaries.

        As of December 31, 2006, the non-guarantor subsidiaries include Cancer Treatment Associates of Northeast Missouri, Ltd., Colorado Cancer Centers, L.L.C., Southeast Texas Cancer Centers, L.P., East Indy CC, L.L.C., KCCC JV, L.L.C., AOR Real Estate of Greenville, L.P., The Carroll County Cancer Center, Ltd, MDH-USO Management Company, L.P., Oregon Cancer Center, Ltd., and Metropolitan Integrated Cancer Care, L.L.C. Condensed consolidated information for the year ended December 31, 2004 is not presented because the non-guarantor subsidiaries represented less than 3% of US Oncology's consolidated income from continuing operations and cash flow from operations for this period and were considered minor.

US Oncology, Inc.
Condensed Consolidating Balance Sheet
As of December 31, 2006
(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$281,766	$—	$—		$281,766
Accounts receivable	—	328,661	12,645	—		341,306
Other receivables	—	105,544	—	—		105,544
Prepaid expenses and other current assets	8	21,131	—	—		21,139
Inventories	—	78,381	—	—		78,381
Deferred income taxes	4,268	—	—	—		4,268
Due from affiliates	1,053,079	—	—	(985,287	)(a)	67,792
Investment in subsidiaries	562,402	—	(587)	(561,815	)(b)	—

Total current assets	1,619,757	815,483	12,058	(1,547,102)		900,196
Property and equipment, net	—	353,408	39,910	—		393,318
Service agreements, net	—	234,498	5,602	—		240,100
Goodwill	—	752,277	5,593	—		757,870
Other assets	36,597	30,371	1,530	—		68,498

	$1,656,354	$2,186,037	$64,693	$(1,547,102)		$2,359,982

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$8,564	$152	$681	$—		$9,397
Accounts payable	—	197,767	929	—		198,696
Dividend payable	40,609	—	—	—		40,609
Intercompany accounts	(249,114)	251,752	(2,638)	—		—
Due to affiliates	156,833	1,116,112	15,858	(985,287	)(a)	303,516
Accrued compensation cost	—	26,314	540	—		26,854
Accrued interest payable	24,111	—	—	—		24,111
Income taxes payable	10,426	—	—	—		10,426
Other accrued liabilities	249	33,068	(752)	—		32,565

Total current liabilities	(8,322)	1,625,165	14,618	(985,287)		646,174
Deferred revenue	—	8,337	—	—		8,337
Deferred income taxes	32,886	—	—	—		32,886
Long-term indebtedness	1,051,049	2,657	15,958	—		1,069,664
Other long-term liabilities	—	3,894	4,138	—		8,032

Total liabilities	1,075,613	1,640,053	34,714	(985,287)		1,765,093

Commitments and contingencies
Minority interests	—	—	14,148	—		14,148
Stockholder's equity
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	580,740	—	—	—		580,740
Retained earnings	—	—	—	—		—
Subsidiary equity	—	545,984	15,831	(561,815	)(b)	—

Total stockholder's equity	580,741	545,984	15,831	(561,815)		580,741

	$1,656,354	$2,186,037	$64,693	$(1,547,102)		$2,359,982

(a)
Elimination of intercompany balances
(b)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Balance Sheet
As of December 31, 2005
(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$125,836	$1	$—		$125,837
Accounts receivable	—	336,312	10,912	—		347,224
Other receivables	—	84,654	—	—		84,654
Prepaid expenses and other current assets	—	21,619	912	—		22,531
Inventories	—	46,336	1,343	—		47,679
Deferred income taxes	5,630	—	—	—		5,630
Due from affiliates	882,051	—	—	(826,055	)(a)	55,996
Investment in subsidiaries	425,607	—	—	(425,607	)(b)	—

Total current assets	1,313,288	614,757	13,168	(1,251,662)		689,551
Property and equipment, net	—	378,098	34,236	—		412,334
Service agreements, net	—	236,502	6,185	—		242,687
Goodwill	—	711,139	5,593	—		716,732
Other assets	42,093	6,120	1,530	—		49,743

	$1,355,381	$1,946,616	$60,712	$(1,251,662)		$2,111,047

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$8,786	$263	$1,310	$—		$10,359
Accounts payable	—	235,996	1,520	—		237,516
Intercompany accounts	(277,094)	279,382	(2,288)	—		—
Due to affiliates	—	932,875	15,565	(826,055	)(a)	122,385
Accrued compensation cost	—	33,026	746	—		33,772
Accrued interest payable	24,938	—	—	—		24,938
Income taxes payable	14,222	—	—	—		14,222
Other accrued liabilities	179	30,698	61	—		30,938

Total current liabilities	(228,969)	1,512,240	16,914	(826,055)		474,130
Deferred revenue	—	6,971	—	—		6,971
Deferred income taxes	27,863	—	—	—		27,863
Long-term indebtedness	956,238	13,333	11,300	—		980,871
Other long-term liabilities	—	3,804	4,090	—		7,894

Total liabilities	755,132	1,536,348	32,304	(826,055)		1,497,729

Commitments and contingencies
Minority interests	—	—	13,069	—		13,069
Stockholder's equity
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	583,778	—	—	—		583,778
Deferred compensation	(3,536)	—	—	—		(3,536)
Retained earnings	20,006	—	—	—		20,006
Subsidiary equity	—	410,268	15,339	(425,607	)(b)	—

Total stockholder's equity	600,249	410,268	15,339	(425,607)		600,249

	$1,355,381	$1,946,616	$60,712	$(1,251,662)		$2,111,047

(a)
Elimination of intercompany balances
(b)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2006
(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,775,084	$47,057	$—		$1,822,141
Service revenue	—	958,525	30,717	—		989,242

Total revenue	—	2,733,609	77,774	—		2,811,383
Cost of products	—	1,726,924	26,714	—		1,753,638
Cost of services:
Operating compensation and benefits	—	442,789	15,217	—		458,006
Other operating costs	—	251,087	23,578	—		274,665
Depreciation and amortization	—	65,243	4,108	—		69,351

Total cost of services	—	759,119	42,903	—		802,022
Total cost of products and services	—	2,486,043	69,617	—		2,555,660
General and administrative expense	425	76,523	—	—		76,948
Compensation expense under long-term incentive plan	—	—	—	—		—
Depreciation and amortization	—	13,983	—	—		13,983

	425	2,576,549	69,617	—		2,646,591

Income (loss) from operations	(425)	157,060	8,157	—		164,792
Other income (expense)
Interest expense, net	(93,227)	1,307	(950)	—		(92,870)
Intercompany interest	26,411	(26,411)	—	—		—
Minority interests	—	—	(2,388)	—		(2,388)

Income (loss) before income taxes	(67,241)	131,956	4,819	—		69,534
Income tax provision	(27,509)	—	—	—		(27,509)
Equity in subsidiaries	136,775	—	—	(136,775	)(a)	—

Net income	$42,025	$131,956	$4,819	$(136,775)		$42,025

(a)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2005
(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,573,519	$42,424	$—		$1,615,943
Service revenue	—	872,589	32,365	(2,337	)(a)	902,617

Total revenue	—	2,446,108	74,789	(2,337)		2,518,560
Cost of products	—	1,505,350	40,238	—		1,545,588
Cost of services:
Operating compensation and benefits	—	404,180	13,922	—		418,102
Other operating costs	—	238,933	9,034	(2,337	)(a)	245,630
Depreciation and amortization	—	63,548	3,866	—		67,414

Total cost of services	—	706,661	26,822	(2,337)		731,146
Total cost of products and services	—	2,212,011	67,060	(2,337)		2,276,734
General and administrative expense	371	71,637	—	—		72,008
Compensation expense under long-term incentive plan	—	14,507	—	—		14,507
Depreciation and amortization	—	17,504	—	—		17,504

	371	2,315,659	67,060	(2,337)		2,380,753

Income (loss) from operations	(371)	130,449	7,729	—		137,807
Other income (expense)
Interest expense, net	(87,173)	3,820	(821)	—		(84,174)
Intercompany interest	27,075	(27,075)	—	—		—
Minority interests	—	—	(2,003)	—		(2,003)

Income (loss) before income taxes	(60,469)	107,194	4,905	—		51,630
Income tax provision	(20,652)	—	—	—		(20,652)
Equity in subsidiaries	112,099	—	—	(112,099	)(b)	—

Net income	$30,978	$107,194	$4,905	$(112,099)		$30,978

(a)
Elimination of intercompany balances

(b)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2006
(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$42,025	$131,956	$4,819	$(136,775	)(a)	$42,025
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,562	79,226	4,108	—		89,896
Deferred income taxes	4,422	—	—	—		4,422
Non-cash compensation expense	2,149	—	—	—		2,149
Gain on sale of assets	—	(196)	—	—		(196)
Minority interest expense	—	—	2,388	—		2,388
Equity in earnings of subsidiaries	(136,775)	—	—	136,775	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	(40,340)	(1,733)	—		(42,073)
Prepaid expenses and other current assets	(8)	331	912	—		1,235
Inventories	—	(31,521)	1,343	—		(30,178)
Other assets	(351)	3,557	—	—		3,206
Increase (Decrease) in:
Accounts payable	—	(39,123)	(594)	—		(39,717)
Due from/to affiliates	(6,226)	19,882	293	—		13,949
Income taxes receivable/payable	2,998	23	—	—		3,021
Other accrued liabilities	(757)	(4,760)	(971)	—		(6,488)
Intercompany accounts	(134,510)	138,601	(4,091)	—		—

Net cash provided by (used in) operating activities	(220,471)	257,636	6,474	—		43,639
Cash flows from investing activities:
Net proceeds from sale of assets	—	9,261	—	—		9,261
Acquistion of property and equipment	—	(73,372)	(9,199)	—		(82,571)
Acquisition of business, net of cash acquired	—	(31,378)	—	—		(31,378)
Net payments in affiliation transactions	—	(3,630)	—	—		(3,630)
Investment in unconsolidated subsidiary	—	(2,450)	—	—		(2,450)

Net cash used in investing activities	—	(101,569)	(9,199)	—		(110,768)
Cash flows from financing activities:
Proceeds from term loan	100,000	—	—	—		100,000
Proceeds from other indebtedness	—	—	4,522	—		4,522
Repayment of term loan	(1,000)	—	—	—		(1,000)
Repayment of other indebtedness	(4,421)	(137)	(493)	—		(5,051)
Debt issuance costs	(714)	—	—	—		(714)
Net distributions to parent	(23,713)	—	—	—		(23,713)
Distributions to minority interests	—	—	(2,320)	—		(2,320)
Contributions from minority interests	—	—	1,015	—		1,015
Advance from parent	150,000	—	—	—		150,000
Proceeds from exercise of options	319	—	—	—		319

Net cash provided by (used in) financing activities	220,471	(137)	2,724	—		223,058

Increase (decrease) in cash and cash equivalents	—	155,930	(1)	—		155,929
Cash and cash equivalents:
Beginning of period	—	125,836	1	—		125,837

End of period	$—	$281,766	$—	$—		$281,766

(a)
Elimination of intercompany blances

US Oncology, Inc.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005
(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$30,978	$107,194	$4,905	$(112,099	)(a)	$30,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,404	79,571	5,347	—		91,322
Deferred income taxes	8,164	—	—	—		8,164
Non-cash compensation expense	3,883	—	—	—		3,883
Minority interest expense	—	(1,642)	3,645	—		2,003
Equity in earnings of subsidiaries	(112,099)	—	—	112,099	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	(30,053)	(130)	—		(30,183)
Prepaid expenses and other current assets	48	(5,672)	(351)	—		(5,975)
Inventories	—	(42,431)	(168)	—		(42,599)
Other assets	(1)	(870)	(1)	—		(872)
Increase (Decrease) in:
Accounts payable	(1,854)	62,185	(3,718)	—		56,613
Due from/to affiliates	—	13,870	(2,399)	—		11,471
Income taxes receivable/payable	10,867	—	—	—		10,867
Other accrued liabilities	(436)	(12,840)	2,159	—		(11,117)
Intercompany accounts	93,684	(90,708)	(2,976)	—		—

Net cash provided by operating activities	39,638	78,604	6,313	—		124,555
Cash flows from investing activities:
Acquisition of property and equipment	—	(65,402)	(18,798)	—		(84,200)
Net payments in affiliation transactions	—	(8,741)	—	—		(8,741)
Proceeds from sale of real estate interests in joint venture	—	900	—	—		900
Contract separations	—	1,807	—	—		1,807

Net cash used in investing activities	—	(71,436)	(18,798)	—		(90,234)
Cash flows from financing activities:
Proceeds from other indebtedness	—	—	13,574	—		13,574
Repayment of term loan	(17,912)	—	—	—		(17,912)
Repayment of other indebtedness	(5,893)	—	(635)	—		(6,528)
Debt issuance costs	(753)	—	—	—		(753)
Net distributions to parent	(17,834)	—	—	—		(17,834)
Equity investment by parent	899	—	—	—		899
Distributions to minority interests	—	—	(1,743)	—		(1,743)
Contributions from minority interests	—	—	1,414	—		1,414

Net cash provided by (used in) financing activities	(41,493)	—	12,610	—		(28,883)

Increase (decrease) in cash and cash equivalents	(1,855)	7,168	125	—		5,438
Cash and cash equivalents:
Beginning of period	1,855	118,668	(124)	—		120,399

End of period	$—	$125,836	$1	$—		$125,837

(a)
Elimination of intercompany blances

NOTE 18—SUBSEQUENT EVENT

      In February, 2007 the Company announced that it intends to offer an aggregate of $400 million of senior floating rate notes (the "Notes") in a private offering. The consummation of the offering is subject to numerous conditions, including completion of satisfactory due diligence, negotiation of a definitive agreement relating to the issuance, final approval by the parties, completion of an amendment to the Company's existing senior secured facilities, expiration of required notice periods under the Company's existing senior floating rate notes and other customary conditions.

        The Notes will be general unsecured obligations of Holdings, and bear interest at a rate per annum, reset semi-annually, based upon LIBOR plus a fixed percentage. The Notes will offer the Company the option of making periodic interest payments or adding accrued interest to the principal balance of the Notes.

        The net proceeds of the Notes will be used to refinance the Company's existing senior floating rate notes, including payment of a redemption premium of $5.0 million on those notes, to pay a dividend to the stockholders of Holdings, and to pay fees and expenses related to the offering. Deferred debt financing costs associated with the existing senior floating rate notes, net of accumulated amortization, amounted to $6.0 million as of December 31, 2006. The unamortized portion of these costs will be expensed, if the Notes are issued. Subject to the satisfaction of all conditions to the offering, the Company anticipates that the Notes will be issued during March 2007.

US ONCOLOGY HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended

March 31, 2007 and March 31, 2006

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share information)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	March 31, 2007	December 31, 2006	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and equivalents	$92,803	$281,768	$92,802	$281,766
Accounts receivable	351,067	341,306	351,067	341,306
Other receivables	111,482	105,544	111,482	105,544
Prepaid expenses and other current assets	25,670	21,139	29,321	21,139
Inventories	87,299	78,381	87,299	78,381
Deferred income taxes	4,365	4,268	4,365	4,268
Due from affiliates	62,770	66,674	44,275	67,792

Total current assets	735,456	899,080	720,611	900,196
Property and equipment, net	390,310	393,318	390,310	393,318
Service agreements, net	231,911	240,100	231,911	240,100
Goodwill	757,870	757,870	757,870	757,870
Other assets	79,345	76,126	67,880	68,498

Total assets	$2,194,892	$2,366,494	$2,168,582	$2,359,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,701	$9,397	$10,701	$9,397
Accounts payable	225,393	198,978	225,123	198,696
Dividends payable	—	190,000	—	40,609
Due to affiliates	165,396	146,683	172,229	303,516
Accrued compensation cost	26,273	26,854	26,273	26,854
Accrued interest payable	12,409	30,965	10,212	24,111
Income taxes payable	2,705	1,842	—	10,426
Other accrued liabilities	30,007	32,565	30,007	32,565

Total current liabilities	472,884	637,284	474,545	646,174
Deferred revenue	7,983	8,337	7,983	8,337
Deferred income taxes	30,359	33,520	29,971	32,886
Long-term indebtedness	1,489,911	1,319,664	1,064,911	1,069,664
Other long-term liabilities	8,594	8,032	7,625	8,032

Total liabilities	2,009,731	2,006,837	1,585,035	1,765,093
Commitments and contingencies (Note 8)
Minority interests	13,857	14,148	13,857	14,148
Preferred stock Series A, 15,000,000 shares authorized, 13,938,657 shares issued and outstanding, liquidation preference of $279,247,730 and $298,810,010, respectively	293,186	312,749	—	—
Preferred stock Series A-1, 2,000,000 shares authorized, 1,948,251 shares issued and outstanding, liquidation preference of $42,224,427 and $41,857,142, respectively	51,165	50,797	—	—
Stockholders' (deficit) equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 141,644,380 and 141,021,880 shares issued and outstanding in 2007 and 2006, respectively	141	141	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	1	1
Additional paid-in capital	—	—	569,689	580,740
Accumulated other comprehensive income (loss), net of tax	(582)	951	—	—
Retained deficit	(172,606)	(19,129)	—	—

Total stockholders' (deficit) equity	(173,047)	(18,037)	569,690	580,741

	$2,194,892	$2,366,494	$2,168,582	$2,359,982

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Three Months Ended March 31,		Three Months Ended March 31,
	2007	2006	2007	2006
Product revenue	$481,615	$457,741	$481,615	$457,741
Service revenue	250,426	244,002	250,426	244,002

Total revenue	732,041	701,743	732,041	701,743
Cost of products	464,665	438,313	464,665	438,313
Cost of services:
Operating compensation and benefits	117,349	116,682	117,349	116,682
Other operating costs	72,794	66,800	72,794	66,800
Depreciation and amortization	17,729	16,034	17,729	16,034

Total cost of services	207,872	199,516	207,872	199,516
Total cost of products and services	672,537	637,829	672,537	637,829
General and administrative expense	20,276	19,078	20,235	18,952
Impairment and restructuring charges	7,395	—	7,395	—
Depreciation and amortization	3,364	3,800	3,364	3,800

	703,572	660,707	703,531	660,581
Income from operations	28,469	41,036	28,510	41,162
Other expense:
Interest expense, net	(31,025)	(27,458)	(23,807)	(21,494)
Minority interests	(722)	(525)	(722)	(525)
Loss on early extinguishment of debt	(12,917)	—	—	—

Income (loss) before income taxes	(16,195)	13,053	3,981	19,143
Income tax benefit (provision)	609	(5,482)	(1,931)	(7,657)

Net income (loss)	$(15,586)	$7,571	$2,050	$11,486

Other comprehensive income (loss):
Change in unrealized gain (loss) on cash flow hedge, net of tax	(1,533)	1,459	—	—

Comprehensive income (loss)	$(17,119)	$9,030	$2,050	$11,486

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(unaudited, in thousands)

	Shares Issued	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
Balance at December 31, 2006	141,022	$141	$—	$951	$(19,129)	$(18,037)
Amortization of deferred compensation	—	—	260	—	—	260
Exercise of options to purchase common stock, net of tax	473	—	1,234	—	—	1,234
Restricted stock award issuances	150	—	—	—	—	—
Dividends paid	—	—	—	—	(133,580)	(133,580)
Accretion of preferred stock dividends	—	—	(1,494)	—	(4,311)	(5,805)
Accumulated other comprehensive income (loss) for unrealized gain or loss on interest rate swap, net of tax	—	—	—	(1,533)	—	(1,533)
Net loss	—	—	—	—	(15,586)	(15,586)

Balance at March 31, 2007	141,645	$141	$—	$(582)	$(172,606)	$(173,047)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(unaudited, in thousands, except share information)

	Shares Issued	Par Value	Additional Paid-In Capital	Retained Earnings (Deficit)	Total
Balance at December 31, 2006	100	$1	$580,740	$—	$580,741
Amortization of deferred compensation	—	—	260	—	260
Dividend paid	—	—	(11,842)	(2,050)	(13,892)
Contribution of proceeds from exercises of options to purchase common stock	—	—	531	—	531
Net income	—	—	—	2,050	2,050

Balance at March 31, 2007	100	$1	$569,689	$—	$569,690

The accompanying notes are an integral part of this statement.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Three Months Ended March 31,		Three Months Ended March 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income (loss)	$(15,586)	$7,571	$2,050	$11,486
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	23,014	21,639	22,770	21,457
Impairment and restructuring charges	7,395	—	7,395	—
Deferred income taxes	(2,236)	1,379	(3,012)	1,379
Non-cash compensation expense	260	545	260	545
Loss on sale of assets	151	—	151	—
Minority interest expense	722	525	722	525
Loss on early extinguishment of debt	12,917	—	—	—
(Increase) Decrease in:
Accounts and other receivables	(15,699)	(37,376)	(15,699)	(37,376)
Prepaid expenses and other current assets	(4,544)	(2,145)	(4,544)	(2,145)
Inventories	(8,918)	(61,279)	(8,918)	(61,279)
Other assets	(1,316)	271	(1,053)	(46)
Increase (Decrease) in:
Accounts payable	26,319	(51,718)	26,331	(51,289)
Due from/to affiliates	22,568	27,777	42,201	27,777
Income taxes receivable/payable	1,647	(749)	(14,022)	1,426
Other accrued liabilities	(22,964)	(34,633)	(18,307)	(28,756)

Net cash provided by (used in) operating acitivities	23,730	(128,193)	36,325	(116,296)

Cash flows from investing activities:
Acquisition of property and equipment	(17,427)	(11,768)	(17,427)	(11,768)
Net payments in affiliation transactions	—	(3,281)	—	(3,281)
Net proceeds from sale of assets	750	—	750	—

Net cash used in investing activities	(16,677)	(15,049)	(16,677)	(15,049)

Cash flows from financing activities:
Proceeds from senior floating rate PIK toggle notes, net of issue costs	413,300	—	—	—
Proceeds from other indebtedness	665	—	665	—
Repayment of senior floating rate notes	(256,766)	—	—	—
Repayment of term loan	(3,791)	(1,000)	(3,791)	(1,000)
Repayment of other indebtedness	(369)	(2,076)	(369)	(2,076)
Net borrowings under revolving facility	—	20,000	—	20,000
Debt financing costs	—	—	(153)	—
Net distributions to parent	—	—	(54,501)	(11,916)
Repayment of advance to parent	—	—	(150,000)	—
Distributions to minority interests	(994)	—	(994)	—
Contributions from minority interests	—	482	—	482
Payment of dividends on preferred stock	(25,000)	—	—	—
Payment of dividends on common stock	(323,580)	—	—	—
Proceeds from exercise of stock options	517	18	—	—
Contributions of proceeds from exercise of stock options	—	—	531	18

Net cash provided by (used in) financing activities	(196,018)	17,424	(208,612)	5,508

Decrease in cash and cash equivalents	(188,965)	(125,818)	(188,964)	(125,837)
Cash and cash equivalents:
Beginning of period	281,768	125,838	281,766	125,837

End of period	$92,803	$20	$92,802	$—

Interest paid	$50,915	$46,944	$37,681	$35,459
Taxes paid	37	4,850	37	4,850

The accompanying notes are an integral part of this statement.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

QUARTER ENDED MARCH 31, 2007

NOTE 1—Basis of Presentation

        US Oncology Holdings, Inc. ("Holdings") was formed in March, 2004. Currently, its principal assets are 100% of the shares of common stock of US Oncology, Inc. ("US Oncology"). Holdings and US Oncology and their subsidiaries are collectively referred to as the "Company."

        The consolidated financial statements of Holdings include the accounts of its wholly-owned subsidiary, US Oncology. Holdings conducts substantially all of its business through US Oncology and its subsidiaries that provide extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,077 physicians operating in 433 locations, including 90 radiation oncology facilities in 38 states. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") for interim financial reporting and in accordance with instructions for Form 10-Q and Rule 10.01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements contained in this report reflect all adjustments that are normal and recurring in nature and considered necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the interim period are not necessarily indicative of the results expected for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. Because of inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. These unaudited, condensed consolidated financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC") on February 27, 2007, and subsequent filings.

NOTE 2—Revenues

        The Company derives revenues primarily from (i) comprehensive service agreements with physician practices; (ii) pharmaceutical services agreements with physician practices under the oncology pharmaceutical services ("OPS") model; (iii) fees paid by pharmaceutical companies for services as a group purchasing organization, data services and other manufacturer services and (iv) research agreements with pharmaceutical manufacturers and other trial sponsors.

        Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices' largest payers. For the three months ended March 31, 2007 and 2006, the affiliated practices derived 37.8% and 37.4%, respectively, of their net patient revenue from services provided under the Medicare program (of which 3.5% and 2.3%, respectively, relates to Medicare managed care) and 3.0% and 3.3%, respectively, from services provided under state Medicaid programs. Capitation revenues were less than

1% of total net patient revenue in all periods. The Company has one additional payer that represents more than 10% of net revenues. That payer represented 10.7% and 10.5% of net revenues for the first quarter of 2007 and 2006, respectively. Changes in the payer reimbursement rates, or in affiliated practices' payer mix could materially and adversely affect the Company's revenues.

        Medicare pays oncologists the average sales price ("ASP") for drugs plus 6%. ASP-based reimbursement is adjusted quarterly, and as a result of these quarterly adjustments, the Company experienced an increase of approximately 1.2% in Medicare reimbursement during the quarter ended March 31, 2007 over 2006 levels.

        During the first quarter, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents ("ESAs"), widely-used drugs for the treatment of anemia. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. In particular, the FDA highlighted studies that concluded an increased risk of death may occur in cancer patients who are not receiving chemotherapy who are treated with ESAs. Partly in response to such warnings, certain Medicare intermediaries have ceased reimbursement for ESAs administered to patients who are not current or recent chemotherapy recipients at the time of administration. In addition, intermediaries have revised usage guidelines for ESAs in other circumstances. The Centers for Medicare and Medicaid Services ("CMS") is currently developing standard national usage and reimbursement policies for ESAs which are expected to be issued in December 2007. The Company remains engaged in that process and expects further clarity to result. In addition, the Company expects continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. In its evidence-based medicine initiative, the Company's network also continually reviews emerging scientific information to develop clinical pathways for use in oncology and the Company remains engaged with payers in determining optimal usage for pharmaceuticals.

        During 2006, the Company received payments from Medicare for certain data related to quality of care for cancer patients ("the Medicare Demonstration Project"). Reporting for 2006 was not specific to chemotherapy, but instead focused on physician evaluation and management. The reimbursement under the Medicare Demonstration Project contributed $0.6 million to pretax income in the first quarter of 2006. The Medicare Demonstration Project expired as of December 31, 2006. This impact to 2007 may be offset by a Medicare Demonstration Project known as the Physician Voluntary Reporting Program ("PVRP") beginning July 1, 2007, however the specifics for oncology are unknown at this time.

        On February 1, 2006 Congress passed, and on February 8, 2006 the President signed into law, the Deficit Reduction Act ("DRA") which contained a provision affecting imaging reimbursement. The technical component of the physician fee schedule for physician-office imaging services has been capped at the Hospital Outpatient Prospective Payment System ("HOPPS") rates. Since Congress did not include a provision in the Tax Relief and Healthcare Act of 2006 to revise the DRA Imaging provision, Medicare reimbursement, effective January 1, 2007, is limited to no more than the HOPPS rates. The impact on US Oncology affiliated practices primarily relates to reduced reimbursement for Positron Emission Tomography ("PET"), Positron Emission Tomography/Computerized Tomography ("PET/CT") and Computerized Tomography ("CT") services. During the first quarter of 2007, the reduced reimbursement for these imaging services reduced pretax income by approximately $2 million compared to the first quarter of 2006 reimbursement.

        In November, 2006, CMS released its Final Rule of the Five-Year Review of Work Relative Value Units ("RVU" or "Work RVU") under the Physician Fee Schedule and Proposed Changes to the Practice Expense ("PE") Methodology (the "Final Rule"). The Work RVU changes were implemented in full on January 1, 2007, while the PE methodology changes will be phased in over a four-year period (2007-2010). During the quarter ended March 31, 2007, the rule increased pretax income by $0.7 million over the comparable 2006 period for Medicare non-drug reimbursement.

        Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service (RVUs). The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula. The Tax Relief and Health Care Act of 2006 provided for suspension of a 5% decrease in reimbursement (through the conversion factor update) which would otherwise have been effective as of January 1, 2007. The physician fee schedule update for 2008 will again be set under the statutory formula and will be effective as of January 1, 2008.

        As a result of market specific conditions, impairment and restructuring charges were recorded in the first quarter of 2007 (see Note 4—"Impairment and Restructuring Charges"). The Company also reserved $3.5 million due to uncertainty about collectibility of management fees from those practices.

        The Company's most significant, and only service agreement to provide more than 10% of total revenues, is with Texas Oncology, P.A. which accounted for 26.8% and 24.9% of revenue for the three-month periods ended March 31, 2007, and 2006, respectively.

NOTE 3—Intangible Assets and Goodwill

        Changes in intangible assets relating to service agreements, customer relationships and goodwill during the three months ended March 31, 2007 consisted of the following (in thousands):

	Service Agreements, net	Customer Relationships, net	Goodwill
Balance at December 31, 2006	$240,100	$4,740	$757,870
Impairment and restructuring charges	(4,325)	—	—
Amortization expense and other	(3,864)	(124)	—

Balance at March 31, 2007	$231,911	$4,616	$757,870

        The carrying value of goodwill is subject to impairment tests under the requirements of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets".

        Accumulated amortization relating to service agreements was $23.2 million and $18.9 million at March 31, 2007 and December 31, 2006, respectively. During the quarter ended March 31, 2007, the Company impaired service agreement intangible assets with a carrying value of $4.3 million (see Note 4—"Impairment and Restructuring Charges").

NOTE 4—Impairment and Restructuring Charges

        In two markets in which an aggregate of ten physicians are affiliated with the Company, market-specific conditions caused the Company to recognize impairment and restructuring charges totaling

$7.4 million during the period ended March 31, 2007. The components of the charge are as follows (in thousands):

Three Months Ended March 31, 2007
Services Agreement, net	$4,325
Property and equipment, net	2,512
Future Lease Obligations	558

Total	$7,395

        In one of the markets, state regulators reversed a prior determination and ruled that, under the state's certificate of need law, the affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. The Company is appealing this determination and is exploring other options that would make the treatment facility available to radiation therapy patients. However, such efforts did not advance sufficiently during the first quarter of 2007, and, therefore, the resumption of radiation services or other recovery of its investment is not considered likely.

        In the second market, financial performance has deteriorated as a result of an excessive cost structure relative to practice revenue. The Company is working with the practice involved to restructure the market and establish a base for future growth to otherwise improve financial performance. During the first quarter ended March 31, 2007, the Company recorded impairment and restructuring charges because, based on currently anticipated operating results, the Company does not expect that practice performance will be sufficient to recover the value of certain assets and the intangible asset associated with its management service agreement in the market.

NOTE 5—Indebtedness

        As of March 31, 2007 and December 31, 2006, long-term indebtedness consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
US Oncology, Inc.
Senior Secured Credit Facility, due 2011	$475,297	$479,088
9.0% Senior Notes, due 2012	300,000	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	2,710	2,825
Mortgage, capital lease obligations and other	19,605	19,148

	1,075,612	1,079,061
Less current maturities	(10,701)	(9,397)

	$1,064,911	$1,069,664

US Oncology Holdings, Inc.
Senior Floating Rate PIK Toggle Notes, due 2012	425,000	—
Senior Floating Rate Notes, due 2015	—	250,000

	$1,489,911	$1,319,664

        Future principal obligations under US Oncology's and Holdings' long-term indebtedness as of March 31, 2007, are as follows (in thousands):

	Twelve months ending March 31,
	2008	2009	2010	2011	2012	Thereafter
US Oncology payments due	$10,701	$6,024	$6,062	$349,614	$113,010	$590,201
Holdings payments due	—	—	—	—	425,000	—

	$10,701	$6,024	$6,062	$349,614	$538,010	$590,201

Senior Secured Credit Facility

        The senior secured credit facility provides for senior secured financing of up to $660.0 million, consisting of:

  •
  a $160.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. At March 31, 2007, $136.7 million was available for borrowing. The availability has been reduced by outstanding letters of credit amounting to $23.3 million. At March 31, 2007 and December 31, 2006, no amounts had been borrowed under the revolving credit facility.

  •
  a $500.0 million term loan facility with a maturity of August, 2011. The amount outstanding under the term loan was $475.3 million as of March 31, 2007 and $479.1 million as of December 31, 2006.

    No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

        The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at the Company's option, equal to either an alternate base rate or an adjusted LIBOR for one, two, three or six month interest periods chosen by the Company (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

        The adjusted LIBOR is based upon offered rates in the London interbank market. The alternate base rate is the greater of (1) the prime rate or (2) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. Currently, the applicable margin percentage is a percentage per annum equal to (1) 1.25% for alternate base rate term loans, (2) 2.25% for adjusted LIBOR term loans, (3) 1.50% for alternate base rate revolving loans and (4) 2.50% for adjusted LIBOR revolving loans.

        Indebtedness under the senior secured credit facility is guaranteed by all of US Oncology's current restricted subsidiaries (see Note 10), all of US Oncology's future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology's existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology's capital stock and the capital stock of the guarantor subsidiaries.

        The senior secured credit facility requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including an interest coverage ratio (interest expense divided by EBITDA, as defined by the indenture) and a maximum leverage ratio (indebtedness divided by EBITDA, as defined by the indenture). At March 31, 2007, the Company was required to maintain an interest coverage ratio of 2.15:1 and a maximum leverage ratio of 5.25:1. Both of these covenants become more restrictive over time and, at maturity in 2011, both will be 3.00:1. Also, the Company may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of "excess cash flow", as defined. No such payment was required for the year ended December 31, 2006. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. As of March 31, 2007, the Company is in compliance with all financial covenants.

        In March, 2005, the Company amended its senior secured credit facility to permit the issuance of $250.0 million Senior Floating Rate Notes, due 2015 by Holdings and to use the proceeds to pay a dividend to the stockholders of Holdings. In December, 2006, the Company amended its senior secured credit facility to both permit a private offering and use the net proceeds, along with cash on hand, for payment of a dividend. This dividend of $190.0 million was paid in January, 2007. In March, 2007, the Company amended its senior secured credit facility to permit the issuance of $425.0 million Senior Floating Rate PIK Toggle Notes, due 2012 by Holdings and to use the proceeds to refinance the existing $250.0 million Senior Floating Rate Notes and offering costs, as well as to pay a dividend of $158.6 million to the stockholders of Holdings.

Senior Floating Rate Notes

        During March, 2005, Holdings issued $250 million Senior Floating Rate Notes, due 2015 ("the Holdings Notes"). The Holdings Notes (refinanced in March, 2007) were senior unsecured obligations with interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years ended March 15, 2007.

        The Company designated the interest rate swap as a cash flow hedge against the variability of future interest payments for accounting purposes. Derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge is initially reported as a component of accumulated other comprehensive income in the Company's Condensed Consolidated Statement of Stockholders' Equity. The remaining gain or loss, if any, is recognized currently in earnings. Amounts classified as part of accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings. During the quarter ended March 31, 2007, the Company reclassified $1.0 million gain on the interest rate swap into net income.

        In March 2007 the Company completed a $425.0 million floating rate debt offering, the terms of which are described below. Proceeds from the Notes were used to repay the existing $250.0 million Floating Rate Notes and, after payment of transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders.

        In connection with the refinancing of the Floating Rate Notes, the Company recognized a $12.9 million extinguishment loss related to payment of a 2.0% call premium, interest expense during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

Senior Floating Rate PIK Toggle Notes

        On March 13, 2007, Holdings issued $425.0 million aggregate principal amount of Senior Unsecured Floating Rate PIK Toggle Notes due 2012 (the "Notes") in a private offering to institutional investors. In connection with the issuance of the Notes, Holdings entered into a Purchase Agreement providing for the initial sale of the Notes and a Registration Rights Agreement with respect to registration rights for the benefit of the holders of the Notes.

        Holdings may elect to pay interest on the Notes entirely in cash, by increasing the principal amount of the Notes ("PIK interest"), or by paying 50% in cash and 50% by increasing the principal amount of the Notes. The interest payment due September 15, 2007 must be made in cash and the Company must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. Cash interest will accrue on the Notes at a rate per annum equal to LIBOR plus the applicable spread. PIK interest will accrue on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR will be reset semiannually. The applicable spread is 4.50% and will increase by 0.50% on March 15, 2009 and increase by another 0.50% on March 15, 2010. The Notes mature on March 15, 2012. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the LIBOR base rate at 4.97% through maturity in 2012. Prior to the spread increase in both 2009 and 2010, the fixed interest rate will be 9.47% for a period of two years ending March 15, 2009.

        The swap agreement has been designated as a cash flow hedge against the variability of future interest payments for accounting purposes. Derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge is initially reported as a component of other comprehensive income in the Company's Condensed Consolidated Statement of Stockholders' Equity. Holdings documents its risk management strategy and hedge effectiveness at the inception of the hedge and over the term of each hedging relationship. The remaining gain or loss, if any, is recognized currently in earnings. Amounts recorded as accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

        During the quarter ended March 31, 2007, the Company recognized an unrealized loss of $0.6 million, net of tax, as other comprehensive income (loss) in the Condensed Consolidated Statement of Stockholders' Equity. This loss will be reclassified and recognized into pretax income as the interest expense on the notes is recognized.

        Holdings may redeem some or all of the Notes prior to September 15, 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a "make-whole" premium based on the present value of the notes at the time of the redemption. Holdings may redeem all or any of the Notes on or after September 15, 2007 at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Redemption period	Price
On or after September 15, 2007 and prior to September 15, 2008	100.0%
On or after September 15, 2008 and prior to September 15, 2009	102.0%
On or after September 15, 2009 and prior to September 15, 2010	101.0%
On or after September 15, 2010	100.0%

        Holdings issued the Notes pursuant to an Indenture dated March 13, 2007 between Holdings and a Trustee. Among other provisions, the Indenture contains certain covenants that limit the ability of Holdings and certain restricted subsidiaries, including US Oncology, to incur additional debt, pay dividends on, redeem or repurchase capital stock, issue capital stock of restricted subsidiaries, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, create liens securing the debt of Holdings and sell certain assets or merge with or into other companies.

        Because Holdings' principal asset is its investment in US Oncology, US Oncology provides funds to service Holdings' indebtedness through payment of dividends to Holdings. During the quarter ended March 31, 2007, US Oncology paid dividends of $13.9 million to Holdings to finance the semi-annual interest payment due March 15, 2007 on the $250.0 million senior floating rate notes and certain costs related to the issuance of the senior floating rate PIK toggle notes. US Oncology will continue to fund the future semi-annual interest payments on the $425.0 million senior floating rate PIK toggle notes. The terms of the existing senior secured credit facility, as well as the indentures governing US Oncology's senior notes and senior subordinated notes, and certain other agreements, restrict it and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements do not permit US Oncology to provide Holdings with sufficient distributions to fund interest and principal payments on the Holdings Notes when due, Holdings may default on its notes, unless other sources of funding are available. The amount available under the restricted payments provision is based upon a portion of US Oncology's cumulative net income adjusted upward for certain transactions, primarily receipt of equity offering proceeds, and reduced principally by cumulative dividends paid to Holdings, among other transactions. Amounts available under this restricted payments provision were $30.9 million as of March 31, 2007.

NOTE 6—Stock-Based Compensation

        The following disclosures relate to stock incentive plans involving shares of Holdings common stock or options to purchase Holdings common stock. Activity related to Holdings' stock-based compensation is included in the financial statements of US Oncology, as the participants in such plans are employees of US Oncology.

        For all awards issued or modified after the adoption of SFAS 123R, Share-Based Payments ("SFAS 123R"), by the Company effective January 1, 2006, compensation expense is recognized in the Company's financial statements over the requisite service period, net of estimated forfeitures, and based on the fair value as of the grant date.

US Oncology Holdings, Inc. 2004 Equity Incentive Plan

        The Holdings' Board of Directors adopted the US Oncology Holdings, Inc. 2004 Equity Incentive Plan (the "Equity Incentive Plan") effective in August, 2004. The purpose of the plan is to attract and retain the best available personnel and to provide additional incentives to employees and consultants to promote the success of the business. The Equity Incentive Plan provides for grants of up to 22,290,371 shares of restricted common stock and 4,933,595 options to purchase Holdings common stock. Depending on the individual grants, awards vest either at the grant date, over defined service periods, or upon achieving a return on invested capital in excess of established thresholds. Based on the individual vesting criteria for each award, the Company recorded compensation expense of approximately $0.3 million and $0.5 million, respectively, for the three months ended March 31, 2007 and 2006 related to awards made under the Equity Incentive Plan.

        At March 31, 2007, 21,574,000 shares of restricted stock, net of forfeitures, had been granted and 716,371 shares were available for future awards. During the three months ended March 31, 2007, the Company granted awards of 150,000 restricted shares with an aggregate fair value of approximately $0.4 million which will vest over a five year period from the date of grant. No shares of restricted stock were granted during the three months ended March 31, 2006. During the three months ended March 31, 2007, no restricted shares were forfeited by holders.

        Compensation expense related to outstanding restricted share awards is estimated to be $0.9 million, $0.6 million, $0.4 million, $0.2 million and $0.1 million for the fiscal years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively. Deferred compensation related to these awards becomes fully amortized during the year ending December 31, 2012.

        The following summarizes activity for options awarded under the Equity Incentive Plan for the three months ended March 31, 2007:

	Stock Options
	Shares Represented by Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Options outstanding, December 31, 2006	3,581,500	$1.25
Granted	287,500	2.72
Exercised	(472,500)	1.10
Forfeited	(310,000)	1.50

Options outstanding, March 31, 2007	3,086,500	$1.39	8.5 years

Options exercisable, March 31, 2007	1,016,750	$1.06	7.7 years

        At March 31, 2007, 3,086,500 options to purchase Holdings common stock were outstanding and 1,144,095 options were available for future awards. Holdings granted 287,500 and 187,500 options to purchase common shares during the three months ended March 31, 2007 and 2006, respectively. The fair value of options awarded during the quarter ended March 31, 2007 was estimated at $0.89 per share using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.46%; expected life of five years; expected volatility of 26.9% based on an index of peer companies; and expected dividend yield of zero. Compensation expense related to options granted during the three months ended March 31, 2007 and 2006 has been recorded based on the fair value as of the grant date and vesting provisions. Compensation expense incurred during the three months ended March 31, 2007 and 2006 for these awards was not material.

Holdings 2004 Director Stock Option Plan

        The Holdings' Board of Directors also adopted the US Oncology Holdings 2004 Director Stock Option Plan (the "Director Stock Option Plan"), which was effective in October, 2004 upon stockholder approval. The total number of shares of common stock for which options may be granted under the Director Stock Option Plan is 500,000 shares. Under this plan, each eligible director in office and each eligible director who joined the board after adoption is automatically granted an option, annually, to purchase 5,000 shares of common stock. In addition, each such director is automatically granted an option, annually, to purchase 1,000 shares of common stock for each board committee on which such director served. As of March 31, 2007, options to purchase 99,000 shares of common stock have been granted to directors under the Director Stock Option Plan. The options vest six months after the date of grant. During the three months ended March 31, 2007, no options issued under the Director Stock Option Plan were exercised.

Holdings 2004 Long-Term Cash Incentive Plan

        In addition to stock incentive plans, Holdings has adopted the US Oncology Holdings, Inc. 2004 Long-Term Cash Incentive Plan (the "Cash Incentive Plan"). Under the Cash Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Holdings, awards granted to participants provide for cash payments upon (i) a qualified initial public offering or change in control or (ii) dividends on or redemptions of preferred stock. Cash payments are payable to participants based upon certain performance objectives as set forth in the terms, conditions and other provisions of the awards under the Cash Incentive Plan. No triggering events have occurred since March 31, 2005 under the Cash Incentive Plan.

        If any of the payment triggering events described in the Cash Incentive Plan occur in the future, the Company may incur an additional obligation (and compensation expense) as a result of such event or events. As of March 31, 2007, no amounts were available for payment under the Cash Incentive Plan. The amount of this obligation may increase or decrease based upon future performance of the Company.

NOTE 7—Segment Financial Information

        The Company's reportable segments are based on internal management reporting that disaggregates the business by service line. The Company's reportable segments are medical oncology services, cancer center services, pharmaceutical services, and research/other services (primarily consisting of research services). The Company provides comprehensive practice management services for the non-clinical aspects of practice management to affiliated practices in its medical oncology and cancer center services segments. In addition to managing their non-clinical operations, the medical oncology segment provides oncology pharmaceutical services to practices affiliated under comprehensive service agreements. The cancer center services segment develops and manages comprehensive, community-based cancer centers, which integrate various aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to radiation therapy for practices affiliated under comprehensive service agreements. The pharmaceutical services segment distributes oncology pharmaceuticals to our affiliated practices, including practices affiliated under our OPS model, and provides informational and other services to pharmaceutical manufacturers. The research/other services segment contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials.

        Balance sheet information by reportable segment is not reported, since the Company does not produce such information internally.

        The tables below present segment results for the three months ended March 31, 2007 and 2006 (in thousands). Income (loss) from operations of Holdings is identical to those of US Oncology with the exception of nominal administrative expenses:

	Three Months Ended March 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$385,355	$—	$524,804	$—	$—	$(428,544)	$481,615
Service revenues	136,553	84,296	16,577	13,000	—	—	250,426

Total revenues	521,908	84,296	541,381	13,000	—	(428,544)	732,041
Operating expenses	(497,071)	(54,778)	(518,974)	(12,527)	(20,237)	428,544	(675,043)
Impairment and restructuring charges	—	(3,070)	—	—	(4,325)	—	(7,395)
Depreciation and amortization	—	(9,529)	(1,352)	(199)	(10,013)	—	(21,093)

Income (loss) from operations	$24,837	$16,919	$21,055	$274	$(34,575)	$—	$28,510

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(41)	$—	$(41)

Income (loss) from operations	$24,837	$16,919	$21,055	$274	$(34,616)	$—	$28,469

Goodwill	$409,322	$191,615	$156,933	$—	$—	$—	$757,870

	Three Months Ended March 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$386,998	$—	$470,767	$—	$—	$(400,024)	$457,741
Service revenues	141,336	79,006	11,066	12,594	—	—	244,002

Total revenues	528,334	79,006	481,833	12,594	—	(400,024)	701,743
Operating expenses	(496,520)	(50,488)	(461,353)	(13,457)	(18,953)	400,024	(640,747)
Depreciation and amortization	—	(9,391)	(61)	—	(10,382)	—	(19,834)

Income (loss) from operations	$31,814	$19,127	$20,419	$(863)	$(29,335)	$—	$41,162

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(126)	$—	$(126)

Income (loss) from operations	$31,814	$19,127	$20,419	$(863)	$(29,461)	$—	$41,036

Goodwill	$409,322	$177,898	$129,512	$—	$—	$—	$716,732

(1)
Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment). The distribution center began operations on a limited basis, in September of 2005.

NOTE 8—Commitments and Contingencies

Leases

        The Company leases office space, along with certain comprehensive cancer centers and equipment under noncancelable operating lease agreements. As of March 31, 2007, total future minimum lease payments, including escalation provisions and leases with entities affiliated with practices, are as follows (in thousands):

	Twelve months ending March 31,
	2008	2009	2010	2011	2012	Thereafter
Payments due	$71,487	$62,993	$53,958	$44,350	$34,622	$166,290

Insurance

        The Company and its affiliated practices maintain insurance with respect to medical malpractice and various liability risks on a claims-made basis, in amounts believed to be customary and adequate. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against it or its affiliated practices, which would have a material impact on its financial position or results of operations.

        The Company maintains other traditional insurance coverages on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

        The provision of medical services by the Company's affiliated practices entails an inherent risk of professional liability claims. The Company does not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to patients. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices' participation in governmental healthcare programs, the Company and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although the Company and its affiliated practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against it or one of the affiliated practices, in excess of insurance coverage, could have a material adverse effect on the Company.

Guarantees

        Beginning January 1, 1997, the Company guaranteed that amounts retained by the Company's affiliated practice in Minnesota will amount to a minimum of $5.2 million annually under the terms of the related service agreement, provided that certain targets are met. The Company has not been required to make any payments associated with this guarantee.

        Effective January 1, 2007, the Company offered a guarantee to one of its affiliated practices that amounts retained by that practice will amount to a minimum of $3.5 million through March 31, 2008. The Company honored this offer to date, but continuing the guarantee is subject to reaching a definitive agreement with the practice. Additionally, beginning January 1, 2007, the Company guaranteed that a second practice would receive no less than $2.0 million for the year ending December 31, 2007. Amounts paid under these guarantees amounted to $1.2 million for the quarter ended March 31, 2007.

        The Company periodically provides guarantees up to predetermined amounts for amounts owed by practices under OPS agreements to certain pharmaceutical suppliers for products purchased by affiliated practices. At March 31, 2007, there were no outstanding balances between affiliated practices and pharmaceutical suppliers to be guaranteed.

U.S. Department of Justice Subpoena

        During the fourth quarter of 2005, the Company received a subpoena from the United States Department of Justice's Civil Litigation Division ("DOJ") requesting a broad range of information about the Company and its business, generally in relation to the Company's contracts and relationships with pharmaceutical manufacturers. The Company is in the process of responding to the subpoena and has cooperated fully with the DOJ. At the present time, the DOJ has not made any specific allegation of wrongdoing on the part of the Company. The Company cannot, however, provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. The Company has devoted significant resources to responding to the DOJ subpoena and anticipates that such resources may be required on an ongoing basis to fully respond to the subpoena.

        The Company has also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

Qui Tam Lawsuits

        From time to time, the Company has become aware that the Company and certain of its subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as "whistle-blower" suits). Because qui tam actions are filed under seal, it is possible that the Company is the subject of other qui tam actions of which it is unaware.

        Specifically, during March, 2007, the Company became aware that it and one of its affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ is in the early stages of its investigation, and as such, has not made a decision on the merits of the whistle-blower's claim. The Company intends to continue to investigate and vigorously defend itself against any and all such claims, and the Company continues to believe that it conducts its operations in compliance with law. Based upon its present understanding of the nature and scope of the claim and investigation, the Company does not expect this claim to have a material adverse effect on its operations or financial condition.

        In previous qui tam suits which the Company has been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to alleged actions of the Company and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by the Company, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the Company and the practices. If the individuals who file complaints and/or the United States were to prevail in these claims against the Company, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on the Company, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Breach of Contract Claims

        The Company and its network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, the Company is involved from time to time in disputes with, and claims by, its affiliated practices against the Company.

        Specifically, the Company is involved in litigation with a 35 physician practice in Oklahoma that was affiliated under the net revenue model until April, 2006. While the Company was still affiliated with the practice, the Company initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that the Company has breached the service agreement and that the service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. The Company believes that its service agreement is lawful and enforceable and that the Company is operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, the Company terminated the service agreement in April, 2006. In March 2007, the Oklahoma Supreme Court overturned a lower court's ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. Because of the need for extra proceedings, the Company believes that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to the Company. In any event, as with any complex litigation, the Company anticipates that this dispute may take several years to resolve.

        During the first quarter of 2006, the practice represented 4.6% of the Company's consolidated revenue. In October, 2006, the Company sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation for the merger in August, 2004, no value was assigned to goodwill or its management service agreement with this practice due to the ongoing dispute that existed at that time. As a result of the ongoing litigation, the Company has been unable to collect on a timely basis a receivable owed to the Company relating to accounts receivable purchased by the Company under the service agreement and amounts for reimbursement of expenses paid by the Company on the practice's behalf. At March 31, 2007, the total owed to the Company for those receivables of $22.5 million is reflected on its balance sheet as other assets. Currently, certain amounts are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, certain amounts are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, the Company has filed a security lien on the receivables of the practice. Based on financial information available to the Company, management currently expects that the amounts held in the bank accounts combined with the receivables of the practice in which the Company has filed a security lien represent adequate collateral to recover the $22.5 million receivable recorded as other assets at March 31, 2007. Accordingly, the Company expects to realize the amount that it believes to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and the Company cannot provide assurance as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. The Company expects to incur expenses in connection with its litigation with the practice.

Certificate of Need Regulatory Action

        During the third quarter of 2006, one of the Company's affiliated practices in North Carolina lost (through state regulatory action) the ability, currently, to provide radiation services at its cancer center in Asheville. The practice continues to provide medical oncology services, but is not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice is appealing the regulatory action and is exploring other strategic alternatives with respect to radiation oncology and the cancer center space.

        Beginning in March, 2007 the Company began experiencing delays with third parties, in pursuing the strategic alternatives to the regulatory appeal, referred to above. These delays led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, impairment testing was performed as of March 31, 2007 and the Company recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment. (These charges are a component of the impairment losses disclosed in Note 4.)

        At March 31, 2007, our Consolidated Balance Sheet included net assets in the amount of $2.2 million related to this practice, which includes primarily working capital in the amount of $1.4 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, was not previously recorded on the Company's balance sheet. At March 31, 2007, the lease had a remaining term of 20 years and the net present value of minimum future lease payments is approximately $7.1 million. A termination obligation for this lease has not been accrued as the Company has not exhausted its strategic alternatives or legal appeals that may provide an ability to resume radiation therapy services at this location. Management will continue to monitor this matter.

Summary

        The Company believes the allegations in suits against it are customary for the size and scope of the Company's operations. However, adverse judgments, individually or in the aggregate, could have a material adverse effect on the Company.

        Assessing the Company's financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

NOTE 9—Recent Accounting Pronouncements

        From time to time, the Financial Accounting Standards Board ("FASB"), the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to the Company's business and financial statements. The Company cannot assure you that future changes in accounting rules would not require it to make retrospective application to its financial statements.

        In June, 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. Upon adoption of FIN 48, effective January 1, 2007, the Company had no adjustment for unrecognized income tax benefits. As of the effective date, January 1, 2007, and as of March 31, 2007, the Company had unrecognized tax benefits amounting to $2.5 million recorded. The Company recognizes any interest and penalties related to unrecognized tax benefits as income tax expense.

        In February, 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure a number of financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective beginning January 1, 2008. We have not yet determined the impact, if any, from the adoption of SFAS 159.

NOTE 10—Financial Information for Subsidiary Guarantors and Non-Subsidiary Guarantors

        The 9% Senior Secured Notes (the "Senior Notes") and 10.75% Senior Subordinated Notes (the "Senior Subordinated Notes") issued by US Oncology, Inc. are guaranteed fully and unconditionally, and on a joint and several basis, by all of US Oncology's wholly-owned subsidiaries. Certain of US Oncology's subsidiaries, primarily joint ventures, do not guarantee the Senior Notes and the Senior Subordinated Notes.

        Presented on the following pages are condensed consolidating financial statements for US Oncology, Inc. (the issuer of the Senior Notes and the Senior Subordinated Notes), the subsidiary guarantors and the non-guarantor subsidiaries as of and for the three months ended March 31, 2007 and 2006. The equity method has been used with respect to US Oncology's investments in its subsidiaries.

        As of March 31, 2007, the non-guarantor subsidiaries include Cancer Treatment Associates of Northeast Missouri, Ltd., Colorado Cancer Centers, L.L.C., Southeast Texas Cancer Centers, L.P., East Indy CC, L.L.C., KCCC JV, L.L.C., AOR Real Estate of Greenville, L.P., The Carroll County Cancer Center, Ltd, MDH-USO Management Company, L.P., Oregon Cancer Center, Ltd., and Metropolitan Integrated Cancer Care, L.L.C.

US Oncology, Inc.
Condensed Consolidating Balance Sheet
As of March 31, 2007
(unaudited, in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$92,802	$—	$—		$92,802
Accounts receivable	—	337,106	13,961	—		351,067
Other receivables	—	111,482	—	—		111,482
Prepaid expenses and other current assets	3,682	25,639	—	—		29,321
Inventories	—	87,299	—	—		87,299
Deferred income taxes	4,365	—	—	—		4,365
Due from affiliates	795,538	—	—	(751,263	)(a)	44,275
Investment in subsidiaries	585,191	—	(587)	(584,604	)(b)	—

Total current assets	1,388,776	654,328	13,374	(1,335,867)		720,611
Property and equipment, net	—	351,190	39,120	—		390,310
Service agreements, net	—	226,455	5,456	—		231,911
Goodwill	—	752,277	5,593	—		757,870
Other assets	35,071	31,279	1,530	—		67,880

	$1,423,847	$2,015,529	$65,073	$(1,335,867)		$2,168,582

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,837	$155	$709	$—		$10,701
Accounts payable	—	224,376	747	—		225,123
Intercompany accounts	(249,114)	251,752	(2,638)	—		—
Due to affiliates	6,994	902,036	14,462	(751,263	)(a)	172,229
Accrued compensation cost	—	25,870	403	—		26,273
Accrued interest payable	10,212	—	—	—		10,212
Deferred income taxes	—	—	—	—		—
Other accrued liabilities	132	30,504	(629)	—		30,007

Total current liabilities	(221,939)	1,434,693	13,054	(751,263)		474,545
Deferred revenue	—	7,983	—	—		7,983
Deferred income taxes	29,971	—	—	—		29,971
Long-term indebtedness	1,046,125	2,323	16,463	—		1,064,911
Other long-term liabilities	—	3,532	4,093	—		7,625

Total liabilities	854,157	1,448,531	33,610	(751,263)		1,585,035

Commitments and contingencies
Minority interests	—	—	13,857	—		13,857
Stockholder's equity
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	—	—	—		1
Additional paid-in capital	569,689	—	—	—		569,689
Retained earnings	—	—	—	—		—
Subsidiary equity	—	566,998	17,606	(584,604	)(b)	—

Total stockholder's equity	569,690	566,998	17,606	(584,604)		569,690

	$1,423,847	$2,015,529	$65,073	$(1,335,867)		$2,168,582

(a)
Elimination of intercompany balances
(b)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Balance Sheet
As of December 31, 2006
(unaudited, in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$281,766	$—	$—		$281,766
Accounts receivable	—	328,661	12,645	—		341,306
Other receivables	—	105,544	—	—		105,544
Prepaid expenses and other current assets	8	21,131	—	—		21,139
Inventories	—	78,381	—	—		78,381
Deferred income taxes	4,268	—	—	—		4,268
Due from affiliates	1,053,079	—	—	(985,287	)(a)	67,792
Investment in subsidiaries	562,402	—	(587)	(561,815	)(b)	—

Total current assets	1,619,757	815,483	12,058	(1,547,102)		900,196
Property and equipment, net	—	353,408	39,910	—		393,318
Service agreements, net	—	234,498	5,602	—		240,100
Goodwill	—	752,277	5,593	—		757,870
Other assets	36,597	30,371	1,530	—		68,498

	$1,656,354	$2,186,037	$64,693	$(1,547,102)		$2,359,982

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$8,564	$152	$681	$—		$9,397
Accounts payable	—	197,767	929	—		198,696
Dividend payable	40,609	—	—	—		40,609
Intercompany accounts	(249,114)	251,752	(2,638)	—		—
Due to affiliates	156,833	1,116,112	15,858	(985,287	)(a)	303,516
Accrued compensation cost	—	26,314	540	—		26,854
Accrued interest payable	24,111	—	—	—		24,111
Income taxes payable	10,426	—	—	—		10,426
Other accrued liabilities	249	33,068	(752)	—		32,565

Total current liabilities	(8,322)	1,625,165	14,618	(985,287)		646,174
Deferred revenue	—	8,337	—	—		8,337
Deferred income taxes	32,886	—	—	—		32,886
Long-term indebtedness	1,051,049	2,657	15,958	—		1,069,664
Other long-term liabilities	—	3,894	4,138	—		8,032

Total liabilities	1,075,613	1,640,053	34,714	(985,287)		1,765,093

Commitments and contingencies
Minority interests	—	—	14,148	—		14,148
Stockholder's equity
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	—	—	—		1
Additional paid-in capital	580,740	—	—	—		580,740
Retained earnings	—	—	—	—		—
Subsidiary equity	—	545,984	15,831	(561,815	)(b)	—

Total stockholder's equity	580,741	545,984	15,831	(561,815)		580,741

	$1,656,354	$2,186,037	$64,693	$(1,547,102)		$2,359,982

(a)
Elimination of intercompany balances
(b)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Operations
For the Three Months Ended March 31, 2007
(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$470,390	$11,225	$—		$481,615
Service revenue	—	242,134	8,292	—		250,426

Total revenue	—	712,524	19,517	—		732,041
Cost of products	—	453,835	10,830	—		464,665
Cost of services:
Operating compensation and benefits	—	113,265	4,084	—		117,349
Other operating costs	—	71,648	1,146	—		72,794
Depreciation and amortization	—	16,760	969	—		17,729

Total cost of services	—	201,673	6,199	—		207,872
Total cost of products and services	—	655,508	17,029	—		672,537
General and administrative expense	88	20,147	—	—		20,235
Impairment and restructuring charges	—	7,395	—	—		7,395
Depreciation and amortization	—	3,364	—	—		3,364

	88	686,414	17,029	—		703,531

Income (loss) from operations	(88)	26,110	2,488	—		28,510
Other income (expense)
Interest expense, net	(24,080)	573	(300)	—		(23,807)
Intercompany interest	6,042	(6,042)	—	—		—
Minority interests	—	—	(722)	—		(722)

Income (loss) before income taxes	(18,126)	20,641	1,466	—		3,981
Income tax provision	(1,931)	—	—	—		(1,931)
Equity in subsidiaries	22,107	—	—	(22,107	)(a)	—

Net income	$2,050	$20,641	$1,466	$(22,107)		$2,050

(a)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Operations
For the Three Months Ended March 31, 2006
(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$445,575	$12,166	$—		$457,741
Service revenue	—	236,594	7,408	—		244,002

Total revenue	—	682,169	19,574	—		701,743
Cost of products	—	430,714	7,599	—		438,313
Cost of services:
Operating compensation and benefits	—	112,743	3,939	—		116,682
Other operating costs	—	61,581	5,219	—		66,800
Depreciation and amortization	—	15,083	951	—		16,034

Total cost of services	—	189,407	10,109	—		199,516
Total cost of products and services	—	620,121	17,708	—		637,829
General and administrative expense	94	18,858	—	—		18,952
Depreciation and amortization	—	3,800	—	—		3,800

	94	642,779	17,708	—		660,581

Income (loss) from operations	(94)	39,390	1,866	—		41,162
Other income (expense)
Interest expense, net	(22,025)	763	(232)	—		(21,494)
Intercompany interest	6,715	(6,715)	—	—		—
Minority interests	—	—	(525)	—		(525)

Income (loss) before income taxes	(15,404)	33,438	1,109	—		19,143
Income tax provision	(7,657)	—	—	—		(7,657)
Equity in subsidiaries	34,547	—	—	(34,547	)(a)	—

Net income	$11,486	$33,438	$1,109	$(34,547)		$11,486

(a)
Elimination of investment in subsidiaries

US Oncology, Inc.
Condensed Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2007
(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$208,074	$(172,324)	$575	$36,325

Cash flows from investing activities:
Acquistion of property and equipment	—	(17,359)	(68)	(17,427)
Net proceeds from sale of assets	—	750	—	750

Net cash used in investing activities	—	(16,609)	(68)	(16,677)

Cash flows from financing activities:
Proceeds from other indebtedness	—	—	665	665
Repayment of term loan	(3,791)	—	—	(3,791)
Repayment of other indebtedness	(160)	(31)	(178)	(369)
Debt financing costs	(153)	—	—	(153)
Repayment of advance to parent	(150,000)	—	—	(150,000)
Distributions to minority interests	—	—	(994)	(994)
Net distributions to parent	(54,501)	—	—	(54,501)
Contributions of proceeds from exercise of stock options	531	—	—	531

Net cash provided by (used in) financing activities	(208,074)	(31)	(507)	(208,612)

Decrease in cash and cash equivalents	—	(188,964)	—	(188,964)
Cash and cash equivalents:
Beginning of period	—	281,766	—	281,766

End of period	$—	$92,802	$—	$92,802

US Oncology, Inc.
Condensed Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2006
(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(5,151)	$(113,247)	$2,102	$(116,296)

Cash flows from investing activities:
Acquistion of property and equipment	—	(9,631)	(2,137)	(11,768)
Net payments in affiliation transactions	—	(2,958)	(323)	(3,281)

Net cash used in investing activities	—	(12,589)	(2,460)	(15,049)

Cash flows from financing activities:
Net borrowings under revolving facility	20,000	—	—	20,000
Net distributions to parent	(11,916)	—	—	(11,916)
Repayment of term loan	(1,000)	—	—	(1,000)
Repayment of other indebtedness	(1,951)	—	(125)	(2,076)
Contributions from minority interests	—	—	482	482
Proceeds from exercise of options	18	—	—	18

Net cash provided by (used in) financing activities	5,151	—	357	5,508

Decrease in cash and cash equivalents	—	(125,836)	(1)	(125,837)
Cash and cash equivalents:
Beginning of period	—	125,836	1	125,837

End of period	$—	$—	$—	$—

(a)
Elimination of intercompany balances

NOTE 11—Subsequent Event

      During the first quarter of 2007, the U.S. Food and Drug Administration (the "FDA") issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents ("ESAs"). In response to the FDA advisory and subsequent Medicare intermediary changes in reimbursement for ESAs, the Centers for Medicare & Medicaid Services ("CMS") opened a National Coverage Analysis ("NCA"), on March 14, 2007. On May 14, 2007, CMS issued a proposed national coverage decision ("NCD") which goes significantly beyond limiting the use of ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA warning. Because a substantial portion of the Company's earnings are derived through use of ESAs by affiliated practices, the final coverage decisions will have a significant impact on the Company.

        ESA usage by our affiliated practices accounted for approximately $41.0 million of revenue, $24.5 million of operating costs and $16.5 million of income from operations and pre-tax income during the first quarter of 2007. Excluding the impairment and restructuring charges and loss on early extinguishment of debt incurred during the first quarter of 2007, ESA usage by affiliated practices accounted for approximately 5.6% of revenue and 45.9% of income from operations. For the fiscal year 2006, ESA usage by affiliated practices accounted for approximately $152.7 million of revenue,

$112.3 million of operating costs, and $40.4 million of income from operations and pre-tax income, which represents 5.4% of revenue and 24.5% of income from operations.

        Lower ESA usage may reduce future cash flows from affiliated practices and trigger the impairment of management services agreement intangibles that relate to operations of specific practices with a net book value of $231.9 million at March 31, 2007. Additionally, goodwill related to the medical oncology services segment and the pharmaceutical services segment (the operating segments most impacted by ESA usage) may be impaired. At March 31, 2007, goodwill associated with the medical oncology services and pharmaceutical services segments was $409.3 million and $156.9 million, respectively. Reduced utilization of ESAs may negatively impact the financial performance of practices which could also have an affect on the existing network of affiliated practices and their relationship with the Company. In addition, reduced utilization of ESAs may adversely impact the Company's ability to continue to receive favorable pricing from manufacturers for ESA drugs.

        Based upon current estimates with respect to the next twelve months, the Company believes its cash flow and availability under the revolving credit facility will be sufficient to fund obligations for debt service and operating costs through June 30, 2008 as they become due in the normal course. The Company also expects to have sufficient funds to satisfy anticipated capital expenditures and comply with debt covenants through June 30, 2008. The Company's results of operations, however, remain subject to the significant uncertainties, including CMS' final decision with respect to ESAs. Additionally, covenants under the senior secured credit facility are based upon EBITDA (as defined by the indenture) and become more restrictive over time. Compliance with these covenants is measured on a quarterly basis, based upon indebtedness as of the end of such quarter and EBITDA and interest expense for the twelve months prior to quarter end. As of March 31, 2007, US Oncology, Inc. was required to maintain a maximum leverage ratio (indebtedness divided by EBITDA as defined by the indenture) not to exceed 5.25:1 and a minimum interest coverage ratio (EBITDA divided by interest expense as defined by the indenture) of not less than 2.15:1. Indebtedness of US Oncology Holdings, Inc., and interest related thereto, is not included in such calculations. As of June 30, 2007, the maximum leverage ratio permitted under the facility is 5.00:1 and the minimum interest coverage ratio is 2.20:1, and at maturity in 2011, both will be 3.00:1. As of March 31, 2007, US Oncology's leverage ratio was 4.36:1 and its interest coverage ratio was 2.67:1. Assuming the Company's indebtedness remains constant (except for required principal repayments) with the increasing restrictiveness of the covenants and if the Company's EBITDA does not increase or if the Company does not make voluntary principal repayments, the Company will not be in compliance with the leverage ratio covenant at December 31, 2008. Therefore, a reduction in EBITDA, including one resulting from ESA reimbursement changes, will likely require the Company to seek amendments or a waiver related to its senior secured credit facility during 2008. There can be no assurance that it will successfully obtain a waiver or amend the terms of its senior secured credit facility. In addition, a reduction in EBITDA would reduce the amount of cash that is available to the Company for debt service and capital expenditures. US Oncology's senior notes and senior subordinated notes also limit its ability to make restricted payments from US Oncology, including dividends paid by US Oncology to Holdings. As of March 31, 2007 US Oncology has the ability to make $30.9 million in restricted payments, which amount increases based upon 50 percent of US Oncology's net income and is reduced by the amount of any restricted payments made and would be reduced by the amount of any net losses of US Oncology. Because Holdings relies on dividends from US Oncology to fund cash interest payments on the notes, in the event that such restrictions prevent US Oncology from paying such a dividend, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

$425,000,000

US Oncology Holdings, Inc.

Senior Unsecured Floating Rate Toggle Notes due 2012

PROSPECTUS

Until            ,2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors, Officers, Managers and Members

        US Oncology Holdings, Inc., the issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

        Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

        Consistent with Section 145 of the Delaware General Corporation Law, Article V of the bylaws of US Oncology Holdings, Inc. provides that US Oncology Holdings, Inc. will indemnify any present or former director or officer of US Oncology Holdings, Inc. against those expenses which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of being or having been a director or officer of the corporation.

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Sixth of the certificate of incorporation of US Oncology Holdings, Inc. provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to US Oncology Holdings, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of Article Sixth of the certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. No repeal or modification of Article Sixth of the certificate of incorporation will adversely affect any right of or protection afforded to a director of US Oncology Holdings, Inc. existing immediately prior to such repeal or modification.

        Under Article V of US Oncology Holdings, Inc.'s bylaws, US Oncology Holdings, Inc. may purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not US Oncology Holdings, Inc. would have the power to indemnify such persons against such liability under the provisions of Article V. US Oncology Holdings, Inc. carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse US Oncology Holdings, Inc. for liabilities indemnified by US Oncology Holdings, Inc. and indemnify directors and officers against additional liabilities not indemnified by US Oncology Holdings, Inc.

Item 21. Exhibits

3.1(1)	Second Amended and Restated Certificate of Incorporation
3.2(2)	Amended and Restated By-Laws
4.1(3)	Form of Senior Unsecured Floating Rate Toggle Notes Due 2012
4.2(3)	Indenture relating to the Senior Unsecured Floating Rate Toggle Notes Due 2012, dated as of March 13, 2007, between US Oncology Holdings, Inc. and LaSalle Bank National Association, as Trustee.
4.3(3)
Registration Rights Agreement relating to $425,000,000 Senior Unsecured Floating Rate Toggle Notes Due 2012, dated as of March 1, 2007 by and among US Oncology Holdings, Inc., and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as Representatives of the Initial Purchasers.
4.4(5)	Indenture, dated as of February 1, 2002, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee
4.5(4)	Form of 9 5/8% Senior Subordinated Note due 2012 (included in Exhibit 4.4)
4.6(4)	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee
4.7(4)	Indenture, dated as of August 20, 2004, among Oiler Acquisition Corp. and LaSalle Bank National Association, as Trustee
4.8(4)	Form of 9% Senior Note due 2012 (included in Exhibit 4.7)
4.9(4)	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and LaSalle Bank National Association, as Trustee
4.10(4)	Indenture, dated as of August 20, 2004, among Oiler Acquisition Corp. and LaSalle Bank National Association, as Trustee
4.11(4)	Form of 10 3/4% Senior Note due 2014 (included in Exhibit 4.10)
4.12(4)	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and LaSalle Bank National Association, as Trustee
4.14(4)	Accession Agreement, dated as of August 20, 2004, among the Guarantors listed therein
4.15(1)	Stock Purchase Agreement, dated as of December 21, 2006
4.16(1)	Amended and Restated Stockholders Agreement, dated as of December 21, 2006
4.17(1)	Amended and Restated Registration Rights Agreement, dated as of December 21, 2006
5.1†	Opinion of Ropes & Gray LLP

10.1(4)
Credit Agreement, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc., as Documentation Agent
10.2(6)
Amendment No. 1, dated as of March 17, 2005, to the Credit Agreement, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc., as Documentation Agent
10.3(4)
Guarantee and Collateral Agreement, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc., the Subsidiaries of US Oncology, Inc. identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent
10.4(4)	Form of Employment Agreement, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc. and each of R. Dale Ross, Bruce Broussard, Leo Sands, George Morgan and Atul Dhir
10.4(4)	Form of Restricted Stock Agreement, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc. and each of R. Dale Ross, Bruce Broussard, Leo Sands, George Morgan and Atul Dhir
10.5(4)	Form of Unit Grant, dated as of August 20, 2004, among US Oncology Holdings, Inc., US Oncology, Inc. and each of R. Dale Ross, Bruce Broussard, Leo Sands, George Morgan and Atul Dhir
10.6(4)	US Oncology Holdings, Inc. Equity Incentive Plan
10.7(4)	US Oncology Holdings, Inc. Long-Term Cash Incentive Plan
10.8(4)	US Oncology Holdings, Inc. 2004 Director Stock Option Plan
10.9(7)
Amendment No. 2 dated as of November 15, 2005, to the Credit Agreement dated as of August 20, 2004, as amended as of March 17, 2005, among US Oncology Holdings, Inc., a Delaware corporation, US Oncology, Inc., a Delaware corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc., as documentation Agent
10.10(8)
Incremental Facility Amendment and Amendment No. 3 dated as of July 10, 2006, to the Credit Agreement dated as of August 20, 2004, as amended as of March 17, 2005, and November 15, 2005, among US Oncology Holdings, Inc., a Delaware corporation, US Oncology, Inc., a Delaware corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Citicorp North America, Inc. as Documentation Agent
10.11(1)
Amendment No. 4 dated as of December 21, 2006, among US Oncology Holdings, Inc., a Delaware corporation, US Oncology, Inc., a Delaware corporation, the Subsidiary Loan Parties (as defined in the Credit Agreement) party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
10.12(3)
Amendment No. 5 dated as of March 1, 2007, among US Oncology Holdings, Inc., a Delaware corporation, US Oncology, Inc., a Delaware corporation, the Subsidiary Loan Parties (as defined in the Credit Agreement) party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

12.1†	Statements re: Computation of Ratios
21.1†	Subsidiaries of the registrant
23.1	Consent of Ropes & Gray LLP (see Exhibit 5.1)
23.2†	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (see signature pages of the Registration Statement)
25.1†	Statement on Form T-1 as to the Eligibility of the Trustee
99.1†	Form of Letter of Transmittal
99.2†	Form of Notice Guaranteed Delivery

(1)
Filed as an exhibit to the Company's Current Report on Form 8-K dated December 27, 2006.

(2)
Filed as an exhibit to the Company's registration statement on Form S-4 filed on July 27, 2005.

(3)
Filed as an exhibit to the Company's Current Report on Form 8-K dated March 13, 2007.

(4)
Filed on December 17, 2004 with the registration statement on Form S-4 by US Oncology, Inc.

(5)
Filed as Exhibit 3 to the Current Report on Form 8-K filed by US Oncology, Inc. on February 5, 2002.

(6)
Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by US Oncology, Inc. on March 29, 2005.

(7)
Filed as an exhibit to the Company's Current Report on Form 8-K dated November 21, 2005

(8)
Filed as an exhibit to the Company's Current Report on Form 8-K dated July 14, 2006

†
Filed herewith.

Item 22. Undertakings

        (a)   Each of the undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d)   Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (f)    Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 11th day of July, 2007.

US ONCOLOGY HOLDINGS, INC.
By:	/s/ RICHARD P. MCCOOK Richard P. McCook Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints R. Dale Ross and Richard P. McCook (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated on July 11, 2007.

SIGNATURES	TITLE

/s/ R. DALE ROSS R. Dale Ross	Chairman of the Board, Chief Executive Officer, Director (Principal Executive Officer)
/s/ RICHARD P. MCCOOK Richard P. McCook	Chief Financial Officer (Principal Financial Officer)
/s/ VICKI H. HITZHUSEN Vicki H. Hitzhusen	Chief Accounting Officer (Principal Accounting Officer)
/s/ RUSSELL L. CARSON Russell L. Carson	Director

/s/ JAMES E. DALTON, JR. James E. Dalton, Jr.	Director
/s/ LLOYD K. EVERSON, M.D. Lloyd K. Everson, M.D.	Director
/s/ DANIEL S. LYNCH Daniel S. Lynch	Director
/s/ D. SCOTT MACKESY D. Scott Mackesy	Director
/s/ RICHARD B. MAYOR Richard B. Mayor	Director
/s/ MARK C. MYRON, M.D. Mark C. Myron, M.D.	Director
/s/ ROBERT A. ORTENZIO Robert A. Ortenzio	Director
/s/ R. STEPHEN PAULSON, M.D. R. Stephen Paulson, M.D.	Director
/s/ BOONE POWELL, JR. Boone Powell, Jr.	Director
/s/ WILLIAM T. REILAND William T. Reiland	Director

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
INDUSTRY AND MARKET DATA
FORWARD LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
US ONCOLOGY HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
GOVERNMENT REGULATION
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES